Form 10-K, Exhibit 13
period 1999-03-31
HUDSON RIVER BANCORP INC
filed 1999-06-28
CIK 1057007

EXHIBIT 13

                        1999 ANNUAL REPORT TO SHAREHOLDERS

-------------------------
       ANNUAL REPORT 1999

                                                      Hudson River Bancorp, Inc.

[Full page Picture depicting Hudson River Bank & Trust Co.]

             Hudson River Bancorp, Inc.
=========================================
                    HUDSON AT A GLANCE

Hudson River Bank &Trust Company, formerly the Hudson City Savings Institution, has been in existence for almost a century and a half. Established in 1850, the Bank primarily served the community of Hudson, New York for its first 120 years. Starting in 1970, branches were opened in other locations throughout Columbia County and the neighboring counties of Albany, Rensselaer, Schenectady and Dutchess. In 1998, the Hudson City Savings Institution, with the support of its depositors, converted from a New York State chartered mutual savings bank to a New York State chartered stock savings bank.

         At the same time, the name of the Bank was changed to Hudson River Bank & Trust Company. All of the stock of the bank was then acquired by Hudson River Bancorp, Inc., a holding company formed by the Bank in connection with its conversion.

                                               [Graphic of Company Logo omitted]

For nearly 135 years the Bank used various versions of a logo. It was not until the late 1980's, as the Bank continued to grow and expand that it was decided a recognizable symbol was needed for the Bank.

In celebrating Hudson City Saving's Institution's 110th Anniversary, the history of the Bank is referred to as the story of two symbols. One was the Half Moon, the ship of Henry Hudson. It was symbolic of the courageous and far-sighted explorer, whose name is forever commemorated by our beautiful city and majestic river. The other was the Bank, which was a living symbol of the growth and prosperity of the Upper Hudson River Valley and a reminder of the faith and confidence her people have placed in the future.

Drawing from this analogy an updated version of the ship, encased in a medallion, was created. Remaining through the Bank's name change from Hudson City Savings Institution to Hudson River Bank and Trust Company, the ship is symbolic of the Bank's eloquent past while it sets sail into a promising future.

                Hudson River Bancorp, Inc.
=========================================
                    FINANCIAL HIGHLIGHTS


(In thousands, except per share data)        March 31,             1999             1998
=========================================================================================
For the Year Ended

Net income                                                    $   3,807        $   2,831
Basic earnings per share                                           0.17               --
Diluted earnings per share                                         0.17               --
=========================================================================================
At Year End

Total assets                                                  $ 881,139        $ 671,214
Loans receivable                                                578,099          506,978
Deposits                                                        591,814          588,314
Shareholders' equity                                            219,341           68,304
Book value at year end                                            14.02               --
=========================================================================================
Significant Ratios

Return on average assets                                           0.47%            0.43%
Return on average equity                                           2.05             4.18
Net interest margin                                                4.82             4.68
Net interest spread                                                3.63             4.11
Efficiency ratio                                                  51.12            57.25
=========================================================================================
Asset Quality Ratios

Non-performing loans to total loans                                1.72%            3.10%
Non-performing assets to total assets                              1.41             2.57
Allowance for loan losses to:
  Loans receivable                                                 2.47             1.62
  Non-performing loans                                           143.77            52.32
=========================================================================================

CONTENTS

Hudson at a Glance                 Inside Front Cover

Letter to Shareholders             Page 2

Financial Section                  Page 8

Corporate Information              Inside Back Cover

[GRAPHIC -- 3 bar graphs depicting Total Loans, Net Interest Margin % and Non-Performing Assets to Total Assets % omitted]

                Hudson River Bancorp, Inc.
=========================================
                      TO OUR SHAREHOLDERS

[GRAPHIC -- picture of Carl A. Florio, President and Chief Executive Officer and Earl Schram, Jr., Chairman of the Board]

Hudson River Bancorp, Inc. ended its fiscal year, but more importantly, its first nine months as a public company on March 31, 1999, completing one of the most exciting periods in the nearly 150 year history of the institution.

      During late 1997, the Board of Directors and the Bank's senior management determined that in order to continue our success as a community bank in the ever changing financial services industry, we would need to make some significant changes to remain competitive. The most important step was our decision to convert the Bank to public ownership. Mutual ownership in the past had limited the Bank's ability to grow through acquisitions, leaving branch expansion as our only viable alternative. We have always been active in opening new branches to meet the needs of our growing customer base. From 1993 through 1997, our branch network grew from 7 branches to 12. This growth, however, enabled us to expand only gradually, as it usually takes several years for a branch to attain profitability. Our conversion raised over $170 million in new capital and provided us with the ability to compete with other financial institutions in maintaining, and where appropriate, growing our market presence.

      In addition, we have continued to find new ways to grow internally. The Bank's Board recognized that with shrinking margins on traditional savings bank products (primarily residential mortgage loans and deposits), the Bank needed to develop other non-traditional products to compete. The formation of our trust and investment management department and the investment in our commercial services department in recent years were two methods we identified to accomplish our goals. The capital raised in our initial public offering has enabled us to continue our efforts in offering a wider variety of products and services to meet our customers' needs and provides the Company with the foundation for future success.

FINANCIAL RESULTS

      During the year ended March 31, 1999, we made outstanding progress in a number of areas as follows:

o Net income for the year ended March 31, 1999 was $3.8 million, up $1.0 million from a year earlier, despite a $5.2 million ($3.1 million, net of tax) nonrecurring charge to establish the Bank's charitable foundation.

o The Company's net interest margin grew from 4.68% for the year ended March 31, 1998 to 4.82% for the year just ended, as a result of the proceeds received from the Company's initial public offering.

o Non-performing assets were reduced to $12.5 million at March 31, 1999 from $17.3 million at March 31, 1998.

o Non-performing loans were reduced even more dramatically, down 36.8% from the level at March 31, 1998, ending the current fiscal year at $9.9 million, or 1.72% of total loans.

o The allowance for loan losses as a percentage of non-performing loans increased from 52.3% at March 31, 1998 to 143.8% at March 31, 1999, a reflection not only of the increase in the allowance for loan losses, but more importantly, the reduction of non-performing loans.

      A more detailed review of our financial information is included in the Management's Discussion and Analysis section of this annual report.

THE YEAR 2000

      Foremost on our minds, as well as the minds of our customers and shareholders, has been the potential impact of the century date change, the Year 2000, or Y2K for short. The Company began focusing on Y2K as long ago as 1995 when a decision was made to upgrade our mainframe technology that contained many years of custom coding. A full system conversion of both hardware and software was done in late 1996, dramatically reducing the potential impact of the century date change. During mid-1997, a team of employees representing each department of the Company was organized into the Y2K Project Team. This group of individuals met at least every other week to assess the potential impact of the Year 2000 on the Company and put into motion any required changes. Throughout the remainder of 1997 and early 1998, all operating systems or processes that we determined could be impacted by the Year 2000 were identified and prioritized. Third party service providers were contacted in order to assess their Y2K preparedness and the consequences to the Company should one or more of these service providers, or the hardware or software they provide, fail to operate after the century date change.

      During the last half of 1998, all "mission-critical" systems (those systems in which the inability to perform necessary functions would cause significant disruptions in the Company's ability to complete day-to-day operations, seriously impacting the Company's financial results) were tested with only minor problems identified. These problems were easily corrected. All other systems not deemed to be mission-critical have been or are scheduled to be tested by mid-1999. Any necessary changes as well as detailed contingency plans will also be completed by mid-1999. We remain dedicated to meeting our goal of business as usual with no interruptions in the high quality services we provide to our customers when the calendar turns to January 1, 2000.

[SIDEBAR] Y2K "... the overwhelming majority of institutions remain on track for being prepared for the century date change...the Year 2000 date change is the highest safety and soundness priority for the FDIC. No insured depositor need worry. The FDIC will protect insured deposits." --FDIC Chairman, Donna Tanoue

TECHNOLOGY ADVANCEMENTS

      In addition to ensuring that all our systems are Y2K compliant, we've made several upgrades in technology that have increased our efficiency while enabling us to improve our customer service. During the recent year, the Company has installed a new front-end system primarily for our branch network; upgraded our wide-area network connecting each employee, whether in the main office or in our branch network; placed into service a new check image processing system, and implemented new "cold storage" technology.

      Our new front-end software utilizes technology that greatly enhances the user-friendliness and flexibility of this software. It features in-depth product information screens and cross selling prompts to support our efforts to promote a sales culture. The new front-end system has also improved the speed of processing transactions.

      Our upgraded wide-area network was implemented at the same time as the front-end system, and enhances the ability of our employees to access and store vital information. It has enabled the Company to provide E-mail capabilities as well as Internet access to our employees. These capabilities have had significant impact improving the speed and effectiveness of communication within the

Company in addition to opening up all of the world's information resources at the click of a button.

      The Company's new check image processing system has resulted in savings in both labor and postage. This new system takes each check or other transaction ticket processed through the Bank and creates a computerized image of the item. Key information such as amount and account numbers are recognized and automatically recorded by the software. Manual processing of the checks is no longer necessary. In addition, the system provides condensed images of the checks that are returned to our customers in lieu of the physical checks. The reduction of the manual efforts to process daily work and return the physical checks to our customers, as well as the reduced postage expenses from not mailing the checks is a significant benefit of this software.

      The Company began implementing cold storage technology in mid-1998. This technology is similar to the check image system. It takes all system reports utilized by the employees each day and makes them available in electronic format. These electronic files are then able to be stored and retrieved whenever necessary at each employee's PC. Reducing reports to microfiche or hardcopy form is no longer necessary and the Company's expenses have already been reduced in these areas.

      Technology has been and will continue to be an important facet of our business. As technology changes, our customers' demands change, and so must our ability to provide solutions to these demands. Keeping pace with technology is an important aspect of our business plan as we move into the next millennium.

[PICTURE WITH SIDEBAR]
Advancements in technology are viewed as critical success factors for the Company to succeed. During fiscal 1999, the Company made great strides in improving technology and in laying the groundwork for the future.

NEW PRODUCTS AND SERVICES

      In November 1998, we unveiled our new MasterMoney[TM] Debit Card. This product enables a customer to have purchases deducted directly from his or her checking account, avoiding the inconvenience of writing a check or utilizing a credit card that can have high interest rates. While our customers benefit from the ease of using this product, the Company also benefits from fees received from the merchants where the customer shops. Usage of this product has steadily increased and has proven to be very popular with our customers.

[PICTURE WITH SIDEBAR]
Bringing new products to market during the last year has enabled the Company to satisfy existing customers as well as to expand its market presence. The MasterMoney[TM} debit card is just one of a series of new products offered by the Company.

      In keeping with our focus to grow non-traditional savings bank products, we have introduced three new products which should prove beneficial to our commercial customers.

      The first is cash flow manager, a product which enables a business to improve its cash flows and reduce some of the administrative overhead involved in billing and collections. For a fee that is negotiated with the business, the Company will provide the business immediate cash up front in exchange for the accounts receivable due the business. We will then perform monthly billing and collection services to collect the outstanding accounts receivable. The Company also receives interest on accounts which are not collected within a 60 day time frame. This product is designed to assist businesses with potential liquidity or cash flow problems in continuing to meet its customers' demands while providing additional fee income to our Company.

      During the fourth quarter of our fiscal year, we introduced a commercial leasing product. This product provides a customer the advantages of leasing a product rather than purchasing it. It is geared towards agricultural, manufacturing and service-oriented customers and provides the customer with an alternative financing solution.

      A final product, also introduced during the fourth quarter, is a commercial electronic sweep account. This product, provided through a securities repurchase agreement, enables a commercial customer to invest funds from a noninterest-bearing demand account into an overnight interest-bearing account. This product is critical to the success of the Company as it competes with larger national or regional banks.

      In addition to these new products, we anticipate rolling out on-line banking capabilities accessed through our website www.hudsonriverbank.com during our first fiscal quarter ending June 30, 1999. These on-line banking capabilities should attract both retail and commercial users. Users will enjoy the advantages of reviewing account activity, making transfers, sending and receiving wires and paying bills on-line from the quiet confines of their home or office. This product will serve as an alternative delivery channel, which will make proximity to our branch network less of a factor in the future. Our customers will enjoy some of the perceived benefits a large super-regional bank can provide while maintaining the community bank, customer service atmosphere we promote every day.

[PICTURE WITH SIDEBAR] The Company's new website offers a look inside the Company, outlining its products and services, offers on-line banking capabilities and provides a direct line of communication to the Company about the users' needs or questions.

      In recognizing trends which have been developing for several years in the banking industry, senior management and the Board identified an opportunity to provide the full service brokerage services that our customers demand through a recognized and respected brokerage firm. In late 1998, the Company reached an agreement in which customers of the Company would be given complete access to the resources of Salomon Smith Barney, one of the nation's largest brokerage firms, without relinquishing our customer relationships. This service enables our customers to address all of their financial needs, whether it is traditional banking or access to the capital markets, without having to leave our branch. The Company receives a share of the commissions earned by Salomon Smith Barney, but more importantly, we maintain a contact with our customers.

[PICTURE WITH SIDEBAR] The Company's new relationship with Salomon Smith Barney offers full service brokerage services to its customers. The availability of bonds, stocks, annuities, mutual funds and other non-deposit products through a recognized broker complement the Company's existing trust and investment management services.

      Introducing new products and services to our existing business would be difficult if these products and services were not adequately and appropriately presented to our customers. To this end, during 1998, the Company began to emphasize a bank-wide sales culture. An extensive training program for our employees and managers throughout the Company was developed to build customer relationships through improved listening and customer service skills. By the end of our fiscal year, cross-sale ratios had improved by 70%. While we acknowledge that developing a sales culture is an ongoing process, we feel that our efforts in this area will strengthen customer relationships, assist in loan and deposit growth, improve the utilization of our trust, investment management, and other non-traditional services, and above all, increase customer satisfaction while generating returns for our shareholders.

COMMUNITY FOCUS - COMMUNITY INVESTMENT

      A significant aspect of our conversion from a mutual to stock organization was the establishment of the Hudson River Bank & Trust Company Foundation. The Foundation was established with a stock contribution of 3% of the shares issued in the initial public offering, a value of $5.2 million. As a community bank, the Board of Directors felt strongly that the growth and success of Hudson River Bank & Trust Company was tied to both its employees and the communities we serve. The establishment of the Foundation is the vehicle in which we will be able to share the success of our progress and growth with those communities that made it happen. The Foundation's purpose is to provide funding to support charitable causes and community development activities in our local communities. Under IRS regulations governing charitable foundations, 5% of the foundation assets must be contributed each year to eligible recipients. Using the value of the stock at March 31, 1999, this means approximately $275 thousand will be contributed to the communities we serve during the next fiscal year. We believe that over the long term, the Foundation will have a positive impact in promoting the Company and fostering new customer relationships, in addition to fulfilling the benevolent purpose originally intended with the establishment of the Foundation.

ENHANCING SHAREHOLDER VALUE

      The most significant objective of the Board and senior management is to improve shareholder value. Our focus is to provide for steady, long-term growth. The decisions we make each day are designed to ensure that the plans we put into place will support both the short-term and long-term growth of shareholder value. In November 1998, we announced that we had acquired an equity interest in Homestead Funding Corp., upstate New York's largest mortgage broker. In 1998, Homestead generated over $650 million in mortgage production. This strategic partnership provides a source of non-interest revenue through the recognition of our share of Homestead's profits. The alliance also provides access to a volume of mortgage production that many community banks do not possess.

[PICTURE WITH SIDEBAR] Residential lending has always been a significant part of the Company's profile. We view our relationship with Homestead Funding Corp. as a further step in expanding our geographic presence to deliver products and services familiar to us markets we serve.

      In December 1998, we announced the intention to open our thirteenth branch in North Greenbush, NY. This branch officially opened in April 1999. In May 1999, we announced plans to open our fourteenth branch in Clifton Park, NY. We believe that we have had success in opening branches as evidenced by the two branches we opened in early 1996 which each have over $22 million in deposits in just over three years. We anticipate similar results for both our North Greenbush and Clifton Park locations.

[MAP WITH SIDEBAR] After the completion of our SFS Bancorp, Inc. acquisition and the opening of our Clifton Park branch, we will have 18 branches operating throughout 6 counties in the New York Capital District area.

      In our prospectus, we stated that one of our goals was to grow through mergers and acquisitions. After careful and thoughtful consideration, on May 17, 1999, we announced the signing of a definitive agreement to acquire SFS Bancorp, Inc., the holding company for Schenectady Federal Savings Bank, a $176.1 million savings bank located in Schenectady, NY. This acquisition, valued at $32 million, will be a cash transaction and is anticipated to be immediately accretive to earnings per share and return on shareholders' equity. We are very excited about this transaction and we will continue to focus on acquisition targets that will make economic sense to the Company and our shareholders.

[GRAPH WITH SIDEBAR] Using a $100 investment as of July 1, 1998, this chart indicates how the total return on HRBT stock compares with both the S&P 500 and Nasdaq Bank Indexes for the periods shown.

      In January 1999, following the approval by the shareholders of the Recognition and Retention Plan, we began a program to acquire 4% of our outstanding shares to fund this plan. In March 1999, we announced our plans to acquire an additional 5% of the outstanding shares. We intend to continue consideration of share repurchase programs to the extent appropriate to enhance shareholder value.

      Finally, in April 1999, we announced our first quarterly dividend of $.03 per share. It is currently the Board's intention to pay regular quarterly dividends that are a reflection of our earnings success and dedication to returning value to our shareholders.

      We are very pleased with the accomplishments of the last twelve months. It has been a very exciting period in the long history of Hudson River Bank & Trust Company, and we would be remiss to not recognize the hard work of our dedicated officers and employees. We look forward to continuing along the path we have set for the Company and anticipate that next year will be as exciting and eventful as last year.

      /s/ Carl A. Florio
      ------------------
      Carl A. Florio
      President and Chief Executive Officer

      /s/ Earl Schram, Jr.
      --------------------
      Earl Schram, Jr.
      Chairman of the Board

      June 1, 1999

                Hudson River Bancorp, Inc.
=========================================
                        FINANCIAL SECTION

FIVE YEAR SELECTED FINANCIAL DATA                                9


MANAGEMENT'S DISCUSSION & ANALYSIS                               10

MANAGEMENT'S STATEMENT OF RESPONSIBILITY                         24

INDEPENDENT AUDITORS' REPORT                                     24


CONSOLIDATED BALANCE SHEETS                                      25


CONSOLIDATED INCOME STATEMENTS                                   26


CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY                                          27

CONSOLIDATED STATEMENTS OF CASH FLOWS                            28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                       29

                Hudson River Bancorp, Inc.
=========================================
        FIVE YEAR SELECTED FINANCIAL DATA

(In thousands, except for share and per share data)

At or for the Years Ended March 31,              1999         1998          1997         1996         1995
===========================================================================================================
Earnings

Interest and dividend income                 $ 63,526     $ 55,387      $ 52,881     $ 49,082     $ 43,059
Interest expense                               26,000       25,977        25,426       24,086       19,309
-----------------------------------------------------------------------------------------------------------
Net interest income                            37,526       29,410        27,455       24,996       23,750
-----------------------------------------------------------------------------------------------------------
Provision for loan losses                       7,341        8,491         3,826        1,090        1,169
Other operating income                          2,418        2,845         1,825        1,635        1,532
Other operating expense                        26,612       19,030        16,187       14,199       15,223
-----------------------------------------------------------------------------------------------------------
Income before income tax expense                5,991        4,734         9,267       11,342        8,890
Income tax expense                              2,184        1,903         3,607        4,298        2,917
-----------------------------------------------------------------------------------------------------------
Net income                                    $ 3,807      $ 2,831       $ 5,660      $ 7,044      $ 5,973
===========================================================================================================
Per Share Data

Basic earnings per share(1)                       $ 0.17        --            --           --           --
Diluted earnings per share(1)                       0.17        --            --           --           --
Book value at year end                             14.02        --            --           --           --
Book value at year end, including
  unallocated ESOP shares and
  unvested RRP shares                              12.39        --            --           --           --
Closing market price                               10.9375      --            --           --           --
===========================================================================================================
Average Balances

Total assets                                 $809,385     $659,984      $640,867     $597,435     $566,443
Earning assets                                778,691      628,747       612,296      571,263      539,765
Loans                                         522,974      507,293       471,295      444,645      424,187
Securities available for sale                 156,405       39,357        53,445       26,889       12,307
Securities held to maturity                    47,738       71,966        83,343       92,243       94,001
Deposits                                      608,936      577,721       562,922      530,339      504,444
Other short-term borrowings                     2,916        3,699         4,459          745        2,145
Shareholders' equity                          185,770       67,780        63,322       56,261       49,511
Shares outstanding:
   Basic                                   16,302,268           --            --           --           --
   Diluted                                 16,302,268           --            --           --           --
===========================================================================================================

(continued)

(In thousands, except for share and per share data)

At or for the Years Ended March 31,              1999         1998          1997         1996         1995
===========================================================================================================
Financial Ratios

Return on average assets                         0.47%        0.43%         0.88%        1.18%        1.05%
Return on average equity                         2.05         4.18          8.94        12.52        12.06
Net interest margin                              4.82         4.68          4.48         4.38         4.40
Efficiency ratio(2)                             51.12        57.25         54.34        52.07        56.81
Expense ratio(2)                                 2.52         2.80          2.48         2.32         2.54
Equity to assets at year end                    24.89        10.18         10.00         9.56         9.05
Allowance as a % of non-performing loans       143.77        52.32         29.37        32.57        43.36
Allowance as a % of loans                        2.47         1.62          1.19         0.79         0.73
===========================================================================================================

(1) Earnings per share data only applies to periods since the Company's initial public offering on July 1, 1998.

(2) Ratio does not include other real estate owned and repossessed property expenses and net securities transactions for each year. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.

                           Hudson River Bancorp, Inc.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


==================
GENERAL

The financial review which follows focuses on the factors affecting the consolidated financial condition and results of operations of Hudson River Bancorp, Inc. and subsidiary (the "Company") during the year ended March 31, 1999 and, in summary form, the preceding two years. The consolidated financial statements and related notes as of and for the three years ended March 31, 1999 should be read in conjunction with this review.

On July 1, 1998, Hudson River Bank & Trust Company (the "Bank") completed its conversion from a mutual savings bank to a stock savings bank (the "Conversion"). Concurrent with the Conversion, Hudson River Bancorp, Inc. completed its initial public offering of common stock, receiving approximately $173.3 million in gross proceeds ($170.0 million net of offering expenses) in exchange for 17,333,738 shares of its common stock. The Company used a portion of the proceeds to purchase all of the common stock of the Bank. Prior to the initial public offering, the Company had no results of operations; therefore financial information prior to July 1, 1998 reflects the operations of the Bank.

The Company's primary market area, with 13 full-service branches, consists of the New York counties of Columbia, Rensselaer, Albany, Schenectady, and Dutchess. The Company has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services to the communities it serves. The Company's principal business is attracting deposits from customers within its market area and investing those funds in primarily loans, and to a lesser extent, in marketable investment securities. The financial condition and operating results of the Company are dependent on its net interest income which is the difference between the interest and dividend income earned on its assets, and the interest expense on its liabilities, primarily consisting of deposits and borrowings. Net income of the Company is also affected by provisions for loan losses and its other operating income which includes loan servicing income and fees on deposit related services; it is also impacted by other operating expenses, such as compensation and occupancy expenses and Federal and state income taxes.

The Company's results of operations are significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies. Future changes in applicable laws, regulations or government policies may have a material impact on the Company. Lending activities are substantially influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. The ability to gather deposits and the cost of funds are influenced by prevailing market interest rates, fees and terms on deposit products, as well as the availability of alternative investments, including mutual funds and stocks.

==================
MERGER AND
ACQUISTITION
ACTIVITY

On May 17, 1999, the Company entered into a definitive agreement to acquire SFS Bancorp, Inc. ("SFS") for $25.10 in cash for each share of SFS common stock outstanding. The total deal is valued at approximately $32 million. The transaction will be accounted for under the purchase method of accounting and is anticipated to be accretive to earnings in the first year of operations after consummation of the transaction. SFS had total assets of $176.1 million as of March 31, 1999 and operates four branches within Schenectady County.

==================
OPERATING
RESULTS

COMPARISON OF THE YEARS ENDED MARCH 31, 1999 AND 1998

The Company's net income for the year ended March 31, 1999 was $3.8 million, up $976 thousand from the $2.8 million earned during the year ended March 31, 1998. The increase was primarily a result of higher net interest income (up $8.1 million) and a lower provision for loan losses (down $1.2 million), partially offset by higher other operating expenses (up $7.6 million), including a $5.2 million nonrecurring expense associated with the contribution of stock to a charitable foundation and higher income tax expense (up $281 thousand). The Company earned $0.17 per share for the year ended March 31, 1999 and its return on average assets was 0.47% compared with 0.43% for the prior year. The Company's return on average equity was 2.05% for the year ended March 31, 1999, down from 4.18% for the prior year, primarily a result of the aforementioned nonrecurring charge as well as the Company's initial public offering which greatly increased the Company's capital.

NET INTEREST INCOME

Net interest income for the year ended March 31, 1999 was $37.5 million, up from the $29.4 million for the year ended March 31, 1998. The increase was primarily the result of the increase in average earning assets from $628.7 million for the year ended March 31, 1998 to $778.7 million for the year ended March 31, 1999. Average interest-bearing liabilities also increased during this same period, rising $21.6 million to $574.1 million from $552.5 million for the year ended March 31, 1998. Most of the increase in earning assets was attributed to the proceeds received by the Company in its initial public offering. The impact of these changes resulted in an increase in net interest income of $8.9 million due to volume changes. The average yield on earning assets decreased from 8.81% to 8.16%, while the average rate paid on interest-bearing liabilities declined from 4.70% to 4.53%. The net impact of these lower interest rates resulted in a decrease in net interest income of $820 thousand. As a result of these volume and rate fluctuations, the Company's net interest margin for the year ended March 31, 1999 was 4.82%, up from 4.68% for the year ended March 31, 1998.

AVERAGE BALANCES, INTEREST, AND YIELDS

Years Ended March 31,                                       1999                               1998                        1997
===============================================================================================================================
                                                         Average                           Average                      Average
                                     Average              Yield/    Average                 Yield/   Average             Yield/
(In thousands)                       Balance  Interest    Rate      Balance     Interest    Rate     Balance   Interest    Rate
===============================================================================================================================
Earning assets

Federal funds sold                  $ 18,805  $ 1,054     5.60%     $ 7,298      $  416     5.70%    $ 1,638     $  89     5.43%
Securities purchased under
  agreements to resell                29,727    1,662     5.59           --          --       --          --        --       --
Securities available for sale(1)     156,405    9,997     6.39       39,357       2,568     6.52      53,445     3,658     6.84
Securities held to maturity           47,738    3,095     6.48       71,966       4,727     6.57      83,343     5,385     6.46
Federal Home Loan Bank
  of New York stock                    3,042      215     7.07        2,833         194     6.85       2,575       164     6.37
Loans receivable(2)                  522,974   47,503     9.08      507,293      47,482     9.36     471,295    43,585     9.25
-----------------------------------------------------               -------------------              -----------------
Total earning assets                 778,691   63,526     8.16      628,747      55,387     8.81     612,296    52,881     8.64
-----------------------------------------------------               -------------------              -----------------

Cash and due from banks               12,774                         11,669                            6,860
Allowance for loan losses            (10,916)                        (6,768)                          (3,886)
Other non-earning assets              28,836                         26,336                           25,597
--------------------------------------------                       --------                         --------
Total assets                        $809,385                       $659,984                         $640,867
============================================                       ========                         ========

Years Ended March 31,                                       1999                               1998                        1997
===============================================================================================================================
                                                         Average                           Average                      Average
                                     Average              Yield/    Average                 Yield/   Average             Yield/
(In thousands)                       Balance  Interest    Rate      Balance     Interest    Rate     Balance   Interest    Rate
===============================================================================================================================
Interest-bearing liabilities

Savings accounts                    $155,885  $ 5,039     3.23%    $138,074     $ 4,729     3.42%   $133,209   $ 4,523     3.40%
N.O.W. and money
  market accounts                     97,006    2,762     2.85       94,904       2,850     3.00      93,972     2,831     3.01
Time deposit accounts                313,269   17,930     5.72      311,014      18,085     5.81     307,757    17,727     5.76
Mortgagors' escrow deposits            4,986      113     2.27        4,850         108     2.23       4,579       106     2.31
Securities sold under
  agreements to repurchase                77        3     3.90           --          --       --          --        --       --
Other short-term borrowings            2,916      153     5.25        3,699         205     5.54       4,459       239     5.36
-----------------------------------------------------               -------------------              -----------------
Total interest-bearing liabilities   574,139   26,000     4.53      552,541      25,977     4.70     543,976    25,426     4.67
-----------------------------------------------------               -------------------              -----------------

Non interest-bearing deposits         42,776                         33,729                           27,984
Other non interest-bearing
  liabilities                          6,700                          5,934                            5,585
Shareholders' equity                 185,770                         67,780                           63,322
--------------------------------------------                       --------                         --------
Total liabilities and
  shareholders' equity              $809,385                       $659,984                         $640,867
================================================================================================================================
Net interest income                           $37,526                           $29,410                        $27,455
================================================================================================================================
Net interest spread                                       3.63%                             4.11%                          3.97%
================================================================================================================================
Net interest margin                                       4.82%                             4.68%                          4.48%
================================================================================================================================

(1) Average balances include fair value adjustment.

(2) Average balances include non-accrual loans.

VOLUME AND RATE ANALYSIS

                                                     1999 vs 1998                            1998 vs 1997
===========================================================================================================

                                     Due To       Due To      Net           Due To       Due To      Net
(In thousands)                       Volume        Rate     Change          Volume        Rate      Change
===========================================================================================================
Interest and dividend income

Federal funds sold                  $   645       $  (7)   $   638          $  322        $  5     $   327
Securities purchased under
  agreements to resell                1,662          --      1,662              --          --          --
Securities available for sale         7,482         (53)     7,429            (926)       (164)     (1,090)
Securities held to maturity          (1,572)        (60)    (1,632)           (746)         88        (658)
Federal Home Loan Bank
  of New York stock                      15           6         21              17          13          30
Loans receivable                      1,446      (1,425)        21           3,364         533       3,897
-----------------------------------------------------------------------------------------------------------
Total interest and dividend income    9,678      (1,539)     8,139           2,031         475       2,506
-----------------------------------------------------------------------------------------------------------

Interest expense

Savings accounts                        586        (276)       310             166          40         206
N.O.W. and money market accounts         62        (150)       (88)             28          (9)         19
Time deposit accounts                   130        (285)      (155)            189         169         358
Mortgagors' escrow deposits               3           2          5               6          (4)          2
Securities sold under agreements
  to repurchase                           3          --          3              --          --          --
Other short-term borrowings             (42)        (10)       (52)            (42)          8         (34)
-----------------------------------------------------------------------------------------------------------
Total interest expense                  742        (719)        23             347         204         551
-----------------------------------------------------------------------------------------------------------
Net interest income                 $ 8,936     $  (820)  $ 8,116          $1,684       $ 271     $ 1,955
===========================================================================================================

Note: Changes attributable to both volume and rate which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

INTEREST AND DIVIDEND INCOME

Interest and dividend income for the year ended March 31, 1999 was $63.5 million, up from $55.4 million for the year ended March 31, 1998. The largest component of interest and dividend income is interest on loans. Interest on loans remained unchanged at $47.5 million for each of the years ended March 31, 1999 and 1998, as an increase of $1.4 million in interest earned on loans due to volume growth was offset by the effect of lower interest rates earned. The average balance of loans increased $15.7 million, while the yield on loans decreased from 9.36% to 9.08%. The interest on securities available for sale increased $7.4 million from $2.6 million for the year ended March 31, 1998 to $10.0 million for fiscal 1999. This increase in interest on securities available for sale was the result of an increase of $117.0 million in the average balance of securities available for sale (from $39.4 million for the year ended March 31, 1998, to $156.4 million for the year ended March 31, 1999), while the yield on this portfolio declined from 6.52% to 6.39%.

The increase in the average balance of securities available for sale is the result of the Company's initial public offering. Management intends to redeploy these funds into alternative asset categories, including acquisitions, as appropriate opportunities present themselves. A decrease in interest earned on securities held to maturity, from $4.7 million for the year ended March 31, 1998, to $3.1 million for the year ended March 31, 1999, was almost entirely due to reductions in volume. The average balance of securities held to maturity decreased from $72.0 million for the year ended March 31, 1998 to $47.7 million for the year ended March 31, 1999, resulting in a $1.6 million decrease in interest income. Management expects the average balance of securities held to maturity to continue to decrease as new purchases of securities are generally classified as securities available for sale. Interest income on federal funds sold and securities purchased under agreements to resell increased $2.3 million from $416 thousand earned for the year ended March 31, 1998 to $2.7 million for the year ended March 31, 1999. This increase was due to higher average balances, a combined $48.5 million for the year ended March 31, 1999, up from $7.3 million in 1998.

INTEREST EXPENSE

Interest expense remained virtually flat at $26.0 million for both the years ended March 31, 1999 and 1998. Substantially all of the Company's interest expense is from the Company's interest-bearing deposits. The largest category of interest-bearing deposits is time deposits. Interest on time deposits for the year ended March 31, 1999 was $17.9 million, down slightly from the $18.1 million recorded in the prior year. This decrease was attributed to a decrease in the average rates paid on time deposits, from 5.81% for the year ended March 31, 1998 to 5.72% for 1999. This decrease was somewhat offset by higher average balances in fiscal year 1999 compared with 1998. Interest expense on savings accounts increased from $4.7 million for the year ended March 31, 1998 to $5.0 million for the year ended March 31, 1999. The increase in interest expense on savings accounts was attributed to an increase in the average balance of savings of approximately $17.8 million, offset by a decrease in the average rates paid on these accounts from 3.42% in the year ended March 31, 1998 to 3.23% in 1999. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.

PROVISION FOR LOAN LOSSES

The provision for loan losses decreased from $8.5 million in 1998 to $7.3 million for the year ended March 31, 1999. The decrease in the provision for loan losses was principally related to the reduction in non-performing loans and in net charge-offs experienced during the year ended March 31, 1999 in comparison with the prior year. The level of the Company's non-performing loans (1.72% of total loans at March 31, 1999) and delinquencies continue to require the current level of provision for loan losses. In addition, the Company continues to maintain certain portfolios of loans with higher credit risk, such as manufactured housing loans, commercial loans and financed insurance premium loans. Net charge-offs, risk elements of the Company's loan portfolio, economic conditions in the Company's market area, loan growth and non-performing loan balances are the primary factors which are considered in determining the levels of the Company's provision for loan losses. The Company anticipates that the provision for loan losses will continue at current levels to accommodate loan growth, although there can be no assurance that loan losses will not exceed estimated amounts or that the provision for loan losses will not increase in future periods.

LOAN LOSS EXPERIENCE

(In thousands)     Years Ended March 31,         1999         1998          1997         1996         1995
==========================================================================================================
Loans outstanding (end of year)              $578,099     $506,978      $493,019     $450,671     $438,875
==========================================================================================================
Average loans outstanding                    $522,974     $507,293      $471,295     $444,645     $424,187
==========================================================================================================
Allowance for loan losses at
   beginning of year                          $ 8,227      $ 5,872       $ 3,546      $ 3,187      $ 2,917
Loan charge-offs:
   Residential real estate                       (251)        (440)         (162)        (111)         (88)
   Commercial real estate                         (95)      (1,298)         (454)         (95)         (36)
   Commercial loans                              (136)      (2,309)         (127)          --          (86)
   Manufactured housing                        (1,331)        (480)         (216)        (372)        (288)
   Consumer                                      (139)        (112)          (41)         (46)        (711)
   Financed insurance premiums                 (1,239)      (2,091)       (1,070)        (573)         (54)
----------------------------------------------------------------------------------------------------------
Total charge-offs                              (3,191)      (6,730)       (2,070)      (1,197)      (1,263)
----------------------------------------------------------------------------------------------------------
Loan recoveries:
   Residential real estate                        341            8             3           21           93
   Commercial real estate                         777           17            11           16            7
   Commercial loans                                17           10            74            6            4
   Manufactured housing                            73          105            45           70           33
   Consumer                                        25           38            51           49          161
   Financed insurance premiums                    686          416           386          261           66
----------------------------------------------------------------------------------------------------------
Total recoveries                                1,919          594           570          423          364
----------------------------------------------------------------------------------------------------------
Loan charge-offs, net of recoveries            (1,272)      (6,136)       (1,500)        (774)        (899)
Provision charged to operations                 7,341        8,491         3,826        1,090        1,169
Allowance acquired                                 --           --            --           43           --
----------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year     $ 14,296      $ 8,227       $ 5,872      $ 3,546      $ 3,187
==========================================================================================================
Ratio of net charge-offs during the year to
  average loans outstanding during the year      0.24%        1.21%         0.32%        0.17%        0.21%
==========================================================================================================
Provision as a percentage of average loans
  outstanding during the year                    1.40%        1.67%         0.81%        0.25%        0.28%
==========================================================================================================
Allowance as a percentage of loans
  outstanding (end of year)                      2.47%        1.62%         1.19%        0.79%        0.73%
==========================================================================================================

OTHER OPERATING INCOME

Total other operating income decreased $427 thousand for the year ended March 31, 1999 compared with the prior year. Other operating income is composed primarily of service charges on deposit accounts and loan servicing income. Income from service charges on deposit accounts increased from $1.1 million for the year ended March 31, 1998 to $1.3 million for fiscal 1999. This increase was attributed to the increase in the Company's deposit transaction accounts and fees on these accounts during the current year as well as increased ATM service charge income. Loan servicing income decreased from $398 thousand in the year ended March 31, 1998 to $199 thousand in 1999 as a direct result of a reduction in the Company's loan servicing portfolio. Other income was $844 thousand for the year ended March 31, 1999, down from $1.2 million for the prior year. This decrease was related to a recovery recorded in 1998 on an asset which was written down in a prior year as well as a gain of $452 thousand recorded during 1998 relating to the sale of a building in which the Company's main branch was formerly located. Other income for the year ended March 31, 1999 was positively impacted by income recognized from the Company's November 1998 equity investment in Homestead Funding Corp., the largest residential mortgage originator in the Capital District area.

OTHER OPERATING EXPENSES

Total other operating expenses increased $7.6 million to $26.6 million for the year ended March 31, 1999, up from $19.0 million for the year ended March 31, 1998. The most significant increase relates to a $5.2 million nonrecurring expense associated with the contribution of stock to a charitable foundation. The charitable foundation was formed as part of the Bank's Conversion. Increases in compensation and benefits (up $1.6 million), other real estate owned and repossessed property expenses (up $441 thousand), and other expenses (up $614 thousand), offset by a decrease in legal and other professional fees (down $350 thousand), were also contributors to the overall increase.

The increase in compensation and benefits was primarily the result of the costs associated with the Employee Stock Ownership Plan ("ESOP") established in connection with the Bank's Conversion, and the Recognition and Retention Plan ("RRP") approved by the Company's shareholders in January 1999 under which awards of stock were made to directors and certain officers. During the year ended March 31, 1999, the Company recorded $1.1 million in expense in connection with the Bank's ESOP. Amortization expense associated with the Company's RRP for the year ended March 31, 1999 was $217 thousand. This amount represents amortization for three months. Annual RRP expense for the year ended March 31, 2000 is expected to be approximately $875 thousand.

The increase in other real estate owned ("OREO") and repossessed property expenses was due to an increase in the level of repossessed property in the current year as well as a large commercial OREO property which was foreclosed on and sold during the fourth quarter ended March 31, 1999. In addition, a large gain ($170 thousand) recognized by the Company during the year ended March 31, 1998 related to the sale of an OREO property reduced the overall expense in the prior year and contributed to the increase in current year expenses compared with the year ended March 31, 1998.

The increase in other expenses was the result of general increases associated with being a public company. These costs include Delaware franchise tax fees, printing costs associated with public financial reporting, and costs of the Company's Special Meeting of Shareholders and related proxy expenses that was held in conjunction with the approval of the Company's 1998 Recognition and Retention Plan and 1998 Stock Option and Incentive Plan. In addition, advertising and marketing expenses have generally been higher due to the expansion of the Company's market area, including branch expansion and loan growth. Other expenses in the future could be higher as a result of current discussions at the Financial Accounting Standards Board ("FASB") with regard to stock options issued to non-employees. The Company issued approximately 375 thousand stock options to outside directors in January 1999 which could result in additional expenses for the Company beginning in September 1999 if the tentative decisions reached by the FASB become final.

The decrease in legal and other professional fees was the result of external costs associated with the Company's consideration and evaluation of strategic options during the prior year. In addition, the Company experienced higher consulting expenses during 1998 compared with 1999. These expenses related to assistance provided to management in addressing certain strategic planning ideas, tax minimization solutions, and operational efficiencies.

INCOME TAX EXPENSE

Income tax expense increased from $1.9 million for the year ended March 31, 1998 to $2.2 million for the year ended March 31, 1999. The increase was primarily the result of higher pre-tax income partially offset by an increase in tax-exempt income realized by the Company.

SELECTED QUARTERLY DATA

Three Months Ended                       Mar. 31,  Dec. 31,  Sept. 30,  June 30,Z` Mar. 31,  Dec. 31,  Sept. 30,  June 30,
(In thousands, except per share data)      1999      1998      1998      1998      1998      1997       1997      1997
===========================================================================================================================
Interest and dividend income             $15,785   $16,012    $16,675   $15,054   $13,934   $13,801    $13,838   $13,814
Interest expense                           6,018     6,339      6,480     7,163     6,437     6,571      6,518     6,451
---------------------------------------------------------------------------------------------------------------------------
Net interest income                        9,767     9,673     10,195     7,891     7,497     7,230      7,320     7,363
---------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                  1,500     1,681      1,944     2,216     2,083     2,003      2,045     2,360
Other operating income                       536       583        675       624       955       466        762       662
Other operating expense                    5,895     5,597     10,452     4,668     4,842     4,974      4,839     4,375
---------------------------------------------------------------------------------------------------------------------------
Income before income tax
  expense (benefit)                        2,908     2,978     (1,526)    1,631     1,527       719      1,198     1,290
Income tax expense (benefit)               1,045     1,098       (604)      645       582       302        503       516
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                        $ 1,863   $ 1,880     $ (922)   $  986    $  945    $  417     $  695    $  774
===========================================================================================================================
Basic earnings (loss) per share(1)        $ 0.12    $ 0.11     $(0.06)      --        --         --        --        --
Diluted earnings (loss) per share(1)        0.12      0.11      (0.06)      --        --         --        --        --
===========================================================================================================================

(1) Earnings per share data only applies to periods since the Company's initial public offering on July 1, 1998.

COMPARISON OF THE YEARS ENDED MARCH 31, 1998 AND 1997

Net income for the year ended March 31, 1998 was $2.8 million, down from $5.7 million for the year ended March 31, 1997. This decrease was primarily a result of a higher provision for loan losses (up $4.7 million) and higher other operating expenses (up $2.8 million), partially offset by higher net interest income (up $2.0 million), higher other operating income (up $1.0 million) and lower income tax expense (down $1.7 million). The Company's return on average assets was 0.43% for the year ended March 31, 1998, down from 0.88% for the year previous. The Company's return on average equity was 4.18% for the year ended March 31, 1998, down from 8.94% for the year ended March 31, 1997.

NET INTEREST INCOME

Net interest income for the year ended March 31, 1998 was $29.4 million, up from the $27.5 million for the year ended March 31, 1997. The increase was primarily the result of the increase in average earning assets from $612.3 million in 1997 to $628.7 million in 1998. Interest-bearing liabilities also increased during the same period, rising $8.6 million to $552.5 million for 1998. The net impact of these volume increases resulted in an increase in net interest income of $1.7 million. The yield on average earning assets increased from 8.64% to 8.81%, while the rate paid on interest-bearing liabilities increased from 4.67% to 4.70%. The net impact of these higher interest rates resulted in an increase in net interest income of $271 thousand. Because of the above changes in volume and rates, the Company's net interest margin for the year ended March 31, 1998 was 4.68%, compared with 4.48% for 1997.

INTEREST AND DIVIDEND INCOME

Interest  and  dividend  income  for the year  ended  March  31,  1998 was $55.4 million, up from $52.9 million for the year ended March 31, 1997. Interest on loans increased from $43.6 million for the year ended March 31, 1997 to $47.5 million for the year ended March 31, 1998. This increase of $3.9 million was primarily the result of volume increases. The average balance of loans increased $36.0 million, while the average yield on loans increased to 9.36%, up from 9.25% for the year ended March 31, 1997. The interest on securities available for sale decreased $1.1 million from $3.7 million for the year ended March 31, 1997 to $2.6 million for the year ended March 31, 1998. This decrease in interest on securities available for sale was the result of a decrease in the average balance of securities available for sale (from $53.4 million for the year ended March 31, 1997 to $39.4 million for the year ended March 31, 1998) and a decrease in the average yield on this portfolio from 6.84% in 1997 to 6.52% in 1998. A decrease in interest earned on securities held to maturity, from $5.4 million for the year ended March 31, 1997 to $4.7 million for the year ended March 31, 1998, was primarily the result of reductions in volume as the average balance decreased from $83.3 million in 1997 to $72.0 million in 1998. The rise in interest income on federal funds sold of $327 thousand to the $416 thousand in 1998 was primarily the result of higher average balances.

INTEREST EXPENSE

Interest expense increased slightly during the year ended March 31, 1998 to $26.0 million, up from $25.4 million for the year ended March 31, 1997. Interest on time deposits for the year ended March 31, 1998 was $18.1 million, up from $17.7 million for the year prior. This increase was the result of both increases in the average balance of time deposits, from $307.8 million in 1997 to $311.0 million for the year ended March 31, 1998, as well as an increase in the average rates paid, up 5 basis points for the year ended March 31, 1998. Interest expense on savings accounts increased $206 thousand, to $4.7 million for the year ended March 31, 1998. This increase was largely attributed to an increase in the average balance of savings accounts (up $4.9 million). Interest expense on N.O.W. and money market accounts was flat for the year ended March 31, 1998, compared with the prior year. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $3.8 million for the year ended March 31, 1997 to $8.5 million for the year ended March 31, 1998. This increase was primarily the result of increases in net charge-offs from $1.5 million in 1997 to $6.1 million in 1998 principally due to one large lending relationship. This increase in net charge-offs combined with continued growth in the higher risk elements of the Company's loan portfolio, continued economic weakness in the Company's market area, declining real estate values securing much of the loan portfolio as well as management's evaluation of the prospects for its market area resulted in the increase in the provision recorded in the year ended March 31, 1998.

OTHER OPERATING INCOME

Total other operating income increased from $1.8 million for the year ended March 31, 1997 to $2.8 million for the year ended March 31, 1998. Other operating income is composed primarily of service charges on deposit accounts and loan servicing income. Income from service charges on deposit accounts was flat at $1.1 million for each of the years ended March 31, 1998 and 1997. Loan servicing income decreased to $398 thousand in the year ended March 31, 1998 as a result of a lower loan servicing portfolio, particularly at the Bank's premium finance subsidiary. Other income was $1.2 million for the year ended March 31, 1998, up from $237 thousand for the prior year. The increase was related to a recovery recorded in the year ended March 31, 1998 on an asset which was written down in a prior year as well as a gain of $452 thousand recorded during the year ended March 31, 1998 relating to the sale of a building in which the Company's main branch was formerly located. The remainder of the increase in other income was generated by the Company's mortgage brokerage subsidiary that began operations in the latter part of the year ended March 31, 1997.

OTHER OPERATING EXPENSES

Total other operating expenses increased $2.8 million to $19.0 million for the year ended March 31, 1998, up from $16.2 million for the year prior. Increases in compensation and benefits (up $802 thousand), equipment (up $384 thousand), other real estate owned and repossessed property expenses (up $280 thousand), legal and other professional fees (up $553 thousand) and other expenses (up $604 thousand) were the primary contributors to the overall increase.

The increase in compensation and benefits was the result of opening the Company's Hillsdale branch in May 1997, the growth of the Bank's premium finance and mortgage brokerage subsidiaries as well as general merit increases paid to the Company's employees during the year ended March 31, 1998.

The increase in equipment expense was due to the acquisition and integration of a new mainframe data processing system in November 1996, as well as the addition of the new branch as referenced above.

The increase in OREO and repossessed property expenses were attributed to higher levels of writedowns to estimated fair value of OREO and repossessed properties during the year ended March 31, 1998 and higher maintenance expenses associated with these properties. The overall expense for the year ended March 31, 1998 was reduced by a large gain recognized by the Company during the year relating to the sale of an OREO property.

The increase in legal and other professional fees was the result of external costs associated with the Company's consideration and evaluation of strategic options, including merger and acquisition opportunities. In addition, the Company experienced higher consulting expenses during fiscal 1998 compared with 1997. These expenses related to assistance provided to management in addressing certain strategic planning ideas, tax minimization solutions and operational efficiencies for the Company.

The increase in other expenses was the result of general increases associated with the opening the new branch referenced above, increased expenses relating to the servicing and collection of non-performing and other delinquent loans, and a one-time charge-off of an asset deemed uncollectible. The remaining categories of other expenses and other operating expenses did not experience significant fluctuations.

INCOME TAX EXPENSE

Income tax expense decreased from $3.6 million for the year ended March 31, 1997 to $1.9 million for the year ended March 31, 1998. The decrease was primarily the result of lower pre-tax income.

================
FINANCIAL
CONDITION

COMPARISON OF MARCH 31, 1999 AND 1998

Total assets at March 31, 1999 were at $881.1 million up $209.9 million from the $671.2 million at March 31, 1998. Substantially all of the increase was due to the proceeds received as part of the Company's initial public offering, as well as increased borrowings at March 31, 1999 to fund loan growth. The increase in assets was concentrated in the securities available for sale and loan portfolios, which increased $200.1 million and $71.1 million, respectively. The growth in these asset categories was partially offset by a reduction in the securities held to maturity portfolio of $42.2 million. These changes as well as fluctuations in other asset and liability categories are discussed below.

LENDING

Loans receivable increased $71.1 million from $507.0 million at March 31, 1998 to $578.1 million at March 31, 1999. The overall growth in total loans was primarily made up of increases in residential real estate, commercial real estate, commercial loans and financed insurance premiums, somewhat offset by a decline in manufactured housing. Although residential real estate loans increased $24.5 million, the level of residential real estate loans as a percentage of total loans decreased from 53.2% to 50.8%. The growth in this portfolio was primarily a result of the Bank's decision to hold fixed-rate products for portfolio investment at a time when adjustable-rate loans were less popular. Commercial real estate loans increased from $76.6 million at March 31, 1998, or 15.1% of total loans, to $91.5 million, or 15.8% of total loans at March 31, 1999. Commercial loans increased $10.5 million to $29.0 million at March 31, 1999 from $18.5 million at March 31, 1998. These increases in commercial real estate and commercial loans are a result of management's continuing strategy of increasing these portfolios as a percentage of total loans. Financed insurance premiums increased from $28.0 million, or 5.5% of total loans at March 31, 1998 to $57.9 million, or 10.0% of total loans at March 31, 1999. This increase was seasonal in nature and was a result of management's efforts to focus on commercial insurance lines rather than personal assigned-risk insurance lines. The commercial insurance lines are primarily policies on limousines and other commercial vehicles. These policies are almost entirely written in late February and early March of each year and typically have 8 or 9 month terms. The Company's participation in financing these programs significantly increased as management made a concerted effort to attract new relationships with brokers and agents during the current year. Manufactured housing loans declined $7.1 million from $97.4 million or 19.2% of total loans at March 31, 1998 to $90.4 million or 15.6% of total loans at March 31, 1999 as a result of management's efforts to reduce this portfolio and focus on commercial and commercial real estate loans.

LOAN PORTFOLIO ANALYSIS

March 31,                           1999               1998                 1997                1996                1995
===================================================================================================================================
(In thousands)                     Amount      %      Amount      %        Amount      %       Amount     %        Amount      %
===================================================================================================================================
Loans secured by real estate:
   Residential                   $293,907     50.8%   $269,435    53.2%   $274,092     55.6%  $241,162    53.5%   $253,375     57.7%
   Commercial                      91,480     15.8      76,570    15.1      67,697     13.7     70,854    15.7      70,328     16.0
   Construction                     4,960      0.9       4,621     0.9       2,725      0.6      4,317     1.0       6,446      1.5
------------------------------------------------------------------------------------------------------------------------------------
Total loans secured
  by real estate                  390,347     67.5     350,626    69.2     344,514     69.9    316,333    70.2     330,149     75.2
------------------------------------------------------------------------------------------------------------------------------------
Other loans:

   Manufactured housing            90,354     15.6      97,426    19.2      92,651     18.8     80,399    17.8      72,184     16.5
   Commercial                      29,024      5.0      18,484     3.7      19,713      4.0     29,190     6.5      18,420      4.2
   Financed insurance
     premiums                      57,901     10.0      27,976     5.5      23,535      4.8     13,503     3.0       8,674      2.0
   Consumer                        12,440      2.2      11,857     2.3      11,577      2.3     10,155     2.3       8,448      1.9
------------------------------------------------------------------------------------------------------------------------------------
Total other loans                 189,719     32.8     155,743    30.7     147,476     29.9    133,247    29.6     107,726     24.6
------------------------------------------------------------------------------------------------------------------------------------

Unearned discount and
  net deferred loan
  origination costs                (1,967)    (0.3)        609     0.1       1,029      0.2      1,091     0.2       1,000      0.2
------------------------------------------------------------------------------------------------------------------------------------
Total loans receivable           $578,099    100.0%   $506,978   100.0%   $493,019    100.0%  $450,671   100.0%   $438,875    100.0%
Allowance for loan losses         (14,296)              (8,227)             (5,872)             (3,546)             (3,187)
------------------------------------------------------------------------------------------------------------------------------------
Net loans receivable             $563,803             $498,751            $487,147            $447,125            $435,688
====================================================================================================================================

NON-PERFORMING ASSETS

(In thousands)                 March 31,                  1999         1998          1997         1996          1995
=======================================================================================================================

Non-accruing loans

Residential real estate                                  $ 2,253      $ 4,512       $ 4,553      $ 3,496       $1,900
Commercial real estate                                     2,669        5,253         3,239        1,587        1,884
Commercial loans                                              --           --         2,318           75           27
Manufactured housing                                       2,315        3,060         2,260        1,597        1,581
Financed insurance premiums                                2,549        2,768         2,867        1,527          819
Consumer                                                     158          114            45            4           10
-----------------------------------------------------------------------------------------------------------------------
Total                                                      9,944       15,707        15,282        8,286        6,221
-----------------------------------------------------------------------------------------------------------------------

Accruing loans past due 90-days or more
  and still accruing interest

Residential real estate                                       --           --           570        1,262          400
Commercial real estate                                        --           --         3,874        1,316          591
Commercial loans                                              --           --           244           --           --
Manufactured housing                                          --           16            --           22           16
Financed insurance premiums                                   --           --            --           --           --
Consumer                                                      --           --            23           --          122
-----------------------------------------------------------------------------------------------------------------------
Total                                                         --           16         4,711        2,600        1,129
-----------------------------------------------------------------------------------------------------------------------
Total non-performing loans                               $ 9,944      $15,723       $19,993      $10,886       $7,350
=======================================================================================================================
Foreclosed and repossessed assets

Residential real estate                                   $  258       $  145         $  48       $  160        $  49
Commercial real estate                                       474          299         2,860          921          726
Repossessed property                                       1,776        1,088           539          635          503
-----------------------------------------------------------------------------------------------------------------------
Total                                                      2,508        1,532         3,447        1,716        1,278
=======================================================================================================================
Total non-performing assets                              $12,452      $17,255       $23,440      $12,602       $8,628
=======================================================================================================================
Allowance for loan losses                                $14,296      $ 8,227       $ 5,872      $ 3,546       $3,187
=======================================================================================================================

Allowance as a percentage of non-performing loans        143.77%        52.32%        29.37%       32.57%       43.36%
Non-performing assets as a percentage of total assets      1.41          2.57          3.60         2.02         1.50
Non-performing loans as a percentage of total loans        1.72          3.10          4.06         2.42         1.67
=======================================================================================================================

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses increased from $8.2 million at March 31, 1998 to $14.3 million at March 31, 1999, an increase of $6.1 million. This increase was the result of the $7.3 million provision for loan losses taken in the year ended March 31, 1999, offset by $1.3 million in net charge-offs for the year. The adequacy of the allowance for loan losses is evaluated monthly by management based upon a review of significant loans, with particular emphasis on non-performing and delinquent loans that management believes warrant special attention, as well as an analysis of the higher risk elements of the Company's loan portfolio. At March 31, 1999, the allowance for loan losses provides coverage of 143.77% of total non-performing loans, up from 52.32% at March 31, 1998. The balance of the allowance is maintained at a level that is, in management's judgment, representative of the amount of risk inherent in the loan portfolio.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY

The total balance of securities available for sale and securities held to maturity increased from $107.7 million at March 31, 1998 to $265.7 million at March 31, 1999. This increase was driven by purchases of securities totaling
$241.2 million during the year ended March 31, 1999, partially offset by maturities, calls and paydowns of securities totaling $82.0 million.
Management's intention is to continue allowing securities held to maturity to mature and paydown with the reinvestment of the proceeds primarily in securities available for sale or the loan portfolio.

FEDERAL FUNDS SOLD

The decrease of $21.9 million in Federal funds sold was the result of the reinvestment of these funds into higher yielding, longer term assets, including loans and securities available for sale.

PREMISES AND EQUIPMENT

Premises and equipment increased $1.5 million from $15.3 million at March 31, 1998 to $16.8 million at March 31, 1999. This increase was related to the Company's efforts to upgrade technology including a new front end system for its branch network, new image-technology for its backoffice operations and new computers for employees throughout the Company. These upgrades in technology are intended to improve the employees' ability to efficiently provide superior service to the Company's customers.

OREO AND REPOSSESSED PROPERTY

The balance of OREO and repossessed property increased from $1.5 million at March 31, 1998 to $2.5 million at March 31, 1999, an increase of $976 thousand. This increase relates primarily to management's efforts to aggressively reduce the level of non-performing loans during the year. Repossessed manufactured homes make up the majority of the increase. Management believes that the current trend in increased bankruptcies and consumer debt has contributed significantly to the decline in manufactured housing credit quality.

OTHER ASSETS

The net growth in other assets from $4.9 million at March 31, 1998 to $10.6 million at March 31, 1999 was attributed primarily to the Company's equity investment in Homestead Funding Corp. during November 1998. Homestead Funding Corp. is the largest residential mortgage originator based in the Capital District area. This investment reflects management's strategic initiative to increase non-interest income from both traditional products offered by the Company as well as through new sources.

DEPOSITS

Total deposits increased $3.5 million, from $588.3 million at March 31, 1998 to $591.8 million at March 31, 1999. Increases in savings accounts of $3.4 million, N.O.W. and money market accounts of $6.0 million and non interest-bearing accounts of $10.9 million more than offset a decline in time deposits of $16.8 million. The growth of N.O.W. and money market balances and non interest-bearing balances was in part a result of the Company's success in growing commercial services. These sources of funds traditionally have lower interest costs in comparison to time deposits or non-retail funding.

OTHER SHORT-TERM BORROWINGS

Other short-term borrowings increased $25.6 million from $2.0 million to $27.6 million. These borrowings were necessary to supplement deposit growth and fund the increases in the loan and securities portfolios.

OTHER LIABILITIES

The balance of other liabilities increased significantly from $8.9 million at March 31, 1998 to $37.7 million at March 31, 1999. This increase was largely due to the timing of payments from the Bank's premium finance subsidiary to insurance companies for premiums due under the terms of finance agreements. At March 31, 1999, a large amount of premiums were due and were funded shortly after the fiscal year end. This fluctuation is primarily seasonal in nature and mirrors the growth experienced within the loan portfolio relating to financed insurance premiums.

SHAREHOLDERS' EQUITY

The balance of shareholders' equity increased from $68.3 million at March 31, 1998 to $219.3 million at March 31, 1999. The Company's initial public offering which resulted in net proceeds received of $170.0 million was the primary factor for this increase. Total shareholders' equity was further impacted by the establishment of the Company's ESOP, the purchase of treasury stock, the grant of restricted stock awards and net income. Shareholders' equity will be impacted in future periods as the Company continues its current share repurchase program. The Company will also consider future share repurchase programs if they enhance shareholder value. In addition, in April 1999, the Company declared its first quarterly cash dividend of $.03 per share. This dividend, as well as future dividend declarations, will also impact shareholders' equity.

=====================
QUANTITIVE
AND
QUALITIVE
DISCLOSURES
ABOUT
MARKET RISK

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on the Company's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than earning assets. When interest-bearing liabilities mature or reprice more quickly than earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management's asset/liability committee meets monthly to review the Company's interest rate risk position and profitability, and to recommend strategies for consideration by the Board of Directors. Management also reviews loan and deposit pricing and the Company's securities portfolio, formulates investment and funding strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net interest income.

In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margin. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to changes in interest rates and to fluctuations in the difference between long- and short-term interest rates.

Interest rate risk analyses performed by the Company indicate that the Company is asset sensitive, or its earning assets mature or reprice more quickly than its interest-bearing liabilities. As a result, falling interest rates could result in a decrease in net interest income. Consistent with the asset/liability management philosophy described above, the Company has taken steps to manage its interest rate risk by attempting to match the repricing periods of its earning assets to its interest-bearing liabilities. The Company's recent purchases of securities, retention of certain fixed-rate residential loan products, and emphasis on lower cost, more stable non-certificate deposit accounts are methods the Company has utilized to manage its interest rate risk. Management continuously evaluates various alternatives to address interest rate risk including, but not limited to, the purchase of interest rate swaps, caps, and floors, leveraging scenarios, and changes in asset or funding mix.

The primary tool utilized by management to measure interest rate risk is a balance sheet/income statement simulation model. The model is used to execute simulations of the Company's net interest income performance based upon potential changes in interest rates over a selected period of time. The model's input data includes earning assets and interest-bearing liabilities, their associated cash flow characteristics, repricing opportunities, maturities and current rates. In addition, management makes certain assumptions in relation to prepayment speeds for all assets and liabilities which possess optionality, including loans, mortgage-backed securities and collateralized mortgage obligations. These assumptions are based on industry standards for prepayments.

The model is first run under an assumption of a flat rate scenario (i.e. no change in current interest rates) over a 12 month period. A second and third model are run in which a gradual increase and decrease, respectively, of 200 basis points takes place over a 12 month period. Under these scenarios, assets subject to repricing or prepayment are adjusted to account for faster or slower prepayment assumptions. The resultant changes in net interest income are then measured against the flat rate scenario.

The following table summarizes the percentage change in interest income and interest expense by major earning asset and interest-bearing liability categories as of March 31, 1999 in the rising and declining rate scenarios from the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is expected to decrease from the flat rate scenario by 1.28% over a 12 month period. Under the rising rate scenario, net interest income is expected to increase by 2.57% from the flat rate scenario over a 12 month period. This level of variability places the Company's interest rate risk profile well within acceptable Company guidelines.

INTEREST RATE RISK                        Percentage Change in Net Interest Income From Flat Rate Scenario
===========================================================================================================================
                                                          Declining Rate Scenario     Rising Rate Scenario
===========================================================================================================================
Investment securities (include all held to maturity,
  available for sale and money market investments)                             (4.54)%                   4.09%
Total loans                                                                    (2.74)                    3.92
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                                          (3.21)                    3.97
---------------------------------------------------------------------------------------------------------------------------
Core deposits                                                                 (13.33)                   13.38
Time deposits                                                                  (2.31)                    2.42
---------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                 (5.84)                    5.92

Borrowings                                                                    (22.40)                   17.20
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                         (6.75)                    6.54
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                            (1.28)%                   2.57%
===========================================================================================================================

===========================
LIQUIDITY
AND CAPITAL
RESOURCES



LIQUIDITY

Liquidity is defined as the ability to generate sufficient cash flows to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals or make new loans or investments.

The Company's cash inflows result primarily from loan repayments, maturities and calls of securities held to maturity and securities available for sale, new deposits, and to a lesser extent, drawings upon the Company's credit lines with the Federal Home Loan Bank of New York ("FHLB"). During the year ended March 31, 1999, the Company's initial public offering served as a significant non-recurring source of cash inflows. The Company's cash outflows are substantially new loan originations, security purchases, deposit withdrawals, operating expenses and treasury stock purchases. The timing of cash inflows and outflows is closely monitored by management although changes in interest rates, economic conditions, and competitive forces strongly impact the predictability of these cash flows. The Company attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network and through usage of FHLB borrowings. Management believes that the level of the Company's liquid assets combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of depositors and meet all other daily obligations of the Company.

CAPITAL

Consistent with its goals to operate a sound and profitable financial organization, the Company actively seeks to maintain the Bank as a "well-capitalized" institution in accordance with regulatory standards. Consolidated shareholders' equity was $219.3 million at March 31, 1999, 24.89% of total assets on that date. As of March 31, 1998, total equity was $68.3 million or 10.18% of total assets. This growth in the equity to assets ratio was the result of the Company's stock offering that closed on July 1, 1998. As of March 31, 1999, the Bank exceeded all of the capital requirements of its regulators. For a detailed discussion of the Company's and Bank's capital ratios, see note 7 to the consolidated financial statements.

====================
IMPACT OF
INFLATION
AND
CHANGING
PRICES

The Company's consolidated financial statements are prepared in conformity with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.

====================
YEAR 2000
READINESS
STATEMENT

The Company has conducted a review of its computer systems to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to resolve the issue. The Company's data processing is performed almost entirely in-house, however software and hardware utilized is under maintenance agreements with third party vendors. Consequently, the Company is very dependent on those vendors to conduct its business. The Company contacted each vendor during late 1997 and early 1998 to request timetables for Year 2000 compliance and expected costs, if any, to be passed along to the Company. The Company began the testing phase to determine whether its hardware and software is Year 2000 compliant in mid-1998. Testing and any necessary modifications on all mission-critical systems were substantially completed by December 31, 1998 in accordance with regulatory guidelines. Testing of systems that are not considered to be mission-critical is scheduled to be completed by June 30, 1999. The Company's testing plans provide a strict time frame to determine that the reprogramming efforts of its primary service providers are Year 2000 compliant and completed within the time requirements provided by its regulators. To date, the results of the Company's testing, after all necessary modifications, have indicated that the systems used by the Company are Year 2000 compliant.

In the normal course of keeping pace with changing technology, the Company has performed upgrades of its hardware and software in recent years, as well as during the current year. The Company has spent less than $100 thousand to date in making any necessary upgrades to its systems solely as a result of the Year 2000 issue. Because of the Company's investments in technology over the last three years, management does not anticipate that any additional costs to ensure its systems are Year 2000 compliant will have a significant impact on the Company's financial position or the results of its operations. These costs do not include internal personnel time involved with the installation and testing of the Company's systems. The Company has funded, and intends to fund, its Year 2000 related expenditures out of general operating sources and expense them as incurred.

The risks associated with this issue go beyond the Company's own ability to solve Year 2000 problems. Should significant commercial customers fail to address Year 2000 issues effectively, their ability to meet debt service requirements could be impaired, resulting in increased credit risk and potential increases in loan charge-offs. Should significant depositors or other sources of funds fail to address Year 2000 issues effectively, the Company could be forced to utilize alternative funding vehicles, possibly at higher costs than it currently incurs. In addition, should suppliers of critical services fail in their efforts to become Year 2000 compliant, or if significant third party interfaces fail to be compatible with the Company's systems or fail to be Year 2000 compliant, it could have significant adverse effects on the operations and financial results of the Company.

The Company has taken steps to identify and contact significant borrower, depositor and supplier relationships in order to assess their Year 2000 readiness and the potential for an adverse impact to the Company should their systems not be compliant with Year 2000. Based upon the information we have received to date, there have been no significant issues that have been identified with respect to the Year 2000 readiness of significant borrowers, depositors or suppliers. The Company has developed contingency plans and strategies to address possible instances in which a system or resource fails to be compliant. The contingency plans vary with the affected systems. These contingency plans include details for performing some key procedures or functions manually, utilizing alternative energy and/or communication systems, identifying Company personnel to be on standby to address problems if, and when they arise, and drawing on additional liquidity sources if the need for such funds arise. Based upon testing results, communication with significant borrowers, depositors, and suppliers, and contingency plans in place, the Company believes that the failure of its critical software systems as a result of the Year 2000 is unlikely.

====================
IMPACT
OF NEW
ACCOUNTING
STANDARDS

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement currently is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating what impact, if any, this Statement will have on the Company's consolidated financial statements.

====================
FORWARD-
LOOKING
STATEMENTS

When used in this annual report or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation's Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

     a. Deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;

     b. Changes in market interest rates or changes in the speed at which market interest rates change;

     c. Changes in laws and regulations affecting the financial services industry;

     d.   Changes in competition;

     e.   Changes in consumer preferences; and

     f. Uncertainties relating to the impact of the Year 2000 on the Company, its suppliers, borrowers and depositors.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligations, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

               Hudson River Bancorp, Inc.
=========================================
 MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of Hudson River Bancorp, Inc. is responsible for the preparation, content and integrity of the consolidated financial statements included in this annual report. The consolidated financial statements and related notes have been prepared in conformity with generally accepted accounting principles and, in the judgment of management, present fairly Hudson River Bancorp, Inc.'s financial position, results of operations and cash flows. Management also believes that financial information presented elsewhere in this annual report is consistent with that in the consolidated financial statements.

Management is also responsible for establishing and maintaining internal controls designed to provide reasonable assurance of the accountability and safeguarding of the Company's assets and of the integrity of the consolidated financial statements. These corporate-wide controls include self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. There are inherent limitations in the effectiveness of any internal controls, including the possibility of human error and the circumvention or overriding of controls. Management believes that the Company's internal controls provide reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

The Board of Directors discharges its responsibility for the Company's consolidated financial statements through its Audit Committee. The Company's Audit Committee, composed exclusively of outside directors, also has responsibility for recommending the independent auditors. The Audit Committee meets regularly with both the independent auditors and the internal auditors to review the scope of their audits and audit reports and to discuss action to be taken.

/s/ Carl A. Florio                                      /s/ Timothy E. Blow
------------------                                      -------------------
Carl A. Florio                                          Timothy E. Blow
President and Chief Executive Officer                   Chief Financial Officer


=========================================
            INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
Hudson River Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiary (the Company) as of March 31, 1999 and 1998, and the related consolidated income statements, statements of changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson River Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP
--------------
KPMG LLP


Albany, New York
May 14, 1999

===============================
    CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)              March 31,       1999                     1998
===========================================================================================================================
Assets
Cash and due from banks                                                  $ 12,722                 $ 12,423
Federal funds sold                                                             --                   21,850
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                  12,722                   34,273
---------------------------------------------------------------------------------------------------------------------------
Loans held for sale                                                            --                    1,286
Securities available for sale, at fair value                              242,611                   42,471
Securities held to maturity (fair value of $23,235 and $65,482)            23,041                   65,194
Federal Home Loan Bank of New York stock, at cost                           3,299                    3,035

Loans receivable                                                          578,099                  506,978
Allowance for loan losses                                                 (14,296)                  (8,227)
---------------------------------------------------------------------------------------------------------------------------
Net loans receivable                                                      563,803                  498,751
---------------------------------------------------------------------------------------------------------------------------

Accrued interest receivable                                                 5,701                    4,402
Premises and equipment, net                                                16,807                   15,331
Other real estate owned and repossessed property                            2,508                    1,532
Other assets                                                               10,647                    4,939
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                             $881,139                 $671,214
===========================================================================================================================

Liabilities and Shareholders' Equity
Liabilities:

   Deposits                                                              $591,814                 $588,314
   Securities sold under agreements to repurchase                             845                       --
   Other short-term borrowings                                             27,600                    2,000
   Mortgagors' escrow deposits                                              3,869                    3,723
   Other liabilities                                                       37,670                    8,873
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                         661,798                  602,910
---------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity:

   Preferred stock, $.01 par value, Authorized 5,000,000 shares                --                       --
   Common stock, $.01 par value, Authorized 40,000,000 shares;
     17,853,750 shares issued at March 31, 1999                               179                       --
   Additional paid-in capital                                             174,894                       --
   Unallocated common stock held by ESOP                                  (17,200)                      --
   Unvested restricted stock awards                                        (7,996)                      --
   Treasury stock, at cost  (157,500 shares at March 31, 1999)             (1,663)                      --
   Retained earnings, substantially restricted                             71,893                   68,308
   Accumulated other comprehensive loss                                      (766)                      (4)
---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                219,341                   68,304
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                               $881,139                 $671,214
===========================================================================================================================

See accompanying notes to consolidated financial statements.

======================================
        CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

           Years Ended March 31,                  1999                     1998                     1997
===========================================================================================================================
Interest and dividend income

Interest and fees on loans                       $47,503                  $47,482                  $43,585
Securities available for sale                      9,997                    2,568                    3,658
Securities held to maturity                        3,095                    4,727                    5,385
Federal funds sold                                 1,054                      416                       89
Securities purchased under agreements to resell    1,662                       --                       --
Federal Home Loan Bank of New York stock             215                      194                      164
---------------------------------------------------------------------------------------------------------------------------
Total interest and dividend income                63,526                   55,387                   52,881
---------------------------------------------------------------------------------------------------------------------------

Interest expense

Deposits                                          25,844                   25,772                   25,187
Securities sold under agreements to repurchase         3                       --                       --
Other short-term borrowings                          153                      205                      239
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                            26,000                   25,977                   25,426
---------------------------------------------------------------------------------------------------------------------------
Net interest income                               37,526                   29,410                   27,455
Provision for loan losses                          7,341                    8,491                    3,826
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                 30,185                   20,919                   23,629
---------------------------------------------------------------------------------------------------------------------------

Other operating income

Service charges on deposit accounts                1,274                    1,103                    1,063
Loan servicing income                                199                      398                      480
Net securities transactions                           36                       15                       28
Net gain on sales of loans held for sale              65                       96                       17
Other income                                         844                    1,233                      237
---------------------------------------------------------------------------------------------------------------------------
Total other operating income                       2,418                    2,845                    1,825
---------------------------------------------------------------------------------------------------------------------------

Other operating expenses

Compensation and benefits                         10,982                    9,394                    8,592
Occupancy                                          1,498                    1,395                    1,285
Equipment                                          1,647                    1,614                    1,230
Other real estate owned and repossessed
  property expenses                                1,013                      572                      292
Legal and other professional fees                    600                      950                      397
Postage and item transportation                      718                      765                      655
Charitable foundation contribution                 5,200                       --                       --
Other expenses                                     4,954                    4,340                    3,736
---------------------------------------------------------------------------------------------------------------------------
Total other operating expenses                    26,612                   19,030                   16,187
---------------------------------------------------------------------------------------------------------------------------

Income before income tax expense                   5,991                    4,734                    9,267
Income tax expense                                 2,184                    1,903                    3,607
---------------------------------------------------------------------------------------------------------------------------
Net income                                       $ 3,807                  $ 2,831                  $ 5,660
===========================================================================================================================
Basic earnings per share                         $ 0.17                      --                       --
===========================================================================================================================
Diluted earnings per share                       $ 0.17                      --                       --
===========================================================================================================================

See accompanying notes to consolidated financial statements.

================================================================
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(In thousands, except share and per share data)

                                           Years Ended March 31, 1999            1998                    1997
===========================================================================================================================
Common stock

Balance at beginning of year                                $     --            $ --                    $ --
Issuance of 17,333,738 shares of $.01 par value
  common stock in initial public offering                        174              --                      --
Issuance of 520,012 shares of $.01 par value
  common stock to the Hudson River Bank & Trust
  Company Foundation                                               5              --                      --
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $    179              --                      --
------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital

Balance at beginning of year                                $     --              --                      --
Issuance of 17,333,738 shares of common stock in
  initial public offering, net of offering costs of $3,370   169,793              --                      --
Issuance of 520,012 shares of common stock to the
  Hudson River Bank & Trust Company Foundation                 5,195              --                      --
Adjustment for ESOP shares released for allocation               (94)             --                      --
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $174,894              --                      --
------------------------------------------------------------------------------------------------------------------------------

Unallocated common stock held by ESOP

Balance at beginning of year                                $     --              --                      --
Acquisition of 1,428,300 shares of common
  stock by ESOP                                              (18,428)             --                      --
Shares of ESOP stock released for allocation
  (95,843 shares)                                              1,228              --                      --
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $(17,200)             --                      --
------------------------------------------------------------------------------------------------------------------------------
Unvested restricted stock awards

Balance at beginning of year                                    $ --              --                      --
Grant of restricted stock awards (714,150 shares)             (8,213)             --                      --
Amortization of restricted stock awards                          217              --                      --
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                     $  (7,996)             --                      --
------------------------------------------------------------------------------------------------------------------------------

Treasury stock

Balance at beginning of year                                    $ --              --                      --
Purchase of 871,650 shares of common stock                   (10,098)             --                      --
Grant of restricted stock awards (714,150 shares)              8,435              --                      --
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $ (1,663)             --                      --
------------------------------------------------------------------------------------------------------------------------------

(In thousands, except share and per share data)

                                             Years Ended March 31,        1999                    1998                    1997
===================================================================================================================================
Retained earnings

Balance at beginning of year                                $ 68,308                 $65,477                 $59,817
Net income                                                     3,807     $3,807        2,831      $2,831       5,660      $5,660
5,660 Adjustment for grant of restricted stock awards           (222)                     --                      --
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $ 71,893                 $68,308                 $65,477
-----------------------------------------------------------------------------------------------------------------------------------

Accumulated other comprehensive income (loss)

Balance at beginning of year                                    $ (4)                   (348)                   (211)
Unrealized net holding gains (loss) on securities
  available for sale arising during the year
  (pre-tax ($1,153), $586 and ($191), respectively)                        (739)                     353                    (115)
Reclassification adjustment for net gains realized
  in net income (pre-tax ($36), ($15) and ($36),
  respectively)                                                             (23)                      (9)                    (22)
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                               (762)      (762)         344         344        (137)       (137)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                  $3,045                   $3,175                  $5,523
                                                                         ======                   ======                  ======
Balance at end of year                                          (766)                     (4)                   (348)
-----------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity at March 31,                     $219,341                 $68,304                 $65,129
===================================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                 Years Ended March 31, 1999                     1998                     1997
===========================================================================================================================
Cash flows from operating activities
Net income                                      $  3,807                 $  2,831                 $  5,660
Adjustments to reconcile net income to net
  cash provided by operating activities:

   Depreciation                                    1,519                    1,359                    1,183
   Provision for loan losses                       7,341                    8,491                    3,826
   Deferred tax benefit                           (3,358)                  (2,004)                    (933)
   Charitable foundation contribution              5,200                       --                       --
   Amortization of restricted stock awards           217                       --                       --
   ESOP stock released for allocation              1,134                       --                       --
   Net securities transactions                       (36)                     (15)                     (28)
   Net gain on sales of loans held for sale          (65)                     (96)                     (17)
   Net loans originated for sale                  (7,730)                 (11,423)                  (2,539)
   Proceeds from sales of loans held for sale      9,081                   10,317                    2,673
   Net gain on sale of premises and equipment        (71)                    (452)                      --
   Adjustments of other real estate owned and
     repossessed property to fair value              213                      401                      169
   Net gain on sales of other real estate owned
     and repossessed property                       (522)                    (445)                    (556)
   Net (increase) decrease in accrued interest
     receivable                                   (1,299)                     478                      374
   Net (increase) decrease in other assets        (1,921)                    (611)                     905
   Net increase in other liabilities              28,797                    3,898                    1,323
---------------------------------------------------------------------------------------------------------------------------
Total adjustments                                 38,500                    9,898                    6,380
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities         42,307                   12,729                   12,040
---------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities

Proceeds from sales of securities available
  for sale                                            --                       --                    7,025
Proceeds from maturities, calls and paydowns
  of securities available for sale                39,867                   37,996                   21,564
Purchases of securities available for sale      (241,162)                 (34,258)                 (22,975)
Proceeds from sales of securities held
   to maturity                                        --                       --                    2,979
Proceeds from maturities, calls and paydowns
  of securities held to maturity                  42,153                   21,890                    8,860
Purchases of securities held to maturity              --                   (8,016)                  (7,911)
Purchase of FHLB of New York stock                  (264)                    (223)                    (309)
Redemption of FHLB of New York stock                  --                       --                       93
Net loans made to customers                      (78,694)                 (24,555)                 (49,875)
Proceeds from sales of and payments received on
  other real estate owned and repossessed
  property                                         5,634                    6,419                    4,817
Proceeds from sale of premises and equipment         471                    1,200                       --
Purchases of premises and equipment               (3,395)                  (2,473)                  (1,799)
---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities           (235,390)                  (2,020)                 (37,531)
---------------------------------------------------------------------------------------------------------------------------

(In thousands)                 Years Ended March 31, 1999                     1998                     1997
===========================================================================================================================
Cash flows from financing activities

Net increase in deposits                           3,500                   23,715                    9,411
Net increase in securities sold under agreements
  to repurchase                                      845                       --                       --
Net increase (decrease) in other short-term
  borrowings                                      25,600                  (10,585)                  12,585
Net increase (decrease) in mortgagors'
  escrow deposits                                    146                      (23)                    (281)
Net proceeds from stock offering                 169,967                       --                       --
Purchases of treasury stock                      (10,098)                      --                       --
Acquisition of common stock by ESOP              (18,428)                      --                       --
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities        171,532                   13,107                   21,715
---------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash
  equivalents                                    (21,551)                  23,816                   (3,776)
Cash and cash equivalents at beginning of year    34,273                   10,457                   14,233
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year        $ 12,722                 $ 34,273                 $ 10,457
===========================================================================================================================
Supplemental cash flow information

Interest paid                                   $ 25,998                 $ 25,980                 $ 25,305
Taxes paid                                      $  3,563                 $  4,012                 $  4,593
===========================================================================================================================

Supplemental disclosures of non-cash investing and financing activities

Loans transferred to other real estate owned
  and repossessed property                      $  6,301                 $  4,460                 $  6,027
Adjustment of securities available for sale
  to fair value, net of tax                     $   (762)                $    344                  $  (137)
===========================================================================================================================

See accompanying notes to consolidated financial statements.

==================
NOTE 1.
SUMMARY OF
SIGNIFICANT
ACCOUNTING
POLICIES

The accounting and reporting policies of Hudson River Bancorp, Inc. ("Parent Company") and its subsidiary (referred to together as the "Company") conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

ORGANIZATION

The Company is a bank-based financial services company. The Parent Company's subsidiary, Hudson River Bank & Trust Company (the "Bank") (formerly Hudson City Savings Institution), provides a wide range of banking, financing, fiduciary and other financial services to corporate, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company is regulated by the Office of Thrift Supervision as a unitary savings and loan holding company. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department.

The Bank completed its conversion from a mutual savings bank to a stock savings bank on July 1, 1998. Concurrent with the Bank's conversion, the Parent Company completed its initial public offering of common stock and purchased all of the outstanding common stock of the Bank. Prior to its initial public offering, the Parent Company had no results of operations; therefore, financial information prior to July 1, 1998 reflects the operations of the Bank.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Hudson River Bancorp, Inc. and its subsidiary. All material intercompany accounts and transactions have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes. Amounts in the prior years' consolidated financial statements have been reclassified whenever necessary to conform with the current year's presentation.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, securities purchased under agreements to resell and federal funds sold.

SECURITIES FINANCING ARRANGEMENTS

Securities   purchased  under  agreements  to  resell  (resale  agreements)  and securities sold under agreements to repurchase (repurchase agreements) are generally carried as short-term investments or borrowings and are carried at the amounts at which the securities were initially acquired or sold. These transactions are usually overnight, fixed-coupon agreements and require collateral to be delivered to the Company's securities custodial account (resale agreements) or segregated at the Company's third party custodian (repurchase agreements). In the case of resale agreements, the Company requires that the fair value of the underlying securities received exceed the amount of the agreement at all times.

SECURITIES

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using an effective interest method. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss. As a member of the Federal Home Loan Bank of New York (the "FHLB"), the Company is required to hold FHLB stock which is carried at cost since there is no readily available market value. At March 31, 1999 and 1998, the Company did not hold any securities considered to be trading securities.

Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities reflecting a decline in value which is other than temporary are charged to income and reported as a component of "net securities transactions" in the consolidated income statements.

NET LOANS RECEIVABLE

Loans are carried at the principal amount outstanding net of unearned discount, net deferred loan origination fees and costs, and the allowance for loan losses. Certain nonrefundable loan fees and related direct loan costs are deferred and amortized over the estimated life of the loan as an adjustment to the yield. Non-performing loans include non-accrual loans, loans which are contractually past due 90 days or more and still accruing interest and troubled debt restructurings. Generally, loans are placed on non-accrual status, either due to the delinquency status of principal and/or interest payments, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Loans are generally placed on non-accrual status when principal and/or interest payments are contractually past due 90 days or more. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current year interest income. Interest income on non-accrual loans is recognized only when received, if considered appropriate by management. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

Loans are considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement. Smaller balance, homogeneous loans which are collectively evaluated for impairment, such as consumer and residential mortgage loans, are specifically excluded from the classification of impaired loans unless such loans are restructured in a troubled debt restructuring. Impaired loans are included in non-performing loans, generally as non-accrual commercial-type loans.

The impairment of a non-performing loan is measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of expected cash flows or collateral value is specifically reserved for or is charged to the allowance for loan losses. The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a reserve available for losses inherent in the loan portfolio. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans. The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as loan loss experience, changes in the composition and volume of the loan portfolio and management's assessment of the risks inherent in the loan portfolio. These and other factors are considered in assessing the overall adequacy of the allowance for loan losses and the related provisions for loan losses.

LOANS HELD FOR SALE

Loans are classified as held for investment purposes or held for sale when the Company enters into interest rate lock agreements with the potential borrowers. Loans held for sale are recorded at the lower of aggregate cost or fair value, with unrealized losses, if any, recorded in a valuation allowance by a charge to income. Fair value is determined based on quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. There were no loans held for sale at March 31, 1999. Loans held for sale at March 31, 1998 were comprised of residential mortgage loans.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets (up to fifty years for buildings and generally five years for furniture and equipment). Leasehold improvements are depreciated over the shorter of the term of the related leases or the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED AND REPOSSESSED PROPERTY

Other real estate owned, comprised of real estate acquired through foreclosure and in-substance foreclosures, and repossessed property are recorded at the lower of "cost" (defined as the fair value at initial foreclosure or repossession) or fair value of the asset acquired, less estimated disposal costs. A loan is categorized as an in-substance foreclosure when the Company has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure or repossession, or when foreclosure occurs in-substance, the excess, if any, of the loan value over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of foreclosed and repossessed property and net operating expenses are charged directly to other operating expenses. Properties are reappraised, as considered necessary by management, and written down to the fair value less the estimated cost to sell the property, if necessary. Repossessed property consists primarily of manufactured homes abandoned by their owners or repossessed by the Company.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EMPLOYEE BENEFIT COSTS

The Company maintains a non-contributory retirement pension plan covering substantially all employees as well as a benefit restoration plan covering certain executives. The costs of these plans, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. The Company also provides certain post-retirement medical and life insurance benefits to substantially all employees and retirees, as well as dental benefits to a closed group of retirees. The cost of post-retirement benefits other than pensions is recognized on an accrual basis as employees perform services to earn the benefits.

STOCK-BASED COMPENSATION

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", encourages entities to recognize the fair value of all stock-based awards on the date of the grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

The Company's Recognition and Retention Plan is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense as the shares become vested.

Compensation expense is recognized for the Company's Employee Stock Ownership Plan ("ESOP") equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of the shares committed to be released for allocation and the ESOP's original acquisition cost is charged or credited to shareholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is reflected as a reduction of shareholders' equity.

EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Shares of restricted stock are not considered outstanding for the calculation of basic earnings per share until they become fully vested. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested restricted stock) were issued during the reporting period. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for either the basic or diluted earnings per share calculations.

FINANCIAL INSTRUMENTS

In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit, unused lines of credit and standby letters of credit. The Company's policy is to record such instruments when funded.

TRUST ASSETS

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated balance sheets since these items are not assets of the Company.

COMPREHENSIVE INCOME

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income," which are reported directly in shareholders' equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display an amount representing total comprehensive income for each period for which an income statement is presented. In accordance with SFAS No. 130, the Company has reported comprehensive income and its components for each period required in the consolidated statements of changes in shareholders' equity. Accumulated other comprehensive income or loss, which is a component of shareholders' equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

SEGMENT REPORTING

During  the year  ended  March 31,  1999,  the  Company  adopted  SFAS No.  131,
"Disclosures about Segments of an Enterprise and Related Information". This Statement requires the Company to report certain financial and other information about significant revenue-producing segments of the business for which such information is available and is utilized by the chief operating decision makers, if the segment meets certain quantitative requirements as defined by this
Statement. The Company's operations are solely in the financial services industry and include providing to its customers traditional banking services. The Company operates primarily in the geographical regions of Columbia, Rensselaer, Albany, Schenectady and Dutchess counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment under SFAS No. 131.

================
NOTE 2.
SECURITIES



The amortized cost, gross unrealized gains and losses and approximate fair value of securities at March 31, 1999 and 1998 are as follows:

                                                                                                      1999
===========================================================================================================================
                                                                        Gross         Gross    Approximate
                                                     Amortized     Unrealized    Unrealized           Fair
(In thousands)                                            Cost          Gains        Losses          Value
===========================================================================================================================
Securities Available for Sale
U.S. Government and Agency securities                 $ 66,976           $ 47       $  (576)      $ 66,447
Corporate debt securities                               55,428            228          (644)        55,012
Tax-exempt securities                                   15,131             12           (90)        15,053
Collateralized mortgage obligations                     85,434            314          (343)        85,405
Mortgage-backed securities                              19,678             --          (180)        19,498
Equity securities                                        1,160             74           (38)         1,196
---------------------------------------------------------------------------------------------------------------------------
Total securities available for sale                   $243,807           $675       $(1,871)      $242,611
===========================================================================================================================

Securities Held to Maturity

U.S. Government and Agency securities                 $  1,995           $ 17        $   --       $  2,012
Corporate debt securities                               17,931            158            --         18,089
Tax-exempt securities                                       10             --            --             10
Collateralized mortgage obligations                        968              3           (31)           940
Mortgage-backed securities                               2,137             50            (3)         2,184
---------------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                     $ 23,041           $228        $  (34)      $ 23,235
===========================================================================================================================

                                                                                                      1998
==========================================================================================================
                                                                        Gross         Gross    Approximate
                                                     Amortized     Unrealized    Unrealized           Fair
(In thousands)                                            Cost          Gains        Losses          Value
==========================================================================================================
Securities Available for Sale
U.S. Government and Agency securities                  $33,261           $ 41         $(115)       $33,187
Corporate debt securities                                8,200             65           (12)         8,253
Mortgage-backed securities                               1,018             13            --          1,031
----------------------------------------------------------------------------------------------------------
Total securities available for sale                    $42,479           $119         $(127)       $42,471
==========================================================================================================

Securities Held to Maturity

U.S. Government and Agency securities                  $18,977           $ 71         $ (16)       $19,032
Corporate debt securities                               41,779            285            (7)        42,057
Tax-exempt securities                                       10             --            --             10
Mortgage-backed securities                               4,428             59          (104)         4,383
----------------------------------------------------------------------------------------------------------
Total securities held to maturity                      $65,194           $415         $(127)       $65,482
==========================================================================================================

During the years ended March 31, 1999 and 1998, the Company realized gross gains of $36 thousand and $15 thousand, respectively, related to calls of securities, with no gross losses realized. No securities were sold during the years ended March 31, 1999 and 1998. The Company received $7.0 million in proceeds from the sale of securities available for sale, realizing gross gains of $36 thousand and no gross losses during the year ended March 31, 1997. During the year ended March 31, 1997, the Company received $3.0 million in proceeds from the sale of a security held to maturity, realizing a gross loss of $8 thousand. This security was sold due to significant deterioration in the issuer's creditworthiness.

Securities available for sale (exclusive of equity securities) and securities held to maturity by remaining contractual maturity as of March 31, 1999 are presented below. Expected maturities will differ from contractual maturities as a result of prepayments and calls.

                                                 Securities Available for Sale     Securities Held to Maturity
==============================================================================================================
                                                                   Approximate                     Approximate
                                                Amortized Cost      Fair Value   Amortized Cost     Fair Value
==============================================================================================================
Within one year                                        $ 1,999        $ 2,011       $ 8,989        $ 9,026
One through five years                                  18,196         18,269        11,126         11,264
Five through ten years                                  45,835         45,643         1,756          1,789
After ten years                                        176,617        175,492         1,170          1,156
--------------------------------------------------------------------------------------------------------------
Total                                                 $242,647       $241,415       $23,041        $23,235
==============================================================================================================

The carrying value of securities pledged as required by law and for other purposes amounted to $9.5 million and $5.0 million at March 31, 1999 and 1998, respectively.

================
NOTE 3.
NET LOANS
RECIVABLE

A summary of net loans receivable as of March 31 is as follows:
(In thousands)                                                               1999                     1998
============================================================================================================
Loans secured by real estate

Residential one- to four-family                                          $293,907                 $269,435
Commercial                                                                 91,480                   76,570
Construction                                                                4,960                    4,621
------------------------------------------------------------------------------------------------------------
Total loans secured by real estate                                        390,347                  350,626
------------------------------------------------------------------------------------------------------------
Other loans

Manufactured housing                                                       90,354                   97,426
Commercial                                                                 29,024                   18,484
Financed insurance premiums                                                57,901                   27,976
Consumer                                                                   12,440                   11,857
------------------------------------------------------------------------------------------------------------
Total other loans                                                         189,719                  155,743
------------------------------------------------------------------------------------------------------------
Unearned discount and net deferred loan origination
  fees and costs                                                           (1,967)                     609
------------------------------------------------------------------------------------------------------------
Total loans receivable                                                    578,099                  506,978
Allowance for loan losses                                                 (14,296)                  (8,227)
------------------------------------------------------------------------------------------------------------
Net loans receivable                                                     $563,803                 $498,751
============================================================================================================

Changes in the allowance for loan losses during the years ended March 31 were as follows:

(In thousands)                                      1999                     1998                     1997
============================================================================================================
Allowance for loan losses at beginning of year   $ 8,227                  $ 5,872                  $ 3,546
Provision charged to operations                    7,341                    8,491                    3,826
Loans charged-off                                 (3,191)                  (6,730)                  (2,070)
Recoveries on loans charged-off                    1,919                      594                      570
------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year         $14,296                  $ 8,227                  $ 5,872
============================================================================================================

The following table sets forth information with regard to non-performing loans at March 31:

(In thousands)                                      1999                     1998                     1997
============================================================================================================
Loans in non-accrual status                       $9,944                  $15,707                  $15,282
Loans contractually past due 90 days or more
  and still accruing interest                         --                       16                    4,711
------------------------------------------------------------------------------------------------------------
Total                                             $9,944                  $15,723                  $19,993
============================================================================================================

At March 31, 1999, 1998 and 1997, there were no troubled debt restructurings or material commitments to extend further credit to borrowers with non-performing loans.

Accumulated interest on non-accrual loans, as shown above, of approximately $411 thousand, $599 thousand and $586 thousand, was not recognized in interest income during the years ended March 31, 1999, 1998 and 1997, respectively. Approximately $572 thousand, $920 thousand and $937 thousand of interest on non-accrual loans, as shown above, was collected and recognized in interest income during the years ended March 31, 1999, 1998 and 1997, respectively.

At March 31, 1999 and 1998, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $2.7 million and $5.3 million, respectively, for which the related allowance for loan losses was $842 thousand and $1.0 million, respectively. As of March 31, 1999 and 1998, there were no impaired loans which did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the years ended March 31, 1999, 1998 and 1997 was $3.7 million, $5.8 million and $1.6 million, respectively. The interest income accrued on those impaired loans or recognized using the cash basis of income recognition was not significant for the years ended March 31, 1999, 1998 and 1997.

Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total shareholders' equity at March 31, 1999 and 1998.

The Company has an unconsolidated equity investment in Homestead Funding Corp., a mortgage-banking company. The Company has a $20 million warehouse line of credit relationship with Homestead which was made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. There was $9.6 million and $3.5 million outstanding on this line as of March 31, 1999 and 1998, respectively.

======================
NOTE 4.
PREMISES AND
EQUIPMENT

A summary of premises and equipment at March 31 is as follows:

(In thousands)                                                               1999                     1998
=============================================================================================================
Buildings and land                                                        $15,143                  $15,370
Furniture and equipment                                                     7,969                    5,208
Leasehold improvements                                                        817                      829
-------------------------------------------------------------------------------------------------------------
Total                                                                      23,929                   21,407
Accumulated depreciation                                                   (7,122)                  (6,076)
-------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                               $16,807                  $15,331
=============================================================================================================

Depreciation expense was approximately $1.5 million, $1.4 million and $1.2 million, for the years ended March 31, 1999, 1998 and 1997, respectively.

======================
NOTE 5.
DEPOSITS

Deposit account balances at March 31 are summarized as follows:

(In thousands)                                                               1999                     1998
=============================================================================================================
Savings                                                                  $145,985                 $142,569
N.O.W. and money market                                                    99,390                   93,400
Time deposits                                                             302,479                  319,299
Non interest-bearing                                                       43,960                   33,046
-------------------------------------------------------------------------------------------------------------
Total deposits                                                           $591,814                 $588,314
=============================================================================================================

The aggregate amount of time deposit accounts with a balance of $100 thousand or greater was $39.9 million and $42.1 million at March 31, 1999 and 1998, respectively.

The approximate amounts of contractual maturities of time deposit accounts at March 31, 1999 are as follows:

(In thousands)
=============================================================================================================
Years ending March 31,
2000                                                                                              $187,315
2001                                                                                                76,880
2002                                                                                                11,097
2003                                                                                                22,798
2004                                                                                                 1,863
Thereafter                                                                                           2,526
-------------------------------------------------------------------------------------------------------------
Total                                                                                             $302,479
=============================================================================================================

==============
NOTE 6.
OTHER
SHORT-TERM
BORROWINGS

The Bank has a line of credit with the Federal Home Loan Bank of New York in the amount of $99.4 million at March 31, 1999. This short-term borrowing facility is based upon either an overnight or thirty-day borrowing period with interest based generally upon a spread above the current Federal funds rate. As of March 31, 1999, there was approximately $27.6 million outstanding under the line of credit, which carried an interest rate of 5.35%. As of March 31, 1998, the Bank had $2.0 million of short-term borrowings from the Federal Home Loan Bank of New York, which carried an interest rate of 5.88%. Borrowings from the Federal Home Loan Bank of New York are secured by Federal Home Loan Bank stock and real estate mortgages.


==============
NOTE 7.
REGULATORY
CAPITAL

Regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted quarterly average assets of 4.0%, and minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Under their prompt corrective action regulations, regulatory authorities are required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of banks into five categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well-capitalized if it has a Tier 1 capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings and other factors.

As of March 31, 1999 and 1998, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since the notification that management believes have changed the Bank's capital classification.

The following is a summary of actual capital amounts and ratios as of March 31, 1999 and 1998 for the Bank, compared to the requirements for minimum capital adequacy and for classification as well-capitalized. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, the Company's consolidated capital amounts and ratios as of March 31, 1999 are also presented.

March 31, 1999                                                                Required Ratios and Amounts
===============================================================================================================
                                                                        Minimum Capital       Classification as
                                                 Actual Capital                Adequacy        Well-Capitalized
===============================================================================================================

(In thousands)                            Amount         Ratio      Amount       Ratio     Amount       Ratio
===============================================================================================================
Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company        $140,517        17.04%    $32,978       4.00%    $41,222        5.00%
Hudson River Bancorp, Inc.
  (consolidated)                          216,892        26.18

Tier 1 Risk-Based Capital

Hudson River Bank & Trust Company         140,517        23.18      24,244       4.00      36,367        6.00
Hudson River Bancorp, Inc.
  (consolidated)                          216,892        35.53

Total Risk-Based Capital

Hudson River Bank & Trust Company         148,176        24.45      48,489       8.00      60,611       10.00
Hudson River Bancorp, Inc.
  (consolidated)                          224,621        36.80
===============================================================================================================

March 31, 1999                                                                Required Ratios and Amounts
===============================================================================================================
                                                                        Minimum Capital       Classification as
                                                 Actual Capital                Adequacy        Well-Capitalized
===============================================================================================================
(In thousands)                             Amount        Ratio     Amount       Ratio     Amount      Ratio
===============================================================================================================
Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company         $67,741        10.23%    $26,476       4.00%    $33,095        5.00%

Tier 1 Risk-Based Capital
Hudson River Bank & Trust Company          67,741        14.43      18,777       4.00      28,165        6.00

Total Risk-Based Capital
Hudson River Bank & Trust Company          73,638        15.69      37,553       8.00      46,941       10.00
===============================================================================================================

===================
NOTE 8.
STOCK-BASED
COMPENSATION
PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

The Company established an ESOP to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $18.4 million from the Company and used the funds to purchase 1,428,300 shares of the common stock of the Company in the open market. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of fifteen years. At March 31, 1999, the loan had an outstanding balance of $17.2 million and an interest rate of 8.00%. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

Unallocated ESOP shares are pledged as collateral on the loan and are reported in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the average market price of the shares, and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $1.1 million of compensation expense under the ESOP for the year ended March 31, 1999.

The ESOP shares as of March 31, 1999 were as follows:

==========================================================================================================
Allocated shares                                                                                        --
Shares released for allocation                                                                      95,843
Unallocated shares                                                                               1,332,457

----------------------------------------------------------------------------------------------------------
Total ESOP shares                                                                                1,428,300
==========================================================================================================
Market value of unallocated shares at March 31, 1999 (In thousands)                              $  14,574
==========================================================================================================

STOCK OPTION PLAN

On January 5,1999, the Company's shareholders approved the Hudson River Bancorp, Inc. 1998 Stock Option and Incentive Plan ("Stock Option Plan"). The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

Under the Stock Option Plan, 1,785,375 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. Options expire no later than ten years following the date of grant. On January 5, 1999, 1,249,763 shares were awarded at an exercise price of $11.50 per share. These shares have a ten-year term and vest at a rate of 20% per year from the grant date.

A summary of the status of the Company's Stock Option Plan as of March 31, 1999 and changes during the year ended March 31, 1999 is presented below:

                                                                                             Weighted-Average
                                                                           Shares              Exercise Price
==============================================================================================================
Options
Outstanding at beginning of year                                               --                      $   --
Granted                                                                 1,249,763                       11.50
Exercised                                                                      --                          --
Forfeited                                                                  (1,389)                      11.50
--------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                              1,248,374                      $11.50
==============================================================================================================
Exercisable at end of year                                                     --                          --
==============================================================================================================
Estimated weighted-average fair value of options granted on
   January 5, 1999                                                                                     $ 2.98
==============================================================================================================

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recognized for its Stock Option Plan. SFAS No. 123 requires companies not using a fair value based method of accounting for stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The fair value of each option grant is estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended March 31, 1999: dividend yield of 1.10%; expected volatility of 24.12%; risk free interest rate of 4.73%; expected lives of five years. Pro forma disclosures for the Company for the year ended March 31, 1999 utilizing the estimated fair value of the options granted and an assumed 5% forfeiture rate are as follows:

                                                                            Basic                  Diluted
                                                     Net                 Earnings                 Earnings
(In thousands, except per share data)             Income                Per Share                Per Share
==========================================================================================================
As reported                                       $3,807                  $0.17                    $0.17
Pro forma                                          3,685                   0.17                     0.17
==========================================================================================================

Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the effect on reported net income and earnings per share for the year ended March 31, 1999 may not be representative of the effects on reported net income or earnings per share for future years.

RECOGNITION AND RETENTION PLAN

The Company's shareholders also approved the Hudson River Bancorp, Inc. Recognition and Retention Plan ("RRP") on January 5, 1999. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors. Under the RRP, 714,150 shares of authorized but unissued shares are reserved for issuance under the plan. The Company also has the alternative to fund the RRP with treasury stock.

On January 5, 1999, 714,150 shares were awarded under the RRP. The shares vest over a period of either five or ten equal installments commencing one year from the date of grant. The fair market value of the shares awarded under the plan was $8.2 million at the grant date, and is being amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares. Compensation expense of $217 thousand was recorded in fiscal 1999, with the remaining unearned compensation cost of $8.0 million shown as a reduction of shareholders' equity at March 31, 1999. The shares awarded under the RRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost of the shares recorded as a reduction of retained earnings.

====================
NOTE 9.
EMPLOYEE
BENEFIT
PLANS


PENSION PLAN

The Company maintains a non-contributory pension plan ("the Plan") with Retirement Systems Incorporated ("RSI") Retirement Trust, covering substantially all of its employees meeting certain eligibility requirements. The benefits are computed as a percentage of the highest three-year average annual earnings, as defined by the Plan, multiplied by years of credited service. The Plan limits credited service for benefit calculations to a maximum of thirty years. The amounts contributed to the Plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. Plan assets consist primarily of investments in RSI Retirement Trust administered fixed-income and equity funds.

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at March 31:

(In thousands)                                                               1999                     1998
===========================================================================================================
Reconciliation of projected benefit obligation
Obligation at beginning of year                                           $ 9,028                  $ 8,183
Service cost                                                                  431                      344
Interest cost                                                                 619                      619
Actuarial loss                                                                381                      165
Benefits paid                                                                (421)                    (283)
-----------------------------------------------------------------------------------------------------------
Obligation at end of year                                                 $10,038                  $ 9,028
===========================================================================================================

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year                            $10,422                  $ 9,272
Actual return on plan assets                                                1,157                    1,376
Employer contributions                                                         62                       57
Benefits paid                                                                (421)                    (283)
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                  $11,220                  $10,422
===========================================================================================================

Reconciliation of funded status
Funded status at end of year                                              $ 1,182                  $ 1,394
Unrecognized net transition asset                                              --                      (17)
Unrecognized net actuarial gain                                              (287)                    (299)
Unrecognized prior service cost                                                46                       55
-----------------------------------------------------------------------------------------------------------
Prepaid pension cost at end of year                                        $  941                  $ 1,133
===========================================================================================================

Net periodic pension cost included in the Company's consolidated income statements for the years ended March 31 included the following components:

(In thousands)                                      1999                     1998                     1997
===========================================================================================================
Components of net periodic pension cost
Service cost                                       $ 431                    $ 344                    $ 353
Interest cost                                        619                      619                      573
Expected return on plan assets                      (819)                    (731)                    (668)
Amortization of net transition asset                 (17)                     (54)                     (54)
Net amortization and deferral                          9                        9                        9
-----------------------------------------------------------------------------------------------------------
Net periodic pension cost                          $ 223                    $ 187                    $ 213
===========================================================================================================

The actuarial assumptions used in determining the actuarial present value of the projected benefit obligation as of March 31 were as follows:

                                                       1999                     1998                     1997
==============================================================================================================
Weighted-average assumptions
Discount rate                                          6.75%                    7.00%                    7.75%
Rate of compensation increase                          5.00                     5.00                     5.50
Expected return on plan assets                         8.00                     8.00                     8.00
==============================================================================================================

POST-RETIREMENT BENEFITS

The Company provides certain post-retirement benefits to substantially all employees and retirees. Active employees are eligible for retiree medical and life insurance coverage upon reaching age 55 with 10 years of service. The medical portion of the plan is contributory, with retiree contributions based on years of service and their retirement date. The Company's contributions for employees retiring on or after September 1, 1995 are limited to 150% of the premium rates in effect at the time of retirement. The life insurance portion of the plan is non-contributory, with the pre-retirement benefit equal to two times annual earnings. The post-retirement life insurance benefit is reduced based on the retiree's age and the length of time since retirement, with a maximum retiree benefit of $50,000. Post-retirement dental coverage is in effect for a closed group of retirees. The dental portion of the plan is non-contributory. The funding policy of the plan is to pay claims and/or insurance premiums as they come due.

The  following   table   presents  the  amounts   recognized  in  the  Company's
consolidated financial statements at March 31:

(In thousands)                                                               1999                     1998
============================================================================================================
Reconciliation of accumulated post-retirement benefit obligation
Obligation at beginning of year                                           $ 2,764                  $ 2,579
Service cost                                                                   69                       53
Interest cost                                                                 191                      200
Actuarial loss                                                                176                      123
Benefits paid                                                                (152)                    (191)
Plan amendments                                                              (231)                      --
------------------------------------------------------------------------------------------------------------
Obligation at end of year                                                 $ 2,817                  $ 2,764
============================================================================================================
Reconciliation of funded status
Unfunded post-retirement benefit obligation at end of year                $(2,817)                 $(2,764)
Unrecognized net actuarial loss                                               341                      164
Unrecognized transition obligation                                          1,890                    2,008
Unrecognized prior service cost                                              (231)                      --
------------------------------------------------------------------------------------------------------------
Accrued post-retirement benefit liability                                 $  (817)                 $  (592)
============================================================================================================

Net periodic post-retirement benefit cost included in the Company's consolidated
income   statements  for  the  years  ended  March  31  included  the  following components:

(In thousands)                                      1999                     1998                     1997
============================================================================================================
Components of net periodic post-retirement
  benefit cost
Service cost                                        $ 69                     $ 53                     $ 60
Interest cost                                        191                      200                      188
Amortization of transition obligation                118                      118                      118
Amortization of unrecognized gain                     --                      (10)                     --
------------------------------------------------------------------------------------------------------------
Net periodic post-retirement benefit cost           $378                     $361                     $366
============================================================================================================

The discount rate used in determining the accumulated post-retirement benefit obligation was 6.75%, 7.00% and 7.75% at March 31, 1999, 1998 and 1997,
respectively.

For measurement purposes, a 6.50% annual rate of increase in the per capita cost of covered health benefits was assumed for medical coverage for the year ended March 31, 1999. This rate was assumed to decrease uniformly to 5.00% by 2002 and to remain at that level thereafter. A 3.00% annual rate of increase in the per capita cost of covered dental benefits was assumed for dental coverage. The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of March 31, 1999 by $305 thousand (or 10.8%) and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year ended March 31, 1999 would increase by $22 thousand (or 8.5%). Decreasing the assumed health care cost trend rate one percentage point in each year would decrease the accumulated post-retirement benefit obligation as of March 31, 1999 by $265 thousand (or 9.4%) and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year ended March 31, 1999 by $20 thousand (or 7.7%).

401(K) SAVINGS PLAN

The Company also sponsors a defined contribution 401(k) Savings Plan covering substantially all employees meeting certain eligibility requirements. The Company matches 50% of employee pre-tax contributions up to a maximum contribution by the Company of 4% of the employee's annual salary. The amount of 401(k) contribution expense was $152 thousand, $126 thousand and $117 thousand for the years ended March 31, 1999, 1998 and 1997, respectively.

BENEFIT RESTORATION PLAN

During the year ended March 31, 1999, the Company adopted a Benefit Restoration Plan for certain executive officers to restore benefits cut back in certain employee benefit plans due to Internal Revenue Service regulations. The benefits under this plan are unfunded, and as of March 31, 1999, the projected benefit obligation was $72 thousand. The Company recorded an expense of $21 thousand relating to this plan during the year ended March 31, 1999.

=================
NOTE 10.
EARNINGS
PER SHARE

The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the year ended March 31, 1999. Earnings of the Company prior to its initial public offering on July 1, 1998 are not included in the calculations of earnings per share for the year ended March 31, 1999. Earnings per share information for years prior to the Company's initial public offering is not applicable.

                                                                                  Weighted-
                                                               Net                  Average                   Per Share
(In thousands, except share and per share amounts)          Income                   Shares                      Amount
=======================================================================================================================
Basic earnings per share                                    $2,821               16,302,268                       $0.17
Effect of potential common shares outstanding                                            --
-----------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                  $2,821               16,302,268                       $0.17
=======================================================================================================================

At March 31, 1999, there were 1.2 million stock options and 714 thousand unvested restricted stock awards not included in the above table as potential common shares outstanding because the effect was anti-dilutive.

=================
NOTE 11.
INCOME TAXES

The components of income tax expense for the years ended March 31 are as follows:

(In thousands)                                     1999                    1998                     1997
===========================================================================================================================
Current tax expense:
   Federal                                       $ 5,035                  $ 3,030                   $3,702
   State                                             507                      877                      838
Deferred tax benefit                              (3,358)                  (2,004)                    (933)
---------------------------------------------------------------------------------------------------------------------------
Income tax expense                               $ 2,184                  $ 1,903                   $3,607
===========================================================================================================================

The following is a reconciliation of the expected income tax expense and the actual income tax expense for the years ended March 31. The expected income tax expense has been computed by applying the statutory federal tax rate to income before income tax expense:

(In thousands)                                      1999                     1998                     1997
===========================================================================================================
Income tax at applicable federal statutory rate   $2,037                   $1,610                   $3,151
Increase (decrease) in income tax expense
  resulting from:
   Tax exempt interest income                       (157)                     (10)                     (14)
   State income taxes, net of federal tax benefit    232                      207                      459
   Other                                              72                       96                       11
-----------------------------------------------------------------------------------------------------------
Income tax expense                                $2,184                   $1,903                   $3,607
===========================================================================================================

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

(In thousands)                                                               1999                     1998
===========================================================================================================
Deferred tax assets:
   Allowance for loan losses                                              $ 5,553                  $ 3,632
   Other real estate owned and repossessed property                           235                      237
   Accrued post-retirement benefits                                           393                      289
   Deferred compensation                                                      245                      195
   Charitable contribution carryforward for tax purposes                    1,499                       --
   Unrealized loss on securities available for sale                           431                        3
   Other                                                                      471                      515
-----------------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                             8,827                    4,871
Valuation allowance                                                          (141)                    (141)
-----------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                     8,686                    4,730
-----------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Depreciation                                                              (235)                    (250)
   Bond discount accretion                                                   (316)                    (222)
   Prepaid pension                                                           (388)                    (449)
   Other                                                                     (343)                    (191)
-----------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                             (1,282)                  (1,112)
-----------------------------------------------------------------------------------------------------------
Net deferred tax asset at end of year                                     $ 7,404                  $ 3,618
===========================================================================================================

A corporation's annual tax deduction for charitable contributions is subject to a limitation based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the contribution of shares to the Hudson River Bank & Trust Company Foundation, at March 31, 1999, the Company had an unused charitable contribution carryforward of approximately $3.7 million ($1.5 million after tax), which is available for deduction through March 31, 2004.

The valuation allowance, as established by the Company at March 31, 1999 and 1998, takes into consideration the nature and timing of the deferred tax items as well as the amount of available open tax carrybacks. The valuation allowance relates to uncertainty about the realization of certain Federal and New York State deferred tax assets. Based on recent historical and anticipated future taxable income, management believes it is more likely than not that the Company will realize its net deferred tax assets.

As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.
42

In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $2.7 million and "supplemental" reserve (as defined) of $10.5 million at both March 31, 1999 and 1998, respectively, and the state base-year reserve of $22.2 million and $21.9 million at March 31, 1999 and 1998, respectively, since the Bank does not expect that these amounts will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve and supplemental reserve was $933 thousand and $3.5 million, respectively, at both March 31, 1999 and 1998. The unrecognized deferred tax liability with respect to the state base-year reserve was $1.3 million (net of Federal benefit) at both March 31, 1999 and 1998.

=================
NOTE 12.
COMMITMENTS
AND CONTINGENT
LIABILITIES

A. OFF-BALANCE-SHEET FINANCING AND CONCENTRATIONS OF CREDIT

The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Company's commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Contract amounts of financial instruments that represent credit risk as of March 31 are as follows:

(In thousands)                                                               1999                     1998
==========================================================================================================
Commitments to extend credit                                              $49,681                  $28,552
Unused lines of credit                                                     35,183                   29,583
Standby letters of credit                                                   6,935                    3,298
----------------------------------------------------------------------------------------------------------
Total                                                                     $91,799                  $61,433
==========================================================================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer.

Commitments to extend credit may be written on a fixed-rate basis exposing the Company to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit for on-balance sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension.

Certain mortgage loans are written on an adjustable-rate basis and include interest rate caps, which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable-rate mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. As of March 31, 1999 and 1998, approximately $135.4 million and $185.4 million, respectively, of residential real estate loans had interest rate caps.

The Company generally enters into rate lock agreements at the time that residential real estate loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Company makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Company is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

The Company had no rate lock agreements on loans intended to be held for sale or conventional mortgage loans held for sale at March 31, 1999. At March 31, 1998, the Company had rate lock agreements (certain of which relate to loan applications for which no formal commitment had been made) and conventional mortgage loans held for sale amounting to approximately $1.4 million.

In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into agreements to sell loans in the secondary market to unrelated investors on a loan-by-loan basis. The Company did not have any commitments to sell conventional mortgage loans at March 31, 1999. At March 31, 1998, the Company had commitments to sell conventional fixed-rate mortgage loans amounting to approximately $1.2 million. The remaining conventional mortgage loans held for sale, as well as the outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, exposed the Company to interest rate risk.

B. CONCENTRATIONS OF CREDIT

The Company originates residential loans (including home equity and construction loans) and commercial-related loans primarily to customers located in the New York State counties of Columbia, Albany, Rensselaer, Dutchess and Schenectady. Manufactured home loans are originated primarily in New York State and in states contiguous to New York. Financed insurance premiums are originated primarily in New York, New Jersey and Pennsylvania. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in these areas.

C. LEASES

The Company leases certain of its branches and equipment under various noncancelable operating leases. Rental expense for premises and equipment was $243 thousand, $236 thousand and $204 thousand for the years ended March 31, 1999, 1998 and 1997, respectively. The future minimum payments by year and in the aggregate under all significant noncancelable operating leases with initial or remaining terms of one year or more as of March 31, 1999 are as follows:

(In thousands)
==========================================================================================================
Years ending March 31,
2000                                                                                                $  279
2001                                                                                                   283
2002                                                                                                   255
2003                                                                                                   239
2004                                                                                                   198
Thereafter                                                                                           1,975
----------------------------------------------------------------------------------------------------------
Total                                                                                               $3,229
==========================================================================================================

D. SERVICED LOANS

The total amount of loans serviced by the Company for unrelated third parties was approximately $46.6 million and $61.7 million at March 31, 1999 and 1998, respectively.

E. RESERVE REQUIREMENT

The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $279 thousand and $388 thousand at March 31, 1999 and 1998, respectively.

F. LIQUIDATION ACCOUNT

As part of the Bank's conversion from a mutual savings bank to a stock savings bank, the Bank established a liquidation account in an amount equal to its total equity as of December 31, 1997. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Neither the Company nor the Bank may pay dividends that would reduce shareholders' equity below the required liquidation account balance.

G. CONTINGENT LIABILITIES

In the ordinary course of business, there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure if any, arising from such litigation would not have a material adverse effect on the Company's consolidated financial statements.

================
NOTE 13.
DISCLOSURES
ABOUT THE
FAIR VALUE
OF FINANCIAL
INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company's consolidated balance sheets, as well as certain off-balance sheet items.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

In addition, there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits," the Company's branch network and other items generally referred to as "goodwill."

SHORT-TERM FINANCIAL INSTRUMENTS

The fair value of certain financial instruments is estimated to approximate their carrying value because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days. Such financial instruments include cash and cash equivalents, accrued interest receivable, securities sold under agreements to repurchase, other short-term borrowings and accrued interest payable.

LOANS HELD FOR SALE

The estimated fair value of loans held for sale is based on quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price.

SECURITIES

Securities available for sale and securities held to maturity are financial instruments which are usually traded in broad markets. Fair values are generally based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics. The estimated fair value of stock in the Federal Home Loan Bank of New York equals the carrying value since the stock is non-marketable but redeemable at its par value.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type including residential real estate, commercial real estate, other commercial loans and consumer loans. The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio.

Estimated fair value for non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

DEPOSIT LIABILITIES

The estimated fair value of deposits with no stated maturity, such as savings, N.O.W., money market, noninterest-bearing accounts and mortgagors' escrow deposits, is regarded to be the amount payable on demand. The estimated fair value of time deposit accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared with the cost of borrowing funds in the market.

The  carrying  values  and  estimated  fair  values  of  financial   assets  and
liabilities (none of which were held for trading purposes) as of March 31 were as follows:

                                                                        1999                         1998
===========================================================================================================
                                                                    Estimated                    Estimated
                                                      Carrying           Fair      Carrying           Fair
(In thousands)                                           Value          Value         Value          Value
===========================================================================================================
Financial assets
Cash and cash equivalents                             $ 12,722       $ 12,722      $ 34,273       $ 34,273
Loans held for sale                                         --             --         1,286          1,316
Securities available for sale                          242,611        242,611        42,471         42,471
Securities held to maturity                             23,041         23,235        65,194         65,482
Federal Home Loan Bank of New York stock                 3,299          3,299         3,035          3,035

Loans receivable                                       578,099        582,692       506,978        506,615
Allowance for loan losses                              (14,296)            --        (8,227)            --
-----------------------------------------------------------------------------------------------------------
Net loans receivable                                  $563,803       $582,692      $498,751       $506,615
-----------------------------------------------------------------------------------------------------------
Accrued interest receivable                              5,701          5,701         4,402          4,402

Financial liabilities
Deposits:
   Savings, N.O.W., money market and
     noninterest-bearing accounts                      289,335        289,335       269,015        269,015
   Time deposit accounts                               302,479        304,961       319,299        321,021
Securities sold under agreements to repurchase             845            845            --             --
Other short-term borrowings                             27,600         27,600         2,000          2,000
Mortgagors' escrow deposits                              3,869          3,869         3,723          3,723
Accrued interest payable                                   122            122           120            120
===========================================================================================================

The fair value of commitments to extend credit, unused lines of credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates. Based upon the estimated fair value of commitments to extend credit, unused lines of credit and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

====================
NOTE 14.
CONDENSED FINANCIAL
INFORMATION
OF THE
PARENT
COMPANY

The Parent Company began operations on July 1, 1998 in conjunction with the Bank's mutual-to-stock conversion and the Parent Company's initial public offering of its common stock. The following represents the Parent Company's balance sheet as of March 31, 1999, and its income statement and statement of cash flows for the period July 1, 1998 through March 31, 1999.

BALANCE SHEET
(In thousands)                                                                              March 31, 1999
===========================================================================================================
Assets
Interest-bearing deposit with subsidiary bank                                                       $  122
Securities purchased under agreements to resell to subsidiary bank                                  54,883
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                           55,005
-----------------------------------------------------------------------------------------------------------
Securities available for sale                                                                        1,196
Loan to ESOP                                                                                        17,200
Other assets                                                                                         5,907
Investment in equity of subsidiary bank                                                            140,123
-----------------------------------------------------------------------------------------------------------
Total assets                                                                                      $219,431
===========================================================================================================
Liabilities and Shareholders' Equity
Other liabilities                                                                                    $  90
Total shareholders' equity                                                                         219,341
-----------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                        $219,431
===========================================================================================================
                                                                                            For the Period
INCOME STATEMENT                                                                      July 1, 1998 through
(In thousands)                                                                              March 31, 1999
===========================================================================================================
Interest and dividend income
Interest-bearing deposit with subsidiary bank                                                        $   4
Securities purchased under agreements to resell to subsidiary bank                                   2,577
Securities available for sale                                                                           12
Loan to ESOP                                                                                         1,118
-----------------------------------------------------------------------------------------------------------
Total interest and dividend income                                                                   3,711
-----------------------------------------------------------------------------------------------------------
Other operating income                                                                                 111
-----------------------------------------------------------------------------------------------------------

Other operating expenses
Compensation and benefits                                                                              143
Legal and other professional fees                                                                      106
Postage and item transportation                                                                         15
Charitable foundation contribution                                                                   5,200
Other expenses                                                                                         341
-----------------------------------------------------------------------------------------------------------
Total other operating expenses                                                                       5,805
-----------------------------------------------------------------------------------------------------------
Loss before income tax benefit and equity in undistributed earnings of subsidiary bank              (1,983)
Income tax benefit                                                                                     812
Equity in undistributed earnings of subsidiary bank                                                  3,992
-----------------------------------------------------------------------------------------------------------
Net income                                                                                         $ 2,821
===========================================================================================================

                                                                                            For the Period
STATEMENT OF CASH FLOWS                                                               July 1, 1998 through
(In thousands)                                                                              March 31, 1999
===========================================================================================================
Cash flows from operating activities
Net income                                                                                         $ 2,821
Adjustments to reconcile net income to net cash used in operating activities:
   Charitable foundation contribution                                                                5,200
   Amortization of restricted stock awards                                                             217
   ESOP stock released for allocation                                                                1,134
   Net increase in other assets                                                                     (5,920)
   Net increase in other liabilities                                                                    90
   Equity in undistributed earnings of subsidiary bank                                              (3,992)
-----------------------------------------------------------------------------------------------------------
Total adjustments                                                                                   (3,271)
-----------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                                                 (450)
-----------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Investment in equity of subsidiary bank                                                            (67,626)
Purchases of securities available for sale                                                          (1,160)
Net increase in loan receivable from ESOP                                                          (17,200)
-----------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                              (85,986)
-----------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Net proceeds from stock offering                                                                   169,967
Purchase of treasury stock                                                                         (10,098)
Acquisition of common stock by ESOP                                                                (18,428)
-----------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                          141,441
-----------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                           55,005
Cash and cash equivalents at beginning of period                                                        --
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                        $ 55,005
===========================================================================================================
Supplemental   disclosures  of  non-cash  investing  and  financing   activities
Recognition of subsidiary bank's total equity on date of Parent Company's
 investment in equity of subsidiary bank                                                          $ 69,365
Adjustment of securities available for sale to fair value, net of tax                             $     23
Adjustment of subsidiary bank's securities available for sale to fair value, net of tax           $   (860)
===========================================================================================================

     Hudson River Bancorp, Inc.
===============================
          CORPORATE INFORMATION

HUDSON RIVER BANCORP, INC. AND
HUDSON RIVER BANK & TRUST COMPANY

BOARD OF DIRECTORS

Carl A. Florio, CPA        President and
                           Chief Executive Officer

Earl Schram, Jr.           Chairman of the Board
                           Attorney and President
                           Connor, Curran & Schram, P.C.

Stanley Bardwell, M.D.     Retired Physician
William E. Collins         Retired President and
                           Chief Executive Officer
                           Hudson City Savings Institution

John E. Kelly              Chairman of the Board
                           Berkshire Telephone Corp.

Joseph W. Phelan           President
                           Taconic Farms, Inc.

William H. (Tony) Jones    President and Publisher
                           Roe Jan Independent Publishing Co., Inc.

Marilyn A. Herrington      Vice President and Secretary
                           Herrington-Yaffe Auto Center

Marcia M. Race             Retired
                           Assistant to the President
                           Hudson City Savings Institution

Trustee Emeritus           Warren H. Bohnsack
                           Morton A. Ginsberg

EXECUTIVE OFFICERS

Carl A. Florio, CPA        President and
                           Chief Executive Officer

Timothy E. Blow, CPA       Chief Financial Officer

Sidney D. Richter          Senior Vice President, Lending

Pamela M. Wood             Senior Vice President, Operations

HUDSON RIVER BANK & TRUST COMPANY

OFFICERS

Daniel Cheeseman              Commercial Lending
Carol Dube                    Information Technology
Susan Hollister               Human Resources
Lawrence Longo, Jr.           Mortgage Originations
Michael Mackay                Loan Servicing
James Mackerer                Commercial Lending and Facilities
Ellen Miller                  Retail Banking

ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of Hudson River Bancorp, Inc. will be held at 3:00 pm on August 19, 1999 at the St. Charles
Hotel & Restaurant, Hudson, NY.

STOCK TRANSFER AGENT & REGISTRAR
Shareholders wishing to change name, address, or ownership of stock, or to report lost certificates and/or consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly at:

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948

ANNUAL REPORT ON FORM 10K
For the 1999 fiscal year, Hudson River Bancorp, Inc. will file an Annual Report on Form 10K. Shareholders wishing a copy may obtain one free of charge by writing:

Holly E. Rappleyea
Corporate Secretary
Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534

STOCK LISTING
The common stock of Hudson River Bancorp, Inc. trades on the Nasdaq Stock Market under the symbol HRBT.

STOCK PRICE
Quarter Ending                  High          Low            Dividend
----------------------------------------------------------------------
September 30, 1998            $13.75         $9.38            --
----------------------------------------------------------------------
December 31, 1998              11.75          8.75            --
----------------------------------------------------------------------
March 31, 1999                 12.00         10.06            --
----------------------------------------------------------------------

===========================
HUDSON RIVER BANCORP, INC.
ONE HUDSON CITY CENTRE
HUDSON, NY 12534
(518) 828-4600

www.hudsonriverbank.com




[GRAPHIC OMITTED]





BRANCH LOCATIONS

Albany
Chatham
Copake
East Greenbush
Greenport-Fairview Plaza
Greenport-Towne Center
Hillsdale
Hudson
Millerton
Nassau
North Greenbush
Rotterdam
Valatie