Form 10-K, Exhibit 13
period 2000-03-31
HUDSON RIVER BANCORP INC
filed 2000-06-20
CIK 1057007

EXHIBIT 13
                       2000 Annual Report to Shareholder

On the Cover
------------

A recognized symbol of the bank today is its logo. Encased in a medallion, the ship, is symbolic of the Bank's eloquent past while it sets sail into a promising future.

Hudson River Bank & Trust Company celebrates its 150th anniversary during 2000. Established in 1850, the Bank primarily served the community of Hudson, New York for its first 120 years. Starting in 1970, branches were opened in other locations throughout Columbia County and the neighboring counties of Albany, Rensselaer, Schenectady, Dutchess and Saratoga. Over the past 150 years, the Bank's products and services have seen remarkable changes to meet the demands of its customers. In 1999, the Bank added personal and commercial insurance to its list if available products through its affiliation with the Bostwick Group.

As the new millenium unfolds, Hudson River Bank & Trust Company is poised to compete in a dynamic marketplace as a full service provider of financial products.

     [GRAPHIC - 2 PAGE PULLOUT OF TIMELINE WITH PHOTOS AND ILLUSTRATIONS- TEXT PORTION LISTED BELOW]

1850 - 1870

In 1850 the Hudson City Savings Institution is incorporated and opens for business with the first deposit of $80. [GRAPHIC - ILLUSTRATION]

[GRAPHIC - PHOTO] During 1876 Alexander Graham Bell invents the telephone with the help of Thomas A. Watson, a young repair mechanic.

Under the exigencies of the Civil War in 1862, the U.S. Government first issued legal tender notes called "Greenbacks" which resemble our present day currency. [GRAPHIC - ILLUSTRATION]

The first college football game in 1859 concluded with Rutgers victorious over Princeton. [GRAPHIC - ILLUSTRATION]

Addressing a crowd of 15,000 on Cemetery Hill in Gettsburg, PA, in 1863 Abraham Lincoln's infamous remarks began "Fourscore and seven years ago."
[GRAPHIC - ILLUSTRATION]

1880 - 1910

[GRAPHIC - ILLUSTRATION] In 1891 basketball started as a simple game at a YMCA in Springfield, MA with thirteen rules carefully written by the game's inventor Dr. James Naismith.

Henry Ford invents the Model T automobile and places it into mass assembly in 1908. The Model T can travel 25 miles per hour and sold for $850. [GRAPHIC - PHOTO]

[GRAPHIC - ILLUSTRATION] The United States declare war on Germany as it enters World War I in 1917.

[GRAPHIC - ILLUSTRATION] In 1910 a new main office was opened in Hudson to accommodate the Bank's expanding customer base.

[GRAPHIC - ILLUSTRATION] Journalist, Charles H. Dow, in 1896 devised his 12 stock industrial average to help make sense of the daily jumble up and down of the stocks.

1920 - 1940

The Bank's deposit numbers grew from $7 million in 1920 to $25 million in 1949, typical of the growth the bank was experiencing. [GRAPHIC - ILLUSTRATION]

The New York Yankees won their first of 25 World Series in 1923 against the New York Giants. [GRAPHIC - ILLUSTRATION]

[GRAPHIC - ILLUSTRATION] BLACK TUESDAY saw the stock market crash of 1929 sending Wall Street into chaos.

Japan attacks Pearl Harbor in 1941 forcing the United States to declare war and officially enter into World War II. [GRAPHIC - ILLUSTRATION]

Weighing 30 tons, the first electronic computer was introduced in 1946. [GRAPHIC - ILLUSTRATION]

1950 - 1970

[GRAPHIC - ILLUSTRATION] In 1970 Hudson City Savings Institution begins its expansion by opening its second branch in Chatham, NY.

[GRAPHIC - ILLUSTRATION] The Green Bay Packers won Super Bowl I in 1967 by defeating the Kansas City Chiefs, 35-10.

[GRAPHIC - PHOTO] "I have a dream," Dr Martin Luther King Jr. told 200,000 non-violent protesters in Washington, D.C. in 1963.

The world listened in 1969 as Neil Armstrong spoke: "One small step for man, one giant leap for mankind." [GRAPHIC - PHOTO]

During 1965 the U.S. Government sent the first combat troops to Vietnam in an effort to surppress the spread of Communism. [GRAPHIC - PHOTO]

[GRAPHIC - PHOTO] [GRAPHIC - PHOTO] Secretariat wins the Belmont completing the Triple Crown run in 1973.

In 1976 the trade name "Microsoft" was registered by 20-year old Bill Gates. [GRAPHIC - PHOTO]

1980 - 2000

In 1980 on its way to winning the gold, the U.S. Olympic Hockey team defeated the heavily favored Soviet Union. [GRAPHIC - PHOTO]

[GRAPHIC - PHOTO] The New York Stock exchange tumbles 508 points in 1987 marking the largest single drop since the market crash in 1929.

In 1989 the Berlin Wall, separating East, and West Berlin, is demolished and solidifies the unification movement of East and West Germany.

[GRAPHIC - ILLUSTRATION] Tiger Woods breaks the Masters Tournament record in
1997.

The term "internet" is used for the first time in 1982. Corporations begin to use the internet to communicate with each other and with their customers. [GRAPHIC - PHOTO]

During 1998 Hudson City Savings institution changed its name to Hudson River Bank & Trust Company and converts from a mutual to a stock savings bank. [GRAPHIC - PHOTO]

Financial Highlights

(Dollars in thousands, except per share data)           March 31,            2000                  1999
--------------------------------------------------------------------------------------------------------
For the Year Ended
Net income                                                               $  9,526               $ 3,807
Basic earnings per share                                                     0.65                  0.17
Diluted earnings per share                                                   0.65                  0.17
--------------------------------------------------------------------------------------------------------

At Year End
Total assets                                                          $ 1,149,547             $ 881,139
Loans receivable                                                          823,855               578,099
Deposits                                                                  748,563               591,814
Shareholders' equity                                                      200,723               219,341
Book value at year end                                                      14.50                 14.02
--------------------------------------------------------------------------------------------------------

Significant Ratios
Return on average assets                                                     0.96%                 0.47%
Return on average equity                                                     4.58                  2.05
Net interest margin                                                          4.83                  4.82
Net interest spread                                                          3.85                  3.63
Efficiency ratio                                                            52.61                 50.48
--------------------------------------------------------------------------------------------------------

Asset Quality Ratios
Nonperforming loans to total loans                                           1.25%                 1.72%
Nonperforming assets to total assets                                         1.04                  1.41
Allowance for loan losses to:
     Loans                                                                   2.38                  2.47
     Nonperforming loans                                                   190.50                143.77
--------------------------------------------------------------------------------------------------------

                   [Graphic of map showing branch locations]

                    Husdon River Bancorp has 18 full service branches located in Columbia, Rensselaer
              Albany, Schenectady, Dutchess and Saratoga counties.

HUDSON RIVER BANCORP, INC.
TO OUR SHAREHOLDERS:

It is with great pride that we present to you our 2000 Annual Report for Hudson River Bancorp, Inc. This, the first year of a new millennium, marks a significant year in the history of our institution. Not only did we complete our first full year as a publicly held institution on March 31, but we also will be celebrating the Bank's 150th anniversary. Hudson River Bank & Trust Company, formerly the Hudson City Savings Institution, has been an integral part of our local market for a century and a half. On April 4, 1850, New York's Governor signed into law a special act of the legislature incorporating the Hudson City Savings Institution. Since the first account opened with an initial deposit of $80 in October 1850, we have seen our institution grow to $1.1 billion in total assets and $749 million in deposits with over 100,000 accounts throughout our 18 full-service branches located in Columbia, Rensselaer, Albany, Schenectady, Dutchess, and Saratoga counties.

Expansion into New Markets and Services

Hudson River Bancorp, Inc. completed its first acquisition as a public company in September 1999 increasing its market presence in the immediate Capital District of New York. The Company acquired SFS Bancorp, Inc., the parent of Schenectady Federal Savings Bank, in a cash deal valued at approximately $32 million (the SFS Acquisition). Schenectady Federal Savings had four branches in Schenectady County with approximately 17,000 accounts, $177 million in total assets and $150 million of deposits. The expansion in this market will provide significant opportunities for developing commercial relationships and increasing our market share.

Also in September 1999, the Company acquired an equity interest in The Bostwick Group. Bostwick is a full-service insurance agency with a history as long as our own serving the personal and business needs of the Hudson Valley and Capital District region. This acquisition provides the Company the opportunity to add a full array of insurance products to its already extensive list of diversified financial products and services, while teaming with a company that shares in our philosophy of high-quality and personalized customer service.

Finally, we are excited about our recent announcement to merge with Cohoes Bancorp, Inc., parent company of Cohoes Savings Bank located in Cohoes, New York. Through this union, we will form the largest savings bank based locally in the Capital District. The merger is expected to be completed near year-end, at which time our name will change to Cohoes-Hudson Bancorp, Inc. The two banks will be merged and do business as Hudson River Bank & Trust Company. The transaction is expected to be accretive to the combined company's earnings per share in the first full year of operations.

2000 Financial Results

To evidence the ongoing success of Hudson River Bancorp, Inc., one must only turn to our financial results for the fiscal year ended March 31, 2000. Net income for the current year increased $5.7 million from 1999 to $9.5 million, an increase of 150%. Factoring in a $5.2 million contribution to the Company's charitable foundation in 1999, the Company's profits still rose 34%. Earnings per share rose from $0.17 in 1999 to $0.65 this year. The increase in profitability is due in part to the increase in net interest income generated primarily by the SFS Acquisition. The Company has been able to sustain a relatively high net interest margin over the past several years by managing the growth of the balance sheet and utilizing appropriate funding strategies.

Total assets grew over $268 million from 1999 to $1.1 billion at year-end 2000. The dramatic growth of 30% was primarily attributable to the SFS Acquisition. In addition, strategic emphasis was placed on our commercial relationships resulting in a net increase in commercial-related loans of over $55 million from 1999. Contrasting the growth in loans was the decrease in the amount of nonperforming loans to total loans which ended the year at 1.25%, the lowest year-end level in the past five years. The continued expansion of our commercial lending portfolio will facilitate the growth of commercial deposit relationships and enhance fee income for the Company.

Technological Accomplishments

Our Company can proudly report that we processed information through all critical dates in relation to the Y2K issue without any instance of noncompliance or interruption of information processing. We would be remiss if the efforts and hard work of our staff and vendors were not recognized. Their diligence as we approached the new millennium was critical and appreciated in ensuring that our commitment to customer service was maintained.

During 2000, we also added internet banking to our list of products and services. With the explosion of the information highway and our efforts to provide customers with convenience, the introduction of internet banking has not only provided our current customers with yet another means of transacting business with us, but it will also provide the Bank with the potential to offer our products and services to clients that normally would be outside our geographic market. We are excited about this service and the significant opportunity it provides.

Outlook for the Future

Although we are extremely proud of our distinguished 150 year history, we must look to the future, energized with a strategic vision to carry on our pattern of success. The future of the financial services industry will remain fiercely competitive. We believe that Hudson River Bancorp, Inc. is uniquely positioned to sustain our stature in the community as a strong, well-capitalized leader among the financial institutions in our market. Our strategic initiatives will include:

     o evaluation and implementation of profitable expansion alternatives for the Company;
     o penetration of current and future markets through the opening of new branches;
     o focus on an expense discipline that will result in improved efficiencies of operations; and
     o maintenance of asset quality levels through sound underwriting and risk management.

Our large capital base provides management and our Board of Directors with exciting opportunities to explore new markets for expansion in their primary effort to enhance the value of our franchise.

We would like to extend our sincerest appreciation to our shareholders for your continued support, loyalty and confidence; to our customers for your business; and to our employees for their hard work and for a job well done.


Carl A. Florio                                       Earl Schram, Jr.
President & Chief Executive Officer                  Chairman of the Board

June 5, 2000

                       [Graphic of building relationships]

Commercial Services
-------------------

Hudson River Bank & Trust Company's Commercial Services Division has played an important role in the commercial development of the Greater Capital District in recent years. As local businesses expand, many have turned to the Bank to provide them with the advice, guidance, products and service which they have grown accustomed to over the years.

Through the experience and relationships of our commercial officers, commercial-related loans grew $55.6 million during the year ended March 31, 2000, a 46% increase. The Bank had the privilege of providing financing for such high profile local projects as:

     o   FujiColor Processing photo lab, East Greenbush;
     o   SuperPower   LLC,  a  subsidiary  of   Intermagnetics   General  Corp.,
         Schenectady;
     o   The Hilton Garden Inn, Saratoga Springs; and
     o   New York State Healthcare Association headquarters, East Greenbush.

In addition, the Commercial Services Division offered several new products. "Cash Flow Manager", an accounts receivable financing program, is designed to assist businesses in managing their liquidity and working capital. Our leasing program, kicked off late in the year, offers businesses an alternative to traditional financing for their capital expenditures.

Commercial deposit accounts also increased in the past year as businesses moved toward relationship banking. The growth has resulted in the introduction of new products and services geared toward accommodating business relationships. Internet cash management, sweep investment accounts and commercial money market accounts are just a few of the many products offered to our customers. This along with our many convenient branch locations makes Hudson River Bank & Trust Company a superior alternative for the banking relationships of local businesses.

Insurance Services
------------------

Recent legislation was passed that expanded the powers of banks to offer insurance products to their customers. Accordingly, Hudson River Bancorp, Inc. acquired an equity interest in The Bostwick Group. Our affiliation with Bostwick, a full-service insurance agency, will provide the Company's and Bostwick's customers with a convenient means of accessing a multitude of financial products and services ranging from traditional banking products to a full array of insurance products.

The Bostwick Group has been in existence for 150 years, meeting the personal and business insurance needs of the Hudson Valley and Capital District region. Bostwick has worked diligently over the years in creating strong relationships with more than 25 major carriers of personal, group, and commercial insurance. Bostwick is also committed to the use of the internet - www.bostwickgroup.com - and a variety of modern technologies in providing a high-speed communication link between their customers and the insurance carrier.

Bostwick offers a wide range of personal insurance to protect our customers' lifestyles. Insurance for life, home and property is perhaps the most obvious and important insurance. But equally important is the consideration of insurance needs such as personal liability, long-term care, individual disability, and annuities for retirement.

The Bostwick Group is also an experienced business insurer that delivers superior asset coverage and exceptional value. Commercial lines include property and casualty, commercial umbrella, professional liability, and directors and officers to name a few. Bostwick also offers a full range of cost-effective employee benefit insurance programs for commercial clients including employee health and dental benefits, group life, 401(k), and other retirement benefits.

The longevity and success of Bostwick can be attributed to their personalized service coupled with cost-effective insurance products that address the specific needs of the client. The partnering of Hudson River Bancorp, Inc. and The Bostwick Group, with our shared philosophies and the integration of our products, will provide exciting opportunities for our combined customers.

Investment Management & Trust
-----------------------------

Bringing professional investment advice to our clients, combined with a wide breadth of products and services, has been instrumental in the dramatic growth of the Investment Management & Trust Services Division of the Bank. Our staff of professional advisors provides investment management, trust administration and estate settlement services.

The primary goal of our investment management services is to provide our clients with maximum investment return while employing prudent, time-tested investment strategies. All investment decisions are made within the framework of our clients' financial objectives, their tolerance toward risk, and appropriate fiduciary standards. We believe investment return is best achieved through a diversified portfolio of high quality securities. Assets are invested in companies that are leaders in their industry and historically have generated consistent earnings growth and have provided regular dividend appreciation. In short, we are sensitive to our clients' income requirements, need for capital appreciation, and level of comfort with the financial assets needed to achieve their goals.

We provide administration and professional asset management through our trust administration services. As trustee for our clients, we execute the legal guidelines our clients set forth in their trust and respect their intentions. To this end, we diligently attend to the personal needs of those for whom the trust is intended to benefit.

Through our estate settlement services, we administer our clients' estates and take them through the complexities of probate. Our resources let us settle estates without unnecessary delays and with minimum disruption for their heirs. We are experienced, professional executors with the skills to handle our clients' entire estates settlement.

We believe that quality personalized attention combined with professional and competent advice equates to a winning formula for our clients.

Technology & Internet Banking
-----------------------------

The importance of technology touches all our lives - both as businesses and as individuals. The magnitude of information available over the internet and the speed at which information is processed is commonly accepted in today's society. Over the years, Hudson River Bancorp, Inc. has been a leader in effective utilization of technology to benefit our customers and operational functionality.

In 1999, the Bank was the first local community bank to introduce internet banking to its customers. Through the internet banking icon at our website - www.hudsonriverbank.com - customers can enjoy the convenience and ease of banking 24 hours a day/7 days a week. As an individual account holder, internet banking permits viewing accounts with up-to-the-minute information, transferring money between accounts and paying bills. Business accounts are offered all the services of personal accounts plus the enhanced features of our cash manager module such as payroll/direct deposits, wire transfers and more. All these services are offered within a state-of-the-art, secure on-line environment. For those customers without a computer or access to the internet, the Bank continues to offer a convenient means of conducting certain banking transactions through our automated telephone banking service.

During the last several years, the Y2K data processing issue consumed much of our attention. Defensive preparation occurred worldwide for the possibility that the Y2K bug would somehow affect everyone's lives. Hudson River Bancorp, Inc. is proud of its accomplishments in tackling the issues surrounding the Y2K issue. Not only were all systems reviewed and modified to accurately process information through critical date changes, but the Company took advantage of this opportunity to upgrade certain applications in our continued efforts to increase the efficiency of our systems.

With our commitment to keep pace with technology changes in the future and the current foundation of a state-of-the-art system, Hudson River Bancorp, Inc. is positioned to satisfy the ever-changing demands of our customers, challenge and surpass local competitors, and improve operational efficiencies.

Traditional Banking
-------------------

As we celebrate our 150th anniversary, it is important to understand and appreciate what led to the longevity and success of our Bank. Hudson River Bank & Trust Company has always provided competitively priced loans and deposits to our retail customers backed by personalized and attentive service. This "basic formula" is the foundation supporting all other ventures and opportunities explored by the Bank for the benefit of our customers.

Residential mortgage lending has historically been a principal product in the full line of loans offered to our customers. Hudson River Bank & Trust Company, with its affiliates, Hudson River Mortgage Company and Homestead Funding Corporation, ranked as one of the premier lending groups in the Capital District both in volume and in breadth of products. We take pride in the experience of our residential mortgage lenders in advising prospective homeowners on, what is to be for most, the largest financing decision of their lives.

The Bank has grown from one branch in 1850 to 17 full- service branches located throughout the Greater Capital District of New York. This branch network has amassed total deposits of $749 million as of March 31, 2000. From our certificate of deposit account to the school savings account, each is priced competitively and serviced by friendly, well-trained employees. We are excited about the opening of our newest location in Clifton Park in 2000, our initial entrance into Saratoga County.

Hudson River Bancorp, Inc. will enter the new millennium with a renewed vision to provide our customers with traditional products and services, as well as the commitment to offer creative solutions to satisfy today's dynamic financial services needs.

Community Responsiveness
------------------------

In addition to all the products and services the Bank provides, Hudson River Bancorp, Inc. and the Bank take seriously our responsibility of being a good neighbor in the many communities in which we operate. Of course, we are proud of the fact that we have been meeting the banking needs of our local communities for 150 years. But we are equally proud of the responsiveness of the Company and its employees in meeting the civic responsibilities that ultimately define a good neighbor.

The Company established the Hudson River Bank & Trust Company Foundation in 1998 as part of the Bank's conversion to a New York State chartered stock bank. The purpose of the Foundation is to provide funding to support charitable causes and community development activities in the counties of Columbia, Albany, Rensselaer, Schenectady and Dutchess and their neighboring communities. During the past year, the Foundation made grants in the areas of health care and human services, community and economic development, education, the arts, historic preservation, environmental protection, and youth development. The Foundation continues the Bank's long-standing history of philanthropic efforts, to improve the quality of life in our local communities.

Our desire to be a good neighbor in our local communities is rooted in the efforts of the employees of the Company. The pride, spirit and dedication of these individuals benefit many charitable organizations throughout the Capital Region. Their involvement ranges from participation in fund raising events, board seats, volunteer work for religious organizations, chambers of commerce, boards of education for local school districts, Special Olympics, Girl Scouts and many more. These many volunteered hours underscore their desire to improve our local communities. It is with pride that these individuals are associated with Hudson River Bancorp, Inc.

As we go beyond our 150th anniversary, we will remain committed to our principals to prudently respond to and support our local communities.

FIVE YEAR SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)
At or for the Years Ended March 31,                             2000              1999          1998          1997           1996
----------------------------------------------------------------------------------------------------------------------------------
Earnings
Interest income                                             $ 76,423          $ 63,526       $55,387       $52,881        $49,082
Interest expense                                              30,509            26,000        25,977        25,426         24,086
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                           45,914            37,526        29,410        27,455         24,996
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                      6,200             7,341         8,491         3,826          1,090
Other operating income                                         2,588             2,418         2,845         1,825          1,635
Other operating expenses                                      27,788            26,612        19,030        16,187         14,199
----------------------------------------------------------------------------------------------------------------------------------
Income before  tax expense                                    14,514             5,991         4,734         9,267         11,342
Tax expense                                                    4,988             2,184         1,903         3,607          4,298
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                  $  9,526          $  3,807       $ 2,831       $ 5,660        $ 7,044
----------------------------------------------------------------------------------------------------------------------------------
Per Share Data
Basic earnings per share (1)                                $   0.65          $   0.17             -             -              -
Diluted earnings per share (1)                                  0.65              0.17             -             -              -
Book value at year end                                         14.50             14.02             -             -              -
Book value at year end, including
  unallocated ESOP shares and
  unvested RRP shares                                          12.85             12.39             -             -              -
Tangible book value per share at year end                      13.66             13.81             -             -              -
Tangible book value per share, including
  unallocated ESOP shares and
  unvested RRP shares                                          12.11             12.21             -             -              -
Closing market price                                           10.00             10.94             -             -              -
----------------------------------------------------------------------------------------------------------------------------------
Average Balances and Shares
Total assets                                                $996,448          $809,385      $659,984      $640,867       $597,435
Earning assets                                               950,380           778,691       628,747       612,296        571,263
Loans                                                        698,403           522,974       507,293       471,295        444,645
Securities available for sale                                231,931           156,405        39,357        53,445         26,889
Securities held to maturity                                   14,899            47,738        71,966        83,343         92,243
Deposits                                                     682,029           608,936       577,721       562,922        530,339
Short-term FHLB advances                                      65,542             2,916         3,699         4,459            745
Long-term FHLB borrowings                                     18,386                 -             -             -              -
Shareholders' equity                                         207,953           185,770        67,780        63,322         56,261
Shares outstanding:
     Basic                                                14,556,648        16,302,268             -             -              -
     Diluted                                              14,577,742        16,302,268             -             -              -
----------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
Return on average assets                                        0.96 %            0.47 %        0.43 %        0.88 %         1.18%
Return on average equity                                        4.58              2.05          4.18          8.94          12.52
Net interest margin                                             4.83              4.82          4.68          4.48           4.38
Efficiency ratio (2)                                           52.61             50.48         56.78         54.18          51.89
Expense ratio (2)                                               2.56              2.49          2.77          2.47           2.31
Equity to assets at year end                                   17.46             24.89         10.18         10.00           9.56
Tangible equity to tangible assets at year end                 16.62             24.62         10.10          9.96           9.50
Allowance to nonperforming loans                              190.50            143.77         52.32         29.37          32.57
Allowance to loans                                              2.38              2.47          1.62          1.19           0.79
----------------------------------------------------------------------------------------------------------------------------------

(1) Earnings per share data only applies to periods since the Company's initial public offering on July 1, 1998.

(2) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions, and goodwill and other intangibles amortization for each period. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.

                           Hudson River Bancorp, Inc.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

GENERAL
-------

The financial review which follows focuses on the factors affecting the consolidated financial condition and results of operations of Hudson River Bancorp, Inc. and its subsidiary Hudson River Bank & Trust Company (the "Bank") (combined, the "Company") during the year ended March 31, 2000 and the preceding two years. The consolidated financial statements and related notes as of March 31, 2000 and 1999, and for the three years ended March 31, 2000 should be read in conjunction with this review.

On July 1, 1998, the Bank completed its conversion from a New York chartered mutual savings bank to a New York chartered stock savings bank (the "Conversion"). Concurrent with the Conversion, Hudson River Bancorp, Inc. completed its initial public offering of common stock, receiving approximately $173.3 million in gross proceeds ($170.0 million net of offering expenses) in exchange for 17,333,738 shares of its common stock. An additional 520,012 common shares were contributed to Hudson River Bank & Trust Company Foundation. The Company used a portion of the proceeds to purchase all of the common stock of the Bank. Prior to the initial public offering, Hudson River Bancorp, Inc. had no results of operations; therefore, results of operations prior to July 1, 1998 reflect the operations of the Bank.

The Company's primary market area, with 17 full-service branches, consists of the New York counties of Columbia, Rensselaer, Albany, Schenectady, and Dutchess. The Company has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. The Company's principal business is attracting deposits from customers within its market area and investing those funds primarily in loans, and, to a lesser extent, in marketable securities. The financial condition and operating results of the Company are dependent on its net interest income which is the difference between the interest income earned on its assets and the interest expense paid on its liabilities, primarily consisting of deposits and borrowings. Net income is also affected by provisions for loan losses and other operating income, such as loan servicing income and fees on deposit related services; it is also impacted by other operating expenses, such as compensation and benefits, occupancy and equipment expenses, and federal and state income taxes.

The Company's results of operations are significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of
regulatory  agencies.  Future  changes  in  applicable  laws,  regulations,   or
government policies may have a material impact on the Company. Lending activities are substantially influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. The ability to gather deposits and the cost of funds are influenced by prevailing market interest rates, fees and terms on deposit products, as well as the availability of alternative investments including mutual funds and stocks.

MERGER AND ACQUISITION ACTIVITY
-------------------------------

On September 3, 1999, the Company completed its acquisition of SFS Bancorp, Inc. ("SFS") paying $25.10 in cash for each share of SFS common stock outstanding (the "SFS Acquisition"). The total consideration of approximately $32 million was funded primarily by long-term borrowings. The transaction was accounted for under the purchase method of accounting and goodwill associated with this transaction totaling $9.1 million was recorded. The goodwill is being amortized straight line over fifteen years. SFS had total assets of $176.9 million and total deposits of $150.4 million as of September 3, 1999. Its four branches within Schenectady County were added to the Bank's branch network.

On April 25, 2000, the Company announced that a definitive agreement had been reached with Cohoes Bancorp, Inc. ("Cohoes") to provide for a merger between the Company and Cohoes. Cohoes is a $700 million institution with 21 branches in 6 counties headquartered in Cohoes, New York. The Company will issue 1.185 shares of Company common stock in exchange for each share of Cohoes common stock. The total deal is valued at approximately $87 million based on the Company's stock price immediately preceding the announcement. The transaction will be accounted for under the purchase method of accounting, and pending regulatory and shareholder approvals, is expected to close before year-end 2000. All 21 Cohoes branches will be renamed as Hudson River Bank & Trust Company branches upon completion of the merger, and the Company will be renamed Cohoes-Hudson Bancorp, Inc. The combined company will have over $1.8 billion in total assets and $1.2 billion in deposits.

OVERVIEW
--------

The Company earned net income for the year ended March 31, 2000, of $9.5 million, or $0.65 per share, compared with the $3.8 million earned during the year ended March 31, 1999 and $2.8 million for the year ended March 31, 1998. Net income for 2000 was enhanced by the Company's SFS Acquisition in September 1999. Net income in the 1999 period was negatively impacted by a $5.2 million ($3.1 million after tax) nonrecurring expense taken during July 1998 associated with the contribution of stock to the Hudson River Bank & Trust Company Foundation. Excluding this contribution, the increase over the prior year's performance was a result of higher net interest income and a lower provision for loan losses, partially offset by higher other operating expenses and higher tax expense. For the year ended March 31, 2000, the Company's return on average assets was 0.96%, up from 0.47% in 1999. The Company's return on average equity for the year ended March 31, 2000 was 4.58%, up from 2.05% in 1999.

ASSET/LIABILITY MANAGEMENT
--------------------------

The Company attempts to maximize net interest income, and net income, while actively managing its liquidity and interest rate sensitivity through the mix of various core deposits and other sources of funds, which in turn, fund an appropriate mix of earning assets. The changes in the Company's asset mix and sources of funds, and the resultant impact on net interest income are discussed below.

AVERAGE BALANCES, INTEREST, AND YIELDS

Years Ended March 31,                                                        2000                                      1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Average                                     Average
                                                    Average                   Yield/         Average                      Yield/
(In thousands)                                      Balance     Interest       Rate          Balance       Interest        Rate
                                               -------------------------------------------------------------------------------------
Earning assets
Federal funds sold                                  $   218      $   12       5.50%         $ 18,805      $  1,054         5.60%
Securities purchased under
  agreements to resell                                    -           -          -            29,727         1,662         5.59
Securities available for sale (1)                   231,931      15,432       6.65           156,405         9,997         6.39
Securities held to maturity                          14,899         982       6.59            47,738         3,095         6.48
Federal Home Loan Bank
  of New York stock                                   4,929         337       6.84             3,042           215         7.07
Loans receivable (2)                                698,403      59,660       8.54           522,974        47,503         9.08
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                                950,380      76,423       8.04           778,691        63,526         8.16
------------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                              13,612                                   12,774
Allowance for loan losses                           (17,052)                                 (10,916)
Other non-earning assets                             49,508                                   28,836
------------------------------------------------------------                          ---------------
Total assets                                       $996,448                                 $809,385
============================================================                          ===============

Interest-bearing liabilities
Savings accounts                                   $167,145    $  4,507       2.70%         $155,885      $  5,039         3.23%
N.O.W. and money
  market accounts                                   115,037       2,968       2.58            97,006         2,762         2.85
Time deposit accounts                               353,723      18,007       5.09           313,269        17,930         5.72
Mortgagors' escrow deposits                           5,990         131       2.19             4,986           113         2.27
Securities sold under
  agreements to repurchase                            1,896          84       4.43                77             3         3.90
Short-term FHLB advances                             65,542       3,700       5.65             2,916           153         5.25
Long-term FHLB borrowings                            18,386       1,112       6.05                 -             -            -
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  727,719      30,509       4.19           574,139        26,000         4.53
------------------------------------------------------------------------------------------------------------------------------------

Noninterest-bearing deposits                         46,124                                   42,776
Other noninterest-bearing liabilities                14,652                                    6,700
Shareholders' equity                                207,953                                  185,770
------------------------------------------------------------                          ---------------
Total liabilities and shareholders' equity         $996,448                                 $809,385
============================================================                          ===============
Net interest income                                            $ 45,914                                   $ 37,526
========================================================================                                ==========
Net interest spread                                                           3.85%                                        3.63%
====================================================================================================================================
Net interest margin                                                           4.83%                                        4.82%
====================================================================================================================================
AVERAGE BALANCES, INTEREST, AND YIELDS

Years Ended March 31,                                                       1998
--------------------------------------------------------------------------------------
                                                                           Average
                                               Average                     Yield/
(In thousands)                                 Balance       Interest       Rate
--------------------------------------------------------------------------------------
Earning assets
Federal funds sold                                $  7,298      $   416         5.70%
Securities purchased under
  agreements to resell                                   -            -            -
Securities available for sale (1)                   39,357        2,568         6.52
Securities held to maturity                         71,966        4,727         6.57
Federal Home Loan Bank
  of New York stock                                  2,833          194         6.85
Loans receivable (2)                               507,293       47,482         9.36
--------------------------------------------------------------------------------------
Total earning assets                               628,747       55,387         8.81
--------------------------------------------------------------------------------------

Cash and due from banks                             11,669
Allowance for loan losses                           (6,768)
Other non-earning assets                            26,336
-----------------------------------------------------------
Total assets                                      $659,984
===========================================================

Interest-bearing liabilities
Savings accounts                                  $138,074     $  4,729         3.42%
N.O.W. and money
  market accounts                                   94,904        2,850         3.00
Time deposit accounts                              311,014       18,085         5.81
Mortgagors' escrow deposits                          4,850          108         2.23
Securities sold under
  agreements to repurchase                               -            -            -
Short-term FHLB advances                             3,699          205         5.54
Long-term FHLB borrowings                                -            -            -
--------------------------------------------------------------------------------------
Total interest-bearing liabilities                 552,541       25,977         4.70
--------------------------------------------------------------------------------------

Noninterest-bearing deposits                        33,729
Other noninterest-bearing liabilities                5,934
Shareholders' equity                                67,780
-----------------------------------------------------------
Total liabilities and shareholders' equity        $659,984
===========================================================
Net interest income                                            $ 29,410
=======================================================================
Net interest spread                                                             4.11%
======================================================================================
Net interest margin                                                             4.68%
======================================================================================

(1) Average balances include fair value adjustment.
(2) Average balances include nonaccrual loans.

Earning Assets

Total average earning assets increased to $950.4 million for the year ended March 31, 2000, up from $778.7 million in 1999. This increase was primarily a result of the completion of the SFS Acquisition in September 1999, as well as the impact of the Company's initial public offering on July 1, 1998. Interest income for the year ended March 31, 2000 was $76.4 million, up $12.9 million from 1999. The increase in average balances was the primary reason for the higher income, offset somewhat by lower yields on those assets. The yield on earning assets fell from 8.16% for the year ended March 31, 1999, to 8.04% in 2000. The change in the Company's asset mix from lower yielding investments to higher yielding loans has reduced the impact of a lower rate environment on its earning assets. Earning assets at March 31, 2000 were $1.1 billion, up from $847.1 million at March 31, 1999, primarily as a result of the SFS Acquisition.

Average earning assets for the year ended March 31, 1999 were $149.9 million higher than the average for the previous year. This increase is primarily attributed to the proceeds received by the Company in its initial public offering. As a result of this increase in average earning assets, interest income increased $8.1 million in 1999 from 1998. The increase in interest income as a result of volume increases during 1999 was partially offset by declines in yields on earning assets from 8.81% in 1998 to 8.16% in 1999.

Loans

The average balance of loans increased to $698.4 million for the year ended March 31, 2000, up $175.4 million from the $523.0 million average for 1999. The yield on loans for the year decreased 54 basis points, from 9.08% in 1999 to 8.54% in 2000. Interest income on loans for the year ended March 31, 2000 increased to $59.7 million from $47.5 million in 1999. The increase in average balances for the year resulted in a $15.1 million increase in interest income on loans that was partially offset by a $3.0 million decrease due to lower rates. Interest income on loans in 1999 was flat with 1998. Increases in the average balance of loans in 1999 of $15.7 million were offset by declines in rates from 9.36% in 1998 to 9.08% in 1999.

Total loans were $823.9 million at March 31, 2000, up $245.8 million from the $578.1 million at March 31, 1999. Loans secured by residential real estate increased from $295.5 million, or 51.1% of total loans at March 31, 1999, to $491.8 million, or 59.7% of total loans at March 31, 2000. This increase was primarily the result of the SFS Acquisition and new originations during the current year. Commercial real estate loans increased $47.4 million to $138.9 million at March 31, 2000 from $91.5 million at March 31, 1999. Approximately $4.8 million of the increase was a result of the SFS Acquisition. Commercial loans increased to $37.2 million at March 31, 2000 from $29.0 million at March 31, 1999. These increases were offset in part by a decrease of $8.8 million in manufactured housing loans. Management intends to continue to reduce the portfolio of manufactured housing loans gradually through normal paydown activity while it continues its focus on commercial real estate and commercial lending, as well as residential lending.

LOAN PORTFOLIO ANALYSIS

March 31,                                             2000                    1999                  1998
-----------------------------------------------------------------------------------------------------------------
(In thousands)                                Amount         %         Amount        %        Amount        %
-----------------------------------------------------------------------------------------------------------------
Loans secured by real estate:
   Residential                               $491,811      59.7%    $ 295,466      51.1%    $269,435       53.2%
   Commercial                                 138,891      16.9        91,480      15.8       76,570       15.1
   Construction                                 9,144       1.1         3,401       0.6        4,621        0.9
-----------------------------------------------------------------------------------------------------------------
Total loans secured by real estate            639,846      77.7       390,347      67.5      350,626       69.2
-----------------------------------------------------------------------------------------------------------------
Other loans:
   Manufactured housing                        81,542       9.9        90,354      15.6       97,426       19.2
   Commercial                                  37,167       4.5        29,024       5.0       18,484        3.7
   Financed insurance premiums                 51,796       6.3        57,901      10.0       27,976        5.5
   Consumer                                    15,536       1.9        12,440       2.2       11,857        2.3
-----------------------------------------------------------------------------------------------------------------
Total other loans                             186,041      22.6       189,719      32.8      155,743       30.7
-----------------------------------------------------------------------------------------------------------------
Unearned discount and net deferred
   loan origination fees and costs            (2,032)      (0.3)       (1,967)     (0.3)         609        0.1
-----------------------------------------------------------------------------------------------------------------
Total loans receivable                       $823,855     100.0%    $ 578,099     100.0%    $506,978      100.0%
Allowance for loan losses                    (19,608)                 (14,296)                (8,227)
-----------------------------------------------------------------------------------------------------------------
Net loans receivable                         $804,247               $ 563,803               $498,751
=================================================================================================================

March 31,                                                  1997                    1996
------------------------------------------------------------------------------------------------
(In thousands)                                     Amount         %        Amount         %
------------------------------------------------------------------------------------------------
Loans secured by real estate:
   Residential                                   $ 274,092     55.6%      $241,162      53.5%
   Commercial                                       67,697     13.7         70,854      15.7
   Construction                                      2,725      0.6          4,317       1.0
------------------------------------------------------------------------------------------------
Total loans secured by real estate                 344,514     69.9        316,333      70.2
------------------------------------------------------------------------------------------------
Other loans:
   Manufactured housing                             92,651     18.8         80,399      17.8
   Commercial                                       19,713      4.0         29,190       6.5
   Financed insurance premiums                      23,535      4.8         13,503       3.0
   Consumer                                         11,577      2.3         10,155       2.3
------------------------------------------------------------------------------------------------
Total other loans                                  147,476     29.9        133,247      29.6
------------------------------------------------------------------------------------------------
Unearned discount and net deferred
   loan origination fees and costs                   1,029      0.2          1,091       0.2
------------------------------------------------------------------------------------------------
Total loans receivable                           $ 493,019    100.0%      $450,671     100.0%
Allowance for loan losses                           (5,872)                 (3,546)
------------------------------------------------------------------------------------------------
Net loans receivable                             $ 487,147                $447,125
================================================================================================

VOLUME AND RATE ANALYSIS

                                                                         2000 vs 1999                                  1999 vs 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                             Due To         Due To            Net            Due To           Due To         Net
(In thousands)                               Volume          Rate           Change           Volume            Rate         Change
-----------------------------------------------------------------------------------------------------------------------------------
Interest income
Federal funds sold                         $(1,023)       $    (19)       $ (1,042)        $   645         $     (7)       $   638
Securities purchased under
     agreements to resell                   (1,662)              -          (1,662)          1,662                -          1,662
Securities available for sale                 5,010            425           5,435           7,482              (53)         7,429
Securities held to maturity                 (2,164)             51          (2,113)         (1,572)             (60)        (1,632)
Federal Home Loan Bank
     of New York stock                          129             (7)            122              15                6             21
Loans receivable                             15,129         (2,972)         12,157           1,446           (1,425)            21
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                      $ 15,419       $ (2,522)       $ 12,897         $ 9,678         $ (1,539)       $ 8,139
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense
Savings accounts                              $ 346       $   (878)       $   (532)        $   586         $   (276)       $   310
N.O.W. and money market accounts                481           (275)            206              62             (150)           (88)
Time deposit accounts                         2,177         (2,100)             77             130             (285)          (155)
Mortgagors' escrow deposits                      22             (4)             18               3                2              5
Securities sold under agreements
     to repurchase                               81              -              81               3                -              3
Short-term FHLB advances                      3,535             12           3,547             (42)             (10)           (52)
Long-term FHLB borrowings                     1,112              -           1,112               -                -              -
-----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                     $  7,754       $ (3,245)       $  4,509         $   742         $   (719)       $    23
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                        $  7,665       $    723        $  8,388         $ 8,936         $   (820)       $ 8,116
===================================================================================================================================

Note: Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

Securities

The average balance of securities available for sale and securities held to maturity (collectively "securities") increased $42.7 million to $246.8 million for the year ended March 31, 2000, up from $204.1 million for the year ended March 31, 1999. This increase is the result of the SFS Acquisition as well as the reinvestment of the Company's federal funds sold and securities purchased under agreements to resell into the securities available for sale portfolio that took place towards the end of 1999. Interest income earned on securities of $16.4 million for the year ended March 31, 2000, was up $3.3 million from the $13.1 million earned in 1999 primarily as a result of the higher average balances. The average balance of securities for the year ended March 31, 1999 were $92.8 million higher than the average balance of securities in 1998. This increase was attributed to the investment of the proceeds received from the Company's initial public offering and resulted in a growth of $5.8 million in interest on securities in 1999 from 1998.

Securities at March 31, 2000 were $248.1 million, down $17.5 million from the $265.7 million the Company held as of March 31, 1999. The decrease was almost entirely due to calls, maturities and paydowns of securities (offset primarily by the impact of the SFS Acquisition) as well as the increase in the net unrealized loss on the securities available for sale portfolio. Reinvestment of the proceeds were primarily directed to the loan portfolio to accommodate the growth experienced in that asset category. Management is continuing to allow the balance of securities held to maturity to decrease with new purchases of securities directed to the securities available for sale classification.

Federal Funds Sold and Securities Purchased Under Agreements to Resell

The Company had limited federal funds sold and no securities purchased under agreements to resell during the year ended March 31, 2000 as these asset categories were reinvested in the higher yielding loan and securities portfolios during the latter stages of the year ended March 31, 1999. For the immediate future, the Company does not anticipate utilizing these asset categories for significant investments other than on a temporary basis as market conditions warrant. The average balance of federal funds sold and securities purchased under agreements to resell of $48.5 million for the year ended March 31, 1999, generated $2.7 million in interest income for that year and was $41.2 million higher than the average balance in 1998. This increase was due to the temporary investment of the proceeds from the Company's initial public offering.

Funding Sources

The Company utilizes traditional deposit products such as time, savings and N.O.W. and money market deposits as its primary source for funding. Other sources such as short-term FHLB advances and long-term FHLB borrowings, however, are utilized as necessary to support the Company's growth in assets and to achieve interest rate sensitivity objectives. The average balance of interest-bearing liabilities increased to $727.7 million for the year ended March 31, 2000 from $574.1 million for the year ended March 31, 1999. This increase in average balance is attributed primarily to the SFS Acquisition. Interest expense for the year ended March 31, 2000 was $30.5 million, up $4.5 million from the previous year. The increase in volume, partially offset by a decrease in the average rate paid from 4.53% to 4.19%, resulted in the overall increase in interest expense for the year. Average interest-bearing liabilities for the year ended March 31, 1999 were $21.6 million higher than 1998. This increase in volume was almost entirely offset by a decline in rates paid, resulting in no significant changes in interest expense between the two years.

Interest-bearing liabilities at March 31, 2000 were $857.1 million, up from $580.2 million at March 31, 1999. This increase was a result of the SFS Acquisition as well as the necessity to fund the growth in assets of the Company, primarily in the loan portfolio.

Deposits

The average balance of savings accounts increased $11.3 million to $167.1 million for the year ended March 31, 2000, up from $155.9 million for the previous year. These fluctuations are the result of the impact of the SFS Acquisition during the year ended March 31, 2000, offset in part by the impact of the stock subscriptions received in the prior year relating to the Company's initial public offering, which temporarily increased deposits during 1999. Interest expense on savings accounts declined from $5.0 million for the year ended March 31, 1999 to $4.5 million in 2000 as the decrease in average rates paid from 3.23% to 2.70% more than offset the increase in average balances. Rates paid on savings accounts declined from 3.42% in 1998 to the 3.23% in 1999. This decline in rates was more than offset by the increase in the average balance of savings accounts from $138.1 million in 1998 to $155.9 million in 1999, resulting in an overall increase in interest expense during 1999 of $310 thousand.

The average balance of N.O.W. and money market accounts increased to $115.0 million for the year ended March 31, 2000, up from $97.0 million in 1999. These fluctuations are primarily the result of the impact of the SFS Acquisition during the year ended March 31, 2000. Interest expense on N.O.W. and money market accounts increased from $2.8 million in 1999 to $3.0 million in the year ended March 31, 2000, as a decrease in average rates paid from 2.85% to 2.58% somewhat offset the effect of the higher average balances. Rates paid on N.O.W. and money market accounts declined from 3.00% in 1998 to the 2.85% in 1999. This decline in rates was the primary reason for the decrease in interest expense during 1999 from 1998.

Interest expense on time deposits was virtually flat for the year ended March 31, 2000 at $18.0 million, compared with $17.9 million in 1999. The average balance of time deposits increased from $313.3 million for the year ended March 31, 1999 to $353.7 million for the year ended March 31, 2000, primarily due to the SFS Acquisition. Lower average rates paid on time deposits of 5.09% for the year ended March 31, 2000, down from 5.72% in 1999, almost completely offset the effect of the higher average balances in 2000. For the year ended March 31, 1999, the decline in average rates paid from 5.81% in 1998 to 5.72% in 1999, partially offset by a $2.3 million increase in average balances during 1999, resulted in a decrease of $155 thousand in interest expense during 1999 from 1998.

Total deposits, including $48.2 million of noninterest-bearing deposits, were $748.6 million at March 31, 2000, up from $591.8 million ($44.0 million of noninterest-bearing deposits) at March 31, 1999. These increases were a result of the SFS Acquisition, as well as the Company's continued focus on commercial services, including commercial deposits, and the opening of the Bank's North Greenbush branch at the end of March 1999.

Short-term FHLB Advances and Long-term FHLB Borrowings

The average balance of short-term FHLB advances increased to $65.5 million for the year ended March 31, 2000, from $2.9 million in 1999 and $3.7 million in 1998. Interest expense on these borrowings increased $3.5 million for the year ended March 31, 2000 when compared with 1999. This increase is almost entirely attributed to the increase in volume with little impact of a change in rates paid on the advances. The average balance of long-term FHLB borrowings was $18.4 million for the year ended March 31, 2000. The Company did not have any long-term FHLB borrowings during the years ended March 31, 1999 or 1998.

Short-term FHLB advances were $116.5 million at March 31, 2000, up from $27.6 million at March 31, 1999. This increase is primarily the result of the Company's use of such borrowings to fund its growth in loans and the repurchase of Company stock. Long-term FHLB borrowings were $30.6 million at March 31, 2000. The increase in this category is primarily attributed to the use of such funds for the SFS Acquisition as well as management's continued monitoring of the Company's interest rate risk profile. The interest rates on the long-term FHLB borrowings are fixed with maturities ranging from one-to-five years, with call options ranging from one-to-three years.

Net Interest Income

Net interest income for the year ended March 31, 2000 was $45.9 million, up from $37.5 million in 1999 and $29.4 million in 1998. The increase was the result of the increase in average earning assets and lower rates paid on interest-bearing liabilities. The impact of these factors was offset in part by lower rates earned on average earning assets and higher balances of interest-bearing liabilities. As a result of these volume and rate fluctuations, the Company's net interest margin for the year ended March 31, 2000 was 4.83%, up from 4.82% in 1999 and 4.68% in 1998.

Noninterest Sensitive Assets and Liabilities

Noninterest sensitive assets include accrued interest receivable, premises and equipment, other real estate owned and repossessed property, goodwill and other intangibles, and other assets. Premises and equipment amounted to $18.7 million at March 31, 2000, up from $16.8 million at March 31, 1999. The increase is primarily attributed to assets acquired as part of the SFS Acquisition and upgrades of our computer mainframe during the year ended March 31, 2000. Goodwill and other intangibles increased from $3.2 million at March 31, 1999 to $11.6 million at March 31, 2000, essentially as a result of the SFS Acquisition. Other assets were $34.7 million at March 31, 2000, up from $7.4 million at March 31, 1999. The increase is attributed to the Company's purchase of bank owned life insurance on substantially all employees ($15 million), as well as deferred taxes associated with the SFS Acquisition and the mark-to-market of the Company's securities available for sale portfolio.

Noninterest sensitive liabilities include noninterest-bearing deposits (primarily checking accounts) and other liabilities. Noninterest-bearing deposits increased from $44.0 million at March 31, 1999 to $48.2 million at March 31, 2000. This increase is associated with accounts acquired as part of the SFS Acquisition, a new branch in 1999, and growth of the Company's commercial accounts, which are generally noninterest-bearing. Other liabilities increased from $37.7 million at March 31, 1999 to $43.5 million at March 31, 2000. The balance in both years is largely composed of amounts due to insurance companies in April of each year for financed insurance premium loans. The increase in 2000 is related to the timing of various payments to be made, as well as the SFS Acquisition.

RISK MANAGEMENT
---------------

Credit Risk

Credit risk is managed through the interrelationship of loan officer lending authorities, Board of Director oversight, loan policies, a credit administration department, an internal loan review function, and a problem loan committee. These components of the Company's underwriting and monitoring functions are critical to the timely identification, classification and resolution of problem credits.

Nonperforming Assets
--------------------

Nonperforming assets include nonperforming loans (loans in a nonaccrual status, loans that have been restructured, and loans past due 90 days or more and still accruing interest) and assets which have been foreclosed or repossessed. Foreclosed assets typically represent residential or commercial properties while repossessed property is primarily manufactured homes abandoned by their owners or repossessed by the Company.

Total nonperforming assets at March 31, 2000 were $11.9 million or 1.04% of total assets, compared with $12.5 million or 1.41% at March 31, 1999. The $518 thousand decrease in total nonperforming assets is due to a $867 thousand decrease in foreclosed and repossessed property partially offset by a $349 thousand increase in nonperforming loans. The increase in nonperforming loans was primarily a result of nonperforming loans acquired as part of the SFS Acquisition. SFS had $937 thousand in nonperforming loans immediately prior to the acquisition date.

The $867 thousand decrease in foreclosed and repossessed property was made up of a $597 thousand reduction of repossessed manufactured homes with the remainder made up of reductions in foreclosed residential and commercial properties, partially offset by foreclosed properties acquired as part of the SFS Acquisition.

NONPERFORMING ASSETS

(In thousands)                          March 31,        2000             1999             1998            1997             1996
----------------------------------------------------------------------------------------------------------------------------------
Nonaccruing loans
Residential real estate                               $  3,199         $  2,253         $  4,512        $  4,553         $  3,496
Commercial real estate                                   2,536            2,669            5,253           3,239            1,587
Commercial loans                                           137                -              -             2,318               75
Manufactured housing                                     1,911            2,315            3,060           2,260            1,597
Financed insurance premiums                              2,453            2,549            2,768           2,867            1,527
Consumer                                                    57              158             114              45                 4
----------------------------------------------------------------------------------------------------------------------------------
Total                                                   10,293            9,944           15,707          15,282            8,286
----------------------------------------------------------------------------------------------------------------------------------

Loans past due 90-days or more
      and still accruing interest
Residential real estate                                      -                -                -             570            1,262
Commercial real estate                                       -                -                -           3,874            1,316
Commercial loans                                             -                -                -             244                -
Manufactured housing                                         -                -               16               -               22
Financed insurance premiums                                  -                -                -               -                -
Consumer                                                     -                -                -              23                -
----------------------------------------------------------------------------------------------------------------------------------
Total                                                        -                -               16           4,711            2,600
----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                             $ 10,293         $  9,944         $ 15,723        $ 19,993         $ 10,886
==================================================================================================================================

Foreclosed and repossessed property
Residential real estate                                 $   85          $   258          $   145          $   48          $   160
Commercial real estate                                     377              474              299           2,860              921
Repossessed property                                     1,179            1,776            1,088             539              635
----------------------------------------------------------------------------------------------------------------------------------
Total foreclosed and repossessed property             $  1,641         $  2,508         $  1,532        $  3,447         $  1,716
==================================================================================================================================
Total nonperforming assets                            $ 11,934         $ 12,452         $ 17,255        $ 23,440         $ 12,602
==================================================================================================================================
Allowance for loan losses                             $ 19,608         $ 14,296         $  8,227        $  5,872         $  3,546
==================================================================================================================================

Allowance to nonperforming loans                        190.50%          143.77%           52.32%          29.37%           32.57%
Nonperforming assets to total assets                      1.04             1.41             2.57            3.60             2.02
Nonperforming loans to total loans                        1.25             1.72             3.10            4.06             2.42
==================================================================================================================================

Allowance and Provision For Loan Losses
---------------------------------------

The allowance for loan losses at March 31, 2000 was $19.6 million, up from $14.3 million at March 31, 1999. The allowance as a percentage of nonperforming loans increased from 143.8% at March 31, 1999 to 190.5% at March 31, 2000. The adequacy of the allowance for loan losses is evaluated quarterly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention, as well as an analysis of the higher risk elements of the Company's loan portfolio and growth in the loan portfolio. Net charge-offs for the year ended March 31, 2000 were $1.9 million, up from $1.3 million in 1999. The increase in net charge-offs in 2000 is primarily a result of the impact of a recovery of a larger commercial real estate loan during 1999. Gross charge-offs of $2.5 million for 2000 were down from $3.2 million for the year ended March 31, 1999.

As a result of management's analysis of the risk characteristics of the loan portfolio, as well as the trends and levels of nonperforming and other delinquent loans, a provision for loan losses of $6.2 million was recorded for the year ended March 31, 2000. The $6.2 million provision is down $1.1 million from the $7.3 million provision recorded in 1999. The provision as a percentage of average loans declined from 1.40% in 1999 to 0.89% in 2000. This decline is primarily a result of the reduction in gross loan charge-offs experienced in 2000 as compared to 1999 and 1998. The provision was, however, maintained at its current level as a result of the significant growth in the loan portfolio, in particular the growth in commercial-type loans. An additional allowance of $1.0 million was acquired during the year ended March 31, 2000 as part of the SFS Acquisition.

The Company continues to maintain certain portfolios of loans with higher credit risk, such as manufactured housing loans, commercial loans and financed insurance premium loans. Net charge-offs, risk elements of the Company's loan portfolio, economic conditions in the Company's market area and nonperforming loan balances are the primary factors which are considered in determining the level of the Company's provision for loan losses. The growth in loan balances is also a factor in determining the level of the Company's provision for loan losses.

LOAN LOSS EXPERIENCE

(In thousands)                  Years Ended March 31,           2000           1999           1998            1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Loans outstanding (end of year)                             $  823,855     $  578,099      $ 506,978       $  493,019     $ 450,671
====================================================================================================================================
Average loans outstanding                                   $  698,403     $  522,974      $ 507,293       $  471,295     $ 444,645
====================================================================================================================================

Allowance for loan loss at beginning of year                $   14,296     $    8,227      $   5,872       $    3,546     $   3,187
Loan charge-offs:
       Residential real estate                                    (282)          (251)          (440)            (162)         (111)
       Commercial real estate                                      (14)           (95)        (1,298)            (454)          (95)
       Commercial loans                                           (150)          (136)        (2,309)            (127)            -
       Manufactured housing                                     (1,283)        (1,331)          (480)            (216)         (372)
       Consumer                                                   (228)          (139)          (112)             (41)          (46)
       Financed insurance premiums                                (586)        (1,239)        (2,091)          (1,070)         (573)
------------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                               (2,543)        (3,191)        (6,730)          (2,070)       (1,197)
------------------------------------------------------------------------------------------------------------------------------------

Loan recoveries:
       Residential real estate                                      54            341              8                3            21
       Commercial real estate                                      184            777             17               11            16
       Commercial loans                                              4             17             10               74             6
       Manufactured housing                                         86             73            105               45            70
       Consumer                                                     38             25             38               51            49
       Financed insurance premiums                                 281            686            416              386           261
------------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                   647          1,919            594              570           423
------------------------------------------------------------------------------------------------------------------------------------
Loan charge-offs, net of recoveries                             (1,896)        (1,272)        (6,136)          (1,500)         (774)
Provision charged to operations                                  6,200          7,341          8,491            3,826         1,090
Allowance acquired                                               1,008              -              -               -             43
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                    $   19,608     $   14,296      $   8,227       $    5,872      $  3,546
====================================================================================================================================
Ratio of net charge-offs to average loans outstanding             0.27%          0.24%          1.21%            0.32%         0.17%
====================================================================================================================================
Provision to average loans outstanding                            0.89%          1.40%          1.67%            0.81%         0.25%
====================================================================================================================================
Allowance to loans outstanding (end of year)                      2.38%          2.47%          1.62%            1.19%         0.79%
====================================================================================================================================

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

In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management's asset/liability committee meets monthly to review the Company's interest rate risk position and profitability, and to recommend strategies for consideration by the Board of Directors. Management also reviews loan and deposit pricing, and the Company's securities portfolio, formulates investment and funding strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

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

Interest rate risk analyses performed by the Company indicate that the Company is virtually neutral to changes in interest rates as of March 31, 2000. As a result, rising or falling interest rates projected over a 12-month horizon would not have a significant impact on net interest income. Consistent with the asset/liability management philosophy described above, the Company has taken steps to manage its interest rate risk by attempting to match the repricing periods of its earning assets to its interest-bearing liabilities, while still allowing for maximization of net interest income. The Company's purchases of securities, retention of fixed rate loan products, and emphasis on lower cost, more stable non-certificate deposit accounts are methods the Company has utilized to manage its interest rate risk. Management continuously evaluates various alternatives to address interest rate risk including, but not limited to, the purchase of interest rate swaps, caps, and floors, leveraging scenarios, and changes in asset or funding mix.

The primary tool utilized by management to measure interest rate risk is a balance sheet/income statement simulation model. The model is used to execute simulations of the Company's net interest income performance based upon potential changes in interest rates over a selected period of time. The model's input data includes earning assets and interest-bearing liabilities, their associated cash flow characteristics, repricing opportunities, maturities and current rates. In addition, management makes certain assumptions in relation to prepayment speeds for all assets and liabilities that possess optionality, including loans, mortgage-backed securities and collateralized mortgage obligations. These assumptions are based on industry standards for prepayments.

The model is first run under an assumption of a flat rate scenario (i.e. no change in current interest rates) over a 12-month period. A second and third model are run in which a gradual increase and decrease, respectively, of 200 basis points takes place over a 12-month period. Under these scenarios, assets subject to repricing or prepayment are adjusted to account for faster or slower prepayment assumptions. The resultant changes in net interest income are then measured against the flat rate scenario.

The following table summarizes the percentage change in interest income and interest expense by major earning asset and interest-bearing liability categories as of March 31, 2000 in the rising and declining rate scenarios from the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is projected to remain virtually level with the flat rate scenario, declining by 0.01% over a 12-month period. Under the rising rate scenario, net interest income is projected to decrease by 0.25% from the flat rate scenario over a 12-month period. This level of variability places the Company's interest rate risk profile well within acceptable Company guidelines.

                                   Percentage Change in Net Interest Income From Flat Rate Scenario
---------------------------------------------------------------------------------------------------
                                      Declining Rate Scenario            Rising Rate Scenario
---------------------------------------------------------------------------------------------------
Investment securities (1)                  (1.89)%                              1.77%
Total loans                                (2.05)                               2.16
---------------------------------------------------------------------------------------------------
Total interest income                      (2.12)                               2.18
---------------------------------------------------------------------------------------------------
Core deposits                              (8.61)                              10.62
Time deposits                              (2.04)                               1.93
---------------------------------------------------------------------------------------------------
Total deposits                             (3.98)                               4.62
Borrowings                                 (8.22)                               8.34
---------------------------------------------------------------------------------------------------
Total interest expense                     (5.05)                               5.56
---------------------------------------------------------------------------------------------------
Net interest income                        (0.01)%                             (0.25)%
===================================================================================================

(1) Includes all securities held to maturity, securities available for sale, and money market investments.

Liquidity Risk

Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals or make new loans or investments.

The Company's cash inflows result primarily from loan repayments; maturities, principal payments, and calls of securities held to maturity and securities available for sale; new deposits; and borrowings from the Federal Home Loan Bank of New York. The Company's cash outflows consist of new loan originations; security purchases; deposit withdrawals; operating expenses; and treasury stock purchases. The timing of cash inflows and outflows is closely monitored by management although changes in interest rates, economic conditions, and competitive forces strongly impact the predictability of these cash flows. The Company attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network, and through the use of borrowings. Management believes that the level of the Company's liquid assets combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of depositors, and meet all other daily obligations of the Company.

CAPITAL RESOURCES
-----------------

Consistent with its goal to operate a sound and profitable financial organization, the Company actively seeks to maintain a "well-capitalized" institution in accordance with regulatory standards. Total equity was $200.7 million at March 31, 2000, or 17.46% of total assets on that date. As of March 31, 1999, total equity was $219.3 million, or 24.89% of total assets. Ratios of tangible equity to tangible assets were 16.62% and 24.62% as of March 31, 2000 and 1999, respectively. These reductions in the equity to assets ratios are reflective of management's objectives to leverage capital through asset growth, mergers and acquisitions, and share repurchases. The Company completed a 5% share repurchase program during July 1999 and is currently executing a 10% share repurchase program. As of March 31, 2000, the Company had an additional 417 thousand shares to acquire under its current repurchase program. As of March 31, 2000, the Company and the Bank exceeded all of their regulatory capital requirements and the Bank was classified as a well-capitalized institution.

OTHER OPERATING INCOME AND EXPENSES
-----------------------------------

Total other operating income was $2.6 million for the year ended March 31, 2000, up slightly from the $2.4 million earned in 1999. Other operating income is composed primarily of service charges on deposit accounts. Income from service charges on deposit accounts increased from $1.3 million in 1999 to $1.5 million in 2000, primarily as a result of the SFS Acquisition and its resultant increase in deposit accounts. Total other operating income in 1999 was $427 thousand less than the $2.8 million in 1998, primarily the result of a gain on the sale of a former branch building that was recorded in 1998.

Total other operating expenses were $27.8 million for the year ended March 31, 2000, up $1.2 million from 1999. Total other operating expenses in 1999 included a $5.2 million nonrecurring expense associated with a contribution of stock to the Hudson River Bank & Trust Company Foundation. After adjusting for this nonrecurring expense, other operating expenses in 2000 increased $6.4 million from 1999. This increase was due primarily to higher expenses in compensation and benefits, occupancy, equipment, advertising, goodwill and other intangibles amortization and other expenses. Total other operating expenses increased $7.6 million in 1999 from 1998. Most of this increase was a result of the nonrecurring expense recorded in 1999 noted above. The remainder was due to increases in compensation and benefits and other real estate owned and repossessed property expenses during 1999.

Compensation and benefits increased $2.8 million to $13.8 million for the year ended March 31, 2000 up from $11.0 million in 1999. This increase is the result of costs associated with the Company's Employee Stock Ownership Plan ("ESOP") and stock awarded under the Company's Recognition and Retention Plan ("RRP"). Costs associated with these plans totaled $1.4 million and $943 thousand, respectively, during the year ended March 31, 2000, while in 1999, the costs totaled $1.1 million and $217 thousand, respectively. The SFS Acquisition resulted in increased expenses as four additional branches were added to the Company's branch network in September 1999. The opening of the Company's thirteenth branch just prior to the beginning of the current fiscal year also contributed to the increase in compensation and benefits during 2000. Compensation and benefits increased $1.6 million in 1999 from 1998, primarily as a result of the implementation of the ESOP and RRP plans during the year ended March 31, 1999.

Occupancy expenses were $1.8 million for the year ended March 31, 2000, up $307 thousand from 1999. The increase is attributed to the growth in the Company's branch network resulting from the SFS Acquisition and a branch opening as noted above.

Equipment expenses for the year ended March 31, 2000 were $2.5 million, up from $1.6 million in 1999. These expenses, primarily depreciation and maintenance charges, were higher due to the equipment purchases made during the second half of 1999. These equipment purchases included a new teller system, new personal computers, an upgraded network and new image-technology for back office operations. The opening of our thirteenth branch as mentioned previously and the SFS Acquisition also contributed to this increase.

Expenses on other real estate owned and repossessed property were $1.2 million in 2000, $1.0 million in 1999, and $572 thousand in 1998. These increases are the result of management's continued efforts to reduce the level of problem assets. Higher levels of other real estate owned and repossessed property during this period resulted in increased maintenance expenses associated with these assets during 2000 and 1999 as compared with 1998.

Advertising during the year ended March 31, 2000 amounted to $922 thousand, up from $529 thousand in 1999. This increase is primarily related to the development of new products, including internet banking, branch openings, and the SFS Acquisition and the resultant name change of the four SFS branches.

Goodwill and other intangibles amortization for the year ended March 31, 2000 was $1.1 million, up from $252 thousand for 1999. The increase relates to the goodwill associated with the SFS Acquisition, equity investments in Homestead Funding Corp., a mortgage company, in November 1998, and an equity investment in The Bostwick Group, an insurance brokerage agency, in September 1999.

Other expenses were $5.0 million for the year ended March 31, 2000, up from $4.2 million during 1999. The increase is the result of general increases associated with being a public company and the SFS Acquisition. The Company also recorded a $253 thousand loss on the disposition of equipment as a result of an upgrade to its existing mainframe that was necessitated by the SFS Acquisition.

TAX EXPENSE
-----------

Tax expense increased from $2.2 million for the year ended March 31, 1999 to $5.0 million for 2000. The increase is primarily the result of higher income before tax expense partially offset by an increase in tax exempt income realized by the Company and the reduction of the deferred tax asset valuation allowance. The valuation allowance was reduced when circumstances creating uncertainties about the realization of certain Federal and state deferred tax assets were resolved.

QUARTERLY FINANCIAL RESULTS

Three Months Ended                                  March 31,     December 31,      September 30,        June 30,             YTD
(In thousands, except per share data)                    2000             1999               1999            1999            2000
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                      $ 21,009         $ 20,468           $ 18,122        $ 16,824        $ 76,423
Interest expense                                        8,969            8,521              6,780           6,239          30,509
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                    12,040           11,947             11,342          10,585          45,914
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                               1,500            1,500              1,500           1,700           6,200
Other operating income                                    729              614                653             592           2,588
Other operating expenses                                7,453            7,158              6,876           6,301          27,788
----------------------------------------------------------------------------------------------------------------------------------
Income before tax expense                               3,816            3,903              3,619           3,176          14,514
Tax expense                                             1,298            1,335              1,240           1,115           4,988
----------------------------------------------------------------------------------------------------------------------------------
Net income                                            $ 2,518          $ 2,568            $ 2,379         $ 2,061         $ 9,526
==================================================================================================================================
Basic earnings per share                              $  0.18          $  0.18            $  0.16         $  0.13         $  0.65
Diluted earnings per share                               0.18             0.18               0.16            0.13            0.65
==================================================================================================================================

Three Months Ended                                  March 31,     December 31,      September 30,        June 30,             YTD
(In thousands, except per share data)                    1999             1998               1998            1998            1999
----------------------------------------------------------------------------------------------------------------------------------

Interest income                                      $ 15,785         $ 16,012           $ 16,675        $ 15,054        $ 63,526
Interest expense                                        6,018            6,339              6,480           7,163          26,000
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                     9,767            9,673             10,195           7,891          37,526
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                               1,500            1,681              1,944           2,216           7,341
Other operating income                                    536              583                675             624           2,418
Other operating expenses                                5,895            5,597             10,452           4,668          26,612
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before tax expense (benefit)              2,908            2,978            (1,526)           1,631           5,991
Tax expense (benefit)                                   1,045            1,098              (604)             645           2,184
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $ 1,863          $ 1,880            $ (922)          $  986         $ 3,807
==================================================================================================================================
Basic earnings (loss) per share(1)                    $  0.12          $  0.11           $ (0.06)          $    -         $  0.17
Diluted earnings (loss) per share (1)                    0.12             0.11             (0.06)               -            0.17
==================================================================================================================================

(1) Earnings per share data only applies to periods since the Company's initial public offering on July 1, 1998.

THE YEAR 2000 ISSUE
-------------------

During the past several quarters, the Company reported on potential concerns relating to the Year 2000 issue which centered on the possible inability of computer systems to recognize the century date change. The Company did not experience any interruptions in any computer operations related to the Year 2000 issue. Additionally, the Company did not note any delays in loan payments from its borrowers that may have been a result of problems encountered by them in relation to the Year 2000 issue. The total costs incurred by the Company in relation to the Year 2000 issue were not significant, and no further costs are anticipated.

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. As amended, this Statement is currently effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management is currently evaluating what impact, if any, this Statement will have on the Company's consolidated financial statements.

FORWARD-LOOKING STATEMENTS
--------------------------

When used in this filing or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "should continue", "is anticipated", "estimate", "project", "believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

     a. Deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;
     b. Changes in market interest rates or changes in the speed at which market interest rates change;
     c. Changes in laws and regulations affecting the financial services industry;
     d.  Changes in competition; and
     e.  Changes in consumer preferences.

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

Management is also responsible for establishing and maintaining internal controls designed to provide reasonable assurance of the accountability and safeguarding of the Company's assets and, therefore, the integrity of the consolidated financial statements. These corporate-wide controls include self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. There are inherent limitations in the effectiveness of any internal controls, including the possibility of human error and the circumvention or overriding of controls. Management believes that the Company's internal controls provide reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

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

/s/ Carl A Florio                                   /s/ Timothy E. Blow
-----------------                                   -------------------
Carl A. Florio                                      Timothy E. Blow
President and Chief Executive Officer               Chief Financial Officer


                          Independent Auditors' Report

To the Shareholders and Board of Directors
Hudson River Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiary (the Company) as of March 31, 2000 and 1999, and the related consolidated income statements, statements of changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson River Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
-------------------
KPMG LLP

Albany, New York
May 5, 2000

                                          Consolidated Balance Sheets


(In thousands, except share and per share data)                        March 31,                  2000             1999
----------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                       $   16,612         $  12,722
Securities available for sale, at fair value                                                     236,980           242,611
Securities held to maturity (fair value of $11,065 and $23,235)                                   11,144            23,041
Federal Home Loan Bank of New York (FHLB) stock, at cost                                           7,425             3,299

Loans receivable                                                                                 823,855           578,099
Allowance for loan losses                                                                        (19,608)          (14,296)
----------------------------------------------------------------------------------------------------------------------------
Net loans receivable                                                                             804,247           563,803
----------------------------------------------------------------------------------------------------------------------------

Accrued interest receivable                                                                        6,470             5,701
Premises and equipment, net                                                                       18,719            16,807
Other real estate owned (OREO) and repossessed property                                            1,641             2,508
Goodwill and other intangibles                                                                    11,618             3,215
Other assets                                                                                      34,691             7,432
----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $1,149,547         $ 881,139
============================================================================================================================

Liabilities and Shareholders' Equity
Liabilities:
      Deposits                                                                                $  748,563         $ 591,814

      Securities sold under agreements to repurchase                                               4,214               845
      Short-term FHLB advances                                                                   116,450            27,600
----------------------------------------------------------------------------------------------------------------------------
      Total short-term borrowings                                                                120,664            28,445
----------------------------------------------------------------------------------------------------------------------------


      Long-term FHLB borrowings                                                                   30,600                 -
      Mortgagors' escrow deposits                                                                  5,500             3,869
      Other liabilities                                                                           43,497            37,670
----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                948,824           661,798
----------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity:
      Preferred stock, $.01 par value, Authorized 5,000,000 shares                                     -                 -
      Common stock, $.01 par value, Authorized 40,000,000 shares;
            Issued 17,853,750 shares                                                                 179               179
      Additional paid-in capital                                                                 174,733           174,894
      Unallocated common stock held by ESOP                                                      (15,583)          (17,200)
      Unvested restricted stock awards                                                            (6,289)           (7,996)
      Treasury stock, at cost (2,235,190 and 157,500 shares)                                     (24,248)           (1,663)
      Retained earnings, substantially restricted                                                 79,555            71,893
      Accumulated other comprehensive loss                                                        (7,624)             (766)
----------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                       200,723           219,341
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                    $1,149,547         $ 881,139
============================================================================================================================

See accompanying notes to consolidated financial statements.

                                               Consolidated Income Statements

 (In thousands, except per share data)     Years ended March 31,           2000               1999              1998
-------------------------------------------------------------------------------------------------------------------------
Interest income
Interest and fees on loans                                               $59,660            $47,503            $47,482
Securities available for sale                                             15,432              9,997              2,568
Securities held to maturity                                                  982              3,095              4,727
Federal funds sold                                                            12              1,054                416
Securities purchased under agreements to resell                                -              1,662                  -
Federal Home Loan Bank of New York stock                                     337                215                194
-------------------------------------------------------------------------------------------------------------------------
Total interest income                                                     76,423             63,526             55,387
-------------------------------------------------------------------------------------------------------------------------
Interest expense
Deposits                                                                  25,613             25,844             25,772
Securities sold under agreements to repurchase                                84                  3                  -
Short-term FHLB advances                                                   3,700                153                205
Long-term FHLB borrowings                                                  1,112                  -                  -
-------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                    30,509             26,000             25,977
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                       45,914             37,526             29,410
Provision for loan losses                                                  6,200              7,341              8,491
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                       39,714             30,185             20,919
-------------------------------------------------------------------------------------------------------------------------

Other operating income
Service charges on deposit accounts                                        1,519              1,274              1,103
Loan servicing income                                                        142                199                398
Net securities transactions                                                   83                 36                 15
Net gain on sales of loans held for sale                                       -                 65                 96
Other income                                                                 844                844              1,233
-------------------------------------------------------------------------------------------------------------------------
Total other operating income                                               2,588              2,418              2,845
-------------------------------------------------------------------------------------------------------------------------

Other operating expenses
Compensation and benefits                                                 13,763             10,982              9,394
Occupancy                                                                  1,805              1,498              1,395
Equipment                                                                  2,453              1,647              1,614
Other real estate owned and repossessed property                           1,228              1,013                572
Advertising                                                                  922                529                445
Legal and other professional fees                                            791                600                950
Postage and item transportation                                              709                718                765
Charitable foundation contribution                                             -              5,200                  -
Goodwill and other intangibles amortization                                1,087                252                151
Other expenses                                                             5,030              4,173              3,744
-------------------------------------------------------------------------------------------------------------------------
Total other operating expenses                                            27,788             26,612             19,030
-------------------------------------------------------------------------------------------------------------------------

Income before tax expense                                                 14,514              5,991              4,734
Tax expense                                                                4,988              2,184              1,903
-------------------------------------------------------------------------------------------------------------------------
Net income                                                               $ 9,526            $ 3,807            $ 2,831
=========================================================================================================================

Basic earnings per share                                                 $  0.65            $  0.17                  -
=========================================================================================================================

Diluted earnings per share                                               $  0.65            $  0.17                  -
=========================================================================================================================

See accompanying notes to consolidated financial statements.

                                   Consolidated Statements of Changes in Shareholders' Equity

                                                                                            Years Ended March 31,
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except share and per share data)                              2000                   1999                 1998
----------------------------------------------------------------------------------------------------------------------------------
Common stock
Balance at beginning of year                                       $     179                   $      --       $      --
Issuance of 17,333,738 shares of $.01 par value common stock
 in initial public offering                                               --                         174              --
Issuance of 520,012 shares of $.01 par value common stock to
 the Hudson River Bank & Trust Company Foundation                         --                           5              --
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             $     179                   $     179              --
----------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital
Balance at beginning of year                                       $ 174,894                          --              --
Issuance of 17,333,738 shares of common stock in initial public
 offering, net of offering costs of $3,370                                --                     169,793
----------------------------------------------------------------------------------------------------------------------------------
Issuance of 520,012 shares of common stock to the Hudson
 River Bank & Trust Company Foundation                                    --                       5,195
Adjustment for ESOP shares released for allocation                      (161)                        (94)             --
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             $ 174,733                   $ 174,894              --
----------------------------------------------------------------------------------------------------------------------------------
Unallocated common stock held by ESOP
Balance at beginning of year                                       $ (17,200)                         --              --
Acquisition of 1,428,300 shares of common stock by ESOP                   --                     (18,428)             --
Shares of ESOP stock released for allocation (124,718 and
  95,843 shares)                                                       1,617                       1,228              --
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             $ (15,583)                  $ (17,200)             --
----------------------------------------------------------------------------------------------------------------------------------
Unvested restricted stock awards
Balance at beginning of year                                       $  (7,996)                         --              --
Grant of restricted stock awards (19,071 and 714,150 shares)            (188)                     (8,213)             --
Amortization of restricted stock awards                                  943                         217              --
Forfeiture of restricted stock awards (82,765 shares)                    952                          --              --
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             $  (6,289)                  $  (7,996)             --
----------------------------------------------------------------------------------------------------------------------------------
Treasury stock
Balance at beginning of year                                       $  (1,663)                         --              --
Purchase of common stock (2,013,996 and 871,650 shares)              (21,841)                    (10,098)             --
Grant of restricted stock awards                                         208                       8,435              --
Forfeiture of restricted stock awards                                   (952)                         --              --
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             $ (24,248)                  $  (1,663)             --
----------------------------------------------------------------------------------------------------------------------------------
Retained earnings
Balance at beginning of year                                       $  71,893                   $  68,308         $65,477
Net income                                                             9,526     $   9,526         3,807  $3,807   2,831  $  2,831
Cash dividends declared ($0.12 per share)                             (1,844)                         --              --
Adjustment for grant of restricted stock awards                          (20)                       (222)             --
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             $  79,555                   $  71,893         $68,308
----------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income (loss)
Balance at beginning of year                                       $    (766)                  $      (4)        $  (348)
Unrealized net holding gains (losses) on securities available for
  sale arising during the year (pre-tax ($11,432), ($1,153), and $586)              (6,811)                 (739)              353


Reclassification adjustment for net gains realized in net income
  (pre-tax ($79), ($36) and ($15))                                                     (47)                  (23)               (9)
                                                                                       ---                   ---               ---
Other comprehensive income (loss)                                     (6,858)       (6,858)         (762)   (762)    344       344
----------------------------------------------------------------------------------------------------------------------------------
            Comprehensive income                                                 $   2,668             $   3,045         $   3,175
---------------------------------------------------------------------------------=========-------------=========---------=========
Balance at end of year                                                (7,624)                       (766)             (4)
----------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity at March 31                             $ 200,723                   $ 219,341       $  68,304
==================================================================================================================================

See accompanying notes to consolidated financial statements.

                                                 Consolidated Statements of Cash Flows

(In thousands)                           Years Ended March 31,                         2000            1999             1998
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                         $   9,526       $   3,807       $   2,831
  Adjustments  to  reconcile  net  income  to net  cash  provided  by operating activities:
        Depreciation                                                                   2,002           1,519           1,359
        Goodwill and other intangibles amortization                                    1,087             252             151
        Provision for loan losses                                                      6,200           7,341           8,491
        Deferred tax benefit                                                          (1,844)         (3,358)         (2,004)
        Charitable foundation contribution                                                --           5,200              --
        Amortization of restricted stock awards                                          943             217              --
        ESOP stock released for allocation                                             1,456           1,134              --
        Net securities transactions                                                      (83)            (36)            (15)
        Net gain on sales of loans held for sale                                          --             (65)            (96)
        Net loans originated for sale                                                     --          (7,730)        (11,423)
        Proceeds from sales of loans held for sale                                        --           9,081          10,317
        Net loss (gain) on sale of premises and equipment                                262             (71)           (452)
        Adjustments of OREO and repossessed property to fair value                     1,057             213             401
        Net gain on sales of OREO and repossessed property                              (986)           (522)           (445)
        Net decrease (increase) in accrued interest receivable                           315          (1,299)            478
        Net increase in other assets                                                  (3,336)         (2,173)           (762)
        Net increase in other liabilities                                              2,439          28,797           3,898
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                             19,038          42,307          12,729
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
Net cash used in acquisition activity                                                (27,975)             --              --
Proceeds from sales of securities available for sale                                   3,009              --              --
Proceeds from maturities, calls and paydowns of securities available for sale         35,176          39,867          37,996
Purchases of securities available for sale                                           (16,708)       (241,162)        (34,258)
Proceeds from maturities, calls and paydowns of securities held to maturity           11,901          42,153          21,890
Purchases of securities held to maturity                                                  --              --          (8,016)
Purchases of FHLB stock                                                               (2,660)           (264)           (223)
Net loans made to customers                                                         (108,404)        (78,694)        (24,555)
Proceeds from sales of and payments received on OREO and repossessed property          3,979           5,634           6,419
Proceeds from sale of premises and equipment                                              --             471           1,200
Purchase of bank owned life insurance                                                (15,000)             --              --
Purchases of premises and equipment                                                   (2,320)         (3,395)         (2,473)
----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                               (119,002)       (235,390)         (2,020)
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
Net increase in deposits                                                               6,126           3,500          23,715
Net increase (decrease) in short-term borrowings                                      92,119          26,445         (10,585)
Issuance of long-term FHLB borrowings                                                 30,000              --              --
Net (decrease) increase in mortgagors' escrow deposits                                  (706)            146             (23)
Net proceeds from stock offering                                                          --         169,967              --
Purchases of treasury stock                                                          (21,841)        (10,098)             --
Dividends paid                                                                        (1,844)             --              --
Acquisition of common stock by ESOP                                                       --         (18,428)             --
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                            103,854         171,532          13,107
----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   3,890         (21,551)         23,816
Cash and cash equivalents at beginning of year                                        12,722          34,273          10,457
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $  16,612       $  12,722       $  34,273
==================================================================================================================================

Supplemental cash flow information
      Interest paid                                                                $  29,973       $  25,998       $  25,980
      Taxes paid                                                                   $   8,188       $   3,563       $   4,012
==================================================================================================================================

Supplemental disclosures of noncash investing and financing activities:
Loans transferred to OREO and repossessed property                                 $   3,085       $   6,301       $   4,460
Adjustment of securities available for sale to fair value, net of tax              $  (6,858)      $    (762)      $     344
Acquisition activity:
      Fair value of noncash assets acquired                                        $ 175,959       $      --       $      --
      Fair value of liabilities assumed                                            $ 157,048       $      --       $      --
==================================================================================================================================

See accompanying notes to consolidated financial statements.

                           HUDSON RIVER BANCORP, INC.

                   Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies
     ------------------------------------------

The accounting and reporting policies of Hudson River Bancorp, Inc. ("Parent Company") and its subsidiary (referred to together as the "Company") conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

Organization
------------
The Company is a bank-based financial services company. The Parent Company's subsidiary, Hudson River Bank & Trust Company (the "Bank"), provides a wide range of banking, financing, fiduciary and other financial services to corporate, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company is regulated by the Office of Thrift Supervision as a unitary savings and loan ("thrift") holding company. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department.

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

Basis of Presentation
---------------------
The consolidated financial statements include the accounts of Hudson River Bancorp, Inc. and its subsidiary. All material intercompany accounts and transactions have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes. Amounts in the prior years' consolidated financial statements have been reclassified whenever necessary to conform with the current year's presentation.

Use of Estimates
----------------
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------
For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, securities purchased under agreements to resell, and federal funds sold.

Securities Financing Arrangements
---------------------------------
Securities   purchased  under  agreements  to  resell  (resale  agreements)  and securities sold under agreements to repurchase (repurchase agreements) are generally carried as short-term investments and borrowings, respectively, and are carried at the amounts at which the securities were initially acquired or sold. These transactions are usually overnight, fixed-coupon agreements and require collateral to be delivered to the Company's custodial account (resale agreements) or segregated at the Company's third party custodian (repurchase agreements). In the case of resale agreements, the Company requires that the fair value of the underlying securities received exceed the amount of the agreement at all times. At March 31, 2000 and 1999, the Company did not have any resale agreements.

Securities
----------
Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using an effective interest method. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss. As a member of the Federal Home Loan Bank of New York (the "FHLB"), the Company is required to hold FHLB stock which is carried at cost since there is no readily available market value. At March 31, 2000 and 1999, the Company did not hold any securities considered to be trading securities.

Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities reflecting a decline in value which is other than temporary, if any, are charged to income and reported as a component of "net securities transactions" in the consolidated income statements.

Net Loans Receivable
--------------------
Loans are carried at the principal amount outstanding net of unearned discount, net deferred loan origination fees and costs, and the allowance for loan losses. Certain nonrefundable loan fees and direct loan origination costs are deferred and amortized over the estimated life of the loan as an adjustment to the yield. Nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more and still accruing interest, and troubled debt restructurings. Generally, loans are placed on nonaccrual status, either due to the delinquency status of principal and/or interest payments, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Loans are generally placed on nonaccrual status when principal and/or interest payments are contractually past due 90 days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current year interest income. Interest income on nonaccrual loans is recognized only when received, if considered appropriate by management. Loans are removed from nonaccrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

Loans are considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement. Smaller balance, homogeneous loans which are collectively evaluated for impairment, such as consumer and residential mortgage loans, are specifically excluded from the classification of impaired loans unless such loans are restructured in a troubled debt restructuring. Impaired loans are included in nonperforming loans, generally as nonaccrual commercial-type loans.

The impairment of a nonperforming loan is measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of expected cash flows or collateral value is specifically reserved for or is charged to the allowance for loan losses. The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

Allowance for Loan Losses
-------------------------
The allowance for loan losses is a reserve available for probable losses inherent in the loan portfolio. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans. The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risks inherent in the loan portfolio.

Loans Held for Sale
-------------------
Loans are classified as held for investment purposes or held for sale when the Company enters into interest rate lock agreements with the potential borrowers. Loans held for sale are recorded at the lower of aggregate cost or fair value, with unrealized losses, if any, recorded in a valuation allowance by a charge to income. Fair value is determined based on quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. There were no loans held for sale at March 31, 2000 and 1999.

Premises and Equipment
----------------------
Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets (up to fifty years for buildings and generally three-to-five years for furniture and equipment). Leasehold improvements are depreciated over the shorter of the term of the related leases or the estimated useful lives of the assets.

Other Real Estate Owned and Repossessed Property
------------------------------------------------
Other real estate owned, comprised of real estate acquired through foreclosure and in-substance foreclosures, and repossessed property are recorded at the lower of "cost" (defined as the fair value at initial foreclosure or repossession) or the fair value of the asset acquired, less estimated disposal costs. A loan is categorized as an in-substance foreclosure when the Company has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure or repossession, or when foreclosure occurs in-substance, the excess, if any, of the loan value over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of foreclosed and repossessed property and net operating expenses are charged directly to other operating expenses. Properties are reappraised, as considered necessary by management, and written down to the fair value less the estimated cost to sell the property, if necessary. Repossessed property consists primarily of manufactured homes abandoned by their owners or repossessed by the Company.

Goodwill and Other Intangibles
------------------------------
Goodwill and other intangibles represents the excess of the purchase price over the fair value of net assets acquired for transactions accounted for using the purchase method of accounting. Goodwill and other intangibles are amortized using the straight-line method over the estimated period of benefit, not to exceed fifteen years. Goodwill and other intangibles are periodically reviewed by management for recoverability and any impairment is recognized by a charge to income if a permanent loss in value is indicated.

Income Taxes
------------
Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Employee Benefit Costs
----------------------
The Company maintains a noncontributory retirement pension plan covering substantially all employees as well as a benefit restoration plan covering certain executives. The costs of these plans, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. The Company also provides certain postretirement medical and life insurance benefits to substantially all employees and retirees, as well as dental benefits to a closed group of retirees. The cost of postretirement benefits other than pensions is recognized on an accrual basis as employees perform services to earn the benefits.

Stock-Based Compensation
------------------------
The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", encourages entities to recognize the fair value of all stock-based awards on the date of the grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied.

The Company's Recognition and Retention Plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense as the shares become vested.

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

Earnings Per Share
------------------
Basic earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Shares of restricted stock are not considered outstanding for the calculation of basic earnings per share until they become fully vested. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested restricted stock) were issued or became vested during the reporting period. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for either the basic or diluted earnings per share calculations.

Financial Instruments
---------------------
In the normal course of business, the Company is a party to certain financial instruments with off-balance sheet risk such as commitments to extend credit, unused lines of credit and standby letters of credit. The Company's policy is to record such instruments when funded.

Trust Assets
------------
Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated balance sheets since these items are not assets of the Company.

Comprehensive Income
--------------------
Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported directly in shareholders' equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale. Accumulated other comprehensive income or loss, which is a component of shareholders' equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

Segment Reporting
-----------------
The Company's operations are primarily in the financial services industry and include providing to its customers traditional banking services. The Company operates primarily in the geographical regions of Columbia, Rensselaer, Albany, Schenectady and Dutchess counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

(2)  Business Combinations
     ---------------------

The Company completed its acquisition of SFS Bancorp, Inc. ("SFS") on September 3, 1999, paying $25.10 in cash for each share of SFS common stock outstanding. Total assets of $176.9 million and total deposits of $150.4 million were acquired. The total consideration of approximately $32 million was funded primarily by long-term borrowings with maturities ranging from one-to-five years. In accordance with the purchase method of accounting for business combinations, the assets acquired and the liabilities assumed were adjusted to estimated fair value. Goodwill amounting to $9.1 million was recorded relating to this transaction and is being amortized on a straight-line basis over fifteen years. The results of SFS are included in the consolidated financial statements only since the date of acquisition.

A summary of unaudited pro forma combined financial information for the Company and SFS for the year ended March 31, 2000 as if the transaction had occurred on April 1, 1999, and for the year ended March 31, 1999 as if the transaction had occurred on April 1, 1998 is as follows:

                           Years ended March 31,          2000           1999
--------------------------------------------------------------------------------

  Net interest income                                  $ 47,780       $ 41,692
  Other operating income                                  2,778          4,883
  Net income                                              9,360          4,449
  Basic and diluted earnings per share                 $   0.64       $   0.21
--------------------------------------------------------------------------------

The pro forma combined financial information does not reflect any potential cost savings or revenue enhancements that are expected to result from the combination of the operations of the Company and SFS other than the elimination of expenses related to SFS's Employee Stock Ownership Plan and Recognition and Retention Plan and, accordingly, may not be indicative of the results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor do they purport to be indicative of the results of operations that may be achieved in the future by the combined company.

Subsequent  Event  (unaudited)

On April 25, 2000, the Company entered into a definitive agreement with Cohoes Bancorp, Inc. ("Cohoes") to provide for a merger between the Company and Cohoes. Under the terms of the agreement, the Company will issue 1.185 shares of Company common stock in exchange for each share of Cohoes common stock. Cohoes has 21 branches located in 6 counties of New York. The total deal value is approximately $87 million based on the Company's stock price immediately preceding the announcement. The transaction will be accounted for under the purchase method of accounting and the resultant negative goodwill will be allocated to reduce noncurrent, nonmonetary assets of Cohoes, with any remaining amount classified as other liabilities upon the closing of the transaction. The remaining negative goodwill, if any, will be accreted into income on a straight-line method over the estimated period of benefit. Pending regulatory and shareholder approvals, the transaction is expected to close prior to year-end 2000.

(3)  Securities
     ----------

The amortized cost, gross unrealized gains and losses and approximate fair value of securities at March 31, 2000 and 1999 are as follows:

                                                                                                              2000
------------------------------------------------------------------------------------------------------------------
                                                                      Gross            Gross         Approximate
                                                Amortized           Unrealized       Unrealized          Fair
  (In thousands)                                   Cost               Gains            Losses            Value
------------------------------------------------------------------------------------------------------------------
Securities Available for Sale
U.S. Government and agency securities          $ 58,221          $     --          $ (3,627)          $ 54,594
Corporate debt securities                        62,404               285            (2,119)            60,570
Tax-exempt securities                            15,239                --            (1,407)            13,832
Collateralized mortgage obligations              80,636                11            (4,435)            76,212
Mortgage-backed securities                       30,243                 1            (1,209)            29,035
Equity securities                                 1,664                40              (247)             1,457
Other securities                                  1,280                --                --              1,280
------------------------------------------------------------------------------------------------------------------
Total securities available for sale            $249,687          $    337          $(13,044)          $236,980
==================================================================================================================

Securities Held to Maturity
Corporate debt securities                      $  8,977          $      1          $    (34)          $  8,944
Tax-exempt securities                                10                --                --                 10
Collateralized mortgage obligations                 546                 2               (25)               523
Mortgage-backed securities                        1,611                18               (41)             1,588
------------------------------------------------------------------------------------------------------------------
Total securities held to maturity              $ 11,144          $     21          $   (100)          $ 11,065
==================================================================================================================

                                                                                                              1999
------------------------------------------------------------------------------------------------------------------
                                                                      Gross            Gross         Approximate
                                                Amortized           Unrealized       Unrealized          Fair
  (In thousands)                                   Cost               Gains            Losses            Value
------------------------------------------------------------------------------------------------------------------
Securities Available for Sale
U.S. Government and agency securities          $ 66,976          $     47          $   (576)          $ 66,447
Corporate debt securities                        55,428               228              (644)            55,012
Tax-exempt securities                            15,131                12               (90)            15,053
Collateralized mortgage obligations              85,434               314              (343)            85,405
Mortgage-backed securities                       19,678                --              (180)            19,498
Equity securities                                 1,160                74               (38)             1,196
------------------------------------------------------------------------------------------------------------------
Total securities available for sale            $243,807          $    675          $ (1,871)          $242,611
==================================================================================================================

Securities Held to Maturity
U.S. Government and agency securities          $  1,995          $     17          $     --           $  2,012
Corporate debt securities                        17,931               158                --             18,089
Tax-exempt securities                                10                --                --                 10
Collateralized mortgage obligations                 968                 3               (31)               940
Mortgage-backed securities                        2,137                50                (3)             2,184
------------------------------------------------------------------------------------------------------------------
Total securities held to maturity              $ 23,041          $    228          $    (34)          $ 23,235
==================================================================================================================


During the years ended March 31, 2000, 1999, and 1998, the Company realized gross gains of $19 thousand, $36 thousand, and $15 thousand, respectively, related to calls of securities, with no gross losses realized. The Company received $3.0 million in proceeds from the sale of securities available for sale, realizing gross gains of $64 thousand and no gross losses during the year ended March 31, 2000. No securities were sold during the years ended March 31, 1999 and 1998.

Securities available for sale (exclusive of equity securities) and securities held to maturity by remaining contractual maturity as of March 31, 2000 are presented below. Expected maturities will differ from contractual maturities as a result of prepayments and calls.


                                        Securities                            Securities
                                      Available for Sale                  Held to Maturity
--------------------------------------------------------------------------------------------------
                                                  Approximate                         Approximate
                                 Amortized           Fair            Amortized           Fair
(In thousands)                     Cost             Value               Cost             Value
--------------------------------------------------------------------------------------------------
Within one year                 $  5,479          $  5,368          $  6,986          $  6,983
One through five years            34,948            34,385             3,050             2,986
Six through ten years             28,751            27,531               402               404
After ten years                  178,845           168,239               706               692
--------------------------------------------------------------------------------------------------
Total                           $248,023          $235,523          $ 11,144          $ 11,065
--------------------------------------------------------------------------------------------------

The carrying value of securities pledged as required by law and for other purposes amounted to $52.2 million and $9.5 million at March 31, 2000 and 1999, respectively.

(4)  Net Loans Receivable
     --------------------
A summary of net loans receivable as of March 31 is as follows:


(In thousands)                                                            2000             1999
---------------------------------------------------------------------------------------------------
Loans secured by real estate
Residential one-to-four family                                          $ 491,811       $ 295,466
Commercial                                                                138,891          91,480
Construction                                                                9,144           3,401
---------------------------------------------------------------------------------------------------
Total loans secured by real estate                                        639,846         390,347
---------------------------------------------------------------------------------------------------

Other loans
Manufactured housing                                                       81,542          90,354
Commercial                                                                 37,167          29,024
Financed insurance premiums                                                51,796          57,901
Consumer                                                                   15,536          12,440
---------------------------------------------------------------------------------------------------
Total other loans                                                         186,041         189,719
---------------------------------------------------------------------------------------------------
Unearned discount and net deferred loan origination fees and costs         (2,032)         (1,967)
---------------------------------------------------------------------------------------------------
Total loans receivable                                                    823,855         578,099
Allowance for loan losses                                                 (19,608)        (14,296)
---------------------------------------------------------------------------------------------------
Net loans receivable                                                    $ 804,247       $ 563,803
---------------------------------------------------------------------------------------------------

Changes in the allowance for loan losses during the years ended March 31 were as follows:


(In thousands)                                             2000               1999               1998
-------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year          $ 14,296           $  8,227           $  5,872
Provision charged to operations                            6,200              7,341              8,491
Loans charged-off                                         (2,543)            (3,191)            (6,730)
Recoveries on loans charged-off                              647              1,919                594
Allowance acquired                                         1,008                 --                 --
-------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                $ 19,608           $ 14,296           $  8,227
=======================================================================================================

The following table sets forth information with regard to nonperforming loans at March 31:

(In thousands)                                                         2000        1999         1998
----------------------------------------------------------------------------------------------------
Loans in nonaccrual status                                           $10,293     $ 9,944     $15,707
Loans contractually past due 90 days or more and still accruing
   interest                                                               --          --          16
----------------------------------------------------------------------------------------------------
Total nonperforming loans                                            $10,293     $ 9,944     $15,723
=======================================================================================================

At March 31, 2000, 1999 and 1998, there were no troubled debt restructurings or material commitments to extend further credit to borrowers with nonperforming loans.

Accumulated interest on nonaccrual loans, as shown above, of approximately $517 thousand, $411 thousand, and $599 thousand, was not recognized in interest income during the years ended March 31, 2000, 1999, and 1998, respectively. Approximately $466 thousand, $572 thousand, and $920 thousand of interest on nonaccrual loans, as shown above, was collected and recognized in interest income during the years ended March 31, 2000, 1999, and 1998, respectively.

At both March 31, 2000 and 1999, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $2.7 million, for which the related allowance for loan losses was $1.1 million at March 31, 2000 and $842 thousand at March 31, 1999. As of March 31, 2000 and 1999, there were no impaired loans which did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the years ended March 31, 2000, 1999, and 1998 was $2.4 million, $3.7 million, and $5.8 million, respectively. The interest income accrued on those impaired loans or recognized using the cash basis of income recognition was not significant for the years ended March 31, 2000, 1999, and 1998.

Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 1% of total shareholders' equity at both March 31, 2000 and 1999.

The Company has an unconsolidated equity investment in Homestead Funding Corp., a mortgage-banking company. The Company has a $20 million warehouse line of credit relationship with Homestead which was made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. There was $4.6 million and $9.6 million outstanding on this line as of March 31, 2000 and 1999, respectively.


(5)  Premises and Equipment
     ----------------------

 A summary of premises and equipment at March 31 is as follows:

 (In thousands)                                   2000               1999
-------------------------------------------------------------------------

 Buildings and land                           $ 16,952           $ 15,143
 Furniture and equipment                         9,773              7,969
 Leasehold improvements                          1,051                817
-------------------------------------------------------------------------
 Total                                          27,776             23,929
 Accumulated depreciation                       (9,057)            (7,122)
-------------------------------------------------------------------------
 Premises and equipment, net                  $ 18,719           $ 16,807
=========================================================================

Depreciation expense was approximately $2.0 million, $1.5 million and $1.4 million, for the years ended March 31, 2000, 1999, and 1998, respectively.

(6) Deposits
    --------
Deposit account balances at March 31 are summarized as follows:

(In thousands)                                   2000               1999
------------------------------------------------------------------------
Savings                                       $180,932          $145,985
N.O.W. and money market                        126,429            99,390
Time deposits                                  392,962           302,479
Noninterest-bearing                             48,240            43,960
------------------------------------------------------------------------
Total deposits                                $748,563          $591,814
=========================================================================


The aggregate amount of time deposit accounts with a balance of $100 thousand or greater was $49.1 million and $39.9 million at March 31, 2000 and 1999, respectively.

The approximate amounts of contractual maturities of time deposits at March 31, 2000 are as follows:

(In thousands)
--------------------------------------------------------------------------------
Years ending March 31,
2001                                                                $289,541
2002                                                                  66,938
2003                                                                  23,326
2004                                                                   8,960
2005                                                                   3,489
Thereafter                                                               708
--------------------------------------------------------------------------------
Total time deposits                                                 $392,962
================================================================================

 (7) Borrowings
     ----------

Securities Sold Under Agreements to Repurchase
The Company enters into repurchase agreements with certain commercial banking clients. The agreements to repurchase assets correspond with the sale of the Company's securities which are treated as financings for financial statement purposes. The securities subject to repurchase agreements are segregated from the portfolio of securities maintained by a third party until maturity of the agreements. At March 31, 2000, the balance of securities sold under agreements to repurchase was $4.2 million with a weighted-average rate of 5.15%. At March 31, 1999, the balance of securities sold under agreements to repurchase was $845 thousand with a weighted-average rate of 3.75%. The balance as of both dates was due within 30 days.

Short-term FHLB Advances
The Bank has a line of credit with the FHLB totaling $100 million. This short-term borrowing program is based upon either an overnight or thirty-day borrowing period with interest based generally upon a spread above the current Federal funds rate. In addition, short-term advances with a maturity of less than one year are classified in this category. The rates on these borrowings can be either fixed or floating.

(In thousands)                   As of March 31,        2000           1999
--------------------------------------------------------------------------------
Amount outstanding:
     Line of credit advances                    $    79,450          $ 27,600
     Short-term advances                             37,000                --
--------------------------------------------------------------------------------
Total short-term FHLB advances                  $   116,450          $ 27,600
================================================================================

Weighted-average interest rate                         6.28%             5.35%
================================================================================


For the years ended March 31,           2000            1999           1998
--------------------------------------------------------------------------------
Highest amount at month-end          $ 119,589      $  28,445        $ 15,460
Average amount outstanding              65,542          2,916           3,699
Weighted-average interest rate            5.65%          5.25%           5.54%
================================================================================

The maturities of line of credit advances do not exceed thirty days. As of March 31, 2000, the maturities of the short-term advances range from four-to-ten months. Short-term FHLB advances are collateralized by FHLB stock and a blanket lien on residential real estate mortgages.

Long-term FHLB Borrowings
Scheduled repayments of long-term FHLB borrowings as of March 31, 2000 are as follows:

                                                              Weighted-Average
(In thousands)                                 Amount           Interest Rate
--------------------------------------------------------------------------------
Maturing in:
                2000                        $    200                4.90%
                2001                          10,300                5.72
                2002                          10,000                6.09
                2003                             100                5.16
                2004                          10,000                6.16
--------------------------------------------------------------------------------
Total long-term FHLB borrowings             $ 30,600                5.98%
================================================================================

Of the total long-term FHLB borrowings, $10.0 million is callable in each of August 2000, 2001, and 2002. Long-term FHLB borrowings are collateralized by securities available for sale.

(8) Regulatory Capital
    ------------------

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

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulatory authorities about capital components, risk weightings, and other factors.

As of March 31, 2000 and 1999, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since the notification that management believes have changed the Bank's capital classification.

The following is a summary of actual capital amounts and ratios as of March 31, 2000 and 1999 for the Bank, compared to the requirements for minimum capital adequacy and for classification as well-capitalized. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, the Company's consolidated regulatory capital amounts and ratios as of March 31, 2000 and 1999 are also presented.

March 31, 2000                                                                     Required Amounts and Ratios
--------------------------------------------------------------------------------------------------------------------------
                                                                             Minimum Capital           Classification as
                                                   Actual Capital               Adequacy               Well-Capitalized
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                         Amount          Ratio       Amount        Ratio        Amount       Ratio
--------------------------------------------------------------------------------------------------------------------------
Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company             $141,867        13.03%     $ 43,541        4.00%     $ 54,426         5.00%
Hudson River Bancorp, Inc. (consolidated)      196,805        17.98

Tier 1 Risk-Based Capital
Hudson River Bank & Trust Company              141,867        18.43        30,798        4.00        46,197         6.00
Hudson River Bancorp, Inc. (consolidated)      196,805        24.89

Total Risk-Based Capital
Hudson River Bank & Trust Company              151,615        19.69        61,596        8.00        76,994        10.00
Hudson River Bancorp, Inc. (consolidated)      206,808        26.16
--------------------------------------------------------------------------------------------------------------------------

March 31, 1999                                                                    Required Amounts and Ratios
--------------------------------------------------------------------------------------------------------------------------
                                                                             Minimum Capital           Classification as
                                                   Actual Capital               Adequacy               Well-Capitalized
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                         Amount          Ratio       Amount        Ratio        Amount       Ratio
--------------------------------------------------------------------------------------------------------------------------
Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company             $140,517        17.04%      $ 32,978       4.00%      $ 41,222         5.00%
Hudson River Bancorp, Inc. (consolidated)      216,892        26.18

Tier 1 Risk-Based Capital
Hudson River Bank & Trust Company              140,517        23.18         24,244       4.00         36,367         6.00
Hudson River Bancorp, Inc. (consolidated)      216,892        35.53

Total Risk-Based Capital
Hudson River Bank & Trust Company              148,176        24.45         48,489       8.00         60,611        10.00
Hudson River Bancorp, Inc. (consolidated)      224,621        36.80
--------------------------------------------------------------------------------------------------------------------------

(9)  Stock-Based Compensation Plans
     ------------------------------

Employee Stock Ownership Plan
The Company established an ESOP on July 1, 1998 to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $18.4 million from the Company and used the funds to purchase 1,428,300 shares of the common stock of the Company in the open market. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP with annual principal payments due through March 31, 2014. Dividends on the unallocated shares in the ESOP are utilized to reduce the Company's principal payments. At March 31, 2000, the loan had an outstanding balance of $16.3 million and an interest rate of 8.00%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares are released for allocation among participants based on the total principal and interest payments made as a percentage of all remaining principal and interest payments. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

Unallocated ESOP shares are pledged as collateral for the loan and are reported in shareholders' equity. The Company reports compensation expense during the year based on the average market price of the shares to be released at year end. The shares become outstanding for earnings per share computations when the shares are released from collateral. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $1.4 million and $1.1 million of compensation expense under the ESOP for the years ended March 31, 2000 and 1999, respectively.

The ESOP shares as of March 31, 2000 were as follows:

--------------------------------------------------------------------------------
Allocated shares                                                          95,843
Shares released for allocation                                           124,718
Unallocated shares                                                     1,207,739
--------------------------------------------------------------------------------
Total ESOP shares                                                      1,428,300
================================================================================
Market value of unallocated shares at March 31, 2000 (In thousands)   $   12,077
================================================================================

Stock Option Plan
On January 5, 1999, the Company's shareholders approved the Hudson River Bancorp, Inc. 1998 Stock Option and Incentive Plan ("Stock Option Plan"). The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

Under the Stock Option Plan, 1,785,375 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. Options expire ten years following the date of grant. The options granted in 2000 and 1999 vest at a rate of 20% per year from the grant date.

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

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended March 31, 2000 and 1999: dividend yield of 1.22% and 1.10%; expected volatility of 16.86% and 24.12%; risk-free interest rate of 6.42% and 4.73%; and expected lives of 5 years. The weighted-average fair value of the options granted during 2000 and 1999 was $2.37 and $2.98, respectively.

Pro forma disclosures for the years ended March 31, 2000 and 1999 utilizing the estimated fair value of the options granted and an assumed 5% forfeiture rate are as follows:

 (In thousands, except per share data)     For the Years Ended March 31,        2000             1999
-----------------------------------------------------------------------------------------------------
 Net income:
   As reported                                                           $      9,526    $      3,807
   Pro forma                                                                    9,029           3,685
Basic earnings per share:
   As reported                                                                   0.65            0.17
   Pro forma                                                                     0.62            0.17
Diluted earnings per share:
   As reported                                                                   0.65            0.17
   Pro forma                                                                     0.62            0.17
=====================================================================================================

Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing model, in management's opinion, does not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended March 31, 2000 and 1999 may not be representative of the pro forma effects on reported net income or earnings per share for future years.

Recognition and Retention Plan
The Company's shareholders approved the Hudson River Bancorp, Inc. Recognition and Retention Plan ("RRP") on January 5, 1999. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors. Under the RRP, 714,150 shares of authorized but unissued shares are reserved for issuance under the plan. The Company also has the alternative to fund the RRP with treasury stock.

Employees who were awarded shares (restricted stock) under this plan in 2000 and 1999 vest in those shares over periods of two, five or ten equal installments commencing one year from the date of grant. The fair market value of the shares awarded under the plan at the grant date is being amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares. Compensation expense of $943 thousand and $217 thousand was recorded in the years ended March 31, 2000 and 1999, respectively. The remaining unearned compensation cost of $6.3 million and $8.0 million was reported as a reduction of shareholders' equity at March 31, 2000 and 1999, respectively. Shares awarded under the RRP are transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost of the shares recorded as a reduction of retained earnings.

The following is a summary of the Company's Stock Option Plan and Recognition and Retention Plan and changes since their approval on January 5, 1999.

                                                                     2000                               1999
---------------------------------------------------------------------------------------------------------------
                                                                   Weighted-                         Weighted-
                                                                   Average                            Average
                                                 Shares            Price(1)         Shares           Price(1)
---------------------------------------------------------------------------------------------------------------
STOCK OPTION PLAN
Options outstanding, beginning of year         1,248,383         $   11.50               --         $      --
Granted                                           64,686              9.88        1,249,772             11.50
Exercised                                             --                --               --                --
Forfeited and expired                            (11,632)            11.50           (1,389)            11.50
---------------------------------------------------------------------------------------------------------------
Options outstanding, end of year               1,301,437         $   11.42        1,248,383         $   11.50
===============================================================================================================

RECOGNITION AND RETENTION PLAN
Unvested shares, beginning of year               714,150         $   11.50               --         $      --
Granted                                           19,071              9.88          714,150             11.50
Vested                                           (84,311)            11.50               --                --
Forfeited                                        (82,765)            11.50               --                --
---------------------------------------------------------------------------------------------------------------
Unvested shares, end of year                     566,145         $   11.45          714,150         $   11.50
===============================================================================================================

(1)The  weighted-average   price  for  stock  options  is  the  weighted-average
   exercise price of the options, and for RRP shares (restricted stock), the weighted-average fair value of the stock at the date of grant.

The following table summarizes information about stock options at March 31,2000:

                                       Options Outstanding                              Options Exercisable
                         ------------------------------------------------------  ----------------------------------
                                              Weighted-                           Weighted-Average      Weighted-
        Range of            Options         Average Price       Remaining             Options         Average Price
    Exercise Prices       Outstanding        Per Option        Life (Years)         Exercisable        Per Option
-------------------------------------------------------------------------------  ----------------------------------
    $    9.88               64,686          $    9.88              9.78                  --            $      --
        11.50            1,236,751              11.50              7.57             262,980                11.50
-------------------------------------------------------------------------------  ----------------------------------
    $ 9.88-11.50         1,301,437          $   11.42              7.68             262,980            $   11.50
-------------------------------------------------------------------------------  ----------------------------------

(10) Employee Benefit Plans
     ----------------------

Pension Plan
The Company maintains a noncontributory pension plan ("the Plan") with Retirement Systems Incorporated ("RSI") Retirement Trust, covering substantially all of its employees meeting certain eligibility requirements. The benefits are computed as a percentage of the highest three-year average annual earnings, as defined by the Plan, multiplied by years of credited service. The Plan limits credited service for benefit calculations to a maximum of thirty years. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. Plan assets consist primarily of investments in RSI Retirement Trust administered fixed-income and equity funds.

Effective October 1, 1999, the Company merged the noncontributory pension plan of SFS (the "SFS Plan") into the Plan. The terms of the acquisition provided that the benefits vested in the SFS Plan immediately prior to the acquisition remained unchanged. Employees of SFS retained by the Company after the acquisition received credit for their years of service as it related to eligibility and vesting, but not for the accrual of retirement benefits under the Plan.

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at March 31:


(In thousands)                                          2000             1999
--------------------------------------------------------------------------------
Reconciliation of projected benefit obligation
Obligation at beginning of year                      $ 10,038         $  9,028
Service cost                                              472              431
Interest cost                                             663              619
Actuarial (gain) loss                                  (1,306)             381
Business combination                                    1,902               --
Benefits paid                                            (480)            (421)
--------------------------------------------------------------------------------
Obligation at end of year                            $ 11,289         $ 10,038
================================================================================

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year       $ 11,220         $ 10,422
Actual return on plan assets                            1,428            1,157
Employer contributions                                     --               62
Business combination                                    2,294               --
Benefits paid                                            (480)            (421)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year             $ 14,462         $ 11,220
================================================================================

Reconciliation of funded status
Funded status at end of year                         $  3,173         $  1,182
Unrecognized net actuarial gain                        (2,140)            (287)
Unrecognized prior service cost                            37               46
--------------------------------------------------------------------------------
Prepaid pension cost at end of year                  $  1,070         $    941
================================================================================

Net periodic pension cost included in the Company's consolidated income statements for the years ended March 31 included the following components:

(In thousands)                                2000          1999          1998
--------------------------------------------------------------------------------
Components of net periodic pension cost
Service cost                                 $ 472         $ 431         $ 344
Interest cost                                  663           619           619
Expected return on plan assets                (880)         (819)         (731)
Amortization of net transition asset            --           (17)          (54)
Net amortization and deferral                    9             9             9
--------------------------------------------------------------------------------
Net periodic pension cost                    $ 264         $ 223         $ 187
================================================================================

The actuarial assumptions used in determining the actuarial present value of the projected benefit obligation as of March 31 were as follows:

                                              2000           1999          1998
--------------------------------------------------------------------------------

 Weighted-average assumptions:
   Discount rate                              8.00%          6.75%         7.00%
   Rate of compensation increase              5.50           5.00          5.00
   Expected return on plan assets             8.00           8.00          8.00
--------------------------------------------------------------------------------

Postretirement Benefits
The Company provides certain postretirement benefits to substantially all employees and retirees. Active employees are eligible for retiree medical and life insurance coverage upon reaching age 55 with 10 years of service. The medical portion of the plan is contributory, with retiree contributions based on years of service and their retirement date. The Company's contributions for employees retiring on or after September 1, 1995 are limited to 150% of the premium rates in effect at the time of retirement. The life insurance portion of the plan is noncontributory, with the preretirement benefit equal to two times annual earnings. The postretirement life insurance benefit is reduced based on the retiree's age and the length of time since retirement, with a maximum retiree benefit of $50,000. Postretirement dental coverage is in effect for a closed group of retirees. The dental portion of the plan is noncontributory. The funding policy of the plan is to pay claims and/or insurance premiums as they come due.

The  following   table   presents  the  amounts   recognized  in  the  Company's
consolidated financial statements at March 31:

(In thousands)                                                              2000              1999
-----------------------------------------------------------------------------------------------------
Reconciliation of accumulated postretirement benefit obligation
Obligation at beginning of year                                            $ 2,817           $ 2,764
Service cost                                                                    87                69
Interest cost                                                                  185               191
Actuarial (gain) loss                                                         (899)              176
Benefits paid                                                                  (57)             (152)
Business combination                                                           137                --
Plan amendments                                                                 --              (231)
-----------------------------------------------------------------------------------------------------
Obligation at end of year                                                  $ 2,270           $ 2,817
=====================================================================================================

Reconciliation of funded status
Unfunded postretirement benefit obligation at end of year                  $(2,270)          $(2,817)
Unrecognized net actuarial (gain) loss                                        (563)              341
Unrecognized transition obligation                                           1,772             1,890
Unrecognized prior service cost                                               (206)             (231)
-----------------------------------------------------------------------------------------------------
Accrued postretirement benefit liability                                   $(1,267)          $  (817)
=====================================================================================================


Net periodic  postretirement benefit cost included in the Company's consolidated
income   statements  for  the  years  ended  March  31  included  the  following components:

(In thousands)                                                   2000            1999           1998
-----------------------------------------------------------------------------------------------------
Components of net periodic postretirement benefit cost
Service cost                                                    $  87           $  69          $  53
Interest cost                                                     185             191            200
Amortization of transition obligation                             118             118            118
Amortization of prior service cost                                (25)             --             --
Amortization of unrecognized loss (gain)                            4              --            (10)
-----------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                        $ 369           $ 378          $ 361
=====================================================================================================

The discount rate used in determining the accumulated postretirement benefit obligation was 8.00%, 6.75%, and 7.00% at March 31, 2000, 1999, and 1998,
respectively.

For measurement purposes, a 6.50% annual rate of increase in the per capita cost of covered health benefits was assumed for medical coverage for the year ended March 31, 2000. This rate was assumed to decrease uniformly to 5.00% by 2002 and to remain at that level thereafter. A 3.00% annual rate of increase in the per capita cost of covered dental benefits was assumed for dental coverage. The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 2000 by $252 thousand (11.1%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2000 by $36 thousand (13.2%). Decreasing the assumed health care cost trend rate one percentage point in each year would decrease the accumulated postretirement benefit obligation as of March 31, 2000 by $205 thousand (9.0%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2000 by $30 thousand (11.0%).

401(k) Savings Plan
The Company also sponsors a defined contribution 401(k) Savings Plan covering substantially all employees meeting certain eligibility requirements. The Company matched 50% of employee pre-tax contributions up to a maximum contribution by the Company of 3% of the employee's annual salary at March 31, 2000. The amount of 401(k) contribution expense was $145 thousand, $152 thousand, and $126 thousand for the years ended March 31, 2000, 1999, and 1998, respectively.

Benefit Restoration Plan
During the year ended March 31, 1999, the Company adopted a Benefit Restoration Plan for certain executive officers to restore benefits cut back in certain employee benefit plans due to Internal Revenue Service regulations. The benefits under this plan are unfunded, and, as of March 31, 2000 and 1999, the projected benefit obligation was $85 thousand and $72 thousand, respectively. The Company recorded an expense of $23 thousand and $21 thousand relating to this plan during the years ended March 31, 2000 and 1999, respectively.

Supplemental Retirement Plan
During the year ended March 31, 2000, and as a result of the SFS Acquisition, the Company assumed the obligation of a Supplemental Retirement Plan which had been established for key management personnel of SFS. As of March 31, 2000, the projected benefit obligation under this plan was $706 thousand. The Company recorded an expense of $14 thousand during the year ended March 31, 2000 relating to this plan.

(11) Earnings Per Share
     ------------------

The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the years ended March 31, 2000 and 1999. Earnings of the Company for the three-month period prior to its initial public offering on July 1, 1998 are not included in the calculation of earnings per share for the year ended March 31, 1999.

                                                                             For the Years Ended March 31,
                                                       ------------------------------------------------------------------------
                                                                       2000                                  1999
                                                       -----------------------------------    ---------------------------------
                                                                     Weighted-                             Weighted-
(In thousands, except                                    Net          Average     Per Share      Net        Average    Per Share
              share and per share amounts)             Income         Shares        Amount     Income       Shares       Amount
-------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                               $ 9,526     14,556,648      $ 0.65      $2,821     16,302,268    $ 0.17

Dilutive effect of potential common shares
   outstanding:
      Stock options                                                     1,865                                     --
      Restricted stock awards                                          19,229                                     --
-------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                             $ 9,526     14,577,742     $  0.65     $ 2,821     16,302,268    $ 0.17
===============================================================================================================================


At March 31, 2000 and 1999, there were 1.1 million and 1.2 million stock options, respectively, not included in the above table as potential common shares outstanding because the effect was anti-dilutive. At March 31, 2000 and 1999, there were 547 thousand and 714 thousand unvested restricted stock awards, respectively, not included in the above table as potential common shares outstanding because the effect was anti-dilutive.

(12) Income Taxes
     ------------

The components of tax expense for the years ended March 31 are as follows:

(In thousands)                        2000             1999               1998
--------------------------------------------------------------------------------
Current tax expense:
   Federal                          $ 6,137           $ 5,035           $ 3,030
   State                                695               507               877
Deferred tax benefit                 (1,844)           (3,358)           (2,004)
--------------------------------------------------------------------------------
Tax expense                         $ 4,988           $ 2,184           $ 1,903
================================================================================


The following is a reconciliation of the expected tax expense and the actual tax expense for the years ended March 31. The expected tax expense has been computed by applying the statutory Federal tax rate to income before tax expense:

(In thousands)                                                   2000            1999            1998
-------------------------------------------------------------------------------------------------------
Income tax at applicable Federal statutory rate                $ 4,935         $ 2,037         $ 1,610
Increase (decrease) in tax expense resulting from:
   Tax-exempt income                                              (312)           (157)            (10)
   State income taxes, net of Federal tax benefit                  229             232             207
   Goodwill amortization                                           313              27              --
   Decrease in deferred tax asset valuation allowance             (141)             --              --
   Other                                                           (36)             45              96
-------------------------------------------------------------------------------------------------------
Tax expense                                                    $ 4,988         $ 2,184         $ 1,903
=======================================================================================================

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

(In thousands)                                                                2000                 1999
-------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                                               $  7,968           $  5,553
   Other real estate owned and repossessed property                             492                235
   Accrued post-retirement benefits                                             574                393
   Deferred compensation                                                      1,029                245
   Charitable contribution carryforward for tax purposes                        750              1,499
   Net unrealized loss on securities available for sale                       5,083                431
   Other                                                                        436                471
-------------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                              16,332              8,827
Valuation allowance                                                              --               (141)
-------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                      16,332              8,686
-------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
   Depreciation                                                                (219)              (235)
   Bond discount accretion                                                      (82)              (316)
   Prepaid pension                                                             (419)              (388)
   Other                                                                       (645)              (343)
-------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                               (1,365)            (1,282)
-------------------------------------------------------------------------------------------------------
Net deferred tax asset at end of year                                      $ 14,967           $  7,404
=======================================================================================================

A corporation's annual tax deduction for charitable contributions is subject to a limitation based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the contribution of shares to the Hudson River Bank & Trust Company Foundation, at March 31, 2000, the Company had an unused charitable contribution carryforward of approximately $1.8 million ($750 thousand deferred tax asset), which is available for deduction through March 31, 2004.

The deferred tax asset valuation allowance, when established by the Company, takes into consideration the nature and timing of the deferred tax items as well as the amount of available open tax carrybacks. The valuation allowance at March 31, 1999 related to uncertainty about the realization of certain Federal and New York State deferred tax assets. During the year ended March 31, 2000, the circumstances creating the uncertainties were resolved, and the valuation allowance was reversed. Based on recent historical and anticipated future taxable income, management believes it is more likely than not that the Company will realize its net deferred tax assets.

Deferred tax assets were increased in the amount of $4.7 million and $428 thousand with a corresponding increase to shareholders' equity in the years ended March 31, 2000 and 1999, respectively, relating to unrealized losses on securities available for sale. Deferred tax assets were reduced by $229 thousand with a corresponding change to shareholders' equity in the year ended March 31, 1998 relating to unrealized gains on securities available for sale. A deferred tax asset of $1.1 million was recorded with an offsetting reduction of goodwill in the year ended March 31, 2000 in connection with the purchase accounting for the SFS Acquisition.

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

In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $7.3 million and $2.7 million and "supplemental" reserve (as defined) of $14.8 million and $10.5 million at March 31, 2000 and 1999, respectively, and the New York State base-year reserve of $29.7 million and $22.2 million at March 31, 2000 and 1999, respectively, since the Bank does not expect that these amounts will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve and supplemental reserve was $2.6 million and $5.2 million, respectively, at March 31, 2000 and $945 thousand and $3.5 million, respectively, at March 31, 1999. The unrecognized deferred tax liability with respect to the New York State base-year reserve was $1.7 million and $1.3 million (net of Federal benefit) at March 31, 2000 and 1999, respectively.

(13) Commitments and Contingent Liabilities
     --------------------------------------

Off-Balance Sheet Financing and Concentrations of Credit
The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Company's commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Contract amounts of financial instruments that represent credit risk as of March 31 are as follows:

(In thousands)                                      2000                1999
-----------------------------------------------------------------------------

Commitments to extend credit                      $ 36,813         $   49,681
Unused lines of credit                              70,880             35,183
Standby letters of credit                            6,987              6,935
-----------------------------------------------------------------------------
Total                                             $114,680           $ 91,799
=============================================================================

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

Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension.

Certain mortgage loans are written on an adjustable-rate basis and include interest rate caps, which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable-rate mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. As of March 31, 2000 and 1999, residential real estate loans of approximately $188.0 million and $135.4 million, respectively, had interest rate caps.

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

Leases
The Company leases certain of its branches and equipment under various noncancelable operating leases. Rental expense for premises and equipment was $345 thousand, $243 thousand, and $236 thousand for the years ended March 31, 2000, 1999, and 1998, respectively. Aggregate future minimum payments under all significant noncancelable operating leases with initial or remaining terms of one year or more as of March 31, 2000 are as follows:

(In thousands)
-------------------------------------------------------------------------------
Years ending March 31,
2001                                                             $          311
2002                                                                        312
2003                                                                        295
2004                                                                        250
2005                                                                        195
Thereafter                                                                1,911
-------------------------------------------------------------------------------
Total                                                            $        3,274
-------------------------------------------------------------------------------

Serviced Loans
The total amount of loans serviced by the Company for unrelated third parties was approximately $41.4 million and $46.6 million at March 31, 2000 and 1999, respectively.

Reserve Requirement
The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $263 thousand and $279 thousand at March 31, 2000 and 1999, respectively.

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

Contingent Liabilities
In the ordinary course of business, there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company's consolidated financial statements.

(14) Fair Value of Financial Instruments
     -----------------------------------

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company's consolidated balance sheets, as well as certain off-balance sheet items.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors and would not be indicative of the value negotiated in an actual sale. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

Short-term Financial Instruments
--------------------------------
The fair value of certain financial instruments is estimated to approximate their carrying value because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days. Such financial instruments include cash and cash equivalents, accrued interest receivable, securities sold under agreements to repurchase, short-term FHLB advances and accrued interest payable.

Securities
----------
Securities available for sale and securities held to maturity are financial instruments which are usually traded in broad markets. Fair values are generally based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics. The estimated fair value of stock in the Federal Home Loan Bank of New York equals the carrying value since the stock is nonmarketable but redeemable at its par value.

Loans
-----
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type including residential real estate, commercial real estate, other commercial loans and consumer loans. The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio.

Estimated fair value for nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities and Long-term Borrowings
--------------------------------------------
The estimated fair value of deposits with no stated maturity, such as savings, N.O.W., money market, noninterest-bearing accounts and mortgagors' escrow deposits, is regarded to be the amount payable on demand. The estimated fair value of time deposit accounts and long-term FHLB borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits or available for borrowings with similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared with the cost of borrowing funds in the market.

The  carrying  values  and  estimated  fair  values  of  financial   assets  and
liabilities (none of which were held for trading purposes) as of March 31 were as follows:

                                                                    2000                        1999
---------------------------------------------------------------------------------------------------------------
                                                                         Estimated                   Estimated
                                                          Carrying         Fair        Carrying        Fair
(In thousands)                                              Value          Value        Value          Value
---------------------------------------------------------------------------------------------------------------
Financial assets
Cash and cash equivalents                                 $  16,612     $  16,612     $  12,722     $  12,722
Securities available for sale                               236,980       236,980       242,611       242,611
Securities held to maturity                                  11,144        11,065        23,041        23,235
Federal Home Loan Bank of New York stock                      7,425         7,425         3,299         3,299

Loans receivable                                            823,855       809,750       578,099       582,692
Allowance for loan losses                                   (19,608)           --       (14,296)           --
---------------------------------------------------------------------------------------------------------------
Net loans receivable                                        804,247       809,750       563,803       582,692
---------------------------------------------------------------------------------------------------------------

Accrued interest receivable                                   6,470         6,470         5,701         5,701

Financial liabilities
Deposits:
   Savings, N.O.W., money market and noninterest-
     bearing accounts                                     $ 355,601     $ 355,601     $ 289,335     $ 289,335
   Time deposit accounts                                    392,962       394,503       302,479       304,961
Securities sold under agreements to repurchase                4,214         4,214           845           845
Short-term FHLB advances                                    116,450       116,450        27,600        27,600
Long-term FHLB borrowings                                    30,600        30,065            --            --
Mortgagors' escrow deposits                                   5,500         5,500         3,869         3,869
Accrued interest payable                                        658           658           122           122
===============================================================================================================

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

(15) Condensed Financial Information of the Parent Company
     -----------------------------------------------------

The Parent Company began operations on July 1, 1998, in conjunction with the Bank's mutual-to-stock conversion and the Company's initial public offering of its common stock. The following represents the Parent Company's balance sheets as of March 31, 2000 and 1999, and its income statements and statements of cash flows for the year ended March 31, 2000 and the period July 1, 1998 through March 31, 1999.


                                                                                     March 31,
Balance Sheets                                                             ---------------------------
(In thousands)                                                                 2000          1999
------------------------------------------------------------------------------------------------------
Assets
Interest-bearing deposit with subsidiary bank                               $    603      $    122
Securities purchased under agreements to resell to subsidiary bank            18,517        54,883
------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                     19,120        55,005
------------------------------------------------------------------------------------------------------
Securities available for sale                                                  1,457         1,196
Loan to ESOP                                                                  16,278        17,200
Other assets                                                                  21,678         5,907
Investment in equity of subsidiary bank                                      143,082       140,123
------------------------------------------------------------------------------------------------------
Total assets                                                                $201,615      $219,431
======================================================================================================

Liabilities and Shareholders' Equity
Other liabilities                                                           $    892      $     90
Total shareholders' equity                                                   200,723       219,341
------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                  $201,615      $219,431
======================================================================================================


                                                                          For the Year            For the Period
Income Statements                                                            Ended             July 1, 1998 through
(In thousands)                                                           March 31, 2000           March 31, 1999
-------------------------------------------------------------------------------------------------------------------
Interest income
Interest-bearing deposit with subsidiary bank                               $    11                  $     4
Securities purchased under agreements to resell to subsidiary bank            2,052                    2,577
Securities available for sale                                                    38                       12
Loan to ESOP                                                                  1,399                    1,118
-------------------------------------------------------------------------------------------------------------------
Total interest income                                                         3,500                    3,711
-------------------------------------------------------------------------------------------------------------------

Other operating income                                                          312                      111
-------------------------------------------------------------------------------------------------------------------

Other operating expenses
Compensation and benefits                                                       549                      143
Legal and other professional fees                                               174                      106
Postage and item transportation                                                  32                       15
Charitable foundation contribution                                               --                    5,200
Goodwill and other intangibles amortization                                     542                       80
Other expenses                                                                  683                      261
-------------------------------------------------------------------------------------------------------------------
Total other operating expenses                                                1,980                    5,805
-------------------------------------------------------------------------------------------------------------------

Income (loss) before tax expense (benefit) and
   equity in undistributed earnings of subsidiary bank                        1,832                   (1,983)
Tax expense (benefit)                                                           621                     (812)
Equity in undistributed earnings of subsidiary bank                           8,315                    3,992
-------------------------------------------------------------------------------------------------------------------
Net income                                                                  $ 9,526                  $ 2,821
===================================================================================================================

                                                                                        For the Year           For the Period
Statements of Cash Flows                                                                   Ended            July 1, 1998 through
(In thousands)                                                                         March 31, 2000          March 31, 1999
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                                $   9,526              $   2,821
  Adjustments to reconcile net income to net cash provided by operating activities:
  Charitable foundation contribution                                                             --                  5,200
  Goodwill and other intangibles amortization                                                   542                     80
  Amortization of restricted stock awards                                                       943                    217
  ESOP stock released for allocation                                                          1,456                  1,134
  Net increase in other assets                                                               (1,218)                (6,000)
  Net increase in other liabilities                                                             802                     90
  Equity in undistributed earnings of subsidiary bank                                        (8,315)                (3,992)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                           3,736                   (450)
--------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
  Increase in investment in equity of subsidiary bank                                        (1,355)               (67,626)
  Purchases of securities available for sale                                                   (503)                (1,160)
  Net decrease (increase) in loan to ESOP                                                       922                (17,200)
  Purchase of bank owned life insurance                                                     (15,000)                    --
--------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                       (15,936)               (85,986)
--------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
Net proceeds from stock offering                                                                 --                169,967
Dividends paid                                                                               (1,844)                    --
Purchases of treasury stock                                                                 (21,841)               (10,098)
Acquisition of common stock by ESOP                                                              --                (18,428)
--------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                         (23,685)               141,441
--------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                        (35,885)                55,005
Cash and cash equivalents at beginning of period                                             55,005                     --
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                $  19,120              $  55,005
================================================================================================================================

Supplemental disclosures of noncash investing and financing
  activities
Recognition of subsidiary bank's total equity on date of Parent
   Company's investment in equity of subsidiary bank                                      $      --              $  69,365
Adjustment of securities available for sale to fair value, net of tax                     $    (147)             $      23
Adjustment of subsidiary bank's securities available for
  sale to fair value, net of tax                                                          $  (6,711)             $    (860)
================================================================================================================================

HUDSON RIVER BANCORP, INC. AND
HUDSON RIVER BANK & TRUST COMPANY                               HUDSON RIVER BANK & TRUST COMPANY

BOARD OF DIRECTORS                                              VICE PRESIDENTS
Carl A. Florio, CPA          President and
                             Chief Executive Officer            Daniel F. Cheeseman       Commercial Lending
                             Hudson River Bancorp, Inc.         Susan M. Hollister        Human Resources
                                                                David J. Jurczynski       Finance and Risk Management
Earl Schram, Jr.             Chairman of the Board              Lawrence J. Longo, Jr.    Mortgage Originations
                             Hudson River Bancorp,  Inc.        Michael J. Mackay         Loan Servicing
                             Attorney and President             James F. Mackerer         Commercial Lending and Facilities
                             Connor, Curran & Schram, P.C.      Ellen G. Miller           Retail Banking
                                                                Paul Sherman              Commercial Lending
Stanley Bardwell, M.D.       Retired Physician

William E. Collins           Retired President and
                             Chief Executive Officer
                             Hudson City Savings Institution

Marilyn A. Herrington        Real Estate Developer


Joseph W. Phelan             President
                             Taconic Farms, Inc.

William H. (Tony) Jones      President and Publisher
                             Roe Jan Independent Publishing Co., Inc.

Marcia M. Race               Retired
                             Assistant to the President
                             Hudson City Savings Institution

Joseph H. Giaquinto          Retired President and
                             Chief Executive Officer,
                             SFS Bancorp, Inc.

DIRECTORS EMERTI

Morton A. Ginsberg           Chairman of the Board
                             Ginsberg's Foods, Inc.

John E. Kelly                Retired President
                             Berkshire Telephone Company

EXECUTIVE OFFICERS

Carl A. Florio, CPA          President and
                             Chief Executive Officer

Sidney D. Richter            Executive Vice President, Senior Lending Officer

Timothy E. Blow, CPA         Chief Financial Officer

Carol J. Dube                Senior Vice President, Operations

Richard J. Malena            Senior Vice President, Retail Banking

Hudson River Bancorp, Inc.
--------------------------
CORPORATE INFORMATION

ANNUAL MEETING OF SHAREHOLDERS
The annual  meeting of Hudson  River  Bancorp,  Inc.  will be held at 3:00 pm on
August   , 2000, at the St. Charles Hotel & Restaurant, Hudson, NY.

STOCK TRANSFER AGENT & REGISTRAR
Shareholders wishing to change name, address, or ownership of stock, or to report lost certificates and/or consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly at:

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948

ANNUAL REPORT ON FORM 10-K
For the 2000 fiscal year, Hudson River Bancorp, Inc. will file an Annual Report on Form 10-K. Shareholders wishing a copy may obtain one free of charge by writing:

Holly E. Rappleyea
Corporate Secretary
Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534

STOCK LISTING
The common stock of Hudson River Bancorp, Inc. trades on the Nasdaq Stock Market
under the symbol HRBT. As of June   , 2000,  there were        holders of record
of Hudson River Bancorp, Inc. common stock.

STOCK PRICE
The table below shows the reported closing prices of Hudson River Bancorp, Inc. common stock during the periods indicated during the years ended March 31, 2000 and 1999.

Quarter Ending                   High            Low        Dividend
--------------------------------------------------------------------
September 31, 1998          $   13.75       $    9.38            --
December 31, 1998               11.75            8.75            --
March 31, 1999                  12.00           10.06            --

--------------------------------------------------------------------
June 30, 1999               $   11.75       $    9.88       $   .03
September 30, 1999              12.13           10.75           .03
December 31, 1999               11.25            9.75           .03
March 31, 2000                  10.56            9.50           .03
--------------------------------------------------------------------

HUDSON RIVER BANCORP, INC.
ONE HUDSON CITY CENTRE
HUDSON, NY 12534
(518) 828-4600

www.hudsonriverbank.com