Form 10-K, Exhibit 13
period 2001-03-31
HUDSON RIVER BANCORP INC
filed 2001-06-29
CIK 1057007

EXHIBIT 13

                       2001 ANNUAL REPORT TO SHAREHOLDERS

[On the cover]
     We have increased our value to our shareholders, our customers, our employees and the communities in which we operate...all because our people are doing the right things in the right way.

Financial Highlights

(In thousands, except per share data)    March 31,      2001               2000
--------------------------------------------------------------------------------

For the Year Ended
Net income                                     $      11,668      $       9,526
Basic earnings per share                                0.86               0.65
Diluted earnings per share                              0.85               0.65
--------------------------------------------------------------------------------

At Year End
Total assets                                   $   1,208,973      $   1,149,547
Loans                                                881,412            823,855
Deposits                                             750,152            748,563
Shareholders' equity                                 216,133            200,723
Book value at year end                                 15.78              14.50
Tangible book value at year end                        14.95              13.66
--------------------------------------------------------------------------------

Significant Ratios
Return on average assets                                1.00%              0.96%
Return on average equity                                5.68               4.58
Return on average tangible equity                       6.01               4.77
Dividend payout ratio                                  26.66              19.36
Net interest margin                                     4.58               4.83
Net interest spread                                     3.68               3.85
Efficiency ratio                                       51.94              52.61
--------------------------------------------------------------------------------

Asset Quality Ratios
Nonperforming loans to total loans                      0.97%              1.25%
Nonperforming assets to total assets                    0.77               1.04
Allowance for loan losses to:
     Total loans                                        2.53               2.38
     Nonperforming loans                              259.96             190.50
--------------------------------------------------------------------------------

[GRAPHIC-PHOTO]
     Hudson River Bank & Trust Company provides competitively priced loan and deposit products to our retail customers backed by personalized attentive service. These services are designed to meet the basic needs of our customers. From certificate of deposit and club accounts, to checking, money market and
savings  accounts,  to  auto  loans,  lines-of-credit,   FHA  and  conventional
mortgages, our traditional banking products are our "bread and butter."

[CAPTION]
     More than ever, our desire to build a complete financial services relationship with our customers, is supported by the diversity of products and services, and our willingness to develop creative solutions to meet their changing needs.

To our shareholders:

     Once again it is with great pleasure that we can look back at a year filled with growth, increased profitability, and more importantly, promise for the future. Last year provided several challenges, and with each challenge, additional opportunities. The proposed merger of equals we discussed in the 2000 Annual Report was not approved by Cohoes shareholders in August 2000. However, we reached a second agreement to acquire Cohoes Bancorp, Inc. outright for cash. The acquisition closed in April 2001. In addition, we successfully defeated an unsolicited and hostile takeover attempt of your Company.

2001 Financial Results
----------------------

     We ended the year 2001 with historic highs for your Company in net income ($11.7 million), assets ($1.2 billion) and deposits ($750.2 million). Diluted earnings per share were $0.85 for 2001, up 31% over the previous year, while cash dividends increased 83% to $0.22 per common share. With the completion of the Cohoes acquisition, we fully expect to continue our trend of double digit growth in earnings per share in 2002. Our return on average equity for 2001 was 5.68%, up from 4.58% in 2000 and 2.05% in 1999. Our return on average tangible equity was 6.01% in 2001, an increase from 4.77% in 2000 and 2.06% in 1999. We are very pleased with the progress we have made, however we recognize that continued improvement in these ratios is imperative for continued growth in shareholder value. We believe that the foundation we've laid over the last two years will provide us with the basis for even better results next year.

[CAPTION]
     We believe that our local presence, with local decision making, differentiates us from our competitors who are based outside our communities. From our tellers and branch managers, to the Bank's senior management and Board of Directors, we live in the communities we serve. It is this fact that enables us to identify and respond to the needs of our customers and to genuinely care about delivering high-quality customer service.

Progress on Strategic Initiatives
---------------------------------

     In the 2000 letter to our shareholders, four of our strategic initiatives were outlined. These initiatives included: evaluation and implementation of profitable expansion alternatives; penetration of our markets through branch openings; increased focus on expense discipline and efficiencies; and maintenance of asset quality levels. During 2001, we made significant progress on each of these initiatives. First, the acquisition of Cohoes will grow the Company to approximately $1.9 billion in assets with over $1.2 billion in deposits. Our market presence now includes 38 branches in 8 counties. Second, we opened one branch during 2001 and intend on evaluating up to two additional branches in 2002. Third, even when considering the expansion initiatives, our efficiency ratio improved from 52.6% to 51.9%. Finally, asset quality not only was maintained, but improved. Nonperforming assets declined by 22% and the allowance coverage of nonperforming loans improved to 260% from 191%. These successes demonstrate the commitment that the Company's Board, management team, and employees have in delivering value to our shareholders.

Wide Array of Products and Services
-----------------------------------

     To compete in the current financial services market, and to meet the changing needs of our customers, a full breadth of products and services is critical for success. Over the last two years, we have taken the necessary steps to provide quality products to address the needs of our customer base, both today and into the future. On January 1, 2001, we exercised our option to acquire an increased ownership percentage in The Bostwick Group. We've taken steps during 2001 to place Bostwick representatives within our branch network for immediate and convenient access for our customers. Bostwick brings more than 25 major carriers of personal, group and commercial insurance who offer insurance for life, home, property, personal liability, long-term care, disability and annuities for retirement to our customer base.

[GRAPHIC-PHOTO]
     Hudson River Bank & Trust Company is pleased to offer the most valuable checking account in the country...Generations Gold(R) provides money saving discounts on travel, entertainment, insurance, groceries, and much more! With the added value of our local restaurant and merchant discount partner program, Generations Gold(R) checking helps our customers live better for less.

[GRAPHIC-PHOTO]
     The traditional banking services we offer throughout our branch network are complemented by convenient alternatives such as banking via the Internet, Simple Easy Access of account information over the phone or through our extensive ATM network. 24-hour banking is available at over 50 convenient ATM locations.

[CAPTION]
     Our commitment to customer service is evidenced by our comprehensive delivery channels. The traditional banking services we offer throughout our extensive branch network are further enhanced by state-of-the-art technology that allows customers the choice and the convenience of banking via the Internet, over the phone or through our ATM network.

     With the Cohoes acquisition, we've added a wholly-owned brokerage subsidiary to our Company. When added to our existing Investment Management and Trust Services division, our customers can now trade stocks, bonds and mutual funds within their brokerage accounts at the Company. These services compliment our investment management, trust administration and estate settlement services.

     During 2000, internet banking was implemented which provides our customers the ability to check balances, print statements, perform account transfers, execute wire transfers and pay bills. Our investment during the fiscal year 2000 in Homestead Funding Corp., the largest residential mortgage originator in the Capital District, enables us to have access to another source of loan originations as well as the profitability which can be associated with a successful mortgage bank.

[CAPTION]
     Our Large capital base provides management with exciting opportunities to explore new markets for expansion in their primary effort to enhance the value of our franchise.

     Our technology advances during 2000 and 2001 have provided our employees with state-of-the-art capabilities to serve our customers efficiently and effectively. A new teller platform system, a check imaging sorter, an upgraded computer mainframe, and an internal wide area network are some examples of the commitment we've made to bring high-quality service to our customers.

     Commercial services have continued to flourish during 2001. Commercial and commercial real estate lending grew from $176.1 million, or 21% of total loans at March 31, 2000, to $227.7 million, or 26% of total loans at March 31, 2001. We believe the quality of our lending staff, our credit administration, and the array of products we offer can compete effectively with the large money center and regional banks in our market area.

     With the Cohoes acquisition, we service over 188,000 deposit accounts throughout our 38 branch network. Our school banking program has over 133 local schools enrolled, with over 30,000 accounts totaling over $17 million in deposits. We believe that our school banking program is the largest such program in the country. Our acquisition of Cohoes, the conversion of their data processing system, and the transition of the Cohoes employees into the Hudson family went extraordinarily well. The changes were virtually seamless to the customers and reflect the hard work, dedication and skills your Company's management team and employees possess.

[GRAPHIC-PHOTO]
     Personalized attention combined with professional and competent advice are our guiding principles for which investment management and brokerage, trust administration and estate settlement services are provided to our clients. Our full-service insurance agency provided the bank's customer convenient access to a full line of personal, group and commercial insurance products.

[GRAPHIC-PHOTO-CHART]
     As can be seen by the illustration above, HRBT's cumulative stock performance since our initial public offering on July 1, 1998 has exceeded both that of our peers in the Nasdaq bank index as well as the S&P 500. HRBT's stock price was $13.94 at March 31, 2001.

[CAPTION]
     Our commitment to our communities and responding to the needs of our customers has been our strength throughout our long and successful history.


Outlook for the Future
----------------------

     The year 2001 has been a very successful year for your Company and its shareholders. Our stock price has increased more than 50% since March 31, 2000. We truly feel that the quality of our employees and the service they provide to our customers, combined with the wide array of products we have made available to them, will result in continued improvements in financial performance and opportunities for growing the value of our franchise.

     As we realize the earnings accretion we expect from assimilating Cohoes into our Company, we will continue looking at additional growth opportunities, market expansion opportunities as well as ways to control expenses and maintain asset quality. These strategic initiatives have served us well. In addition, we will continue the integration of our trust, brokerage and insurance services into our retail branch network.

     Once again I would like to extend my thanks to our employees for their continued commitment, and to our shareholders for their continued loyalty and support for the future direction we've set for ourselves.


Carl A. Florio
President and CEO

May 5, 2001

Five Year Selected Financial Data
---------------------------------

(In thousands, except for share and per share data)
At or for the Years Ended March 31,                     2001           2000           1999        1998        1997
==================================================================================================================
Earnings
Interest  income                                 $    91,499    $    76,423    $    63,526    $ 55,387    $ 52,881
Interest expense                                      40,842         30,509         26,000      25,977      25,426
------------------------------------------------------------------------------------------------------------------
Net interest income                                   50,657         45,914         37,526      29,410      27,455
------------------------------------------------------------------------------------------------------------------
Provision for loan losses                              5,100          6,200          7,341       8,491       3,826
Other operating income                                 4,790          2,588          2,418       2,845       1,825
Other operating expense                               31,709         27,788         26,612      19,030      16,187
------------------------------------------------------------------------------------------------------------------
Income before tax expense                             18,638         14,514          5,991       4,734       9,267
Tax expense                                            6,970          4,988          2,184       1,903       3,607
------------------------------------------------------------------------------------------------------------------
Net income                                       $    11,668    $     9,526    $     3,807    $  2,831    $  5,660
==================================================================================================================
Per Share Data
Basic earnings per share (1)                     $      0.86    $      0.65    $      0.17          --          --
Diluted earnings per share (1)                          0.85           0.65           0.17          --          --
Book value at year end                                 15.78          14.50          14.02          --          --
Book value at year end, including
  unallocated ESOP shares and
  unvested RRP shares                                  14.15          12.85          12.39          --          --
Tangible book value per share at year end              14.95          13.66          13.81          --          --
Tangible book value per share, including
  unallocated ESOP shares and
  unvested RRP shares                                  13.40          12.11          12.21          --          --
Closing market price                                   13.94          10.00          10.94          --          --
==================================================================================================================
Average Balances and Shares
Total assets                                     $ 1,167,944    $   996,448    $   809,385    $659,984    $640,867
Earning assets                                     1,105,473        950,380        778,691     628,747     612,296
Loans                                                849,283        698,403        522,974     507,293     471,295
Securities available for sale                        230,736        231,931        156,405      39,357      53,445
Securities held to maturity                            5,570         14,899         47,738      71,966      83,343
Deposits                                             737,509        682,029        608,936     577,721     562,922
Short-term FHLB advances                             146,391         65,542          2,916       3,699       4,459
Long-term FHLB borrowings                             49,990         18,386             --          --          --
Shareholders' equity                                 205,336        207,953        185,770      67,780      63,322
Shares outstanding:
  Basic                                           13,572,814     14,556,648     16,302,268          --          --
  Diluted                                         13,699,741     14,577,742     16,302,268          --          --
==================================================================================================================
Financial Ratios
Return on average assets                                1.00%          0.96%          0.47%       0.43%       0.88%
Return on average equity                                5.68           4.58           2.05        4.18        8.94
Return on average tangible equity                       6.01           4.77           2.06        4.21        8.99
Dividend payout ratio                                  26.66          19.36             --          --          --
Net interest margin                                     4.58           4.83           4.82        4.68        4.48
Efficiency ratio (2)                                   51.94          52.61          50.48       56.78       54.18
Expense ratio (2)                                       2.44           2.56           2.49        2.77        2.47
Equity to assets at year end                           17.88          17.46          24.89       10.18       10.00
Tangible equity to tangible assets at year end         17.10          16.62          24.62       10.10        9.96
Allowance to nonperforming loans                      259.96         190.50         143.77       52.32       29.37
Allowance to total loans                                2.53           2.38           2.47        1.62        1.19
==================================================================================================================

(1) Earnings per share data only applies to periods since the Company's initial public offering on July 1, 1998.
(2) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions and goodwill and other intangibles amortization for each period. The 2001 ratio excludes pre-tax nonrecurring merger expenses and other nonrecurring expenses. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.

                           Hudson River Bancorp, Inc.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

GENERAL
-------

     The financial review which follows focuses on the factors affecting the consolidated financial condition and results of operations of Hudson River Bancorp, Inc. and its subsidiaries, Hudson River Bank & Trust Company (the "Bank") and C.W. Bostwick ("Bostwick") (combined, the "Company"), during the year ended March 31, 2001 and the preceding two years. The consolidated financial statements and related notes as of March 31, 2001 and 2000, and for the three years ended March 31, 2001 should be read in conjunction with this review.

     On July 1, 1998, the Bank completed its conversion from a mutual savings bank to a New York chartered stock savings bank (the "Conversion"). Concurrent with the Conversion, Hudson River Bancorp, Inc. completed its initial public offering of common stock, receiving approximately $173.3 million in gross proceeds ($170.0 million net of offering expenses), and purchased all of the common stock of the Bank. Prior to the initial public offering, Hudson River Bancorp, Inc. had no results of operations; therefore, results of operations prior to July 1, 1998 reflect the operations of the Bank.

     The Company's primary market area, with 18 full-service branches as of March 31, 2001, consists of the New York counties of Columbia, Rensselaer, Albany, Schenectady, Dutchess and Saratoga. The Company has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. The Company's principal business is attracting deposits from customers within its market area and investing those funds in primarily loans, and to a lesser extent, in marketable securities. The financial condition and operating results of the Company are dependent on its net interest income which is the difference between the interest income earned on its assets, and the interest expense paid on its liabilities, primarily consisting of deposits and borrowings. Net income of the Company is also affected by provisions for loan losses and other operating income, such as loan servicing income and fees on deposit related services; it is also impacted by other operating expenses, such as compensation and benefits, occupancy and equipment expenses, and federal and state income taxes.

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

MERGER AND ACQUISITION ACTIVITY
-------------------------------

     On April 25, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cohoes Bancorp, Inc. ("Cohoes") to provide for a merger of equals between the Company and Cohoes. At a special meeting of shareholders held by Cohoes on August 17, 2000, the merger was not approved by the requisite vote of Cohoes shareholders. On September 28, 2000, the Company terminated the Merger Agreement with Cohoes. On November 24, 2000, the Company entered into a new agreement to acquire Cohoes for $19.50 in cash for each share of Cohoes common stock outstanding (the "Cohoes Acquisition").

     On April 20, 2001, the Company completed its acquisition of Cohoes paying $19.50 in cash for each share of Cohoes common stock outstanding. The total consideration of approximately $151.0 million was funded through the sale of securities and loans held for sale, and by long-term FHLB borrowings. Goodwill associated with this transaction is expected to approximate $31 million and will be amortized straight-line over twenty years. Cohoes had total assets of $684.1 million and total deposits of $500.2 million as of April 20, 2001. Its 20 branches located in Albany, Schenectady, Rensselaer, Greene, Saratoga, and Warren counties were added to the Bank's branch network.

     In June 2000, the Company received an unsolicited offer from TrustCo Bank Corp NY ("TrustCo") to acquire the Company for TrustCo common stock equivalent to $14 per share of Company stock. This unsolicited offer was declined by the Board of Directors on June 23, 2000 because, among other reasons, the Board determined that TrustCo's offer was inadequate as to the price, the Company was not for sale, and the proposal was subject to a number of conditions, some of which were out of TrustCo's and the Company's control, and some of which were not likely to be met. TrustCo subsequently announced its intentions to increase its offer to $17 per share. On October 31, 2000, TrustCo commenced a tender offer for the Company's stock offering $10.80 in cash and $6.20 in TrustCo stock for each share of Company stock outstanding. The tender offer proposed by TrustCo contained many of the same conditions which were contained in its original offer. The Board of Directors unanimously voted to decline TrustCo's tender offer and made a formal recommendation to the Company's shareholders in regard to the offer. On November 27, 2000, TrustCo rescinded its tender offer for the Company's stock.

     On September 3, 1999, the Company completed its acquisition of SFS Bancorp, Inc. ("SFS") paying $25.10 in cash for each share of SFS common stock outstanding (the "SFS Acquisition"). The total consideration of approximately $32 million was funded primarily by long-term borrowings. The transaction was accounted for under the purchase method of accounting and goodwill associated with this transaction totaling $9.1 million was recorded. The goodwill is being amortized straight line over fifteen years. SFS had total assets of $176.9 million and total deposits of $150.4 million as of September 3, 1999. Its four branches located in Schenectady County were added to the Bank's branch network.

     Effective January 1, 2001, the Company acquired an additional equity interest in Bostwick, an insurance agency in which the Company had originally made an equity investment during September 1999. The Company's total investment in the equity Bostwick exceeded 50% with this additional investment, and as a result, the results of Bostwick's operations are consolidated with those of the Company as of the effective date of the additional equity investment.

OVERVIEW

     The Company earned net income for the year ended March 31, 2001, amounting to $11.7 million, or $0.85 diluted earnings per share, compared with the $9.5 million earned during the year ended March 31, 2000 and $3.8 million for the year ended March 31, 1999. Net income for 2001 was negatively impacted by $959 thousand ($566 thousand, net of tax) in non-recurring merger related expenses associated with the Company's initial attempt to merge with Cohoes Bancorp, Inc. Net income for 2000 as compared to the year ended March 31, 1999 was enhanced by the Company's SFS Acquisition in September 1999. Net income in 1999 was negatively impacted by a $5.2 million ($3.1 million after-tax) nonrecurring expense taken during July 1998 associated with the contribution of stock to the Hudson River Bank & Trust Company Foundation. The increase in 2001 net income over the prior year results was a result of higher net interest income and a lower provision for loan losses, partially offset by higher other operating expenses and higher tax expense. For the year ended March 31, 2001, the Company's return on average assets was 1.00%, up from .96% in 2000. The Company's return on average equity for the year ended March 31, 2001 was 5.68%, up from 4.58% in 2000. The Company's return on average tangible equity for the year ended March 31, 2001 was 6.01%, up from 4.77% in 2000.

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

Average Balances, Interest and Yields

==============================================================================================================================
Years Ended March 31,                                     2001                        2000                            1999
==============================================================================================================================
                                                         Average                       Average                        Average
                                      Average             Yield/   Average             Yield/    Average              Yield/
(Dollars in thousands)                Balance   Interest   Rate    Balance   Interest   Rate     Balance   Interest    Rate
==============================================================================================================================
Earning assets
Federal funds sold                  $      136   $     7   5.15%   $    218   $    12   5.50%   $ 18,805   $ 1,054      5.60%
Loans held for sale                      9,627       648   6.73          --        --     --          --        --        --
Securities purchased under
  agreements to resell                      --        --     --          --        --     --      29,727     1,662      5.59
Securities available for sale (1)      230,736    15,802   6.85     231,931    15,432   6.65     156,405     9,997      6.39
Securities held to maturity              5,570       380   6.82      14,899       982   6.59      47,738     3,095      6.48
Federal Home Loan Bank
  of New York stock                     10,121       732   7.23       4,929       337   6.84       3,042       215      7.07
Loans (2)                              849,283    73,930   8.70     698,403    59,660   8.54     522,974    47,503      9.08
------------------------------------------------------------------------------------------------------------------------------
Total earning assets                 1,105,473    91,499   8.28     950,380    76,423   8.04     778,691    63,526      8.16
------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                 15,973                       13,612                       12,774
Allowance for loan losses              (20,871)                     (17,052)                     (10,916)
Other nonearning assets                 67,369                       49,508                       28,836
----------------------------------------------                   ----------                     --------
Total assets                        $1,167,944                     $996,448                     $809,385
==============================================                   ==========                     ========


Interest-bearing liabilities
Savings accounts                    $  174,022   $ 4,422   2.54%   $167,145   $ 4,507   2.70%   $155,885   $ 5,039      3.23%
N.O.W. and money
  market accounts                      127,319     3,169   2.49     115,037     2,968   2.58      97,006     2,762      2.85
Time deposit accounts                  379,281    20,501   5.41     353,723    18,007   5.09     313,269    17,930      5.72
Mortgagors' escrow deposits              7,228       154   2.13       5,990       131   2.19       4,986       113      2.27
Securities sold under
  agreements to repurchase               4,157       206   4.96       1,896        84   4.43          77         3      3.90
Short-term FHLB advances               146,391     9,470   6.47      65,542     3,700   5.65       2,916       153      5.25
Long-term FHLB borrowings               49,990     2,920   5.84      18,386     1,112   6.05          --        --        --
------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities     888,388    40,842   4.60     727,719    30,509   4.19     574,139    26,000      4.53
------------------------------------------------------------------------------------------------------------------------------

Noninterest-bearing deposits            56,887                       46,124                       42,776
Other noninterest-bearing               17,333                       14,652                        6,700
Shareholders' equity                   205,336                      207,953                      185,770
----------------------------------------------                  -----------                     --------
Total liabilities and
  shareholders' equity              $1,167,944                     $996,448                     $809,385
==============================================                  ===========                     ========
Net interest income                              $50,657                     $ 45,914                      $37,526
========================================================        =====================           ==================
Net interest spread                                       3.68%                         3.85%                          3.63%
==============================================================================================================================
Net interest margin                                       4.58%                         4.83%                          4.82%
==============================================================================================================================

(1)  Average balances include fair value adjustment.

(2)  Average balances include nonaccrual loans.

Earning Assets

     Total average earning assets increased to $1.1 billion for the year ended March 31, 2001, up from $950.4 million in 2000. This increase was primarily a result of the completion of the SFS Acquisition in September 1999. Interest income for the year ended March 31, 2001 was $91.5 million, up $15.1 million from 2000. The increase in average balances was the primary reason for the higher income, as well as slightly higher yields on those assets. The yield on earning assets rose from 8.04% for the year ended March 31, 2000, to 8.28% in 2001. The change in the Company's asset mix from lower yielding investments to higher yielding loans has reduced the impact of a lower rate environment on its earning assets.

     Average earning assets for the year ended March 31, 2000 were $171.7 million higher than the average for the previous year. This increase was due to the growth in loans, primarily from the SFS Acquisition. As a result of this increase in average earning assets, interest income increased $12.9 million in 2000 from 1999. The increase in interest income as a result of volume increases during 2000 was partially offset by declines in yields on earning assets from 8.16% in 1999 to 8.04% in 2000, resulting primarily from changes in the composition of the loan portfolio.

Volume and Rate Analysis

                                                                            2001 vs 2000                               2000 vs 1999
====================================================================================================================================
                                                   Due To         Due To         Net           Due To        Due To         Net
(In thousands)                                     Volume          Rate         Change         Volume         Rate         Change
====================================================================================================================================
Interest income
Federal funds sold                                $     (4)      $    (1)      $     (5)      $ (1,023)      $   (19)      $ (1,042)
Loans held for sale                                    648            --            648             --            --             --
Securities purchased under
   agreements to resell                                 --            --             --         (1,662)           --         (1,662)
Securities available for sale                          (80)          450            370          5,010           425          5,435
Securities held to maturity                           (635)           33           (602)        (2,164)           51         (2,113)
Federal Home Loan Bank
   of New York stock                                   374            21            395            129            (7)           122
Loans                                               13,114         1,156         14,270         15,129        (2,972)        12,157
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                             $ 13,417       $ 1,659       $ 15,076       $ 15,419       $(2,522)      $ 12,897
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense
Savings accounts                                  $    181       $  (266)      $    (85)      $    346       $  (878)      $   (532)
N.O.W. and money market accounts                       308          (107)           201            481          (275)           206
Time deposit accounts                                1,344         1,150          2,494          2,177        (2,100)            77
Mortgagors' escrow deposits                             26            (3)            23             22            (4)            18
Securities sold under agreements
   to repurchase                                       111            11            122             81            --             81
Short-term FHLB advances                             5,160           610          5,770          3,535            12          3,547
Long-term FHLB borrowings                            1,847           (39)         1,808          1,112            --          1,112
-----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                            $  8,977       $ 1,356       $ 10,333       $  7,754       $(3,245)      $  4,509
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                               $  4,440       $   303       $  4,743       $  7,665       $   723       $  8,388
===================================================================================================================================

Note: Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

Loans
-----

     The average balance of loans increased to $849.3 million for the year ended March 31, 2001, up $150.9 million from the $698.4 million average for 2000. The yield on loans for the year increased 16 basis points, from 8.54% in 2000 to 8.70% in 2001. Interest income on loans for the year ended March 31, 2001 increased to $73.9 million from $59.7 million in 2000. The increase in average balances for the year resulted in a $13.1 million increase in interest income and a $1.2 million increase was due to higher rates. An increase of $175.4 million in the average balance of loans in 2000 from 1999 was partially offset by a decline in rates from 9.08% in 1999 to 8.54% in 2000.

     On December 31, 2000, the Company transferred $40.4 million ($39.8 million net of mark-to-market adjustment) of fixed rate performing residential mortgage loans from loans into the loans held for sale category. As of March 31, 2001, the balance of these loans was $15.1 million. This transfer is part of management's continuing efforts to manage interest rate risk and liquidity thresholds, and to partially fund a portion of the purchase price for the Company's acquisition of Cohoes. These loans are carried at the lower of cost or fair value.

     After the transfer of the loans held for sale, total loans were $881.4 million at March 31, 2001, up $57.6 million from $823.9 million at March 31, 2000. Loans secured by residential real estate increased from $491.8 million, or 59.7% of total loans at March 31, 2000, to $515.6 million, or 58.4% of total loans at March 31, 2001. This increase was primarily the result of new originations during the current year. Commercial real estate loans increased $28.5 million to $167.3 million at March 31, 2001, from $138.9 million at March 31, 2000. Commercial loans increased to $60.3 million at March 31, 2001, from $37.2 million at March 31, 2000. These increases were offset in part by a decrease of $6.3 million in manufactured housing loans. Management intends to continue to reduce the portfolio of manufactured housing loans gradually through normal paydown activity while it continues its focus on commercial real estate and commercial lending, as well as residential lending.

Loan Portfolio Analysis

March 31,                                       2001               2000               1999               1998                 1997
====================================================================================================================================
(In thousands)                          Amount    %       Amount     %       Amount     %       Amount     %       Amount       %
====================================================================================================================================
Loans secured by
 real estate:
  Residential                         $515,584   58.4%   $491,811   59.7%   $295,466   51.1%   $269,435   53.2%   $274,092     55.6%
  Commercial                           167,344   19.0     138,891   16.9      91,480   15.8      76,570   15.1      67,697     13.7
  Construction                           9,306    1.1       9,144    1.1       3,401    0.6       4,621    0.9       2,725      0.6
------------------------------------------------------------------------------------------------------------------------------------
Total loans secured
     by real estate                    692,234   78.5     639,846   77.7     390,347   67.5     350,626   69.2     344,514     69.9
------------------------------------------------------------------------------------------------------------------------------------

Other loans:
  Manufactured housing                  75,287    8.6      81,542    9.9      90,354   15.6      97,426   19.2      92,651     18.8
  Commercial                            60,311    6.9      37,167    4.5      29,024    5.0      18,484    3.7      19,713      4.0
  Financed insurance
     premiums                           38,216    4.3      51,796    6.3      57,901   10.0      27,976    5.5      23,535      4.8
  Consumer                              17,943    2.0      15,536    1.9      12,440    2.2      11,857    2.3      11,577      2.3
------------------------------------------------------------------------------------------------------------------------------------
Total other loans                      191,757   21.8     186,041   22.6     189,719   32.8     155,743   30.7     147,476     29.9
------------------------------------------------------------------------------------------------------------------------------------

Unearned discount and
 net deferred loan
  origination fees and costs            (2,579)  (0.3)     (2,032)  (0.3)     (1,967)  (0.3)        609    0.1       1,029      0.2
------------------------------------------------------------------------------------------------------------------------------------
Total loans                           $881,412  100.0%   $823,855  100.0%    $578,099 100.0%   $506,978  100.0%   $493,019    100.0%
Allowance for loan losses              (22,325)           (19,608)            (14,296)           (8,227)            (5,872)
------------------------------------------------------------------------------------------------------------------------------------
Net loans                             $859,087           $804,247            $563,803          $498,751           $487,147
====================================================================================================================================

Securities

     The average balance of securities available for sale and securities held to maturity (collectively "securities") decreased $10.5 million to $236.3 million for the year ended March 31, 2001, down from $246.8 million for the year ended March 31, 2000. This decrease was the result of the Company's continued efforts to change the asset mix from lower yielding investments to higher yielding loans. Interest income earned on securities of $16.2 million for the year ended March 31, 2001 was down $232 thousand from the $16.4 million earned in 2000 primarily as a result of lower average balances, partially offset by increases in average rates. Average securities for the year ended March 31, 2000 were $42.7 million higher than the average balance of securities in 1999. This increase was primarily attributed to the SFS Acquisition as well as the reinvestment of the Company's federal funds sold and securities purchased under agreements to resell in the securities available for sale portfolio. These higher average balances were the primary contributor in the growth of $3.3 million in interest on securities in 2000 from 1999.

     Securities at March 31, 2001 were $217.5 million, down $30.6 million from the $248.1 million held as of March 31, 2000. The decrease was almost entirely due to calls, maturities and paydowns of securities. Reinvestment of the proceeds was primarily directed to the loan portfolio to accommodate the growth experienced in that asset category. Management is continuing to allow the balance of securities held to maturity to decrease with new purchases of securities directed to the securities available for sale classification.

Federal Funds Sold and Securities Purchased Under Agreements to Resell

     The average balance of federal funds sold and securities purchased under agreements to resell of $48.5 million for the year ended March 31, 1999, generated $2.7 million in interest income for that year. The Company had limited federal funds sold and no securities purchased under agreements to resell during the years ended March 31, 2001 and 2000, as these asset categories were reinvested in the higher yielding loan and securities portfolios during the latter stages of the year ended March 31, 1999. For the immediate future, the Company does not anticipate utilizing these asset categories for significant investments other than on a temporary basis as market conditions warrant.

Funding Sources

     The Company utilizes traditional deposit products such as time, savings and N.O.W. and money market deposits as its primary source for funding. Other sources such as short-term FHLB advances and long-term FHLB borrowings, however, are utilized as necessary to support the Company's growth in assets and to achieve interest rate sensitivity objectives. The average balance of interest-bearing liabilities increased to $888.4 million for the year ended March 31, 2001, from $727.7 million for the year ended March 31, 2000. Interest expense for the year ended March 31, 2001 was $40.8 million, up $10.3 million from the previous year. The increase in volume accompanied by an increase in the average rate paid from 4.19% to 4.60% resulted in the overall increase in interest expense for the year. Average interest-bearing liabilities for the year ended March 31, 2000 were $153.6 million higher than 1999. This increase in volume, primarily attributed to the SFS Acquisition, was somewhat offset by a decline in rates paid, resulting in an increase of $4.5 million in interest expense between the two years.

     Interest-bearing liabilities at March 31, 2001 were $898.6 million, up from $857.1 million at March 31, 2000. This increase was a result of the necessity to fund the growth in assets of the Company, primarily in the loan portfolio, and in preparation for the Cohoes Acquisition.

Deposits

     The average balance of savings accounts increased $6.9 million to $174.0 million for the year ended March 31, 2001, up from $167.1 million for the previous year. These fluctuations are the result of the impact of the SFS Acquisition during the year ended March 31, 2000, and the addition of our Clifton Park branch at the beginning of the year ended March 31, 2001. Interest expense on savings accounts declined slightly from $4.5 million for the year ended March 31, 2000 to $4.4 million in 2001 as the decrease in average rates paid, from 2.70% to 2.54%, more than offset the increase in average balances. Rates paid on savings accounts declined due to market conditions from 3.23% in 1999 to the 2.70% in 2000. This decline in rates more than offset the increase in the average balance of savings accounts from $155.9 million in 1999 to $167.1 million in 2000, resulting in an overall decrease in interest expense during 2000 of $532 thousand.

     The average balance of N.O.W. and money market accounts increased to $127.3 million for the year ended March 31, 2001, up from $115.0 million in 2000. This increase was primarily the result of the impact of the SFS Acquisition during the year ended March 31, 2000. Interest expense on N.O.W. and money market accounts increased from $3.0 million in 2000 to $3.2 million in the year ended March 31, 2001, as a decrease in average rates paid from 2.58% to 2.49% somewhat offset the effect of the higher average balances. Rates paid on N.O.W. and money market accounts declined due to market conditions from 2.85% in 1999 to 2.58% in 2000. This decline in rates partially offset the increase in higher average balances resulting in an increase of interest expense of $206 thousand from 1999 to 2000.

     Interest expense on time deposits increased during the year ended March 31, 2001 to $20.5 million, compared with $18.0 million in 2000. The average balance of time deposits increased from $353.7 million for the year ended March 31, 2000 to $379.3 million for the year ended March 31, 2001, primarily due to the SFS Acquisition. Higher average rates paid on time deposits of 5.41% for the year ended March 31, 2001 up from 5.09% in 2000 along with the higher average balance in 2001 resulted in the increase in interest expense on time deposits. For the year ended March 31, 2000, the decline in average rates paid from 5.72% in 1999 to 5.09% in 2000 almost entirely offset a $40.5 million increase in average balances during 2000.

     Total deposits, including $62.5 million of noninterest-bearing deposits, were $750.2 million at March 31, 2001, up from $748.6 million ($48.2 million of noninterest-bearing deposits) at March 31, 2000. The increase in noninterest-bearing deposits reflects the Company's continued focus on commercial services, including commercial deposits, and the opening of our eighteenth branch in the beginning of June 2000.

Short-term FHLB Advances and Long-term FHLB Borrowings

     The average balance of short-term FHLB advances increased to $146.4 million for the year ended March 31, 2001, from $65.5 million in 2000 and $2.9 million in 1999. Interest expense on these borrowings increased $5.8 million for the year ended March 31, 2001 when compared with 2000. This increase is almost entirely attributed to the increase in volume.

     The average balance of long-term FHLB borrowings was $50.0 million for the year ended March 31, 2001, an increase of $31.6 million from the $18.4 million for the year ended March 31, 2000. The Company did not have any long-term FHLB borrowings during the year ended March 31, 1999. Short-term FHLB advances were $82.0 million at March 31, 2001, down from $116.5 million at March 31, 2000. This decrease is primarily the result of the Company taking advantage of opportunities to enhance its interest rate risk profile by shifting some shorter-term FHLB advances into long-term funding, at generally lower rates than were available in the local time deposit market. Long-term FHLB borrowings increased to $112.9 million at March 31, 2001, from $30.6 million at March 31, 2000. The increase in this category was primarily attributed to the movement of short-term advances into long-term borrowings at generally lower rates, the need to fund the continued growth in loans, and management's continued monitoring of the Company's interest rate risk profile. The interest rates on the long-term FHLB borrowings are fixed with maturities ranging from one-to-ten years, with call options ranging from one-to-five years.

Net Interest Income

     Net interest income for the year ended March 31, 2001 was $50.7 million, up from $45.9 million in 2000 and $37.5 million in 1999. These increases were the result of increases in average earning assets in each year, higher rates on earning assets during 2001, and lower rates paid on average interest-bearing liabilities in 2000. The impact of these factors was offset in part by higher rates paid on average interest-bearing liabilities during 2001, and higher balances of average interest-bearing liabilities in each year. As a result of these volume and rate fluctuations, the Company's net interest margin for the year ended March 31, 2001 was 4.58%, down from 4.83% in 2000 and 4.82% in 1999.

Noninterest Sensitive Assets and Liabilities

     Noninterest sensitive assets include accrued interest receivable, premises and equipment, other real estate owned and repossessed property, goodwill and other intangibles, and other assets. Premises and equipment amounted to $19.1 million at March 31, 2001, up from $18.7 million at March 31, 2000. The increase was primarily attributed to the opening of a branch during the year ended March 31, 2001. Goodwill and other intangibles declined slightly from $11.6 million at March 31, 2000 to $11.3 million at March 31, 2001. The amortization of goodwill and other intangibles during 2001 was offset by the additional goodwill recorded as a result of the Company's additional investment in Bostwick. Other assets were $28.7 million at March 31, 2001, down from $34.7 million at March 31, 2000. The decrease was primarily associated with the accrual of estimated income taxes and the tax impact of the mark-to-market adjustment of the Company's securities available for sale portfolio.

     Noninterest sensitive liabilities include noninterest-bearing deposits (primarily checking accounts) and other liabilities. Noninterest-bearing deposits increased from $48.2 million at March 31, 2000 to $62.5 million at March 31, 2001. This increase is associated with a new branch opening in June 2000 and growth in the Company's commercial accounts, which are generally noninterest-bearing. Other liabilities decreased from $43.5 million at March 31, 2000 to $31.7 million at March 31, 2001. The balance in both years is largely composed of amounts due to insurance companies in April of each year for financed insurance premium loans. The decrease in 2001 is related to the timing of various payments to be made and the lower levels of financed insurance premium loans at March 31, 2001.

RISK MANAGEMENT

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

     Total nonperforming assets at March 31, 2001 were $9.4 million or 0.77% of total assets, compared with $11.9 million or 1.04% at March 31, 2000. The $2.6 million decrease in total nonperforming assets is the result of a $1.7 million decrease in nonaccrual loans and an $865 thousand decrease in foreclosed and repossessed property. Nonaccrual residential real estate loans declined $1.1 million from March 31, 2000 with commercial real estate decreasing an additional $1.7 million. These decreases were partially offset by a $1.3 million increase in manufactured housing nonaccrual loans.

     The $865 thousand decrease in foreclosed and repossessed property was made up of a $564 thousand reduction of repossessed manufactured homes with the remainder made up of reductions in foreclosed commercial properties and slightly higher foreclosed residential properties.

Nonperforming Assets

(In thousands)               March 31,         2001       2000       1999       1998       1997
===============================================================================================
Nonaccruing loans
Residential real estate                     $ 2,050    $ 3,199    $ 2,253    $ 4,512    $ 4,553
Commercial real estate                          849      2,536      2,669      5,253      3,239
Commercial loans                                 --        137         --         --      2,318
Manufactured housing                          3,169      1,911      2,315      3,060      2,260
Financed insurance premiums                   2,439      2,453      2,549      2,768      2,867
Consumer                                         81         57        158        114         45
-----------------------------------------------------------------------------------------------
Total nonaccruing loans                       8,588     10,293      9,944     15,707     15,282
-----------------------------------------------------------------------------------------------

Loans past due 90 days or more
   and still accruing interest                   --         --         --         16      4,711
-----------------------------------------------------------------------------------------------
Total nonperforming loans                   $ 8,588    $10,293    $ 9,944    $15,723    $19,993
===============================================================================================

Foreclosed and repossessed property
Residential real estate                     $   161    $    85    $   258    $   145    $    48
Commercial real estate                           --        377        474        299      2,860
Repossessed property                            615      1,179      1,776      1,088        539
-----------------------------------------------------------------------------------------------
Total foreclosed and repossessed property   $   776    $ 1,641    $ 2,508    $ 1,532    $ 3,447
===============================================================================================
Total nonperforming assets                  $ 9,364    $11,934    $12,452    $17,255    $23,440
===============================================================================================
Allowance for loan losses                   $22,325    $19,608    $14,296    $ 8,227    $ 5,872
===============================================================================================

Allowance to nonperforming loans             259.96%    190.50%    143.77%     52.32%     29.37%
Nonperforming assets to total assets           0.77       1.04       1.41       2.57       3.60
Nonperforming loans to total loans             0.97       1.25       1.72       3.10       4.06
===============================================================================================


Allowance and Provision for Loan Losses
---------------------------------------

     The allowance for loan losses at March 31, 2001 was $22.3 million, up from $19.6 million at March 31, 2000. The allowance as a percentage of nonperforming loans increased from 190.5% at March 31, 2000 to 260.0% at March 31, 2001. The adequacy of the allowance for loan losses is evaluated quarterly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention, as well as an analysis of the higher risk elements of the Company's loan portfolio and growth in the loan portfolio. Net charge-offs for the year ended March 31, 2001 were $2.4 million, up from $1.9 million in 2000. The increase in net charge-offs in 2001 is primarily the result of an increase in commercial real estate charge-offs of $629 thousand. Gross charge-offs of $3.5 million for 2001 were up from $2.5 million for the year ended March 31, 2000.

     As a result of management's analysis of the risk characteristics of the loan portfolio, as well as the trends and levels of nonperforming and other delinquent loans, a provision for loan losses of $5.1 million was recorded for the year ended March 31, 2001. The $5.1 million provision is down $1.1 million from the $6.2 million provision recorded in 2000. The provision as a percentage of average loans declined from 0.89% in 2000 to 0.60% in 2001. This decline is primarily a result of the decline in nonperforming loans during 2001 as compared to 2000 and 1999, offset somewhat by the growth in the loan portfolio, particularly commercial loans, as well as the increase in charge-offs.

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

Loan Loss Experience

(In thousands)         Years Ended March 31,       2001           2000          1999          1998          1997
================================================================================================================
Loans at end of year                           $ 881,412     $ 823,855     $ 578,099     $ 506,978     $ 493,019
================================================================================================================
Average loans during year                      $ 849,283     $ 698,403     $ 522,974     $ 507,293     $ 471,295
================================================================================================================

Allowance for loan loss at beginning of year   $  19,608     $  14,296     $   8,227     $   5,872     $   3,546
Loan charge-offs:
      Residential real estate                       (312)         (282)         (251)         (440)         (162)
      Commercial real estate                        (643)          (14)          (95)       (1,298)         (454)
      Commercial loans                                --          (150)         (136)       (2,309)         (127)
      Manufactured housing                        (1,494)       (1,283)       (1,331)         (480)         (216)
      Consumer                                      (166)         (228)         (139)         (112)          (41)
      Financed insurance premiums                   (865)         (586)       (1,239)       (2,091)       (1,070)
----------------------------------------------------------------------------------------------------------------
Total charge-offs                                 (3,480)       (2,543)       (3,191)       (6,730)       (2,070)
----------------------------------------------------------------------------------------------------------------

Loan recoveries:
      Residential real estate                        188            54           341             8             3
      Commercial real estate                         187           184           777            17            11
      Commercial loans                                10             4            17            10            74
      Manufactured housing                           125            86            73           105            45
      Consumer                                        59            38            25            38            51
      Financed insurance premiums                    528           281           686           416           386
----------------------------------------------------------------------------------------------------------------
Total recoveries                                   1,097           647         1,919           594           570
----------------------------------------------------------------------------------------------------------------
Loan charge-offs, net of recoveries               (2,383)       (1,896)       (1,272)       (6,136)       (1,500)
Provision charged to operations                    5,100         6,200         7,341         8,491         3,826
Allowance acquired                                    --         1,008            --            --            --
----------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year       $  22,325     $  19,608     $  14,296     $   8,227     $   5,872
================================================================================================================
Ratio of net charge-offs to
      average loans during year                     0.28%         0.27%         0.24%         1.21%         0.32%
================================================================================================================
Provision to average loans during year              0.60%         0.89%         1.40%         1.67%         0.81%
================================================================================================================
Allowance to loans at end of year                   2.53%         2.38%         2.47%         1.62%         1.19%
================================================================================================================


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

     In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management's asset/liability committee meets monthly to review the Company's interest rate risk position and profitability, and to recommend strategies for consideration by the Board of Directors. Management also reviews loan and deposit pricing, the Company's securities portfolio, formulates investment and funding strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

     In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to changes in interest rates and to fluctuations in the difference between long- and short-term interest rates.

     Interest rate risk analyses performed by the Company indicate that the Company is asset sensitive as of March 31, 2001. As a result, rising interest rates projected over a 12 month horizon would have a positive impact on net interest income; conversely, falling interest rates would have a negative impact on net interest income. Consistent with the asset/liability management philosophy described above, the Company has taken steps to manage its interest rate risk by attempting to match the repricing periods of its earning assets to its interest-bearing liabilities, while still allowing for maximization of net interest income. The Company's purchases of securities, retention or sale of fixed rate loan products, and emphasis on lower cost, more stable non-certificate deposit accounts are methods the Company has utilized to manage its interest rate risk. Management continuously evaluates various alternatives to address interest rate risk including, but not limited to, the purchase of interest rate swaps, caps, and floors, leveraging scenarios, and changes in asset or funding mix.

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

     The following table summarizes the percentage change in interest income and interest expense by major earning asset and interest-bearing liability categories as of March 31, 2001 in the rising and declining rate scenarios from the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is projected to fall slightly from the flat rate scenario, declining by 1.48% over a 12 month period. Under the rising rate scenario, net interest income is projected to increase by 2.04% from the flat rate scenario over a 12 month period. This level of variability places the Company's interest rate risk profile well within acceptable Company guidelines.

                                                               Percentage Change in Net Interest Income
                                                                       From Flat Rate Scenario
                                                               -----------------------------------------
                                                                Declining Rate            Rising Rate
                                                                   Scenario                Scenario
                                                               -----------------        ----------------
Investment securities (includes all held to maturity,
    available for sale and money market investments)               (4.61)%                    3.61%
Total loans                                                        (1.98)                     2.55
-----------------------------------------------------------------------------------------------------
Total interest income                                              (2.45)                     2.74
-----------------------------------------------------------------------------------------------------
Core deposits                                                     (10.07)                    10.07
Time deposits                                                      (2.26)                     2.08
-----------------------------------------------------------------------------------------------------
Total deposits                                                     (4.64)                     4.51
Borrowings                                                         (1.79)                     1.79
-----------------------------------------------------------------------------------------------------
Total interest expense                                             (3.85)                     3.76
-----------------------------------------------------------------------------------------------------
Net interest income                                                (1.48)%                    2.04%
-----------------------------------------------------------------------------------------------------

Liquidity Risk

     Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals or make new loans or investments.

     The Company's cash inflows result primarily from loan repayments, maturities and calls of securities held to maturity and securities available for sale, new deposits, and borrowings from the Federal Home Loan Bank of New York. The Company's cash outflows consist of new loan originations, security purchases, deposit withdrawals, operating expenses and treasury stock purchases. The timing of cash inflows and outflows is closely monitored by management although changes in interest rates, economic conditions, and competitive forces strongly impact the predictability of these cash flows. The Company attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network, and through the use of borrowings. Management believes that the level of the
Company's liquid assets combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of depositors, and meet all other daily obligations of the Company.

CAPITAL RESOURCES

     Consistent with its goal to operate a sound and profitable financial organization, the Company actively seeks to maintain a "well-capitalized" institution in accordance with regulatory standards. Total equity was $216.1 million at March 31, 2001, or 17.88% of total assets on that date. As of March 31, 2000, total equity was $200.7 million, or 17.46% of total assets. Ratios of tangible equity to tangible assets were 17.10% and 16.62% as of March 31, 2001 and 2000, respectively. Management continues to attempt to leverage its capital through asset growth, mergers and acquisitions, and share repurchases. The acquisition of Cohoes, which was completed in April 2001, will have a significant impact on the Company's tangible equity to tangible asset ratio, although the Company and the Bank will continue to be well-capitalized under regulatory standards. The Company is currently executing a 10% share repurchase program as market conditions warrant. As of March 31, 2001, the Company had an additional 85 thousand shares to acquire under its current repurchase program. As of March 31, 2001, the Company and the Bank exceeded all of their regulatory capital requirements.

OTHER OPERATING INCOME AND EXPENSES

     Total other operating income was $4.8 million for the year ended March 31, 2001, up from the $2.6 million earned in 2000. Other operating income is composed primarily of service charges on deposit accounts, net securities transactions and other income. Income from service charges on deposit accounts increased from $1.5 million in 2000 to $2.0 million in 2001, primarily as a result of the growth in transaction accounts from the SFS Acquisition and branch openings. Net securities transactions resulted in a gain of $771 thousand for the year ended March 31, 2001, up from $83 thousand for the year ended March 31, 2000. This gain was primarily a result of the Company's equity investment in a financial institution that was acquired for cash during the year. Other income increased $1.1 million to $2.0 million for the year ended March 31, 2001, from $844 thousand in 2000. These increases are primarily the result of earnings from the Company's investment made during December 1999 in bank-owned life insurance and the recognition of commissions and other income from a new insurance agency subsidiary of the Company. Total other operating income in 2000 was $170 thousand more than the $2.4 million in 1999.

     Total other operating expenses were $31.7 million for the year ended March 31, 2001, up $3.9 million from 2000. This increase was due to higher expenses in compensation and benefits, occupancy, equipment, advertising, legal and other professional fees, postage and item transportation, directors' expense, and other expenses, partially offset by a reduction in expenses on other real estate owned and repossessed property. Total other operating expenses increased $1.2 million in 2000 from 1999. Total other operating expenses in 1999 included a $5.2 million nonrecurring expense associated with a contribution of stock to the Hudson River Bank & Trust Company Foundation. After adjusting for this nonrecurring expense, other operating expenses in 2000 increased $6.4 million from 1999. This increase was due to increases in compensation and benefits, occupancy, equipment, advertising, goodwill and other intangibles amortization, and other expenses.

     Compensation and benefits increased $500 thousand to $14.3 million for the year ended March 31, 2001 from $13.8 million in 2000. The opening of the Company's eighteenth branch just after the beginning of the current fiscal year as well as a full year's impact of the SFS Acquisition contributed to the increase in compensation and benefits during 2001. Larger expenses in 2001 were also related to the Company's insurance agency subsidiary and Employee Stock Ownership Plan ("ESOP"). Compensation and benefits increased $2.8 million in 2000 from 1999, primarily as a result of the cost associated with the ESOP, stock awarded under the Company's Recognition and Retention Plan ("RRP") and the SFS Acquisition.

     Occupancy expenses were $2.1 million for the year ended March 31, 2001, up $327 thousand from 2000. Equipment expenses for the year ended March 31, 2001 were $3.0 million, up from $2.5 million in 2000. Postage and item transportation expenses increased from $709 thousand in 2000 to $953 thousand in 2001. These increases are attributed to the growth in the Company's branch network resulting from the SFS Acquisition and a branch opening as noted above.

     Expenses on other real estate owned and repossessed property were $723 thousand in 2001, $1.2 million in 2000, and $1.0 million in 1999. These expenses are the result of management's continued efforts to reduce the level of problem assets. The decrease during the year 2001 was a result of gains recognized by the Company relating to several properties that were sold during the year. Lower levels of other real estate owned and repossessed property during this period also resulted in decreased maintenance expenses associated with these assets during 2001 as compared with 2000 and 1999.

     Advertising during the year ended March 31, 2001 amounted to $1.2 million, up from $922 thousand in 2000. This increase is primarily related to product promotions, the Bank's 150th Anniversary celebrated in October 2000 and the opening of the Company's eighteenth branch.

     Legal and other professional fees increased to $2.0 million for the year ended March 31, 2001, up from $791 thousand in 2000. These increases are attributed to expenses associated with Company's defense of a hostile takeover attempt discussed previously and the Company's terminated merger with Cohoes.

     Goodwill and other intangibles amortization was $1.1 million in 2001 and 2000, and $252 thousand in 1999. The increase from 1999 to 2000 is attributed to the SFS Acquisition and other equity investments made by the Company during 1999.

     Directors' expense for the year ended March 31, 2001 was $1.1 million, up $344 thousand from 2000. This increase is attributed to expenses associated with incentives offered to Directors who will retire during fiscal 2002.

     Other expenses were $5.3 million for the year ended March 31, 2001 up from $4.3 million during 2000. The increase is the result of general increases associated with the continued growth of the Company through branch openings, acquisitions and loan growth. The Company also recorded a $396 thousand loss during 2001 related to the disposition of equipment as a result of an upgrade of its teller software.

TAX EXPENSE

     Tax expense increased from $5.0 million for the year ended March 31, 2000 to $7.0 million for 2001. The increase is primarily the result of higher income before tax expense. The Company's effective tax rate has increased in the period ended March 31, 2001 as compared to prior year as a result of the increase in nondeductible goodwill amortization from the SFS Acquisition, partially offset by the impact of the Company's investment in bank-owned life insurance. The Company's effective tax rate is expected to increase in 2002 as a result of the Cohoes Acquisition, which will result in additional nondeductible goodwill amortization.

Quarterly Financial Results

                                                         June 30,    September 30,     December 31,        March 31,
(In thousands, except per share data) Three Months Ended    2000             2000             2000             2001         YTD 2001
====================================================================================================================================
Interest income                                          $22,142          $22,773          $23,333          $23,251          $91,499
Interest expense                                           9,673           10,257           10,678           10,234           40,842
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       12,469           12,516           12,655           13,017           50,657
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                  1,425            1,275            1,200            1,200            5,100
Other operating income                                       694              834            1,025            2,237            4,790
Other operating expenses                                   7,580            7,706            7,597            8,826           31,709
------------------------------------------------------------------------------------------------------------------------------------
Income before tax expense                                  4,158            4,369            4,883            5,228           18,638
Tax expense                                                1,515            1,624            1,818            2,013            6,970
------------------------------------------------------------------------------------------------------------------------------------
Net income                                               $ 2,643          $ 2,745          $ 3,065          $ 3,215          $11,668
====================================================================================================================================
Basic earnings per share                                 $  0.19          $  0.20          $  0.23          $  0.24          $  0.86
Diluted earnings per share                                  0.19             0.20             0.22             0.23             0.85
Cash dividends per share                                    0.05             0.05             0.05             0.07             0.22
====================================================================================================================================


                                                         June 30,    September 30,     December 31,        March 31,
(In thousands, except per share data) Three Months Ended    1999             1999             1999             2000         YTD 2000
====================================================================================================================================
Interest income                                          $16,824          $18,122          $20,468          $21,009          $76,423
Interest expense                                           6,239            6,780            8,521            8,969           30,509
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       10,585           11,342           11,947           12,040           45,914
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                  1,700            1,500            1,500            1,500            6,200
Other operating income                                       592              653              614              729            2,588
Other operating expenses                                   6,301            6,876            7,158            7,453           27,788
------------------------------------------------------------------------------------------------------------------------------------
Income before tax expense                                  3,176            3,619            3,903            3,816           14,514
Tax expense                                                1,115            1,240            1,335            1,298            4,988
------------------------------------------------------------------------------------------------------------------------------------
Net income                                               $ 2,061          $ 2,379          $ 2,568          $ 2,518          $ 9,526
====================================================================================================================================
Basic earnings per share                                 $  0.13          $  0.16          $  0.18          $  0.18          $  0.65
Diluted earnings per share                                  0.13             0.16             0.18             0.18             0.65
Cash dividends per share                                    0.03             0.03             0.03             0.03             0.12
====================================================================================================================================

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

     The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. As amended, this Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133, as amended, as of April 1, 2001. The adoption of this Statement did not have a material impact on the Company's consolidated financial statements, as the Company currently does not have any derivative instruments, and has not identified any derivative instruments embedded in other contracts.

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

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

     a. Deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;
     b. Changes in market interest rates or changes in the speed at which market interest rates change;
     c. Changes in laws and regulations affecting the financial services industry;
     d.   Changes in competition;
     e.   Changes in consumer preferences; and
     f.   The Company's ability to successfully integrate acquired companies.

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

                           Hudson River Bancorp, Inc.
                    Management's Statement of Responsibility

The management of Hudson River Bancorp, Inc. is responsible for the preparation, content and integrity of the consolidated financial statements included in this annual report. The consolidated financial statements and related notes have been prepared in conformity with accounting principles generally accepted in the United States of America and, in the judgment of management, present fairly Hudson River Bancorp, Inc.'s financial position, results of operations and cash flows. Management also believes that financial information presented elsewhere in this annual report is consistent with that in the consolidated financial statements.

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

/s/ Carl A Florio                                   /s/ Timothy E. Blow
------------------                                  --------------------

Carl A. Florio                                      Timothy E. Blow
President and Chief Executive Officer               Chief Financial Officer



                          Independent Auditors' Report

To the Shareholders and Board of Directors
Hudson River Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiaries (the Company) as of March 31, 2001 and 2000, and the related consolidated income statements, statements of changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson River Bancorp, Inc. and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
------------

KPMG LLP

Albany, New York
May 4, 2001

                           Consolidated Balance Sheets

(In thousands, except share and per share data)   March 31,            2001            2000
----------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                             $    23,938    $    16,612
Federal funds sold                                                       14,700             --
----------------------------------------------------------------------------------------------
Cash and cash equivalents                                                38,638         16,612
----------------------------------------------------------------------------------------------

Loans held for sale                                                      15,108             --
Securities available for sale, at fair value                            213,886        236,980
Securities held to maturity (fair value of $3,659 and $11,065)            3,602         11,144
Federal Home Loan Bank of New York (FHLB) stock, at cost                 12,070          7,425

Loans                                                                   881,412        823,855
Allowance for loan losses                                               (22,325)       (19,608)
----------------------------------------------------------------------------------------------
Net loans                                                               859,087        804,247
----------------------------------------------------------------------------------------------
Accrued interest receivable                                               6,614          6,470
Premises and equipment, net                                              19,125         18,719
Other real estate owned (OREO) and repossessed property                     776          1,641
Goodwill and other intangibles, net                                      11,346         11,618
Other assets                                                             28,721         34,691
----------------------------------------------------------------------------------------------
Total assets                                                        $ 1,208,973    $ 1,149,547
==============================================================================================

Liabilities and Shareholders' Equity
Liabilities:

     Deposits                                                       $   750,152    $   748,563

     Securities sold under agreements to repurchase                      10,201          4,214
     Short-term FHLB advances                                            82,000        116,450
----------------------------------------------------------------------------------------------
     Total short-term borrowings                                         92,201        120,664
----------------------------------------------------------------------------------------------

     Long-term FHLB borrowings                                          112,900         30,600
     Mortgagors' escrow deposits                                          5,889          5,500
     Other liabilities                                                   31,698         43,497
----------------------------------------------------------------------------------------------
Total liabilities                                                       992,840        948,824
----------------------------------------------------------------------------------------------

Shareholders' Equity:
     Preferred stock, $.01 par value, Authorized 5,000,000 shares            --             --
     Common stock, $.01 par value, Authorized 40,000,000 shares;
         Issued 17,853,750 shares                                           179            179
     Additional paid-in capital                                         174,732        174,733
     Unallocated common stock held by ESOP                              (14,037)       (15,583)
     Unvested restricted stock awards                                    (5,447)        (6,289)
     Treasury stock, at cost (2,575,545 and 2,235,190 shares)           (27,591)       (24,248)
     Retained earnings, substantially restricted                         88,112         79,555
     Accumulated other comprehensive income (loss)                          185         (7,624)
----------------------------------------------------------------------------------------------
Total shareholders' equity                                              216,133        200,723
----------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                          $ 1,208,973    $ 1,149,547
==============================================================================================

See accompanying notes to consolidated financial statements.

                         Consolidated Income Statements

(In thousands, except per share data) Years Ended March 31,        2001               2000                1999
-----------------------------------------------------------------------------------------------------------------
Interest income
Loans, including fees                                            $ 73,930             $59,660            $47,503
Securities available for sale                                      15,802              15,432              9,997
Securities held to maturity                                           380                 982              3,095
Federal funds sold                                                      7                  12              1,054
Loans held for sale                                                   648                  --                 --
Securities purchased under agreements to resell                        --                  --              1,662
Federal Home Loan Bank of New York stock                              732                 337                215
-----------------------------------------------------------------------------------------------------------------
Total interest income                                              91,499              76,423             63,526
-----------------------------------------------------------------------------------------------------------------
Interest expense
Deposits                                                           28,246              25,613             25,844
Securities sold under agreements to repurchase                        206                  84                  3
Short-term FHLB advances                                            9,470               3,700                153
Long-term FHLB borrowings                                           2,920               1,112                 --
-----------------------------------------------------------------------------------------------------------------
Total interest expense                                             40,842              30,509             26,000
-----------------------------------------------------------------------------------------------------------------
Net interest income                                                50,657              45,914             37,526
Provision for loan losses                                           5,100               6,200              7,341
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                45,557              39,714             30,185
-----------------------------------------------------------------------------------------------------------------

Other operating income
Service charges on deposit accounts                                 1,987               1,519              1,274
Loan servicing income                                                 123                 142                199
Net securities transactions                                           771                  83                 36
Net (loss) gain on sales of loans held for sale                       (84)                 --                 65
Other income                                                        1,993                 844                844
-----------------------------------------------------------------------------------------------------------------
Total other operating income                                        4,790               2,588              2,418
-----------------------------------------------------------------------------------------------------------------

Other operating expenses
Compensation and benefits                                          14,263              13,763             10,982
Occupancy                                                           2,132               1,805              1,498
Equipment                                                           2,951               2,453              1,647
OREO and repossessed property                                         723               1,228              1,013
Advertising                                                         1,196                 922                529
Legal and other professional fees                                   2,031                 791                600
Postage and item transportation                                       953                 709                718
Charitable foundation contribution                                     --                  --              5,200
Goodwill and other intangibles amortization                         1,137               1,087                252
Directors' expense                                                  1,072                 728                418
Other expenses                                                      5,251               4,302              3,755
-----------------------------------------------------------------------------------------------------------------
Total other operating expenses                                     31,709              27,788             26,612
-----------------------------------------------------------------------------------------------------------------

Income before tax expense                                          18,638              14,514              5,991
Tax expense                                                         6,970               4,988              2,184
-----------------------------------------------------------------------------------------------------------------
Net income                                                       $ 11,668             $ 9,526            $ 3,807
=================================================================================================================

Basic earnings per share                                         $   0.86             $  0.65            $  0.17
=================================================================================================================
Diluted earnings per share                                       $   0.85             $  0.65            $  0.17
=================================================================================================================

See accompanying notes to consolidated financial statements.

           Consolidated Statements of Changes in Shareholders' Equity

-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except share and per share data)                              2001               2000                1999
-----------------------------------------------------------------------------------------------------------------------------------
Common stock
Balance at beginning of year                                              $     179           $     179           $      --
Issuance of 17,333,738 shares of $.01 par value common
  stock in initial public offering                                               --                  --                 174
Issuance of 520,012 shares of $.01 par value common stock to
  the Hudson River Bank & Trust Company Foundation                               --                  --                   5
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $     179           $     179           $     179
-----------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital
Balance at beginning of year                                              $ 174,733           $ 174,894           $      --
Issuance of 17,333,738 shares of common stock in initial
  public offering, net of offering costs of $3,370                               --                  --             169,793
Issuance of 520,012 shares of common stock to the Hudson
  River Bank & Trust Company Foundation                                          --                  --               5,195
Tax effect of restricted stock award vesting                                     41                  --                  --
Adjustment for ESOP shares released for allocation                              (42)               (161)                (94)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $ 174,732           $ 174,733           $ 174,894
-----------------------------------------------------------------------------------------------------------------------------------
Unallocated common stock held by ESOP
Balance at beginning of year                                              $ (15,583)          $ (17,200)          $      --
Acquisition of 1,428,300 shares of common stock by ESOP                          --                  --             (18,428)
Shares of ESOP stock released for allocation (119,808,
  124,718 and 95,843 shares)                                                  1,546               1,617               1,228
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $ (14,037)          $ (15,583)          $ (17,200)
-----------------------------------------------------------------------------------------------------------------------------------
Unvested restricted stock awards
Balance at beginning of year                                              $  (6,289)          $  (7,996)          $      --
Grant of restricted stock awards (0, 19,071 and 714,150 shares)                  --                (188)             (8,213)
Amortization of restricted stock awards                                         757                 943                 217
Forfeiture of restricted stock awards (7,855 and 82,765 shares)                  85                 952                  --
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $  (5,447)          $  (6,289)          $  (7,996)
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock
Balance at beginning of year                                              $ (24,248)          $  (1,663)          $      --
Purchase of common stock (332,500, 2,013,996 and 871,650 shares)             (3,258)            (21,841)            (10,098)
Grant of restricted stock awards                                                 --                 208               8,435
Forfeiture of restricted stock awards                                           (85)               (952)                 --
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $ (27,591)          $ (24,248)          $  (1,663)
-----------------------------------------------------------------------------------------------------------------------------------
Retained earnings
Balance at beginning of year                                              $  79,555           $  71,893           $  68,308
Net income                                                                   11,668  $11,668      9,526   $9,526      3,807  $3,807
Cash dividends declared ($0.22 and $0.12 per share)                          (3,111)             (1,844)                 --
Adjustment for grant of restricted stock awards                                  --                 (20)               (222)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $  88,112           $  79,555           $  71,893
-----------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income (loss)
Balance at beginning of year                                              $  (7,624)          $    (766)          $      (4)
  Unrealized net holding gains (losses) on securities
    available for sale arising during the year (pre-tax
    $13,787, ($11,432), and ($1,153))                                                  8,272              (6,811)              (739)
  Reclassification adjustment for net gains on securities
    available for sale realized in net income (pre-tax
    ($771), ($79) and ($36))                                                            (463)                (47)               (23)
                                                                                     -------             -------             ------
Other comprehensive income (loss)                                             7,809    7,809     (6,858)  (6,858)      (762)   (762)
-----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                               $19,477             $ 2,668             $3,045
                                                                                     =======             =======             ======
Balance at end of year                                                    $     185           $  (7,624)          $    (766)
-----------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity at March 31                                    $ 216,133           $ 200,723           $ 219,341
===================================================================================================================================

See accompanying notes to consolidated financial statements.

                      Consolidated Statements of Cash Flows

(In thousands)                Years Ended March 31,                                 2001         2000           1999
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                      $  11,668    $   9,526    $   3,807
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                  2,213        2,002        1,519
     Goodwill and other intangibles amortization                                    1,137        1,087          252
     Provision for loan losses                                                      5,100        6,200        7,341
     Deferred tax benefit                                                            (727)      (1,844)      (3,358)
     Charitable foundation contribution                                                --           --        5,200
     Amortization of restricted stock awards                                          757          943          217
     ESOP stock released for allocation                                             1,504        1,456        1,134
     Net securities transactions                                                     (771)         (83)         (36)
     Net loss (gain) on sales of loans held for sale                                   84           --          (65)
     Net loans originated for sale                                                     --           --       (7,730)
     Proceeds from sales of loans held for sale                                    25,226           --        9,081
     Net loss (gain) on disposal of premises and equipment                            573          262          (71)
     Adjustments of OREO and repossessed property to fair value                       797        1,057          213
     Net gain on sales of OREO and repossessed property                            (1,511)        (986)        (522)
     Net (increase) decrease in accrued interest receivable                          (144)         315       (1,299)
     Net decrease (increase) in other assets                                          665       (3,336)      (2,173)
     Net (decrease) increase in other liabilities                                 (11,799)       2,439       28,797
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          34,772       19,038       42,307
--------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
Net cash used in acquisition activity                                                  --      (27,975)          --
Proceeds from sales of securities available for sale                                5,356        3,009           --
Proceeds from maturities, calls and paydowns of securities available for sale      35,150       35,176       39,867
Purchases of securities available for sale                                         (3,624)     (16,708)    (241,162)
Proceeds from maturities, calls and paydowns of securities held to maturity         7,542       11,901       42,153
Purchase of FHLB stock                                                             (4,645)      (2,660)        (264)
Net loans made to customers                                                      (103,502)    (108,404)     (78,694)
Proceeds from sales of and payments received on OREO and repossessed property       4,723        3,979        5,634
Proceeds from sale of premises and equipment                                           --           --          471
Purchase of bank-owned life insurance                                                  --      (15,000)          --
Purchases of premises and equipment                                                (3,192)      (2,320)      (3,395)
--------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                             (62,192)    (119,002)    (235,390)
--------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
Net increase in deposits                                                            1,589        6,126        3,500
Net (decrease) increase in short-term borrowings                                  (28,463)      92,119       26,445
Issuance of long-term FHLB borrowings                                              92,500       30,000           --
Repayments of long-term FHLB borrowings                                           (10,200)          --           --
Net increase (decrease) in mortgagors' escrow deposits                                389         (706)         146
Net proceeds from stock offering                                                       --           --      169,967
Purchases of treasury stock                                                        (3,258)     (21,841)     (10,098)
Dividends paid                                                                     (3,111)      (1,844)          --
Acquisition of common stock by ESOP                                                    --           --      (18,428)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          49,446      103,854      171,532
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               22,026        3,890      (21,551)
Cash and cash equivalents at beginning of year                                     16,612       12,722       34,273
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                        $  38,638    $  16,612    $  12,722
====================================================================================================================

Supplemental cash flow information
  Interest paid                                                                 $  39,714    $  29,973    $  25,998
  Taxes paid                                                                    $   6,512    $   8,188    $   3,563
===================================================================================================================

Supplemental disclosures of noncash investing and financing
  activities
    Loans transferred to OREO and repossessed property                          $   3,144    $   3,085    $   6,301
    Adjustment of securities available for sale to fair value, net of tax       $   7,809    $  (6,858)   $    (762)
    Loans transferred to loans held for sale                                    $  40,418    $      --    $      --
    Acquisition activity:
        Fair value of noncash assets acquired                                   $      --    $ 175,959    $      --
        Fair value of liabilities assumed                                       $      --    $ 157,048    $      --
===================================================================================================================

See accompanying notes to consolidated financial statements.

                           HUDSON RIVER BANCORP, INC.

                   Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     The accounting and reporting policies of Hudson River Bancorp, Inc. ("Parent Company") and its subsidiaries (referred to together as the "Company") conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant policies are described below.

     Organization
     ------------

     The Company is a bank-based financial services company. The Parent Company's primary subsidiary, Hudson River Bank & Trust Company (the "Bank"), provides a wide range of banking, financing, fiduciary and other financial services to corporate, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company is regulated by the Office of Thrift Supervision as a unitary savings and loan ("thrift") holding company. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department.

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

     Basis of Presentation
     ---------------------

     The consolidated financial statements include the accounts of Hudson River Bancorp, Inc. and its subsidiaries. All material intercompany accounts and transactions have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes. Amounts in the prior years' consolidated financial statements have been reclassified whenever necessary to conform with the current year's presentation.

     Use of Estimates
     ----------------

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

     For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, securities purchased under agreements to resell, and federal funds sold.

     Securities Financing Arrangements
     ---------------------------------

     Securities purchased under agreements to resell ("resale agreements") and securities sold under agreements to repurchase ("repurchase agreements") are generally carried as short-term investments and borrowings, respectively, and are carried at the amounts at which the securities were initially acquired or sold. These transactions are usually overnight, fixed-coupon agreements and require collateral to be delivered to the Company's custodial account (resale agreements) or segregated at the Company's third party custodian (repurchase agreements). In the case of resale agreements, the Company requires that the fair value of the underlying securities received exceed the amount of the agreement at all times.

     Securities
     ----------

     Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using an effective interest method. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss. As a member of the Federal Home Loan Bank of New York (the "FHLB"), the Company is required to hold FHLB stock which is carried at cost since there is no readily available market value. At March 31, 2001 and 2000, the Company did not hold any securities considered to be trading securities.

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

     Net Loans
     ---------

     Loans are carried at the principal amount outstanding net of unearned discount, net deferred loan origination fees and costs, and the allowance for loan losses. Certain nonrefundable loan fees and direct loan origination costs are deferred and amortized over the estimated life of the loan as an adjustment to the yield. Nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more and still accruing interest and troubled debt restructurings. Generally, loans are placed on nonaccrual status either due to the delinquency status of principal and/or interest payments, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Loans are generally placed on nonaccrual status when principal and/or interest payments are contractually past due 90 days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current year interest income. Interest income on nonaccrual loans is recognized only when received, if considered appropriate by management. Loans are removed from nonaccrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

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

     Loans Held for Sale
     -------------------

     Loans are classified as held for investment purposes or held for sale when the Company enters into interest rate lock agreements with the potential borrowers. In addition, from time to time the Company may transfer loans from the loan portfolio to held for sale for asset/liability management purposes or to provide additional liquidity. Loans held for sale are recorded at the lower of aggregate cost or fair value, with unrealized losses, if any, recorded in a valuation allowance by a charge to income. Fair value is determined based on quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. There were $15.1 million in loans classified as held for sale at March 31, 2001 and none at March 31, 2000.

     Premises and Equipment
     ----------------------

     Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets (up to fifty years for buildings and generally three to five years for furniture and equipment). Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related leases or the estimated useful lives of the assets.

     Other Real Estate Owned and  Repossessed  Property
     --------------------------------------------------

     Other real estate owned, comprised of real estate acquired through foreclosure and in-substance foreclosures, and repossessed property are recorded at the lower of "cost" (defined as the fair value at initial foreclosure or repossession) or the fair value of the asset acquired, less estimated disposal costs. A loan is categorized as an in-substance foreclosure when the Company has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure or repossession, or when foreclosure occurs in-substance, the excess, if any, of the recorded investment in the loan over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of foreclosed and repossessed property and net operating expenses are charged directly to other operating expenses. Properties are reappraised, as considered necessary by management, and written down to the fair value less the estimated cost to sell the property, if necessary. Repossessed property consists primarily of manufactured homes abandoned by their owners or repossessed by the Company.

     Goodwill and Other Intangibles
     ------------------------------

     Goodwill and other intangibles represent the excess of purchase price over the fair value of net assets acquired for transactions accounted for using purchase accounting. The goodwill is amortized using the straight-line method over the estimated period of benefit, not to exceed twenty years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangibles may be impaired. Impairment is measured using estimates of future cash flows or earnings potential of the operations acquired.

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

     Stock-Based Compensation
     ------------------------

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of the grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied.

     The Company's Recognition and Retention Plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense as the shares become vested. Shares awarded under the RRP are transferred from treasury stock at cost with the excess of the cost basis of the treasury shares over the fair market value of the shares on the grant date recorded as a reduction of retained earnings.

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

     Earnings Per Share
     ------------------

     Basic earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Shares of restricted stock are not considered outstanding for the calculation of basic earnings per share until they become fully vested. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares that would have been outstanding under the treasury stock method if all potentially dilutive common shares (such as stock options and unvested restricted stock) were issued or became vested during the reporting period. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for either the basic or diluted earnings per share calculations.

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

(2)  Business Combinations
     ---------------------

     The Company completed its acquisition of SFS Bancorp, Inc. ("SFS") on September 3, 1999, paying $25.10 in cash for each share of SFS common stock outstanding. Total assets of $176.9 million and total deposits of $150.4 million were acquired. The Company utilized long-term borrowings with maturities ranging from one-to-five years to fund the transaction. In accordance with the purchase method of accounting for business combinations, the assets acquired and the liabilities assumed were adjusted to estimated fair value. Goodwill amounting to $9.1 million was recorded relating to this transaction and is being amortized on a straight-line basis over fifteen years. The results of SFS are included in the consolidated financial statements only since the date of acquisition.

     Subsequent Event (unaudited)

     On April 20, 2001, the Company completed its acquisition of Cohoes Bancorp, Inc. ("Cohoes") paying $19.50 in cash for each share of Cohoes common stock outstanding. The total consideration of approximately $151.0 million was funded through the sale of securities and loans held for sale, and by long-term borrowings. Goodwill associated with this transaction is expected to approximate $31 million and will be amortized straight-line over twenty years. Cohoes had total assets of $684.1 million and total deposits of $500.2 million as of April 20, 2001. Its 20 branches within Albany, Schenectady, Rensselaer, Greene, Saratoga and Warren counties were added to the Bank's branch network.

(3)  Securities
     ----------

     The amortized cost, gross unrealized gains and losses and approximate fair value of securities at March 31, 2001 and 2000 are as follows:


                                                                                                         2001
       ------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross        Approximate
                                                    Amortized     Unrealized     Unrealized         Fair
       (In thousands)                                 Cost           Gains         Losses           Value
       ------------------------------------------------------------------------------------------------------
       Securities Available for Sale

       U.S. Government and Agency securities       $   37,388    $   222          $   (142)       $   37,468
       Corporate debt securities                       60,720        570            (1,321)           59,969
       Tax-exempt securities                           15,285         34               (39)           15,280
       Collateralized mortgage obligations             74,314        668              (106)           74,876
       Mortgage-backed securities                      24,624        313               (58)           24,879
       Equity securities                                  560        179               (11)              728
       Other securities                                   686         --                --               686
       -----------------------------------------------------------------------------------------------------
       Total securities available for sale         $  213,577    $ 1,986          $ (1,677)       $  213,886
       =====================================================================================================

       Securities Held to Maturity
       Corporate debt securities                   $    1,995    $    22          $     --            $2,017
       Tax-exempt securities                               10         --                --                10
       Collateralized mortgage obligations                376         --                --               376
       Mortgage-backed securities                       1,221         36                (1)            1,256
       -----------------------------------------------------------------------------------------------------
       Total securities held to maturity           $    3,602    $    58          $     (1)       $    3,659
       =====================================================================================================

                                                                                                        2000
       ------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross        Approximate
                                                    Amortized     Unrealized     Unrealized         Fair
       (In thousands)                                 Cost           Gains         Losses           Value
       ------------------------------------------------------------------------------------------------------
       Securities Available for Sale
       U.S. Government and Agency securities       $   58,221        $  --        $ (3,627)        $  54,594
       Corporate debt securities                       62,404          285          (2,119)           60,570
       Tax-exempt securities                           15,239           --          (1,407)           13,832
       Collateralized mortgage obligations             80,636           11          (4,435)           76,212
       Mortgage-backed securities                      30,243            1          (1,209)           29,035
       Equity securities                                1,664           40            (247)            1,457
       Other securities                                 1,280           --              --             1,280
       -----------------------------------------------------------------------------------------------------
       Total securities available for sale           $249,687        $ 337        $(13,044)        $ 236,980
       =====================================================================================================

       Securities Held to Maturity
       Corporate debt securities                    $   8,977        $   1        $    (34)        $   8,944
       Tax-exempt securities                               10           --              --                10
       Collateralized mortgage obligations                546            2             (25)              523
       Mortgage-backed securities                       1,611           18             (41)            1,588
       -----------------------------------------------------------------------------------------------------
       Total securities held to maturity             $ 11,144        $   21       $   (100)        $  11,065
       =====================================================================================================

     During the years ended March 31, 2001, 2000, and 1999, the Company realized gross gains of $0, $19 thousand, and $36 thousand, respectively, related to calls of securities, with no gross losses realized. The Company received $5.4 million and $3.0 million in proceeds from the sale of securities available for sale, realizing gross gains of $771 thousand and $64 thousand and no gross losses during the years ended March 31, 2001 and 2000, respectively. No securities were sold during the year ended March 31, 1999.

     Securities available for sale (exclusive of equity securities) and securities held to maturity by remaining contractual maturity as of March 31, 2001 are presented below. Expected maturities will differ from contractual maturities as a result of prepayments and calls.

                                                      Securities                     Securities
                                                  Available for Sale               Held to Maturity
     -----------------------------------------------------------------------------------------------------
                                                               Approximate                    Approximate
                                              Amortized           Fair        Amortized          Fair
     (In thousands)                            Cost              Value          Cost             Value
     -----------------------------------------------------------------------------------------------------
     Due in one year or less                 $    5,582       $    5,604     $    1,058       $      1,061
     Due after one through five years            28,728           29,388          1,839              1,873
     Due after five through ten years             7,624            7,717            197                206
     Due after ten years                        171,083          170,449            508                519
     -----------------------------------------------------------------------------------------------------
     Total                                   $  213,017       $  213,158     $    3,602       $      3,659
     =====================================================================================================

     The carrying value of securities pledged as required by law and for other purposes amounted to $57.9 million and $48.7 million at March 31, 2001 and 2000, respectively. Included in these amounts are $20.4 million and $7.7 million at March 31, 2001 and 2000, respectively, representing amounts pledged to secure securities sold under agreements to repurchase.

(4)  Net Loans

     A summary of net loans as of March 31 is as follows:

      (In thousands)                                                                       2001         2000
      ----------------------------------------------------------------------------------------------------------
      Loans secured by real estate

      Residential one-to-four family                                                  $    515,584     $ 491,811
      Commercial                                                                           167,344       138,891
      Construction                                                                           9,306         9,144
      ----------------------------------------------------------------------------------------------------------
      Total loans secured by real estate                                                   692,234       639,846
      ----------------------------------------------------------------------------------------------------------

      Other loans

      Manufactured housing                                                                  75,287        81,542
      Commercial                                                                            60,311        37,167
      Financed insurance premiums                                                           38,216        51,796
      Consumer                                                                              17,943        15,536
      ----------------------------------------------------------------------------------------------------------
      Total other loans                                                                    191,757       186,041
      ----------------------------------------------------------------------------------------------------------

      Unearned discount and net deferred loan origination fees and costs                    (2,579)       (2,032)
      ----------------------------------------------------------------------------------------------------------
      Total loans                                                                          881,412       823,855
      Allowance for loan losses                                                            (22,325)      (19,608)
      ----------------------------------------------------------------------------------------------------------
      Net loans                                                                       $    859,087     $ 804,247
      ==========================================================================================================

      Changes in the allowance for loan losses during the years ended March 31 were as follows:

      (In thousands)                                                               2001         2000          1999
      --------------------------------------------------------------------------------------------------------------
      Allowance for loan losses at beginning of year                          $   19,608     $  14,296    $    8,227
      Provision charged to operations                                              5,100         6,200         7,341
      Loans charged-off                                                           (3,480)       (2,543)       (3,191)
      Recoveries on loans charged-off                                              1,097           647         1,919
      Allowance acquired                                                              --         1,008            --
      --------------------------------------------------------------------------------------------------------------
      Allowance for loan losses at end of year                                $   22,325     $  19,608    $   14,296
      ==============================================================================================================

     Total nonperforming loans at March 31, 2001, 2000 and 1999 consisted solely of loans in nonaccrual status and amounted to $8.6 million, $10.3 million and $9.9 million, respectively. At March 31, 2001, 2000 and 1999, there were no troubled debt restructurings or material commitments to extend further credit to borrowers with nonperforming loans.

     Accumulated interest on nonaccrual loans, as shown above, of approximately $349 thousand, $517 thousand and $411 thousand, was not recognized in interest income during the years ended March 31, 2001, 2000 and 1999, respectively. Approximately $491 thousand, $466 thousand and $572 thousand of interest on nonaccrual loans, as shown above, was collected and recognized in interest income during the years ended March 31, 2001, 2000, and 1999, respectively.

     At March 31, 2001 and 2000, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $849 thousand and $2.7 million, respectively, for which the related allowance for loan losses was $198 thousand at March 31, 2001 and $1.1 million at March 31, 2000. As of March 31, 2001 and 2000, there were no impaired loans which did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the years ended March 31, 2001, 2000 and 1999 was $1.0 million, $2.4 million and $3.7 million, respectively. The interest income accrued on those impaired loans or recognized using the cash basis of income recognition was not significant for the years ended March 31, 2001, 2000 and 1999.

     Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 1% of total shareholders' equity at both March 31, 2001 and 2000.

     The Company has an unconsolidated equity investment in Homestead Funding Corp., a mortgage-banking company. The Company has a $20 million warehouse line of credit relationship with Homestead which was made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. There was $8.0 million and $4.6 million outstanding on this line as of March 31, 2001 and 2000, respectively.

(5)  Premises and Equipment
     ----------------------

     A summary of premises and equipment at March 31 is as follows:

     (In thousands)                                                                     2001               2000
     ----------------------------------------------------------------------------------------------------------
     Buildings and land                                                            $    18,154          $ 16,952
     Furniture and equipment                                                            10,531             9,773
     Leasehold improvements                                                              1,378             1,051
     -----------------------------------------------------------------------------------------------------------
     Total                                                                              30,063            27,776
     Accumulated depreciation and amortization                                         (10,938)           (9,057)
     -----------------------------------------------------------------------------------------------------------
     Premises and equipment, net                                                   $    19,125          $ 18,719
     ===========================================================================================================

     Depreciation and amortization expense was approximately $2.2 million, $2.0 million and $1.5 million, for the years ended March 31, 2001, 2000 and 1999, respectively.

(6)  Deposits
     --------

     Deposit account balances at March 31 are summarized as follows:

     (In thousands)                                                                     2001              2000
     ---------------------------------------------------------------------------------------------------------
     Savings                                                                       $   173,301         $ 180,932
     N.O.W. and money market                                                           132,697           126,429
     Time deposits                                                                     381,635           392,962
     Noninterest-bearing                                                                62,519            48,240
     -----------------------------------------------------------------------------------------------------------
     Total deposits                                                                $   750,152         $ 748,563
     ===========================================================================================================

     The aggregate amount of time deposit accounts with a balance of $100 thousand or greater was $55.1 million and $49.1 million at March 31, 2001 and 2000, respectively.

     The approximate amounts of contractual maturities of time deposits at March 31, 2001 are as follows:

                    (In thousands)
                    --------------------------------------------------------
                    Years ending March 31,
                      2002                                        $  262,476
                      2003                                            97,255
                      2004                                            10,295
                      2005                                             7,843
                      2006                                             2,215
                      Thereafter                                       1,551
                    --------------------------------------------------------
                      Total time deposits                         $  381,635
                    ========================================================

(7)  Borrowings
     ----------

     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Company enters into repurchase agreements with certain commercial banking clients. The agreements to repurchase assets correspond with the sale of the Company's securities, which are treated as financings for financial statement purposes. The securities subject to repurchase agreements are segregated from the portfolio of securities maintained by a third party until maturity of the agreements. At March 31, 2001, the balance of securities sold under agreements to repurchase was $10.2 million with a weighted-average rate of 3.50%. At March 31, 2000, the balance of securities sold under agreements to repurchase was $4.2 million with a weighted-average rate of 5.15%. The balance as of both dates was due within 30 days.

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

         (In thousands)               As of March 31,      2001        2000
         --------------------------------------------------------------------

         Amount outstanding:
         Line of credit advances                      $       --    $  79,450
         Short-term advances                              82,000       37,000
         --------------------------------------------------------------------
         Total short-term FHLB advances               $   82,000     $116,450
         ====================================================================

         Weighted-average interest rate                     5.47%        6.28%


         For the year ended March 31,                       2001           2000        1999
         -----------------------------------------------------------------------------------
         Highest amount at month-end                  $  171,600      $ 119,589   $  28,445
         Average amount outstanding                      146,391         65,542       2,916
         Weighted-average interest rate                     6.47%          5.65%       5.25%

     The maturities of line of credit advances do not exceed thirty days. As of March 31, 2001, the maturities of the short-term advances range from one-to-twelve months. Short-term FHLB advances are collateralized by FHLB stock and a blanket lien on residential real estate mortgages.

     LONG-TERM FHLB BORROWINGS

     Scheduled repayments of long-term FHLB borrowings as of March 31, 2001 are as follows:

                                                                     Weighted-
         (In thousands)                                  Amount    Average Rate
         ----------------------------------------------------------------------
         Maturing in year ending March 31,
                  2002                                 $  10,300           5.41%
                  2003                                    10,000           6.09
                  2004                                       100           5.16
                  2005                                    10,000           6.16
                  2006                                    45,000           5.11
                  2007 and years after                    37,500           4.87
         ----------------------------------------------------------------------
         Total long-term FHLB borrowings              $  112,900           5.24%
         ======================================================================

     Of the total long-term FHLB borrowings, $10.0 million is callable in each of August 2001 and 2002, $20.0 million is callable in October 2001, $25.0 million is callable in each of March 2002 and January 2003, and $12.5 million is callable in January 2004. Long-term FHLB borrowings are collateralized by securities available for sale or a blanket lien on residential real estate loans.

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

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.

     As of March 31, 2001 and 2000, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since the notification that management believes have changed the Bank's capital classification.

     The following is a summary of actual capital amounts and ratios as of March 31, 2001 and 2000 for the Bank, compared to the requirements for minimum capital adequacy and for classification as well-capitalized. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, the Company's consolidated regulatory capital amounts and ratios as of March 31, 2001 and 2000 are also presented.

       2001                                                                  Required Amounts and Ratios
       ------------------------------------------------------------------------------------------------------------
                                                                        Minimum Capital         Classification as
                                                Actual Capital              Adequacy            Well-Capitalized
       ------------------------------------------------------------------------------------------------------------
           (Dollars in thousands)             Amount      Ratio       Amount         Ratio      Amount      Ratio
       ------------------------------------------------------------------------------------------------------------
       Tier 1 (Leverage) Capital
       Hudson River Bank & Trust Company   $ 154,937     13.28%      $ 46,685        4.00%     $  58,356    5.00%
       Hudson River Bancorp, Inc.
                (consolidated)               205,467     17.33

       Tier 1 Risk-Based Capital
       Hudson River Bank & Trust Company     154,937     19.65         31,541        4.00         47,312    6.00
       Hudson River Bancorp, Inc.
                (consolidated)               205,467     25.42

       Total Risk-Based Capital
       Hudson River Bank & Trust Company     164,917     20.91         63,082        8.00         78,853   10.00
       Hudson River Bancorp, Inc.
                (consolidated)               215,726     26.69

       2000                                                                    Required Amounts and Ratios
       ------------------------------------------------------------------------------------------------------------
                                                                     Minimum Capital          Classification as
                                                Actual Capital            Adequacy            Well-Capitalized
       ------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                   Amount    Ratio      Amount        Ratio      Amount      Ratio
       ------------------------------------------------------------------------------------------------------------
       Tier 1 (Leverage) Capital
       Hudson River Bank & Trust Company   $ 141,867     13.03%      $ 43,541      4.00%       $ 54,426     5.00%
       Hudson River Bancorp, Inc.
                (consolidated)               196,805     17.98

       Tier 1 Risk-Based Capital
       Hudson River Bank & Trust Company     141,867     18.43         30,798      4.00          46,197     6.00
       Hudson River Bancorp, Inc.
                (consolidated)               196,805     24.89

       Total Risk-Based Capital
       Hudson River Bank & Trust Company     151,615     19.69         61,596      8.00          76,994    10.00
       Hudson River Bancorp, Inc.
                (consolidated)               206,808     26.16


(9)  Stock-Based Compensation Plans
     ------------------------------

     Employee Stock Ownership Plan

     The Company established an ESOP on July 1, 1998 to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $18.4 million from the Company and used the funds to purchase 1,428,300 shares of the common stock of the Company in the open market. The loan has been and will continue to be repaid principally from the Bank's discretionary contributions to the ESOP with annual principal payments due through March 31, 2014. Dividends on the unallocated shares in the ESOP are utilized to reduce the Company's principal payments. At March 31, 2001, the loan had an outstanding balance of $15.1 million and an interest rate of 8.00%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares are released for allocation among participants based on the total principal and interest payments made as a percentage of all remaining principal and interest payments. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

     Unallocated ESOP shares are pledged as collateral for the loan and are reported as a reduction of shareholders' equity. The Company reports compensation expense during the year based on the average market price of the shares to be released at year end. The Company recorded approximately $1.5 million, $1.4 million and $1.1 million of compensation expense under the ESOP in the years ended March 31, 2001, 2000 and 1999, respectively.

     Shares held by the ESOP as of March 31, 2001 were as follows:

       Allocated shares                                                                                    211,329
       Shares released for allocation                                                                      119,808
       Unallocated shares                                                                                1,087,931
       -----------------------------------------------------------------------------------------------------------
       Total shares held by the ESOP                                                                     1,419,068
       ===========================================================================================================

       Market value of unallocated shares at March 31, 2001    (In thousands)                          $    15,163
       ===========================================================================================================

     Stock Option Plan

     On January 5, 1999, the Company's shareholders approved the Hudson River Bancorp, Inc. 1998 Stock Option and Incentive Plan ("Stock Option Plan"), which was subsequently amended on August 17, 2000. The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

     Under the Stock Option Plan, 1,930,241 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. Options expire ten years following the date of grant. The options granted in 2000 and 1999 vest at a rate of 20% per year from the grant date.

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

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended March 31, 2000 and 1999: dividend yield of 1.22% and 1.10%; expected volatility of 16.86% and 24.12%; risk-free interest rates of 6.42% and 4.73%; and expected lives of 5 years. The weighted-average fair value at the grant date for the options granted during 2000 and 1999 was $2.37 and $2.98, respectively. There were no options granted during the year ended March 31, 2001.

     Pro forma disclosures for the Company for the years ended March 31, 2001, 2000 and 1999 utilizing the estimated fair value of the options granted and an assumed 5% forfeiture rate are as follows:

                                                                      For the Years Ended March 31,
                                                                      -----------------------------

            (In thousands, except per share data)              2001          2000          1999
            ---------------------------------------------------------------------------------------
            Net income:
                 As reported                                  $11,668       $9,526        $3,807
                 Pro forma                                     11,149        9,029         3,685
            Basic earnings per share:
                 As reported                                     0.86         0.65          0.17
                 Pro forma                                       0.82         0.62          0.17
            Diluted earnings per share:
                 As reported                                     0.85         0.65          0.17
                 Pro forma                                       0.81         0.62          0.17
            =======================================================================================

     Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing model, in management's opinion, does not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended March 31, 2001, 2000 and 1999 may not be representative of the pro forma effects on reported net income or earnings per share for future years.

     Recognition and Retention Plan

     The Company's shareholders approved the Hudson River Bancorp, Inc. Recognition and Retention Plan on January 5, 1999, which was subsequently amended on August 17, 2000. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors. Under the RRP, 918,324 shares of authorized but unissued shares are reserved for issuance under the plan. The Company also has the alternative to fund the RRP with treasury stock.

     Employees who were awarded shares (restricted stock) under this plan in 2000 and 1999 vest in those shares over periods of two, five or ten equal installments commencing one year from the date of grant. The fair market value of the shares awarded under the plan at the grant date is being amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares. Compensation expense of $757 thousand, $943 thousand and $217 thousand was recorded in the years ended March 31, 2001, 2000 and 1999, respectively. The remaining unearned compensation cost of $5.4 million and $6.3 million was a reduction of shareholders' equity at March 31, 2001 and 2000, respectively.

     The following is a summary of the Company's Stock Option Plan and Recognition and Retention Plan and changes since their approval on January 5, 1999:

                                                                 2001                   2000                 1999
                                                 --------------------  ----------------------  -------------------
                                                             Weighted-              Weighted-             Weighted-
                                                             Average                Average               Average
                                                  Shares     Price(1)    Shares     Price(1)   Shares     Price(1)
                                                  ------     --------    ------     --------   ------     --------
       STOCK OPTION PLAN
       Options outstanding, beginning of year    1,301,437    $11.42    1,248,383    $11.50           --    $   --
       Granted                                          --        --       64,686      9.88    1,249,772     11.50
       Exercised                                        --        --           --        --           --        --
       Forfeited or expired                       (205,180)    11.27      (11,632)    11.50       (1,389)    11.50
       -----------------------------------------------------------------------------------------------------------
       Options outstanding, end of year          1,096,257    $11.45    1,301,437    $11.42    1,248,383    $11.50
       ===========================================================================================================

       RECOGNITION AND RETENTION PLAN
       Unvested shares, beginning of year          566,145    $11.45      714,150    $11.50           --    $   --
       Granted                                          --        --       19,071      9.88      714,150     11.50
       Vested                                      (66,279)    11.46      (84,311)    11.50           --        --
       Forfeited                                    (7,855)    10.76      (82,765)    11.50           --        --
       -----------------------------------------------------------------------------------------------------------
       Unvested shares, end of year                492,011    $11.45      566,145    $11.45      714,150    $11.50
       ===========================================================================================================

     (1) The weighted-average price for stock options is the weighted-average exercise price of the options, and for RRP shares (restricted stock), the weighted-average fair value of the stock at the date of grant.

     The following table summarizes information about stock options at March 31, 2001:

                                                   Options Outstanding                     Options Exercisable
                                 ---------------------------------------------------- -----------------------------
                                                       Weighted-    Weighted-Average                   Weighted-
               Range of             Options          Average Price     Remaining        Options       Average Price
            Exercise Prices       Outstanding         Per Option       Life (Years)    Exercisable     Per Option
            ---------------      ------------       --------------     ------------   ------------     ----------
             $    9.88               36,000            $  9.88             7.33           18,002       $    9.88
                 11.50            1,060,257              11.50             7.75          425,805           11.50
            ------------------------------------------------------------------------- -----------------------------
             $ 9.88-11.50         1,096,257            $ 11.45             7.74          443,807       $   11.43
            ========================================================================= =============================

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

     Effective October 1, 1999, the Company merged the noncontributory pension plan of SFS (the "SFS Plan") into the Plan. The terms of the merger provided that the benefits vested in the SFS Plan immediately prior to the acquisition remained unchanged. Employees of SFS retained by the Company after the merger received credit for their years of service as it related to eligibility and vesting, but not for the accrual of retirement benefits under the Plan.

     The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at March 31:

         (In thousands)                                                                       2001         2000
         ------------------------------------------------------------------------------------------------------
         Reconciliation of projected benefit obligation
         Obligation at beginning of year                                                 $   11,289     $ 10,038
         Service cost                                                                           404          472
         Interest cost                                                                          882          663
         Actuarial loss (gain)                                                                  887       (1,306)
         Business combination                                                                    --        1,902
         Benefits paid                                                                         (541)        (480)
         -------------------------------------------------------------------------------------------------------
         Obligation at end of year                                                       $    12,921    $ 11,289
         =======================================================================================================

         Reconciliation of fair value of plan assets
         Fair value of plan assets at beginning of year                                  $   14,462     $ 11,220
         Actual return on plan assets                                                           643        1,428
         Business combination                                                                    --        2,294
         Benefits paid                                                                         (541)        (480)
         -------------------------------------------------------------------------------------------------------
         Fair value of plan assets at end of year                                        $   14,564     $ 14,462
         =======================================================================================================

         Reconciliation of funded status
         Funded status at end of year                                                    $    1,643     $  3,173
         Unrecognized net actuarial gain                                                       (693)      (2,140)
         Unrecognized prior service cost                                                         29           37
         -------------------------------------------------------------------------------------------------------
         Prepaid pension cost at end of year                                             $      979     $  1,070
         =======================================================================================================

     Net periodic pension cost included in the Company's consolidated income statements for the years ended March 31 included the following components:

         (In thousands)                                                           2001         2000         1999
         --------------------------------------------------------------------------------------------------------
         Service cost                                                      $       404    $     472     $    431
         Interest cost                                                             882          663          619
         Expected return on plan assets                                         (1,136)        (880)        (819)
         Amortization of net transition asset                                       --           --          (17)
         Net amortization and deferral                                             (59)           9            9
         -------------------------------------------------------------------------------------------------------
         Net periodic pension cost                                         $        91    $     264     $    223
         =======================================================================================================

     The actuarial assumptions used in determining the actuarial present value of the projected benefit obligation as of March 31 were as follows:

                                                                                 2001         2000       1999
         -----------------------------------------------------------------------------------------------------
         Weighted-average assumptions:
           Discount rate                                                         7.25%        8.00%      6.75%
           Rate of compensation increase                                         4.75         5.50       5.00
           Expected return on plan assets                                        8.50         8.00       8.00

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

     The following table presents the amounts recognized in the Company's consolidated financial statements at March 31:

         (In thousands)                                                        2001           2000
         ------------------------------------------------------------------------------------------
         Reconciliation of accumulated postretirement
           benefit obligation
         Obligation at beginning of year                                  $    2,270     $    2,817
         Service cost                                                             77             87
         Interest cost                                                           179            185
         Actuarial loss (gain)                                                    50           (899)
         Benefits paid                                                           (75)           (57)
         Business combination                                                     --            137
         ------------------------------------------------------------------------------------------
         Obligation at end of year                                        $    2,501     $    2,270
         ==========================================================================================

         Reconciliation of funded status
         Unfunded postretirement benefit obligation at end of year        $   (2,501)    $   (2,270)
         Unrecognized net actuarial gain                                        (489)          (563)
         Unrecognized transition obligation                                    1,654          1,772
         Unrecognized prior service credit                                      (181)          (206)
         ------------------------------------------------------------------------------------------
         Accrued postretirement benefit liability                         $   (1,517)    $   (1,267)
         ==========================================================================================

     Net  periodic   postretirement  benefit  cost  included  in  the  Company's consolidated income statements for the years ended March 31 included the following components:

           (In thousands)                                                        2001          2000          1999
           -------------------------------------------------------------------------------------------------------
           Service cost                                                      $     77       $    87        $    69
           Interest cost                                                          179           185            191
           Amortization of transition obligation                                  118           118            118
           Amortization of prior service credit                                   (25)          (25)            --
           Amortization of unrecognized (loss) gain                               (23)            4             --
           -------------------------------------------------------------------------------------------------------
           Net periodic postretirement benefit cost                          $    326       $   369        $   378
           =======================================================================================================

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.25%, 8.00% and 6.75% at March 31, 2001, 2000 and 1999, respectively.

     For measurement purposes, a 6.50% annual rate of increase in the per capita cost of covered health benefits was assumed for medical coverage for the year ended March 31, 2001. This rate was assumed to decrease uniformly to 5.00% by 2004 and to remain at that level thereafter. The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 2001 by $317 thousand (12.7%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2001 by $35 thousand (13.7%). Decreasing the assumed health care cost trend rate one percentage point in each year would decrease the accumulated postretirement benefit obligation as of March 31, 2001 by $222 thousand (8.9%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2001 by $28 thousand (10.9%).

     401(k) Savings Plan

     The Company also sponsors a defined contribution 401(k) Savings Plan covering substantially all employees meeting certain eligibility requirements. At March 31, 2001, the Company matched 50% of employee pre-tax contributions up to a maximum contribution by the Company of 3% of the employee's annual salary. The amount of 401(k) contribution expense was $127 thousand, $145 thousand and $152 thousand for the years ended March 31, 2001, 2000 and 1999, respectively.

     Benefit Restoration Plan

     The Company has a Benefit Restoration Plan for certain executive officers to restore benefits cutback in certain employee benefit plans due to Internal Revenue Service regulations. The benefits under this plan are unfunded. As of March 31, 2001 and 2000, the projected benefit obligation of benefits cutback in the Company's defined benefit plan was $113 thousand and $85 thousand, respectively. Accrued benefits under this plan related to the Company's defined contribution plans amounted to $249 thousand and $62 thousand at March 31, 2001 and 2000, respectively. The Company recorded an expense of $188 thousand, $41 thousand and $21 thousand relating to this plan during the years ended March 31, 2001, 2000 and 1999 respectively.

     Supplemental Retirement Plan

     As part of the SFS Acquisition, the Company assumed the obligation of a Supplemental Retirement Plan, which had been established for key management personnel of SFS. As of March 31, 2001 and 2000, the projected benefit obligation under this plan was $746 thousand and $706 thousand, respectively. The Company recorded an expense of $54 thousand and $14 thousand during the years ended March 31, 2001 and 2000 relating to this plan.

(11) Earnings Per Share
     ------------------

     The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the years ended March 31, 2001, 2000 and 1999. Earnings of the Company for the three-month period prior to its initial public offering on July 1, 1998 are not included in the calculation of earnings per share for the year ended March 31, 1999.

                                                                                          Years Ended March 31,
           -------------------------------------------------------------------------------------------------------------
           (In thousands, except for share and per share data)                    2001          2000           1999
           -------------------------------------------------------------------------------------------------------------
           Net income                                                         $    11,668   $     9,526   $        2,821
                                                                              ===========   ===========   ==============

           Weighted average common shares outstanding                          13,572,814    14,556,648       16,302,268
           Dilutive effect of potential common shares outstanding:
               Stock options                                                       75,866         1,865               --
               Restricted stock awards                                             51,061        19,229               --
           -------------------------------------------------------------------------------------------------------------
           Weighted average common shares and potential
               common shares outstanding                                       13,699,741    14,577,742       16,302,268
                                                                              ===========   ===========   ==============
           Earnings per share amounts:
               Basic earnings per share                                       $      0.86   $      0.65   $         0.17
           =============================================================================================================
               Diluted earnings per share                                     $      0.85   $      0.65   $         0.17
           =============================================================================================================

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

(12) Income Taxes
     ------------

     The components of tax expense for the years ended March 31 are as follows:

       (In thousands)                       2001           2000           1999
       -----------------------------------------------------------------------

       Current tax expense:
         Federal                         $ 6,684        $ 6,137        $ 5,035
         State                               934            695            507
       Deferred tax benefit                 (648)        (1,844)        (3,358)
       -----------------------------------------------------------------------
       Tax expense                       $ 6,970        $ 4,988        $ 2,184
       =======================================================================

     The following is a reconciliation of the expected tax expense and the actual tax expense for the years ended March 31. The expected tax expense has been computed by applying the statutory Federal tax rate to income before tax expense:

       (In thousands)                                         2001      2000        1999
       ----------------------------------------------------------------------------------
       Income tax at applicable federal statutory rate      $ 6,523    $ 4,935    $ 2,037
       Increase (decrease) in tax expense resulting from:
         Tax-exempt income                                     (505)      (312)      (157)
         State income taxes, net of Federal tax benefit         595        229        232
         Goodwill amortization                                  381        313         27
         Decrease in deferred tax asset valuation allowance      --       (141)        --
         Other                                                  (24)       (36)        45
       ----------------------------------------------------------------------------------
       Tax expense                                          $ 6,970    $ 4,988    $ 2,184
       ==================================================================================

     The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

         (In thousands)                                                                       2001          2000
         -------------------------------------------------------------------------------------------------------
         Deferred tax assets:
           Allowance for loan losses                                                      $   9,092     $  7,968
           Other real estate owned and repossessed property                                     542          492
           Accrued postretirement benefits                                                      697          574
           Deferred compensation                                                              1,182        1,029
           Charitable contribution carryforward for tax purposes                                 --          750
           Net unrealized loss on securities available for sale                                  --        5,083
           Other                                                                                322          436
           -----------------------------------------------------------------------------------------------------
           Total deferred tax assets                                                         11,835       16,332
           -----------------------------------------------------------------------------------------------------

         Deferred tax liabilities:
           Depreciation                                                                        (214)        (219)
           Bond discount accretion                                                              (76)         (82)
           Prepaid pension                                                                     (256)        (419)
           Net unrealized gain on securities available for sale                                (124)          --
           Other                                                                               (757)        (645)
           -----------------------------------------------------------------------------------------------------
           Total deferred tax liabilities                                                    (1,427)      (1,365)
           -----------------------------------------------------------------------------------------------------
           Net deferred tax asset at end of year                                          $  10,408     $ 14,967
           =====================================================================================================

     The valuation allowance, when established by the Company, takes into consideration the nature and timing of the deferred tax items as well as the amount of available open tax carrybacks. The Company had a valuation allowance of $141 thousand at March 31, 1999 related to uncertainty about the realization of certain Federal and New York State deferred tax assets. During the year ended March 31, 2000, the circumstances creating the uncertainties were resolved, and the valuation allowance was reversed. Based on recent historical and anticipated future taxable income, management believes it is more likely than not that the Company will realize its net deferred tax assets.

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

     In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $7.3 million and "supplemental" reserve (as defined) of $14.8 million at March 31, 2001, and the New York State base-year reserve of $30.2 million at March 31, 2001, since the Bank does not expect that these amounts will become taxable in the foreseeable future. The unrecognized deferred tax liabilities with respect to the Federal base-year reserve and supplemental reserve were $2.6 million and $5.2 million, respectively, at March 31, 2001. The unrecognized deferred tax liability with respect to the New York State base-year reserve was $1.8 million (net of Federal benefit) at March 31, 2001.

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

     Unless otherwise noted, the Company does not require collateral or other security to support off-balance sheet financial instruments with credit risk.

     Contract amounts of financial instruments that represent credit risk as of March 31 are as follows:

                 (In thousands)                                 2001                2000
                 ------------------------------------------------------------------------
                 Commitments to extend credit             $      39,621         $  36,813
                 Unused lines of credit                          79,091            70,880
                 Standby letters of credit                        6,666             6,987
                 ------------------------------------------------------------------------
                  Total                                   $     125,378         $ 114,680
                 ========================================================================

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

     Certain mortgage loans are written on an adjustable-rate basis and include interest rate caps, which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable-rate mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. As of March 31, 2001 and 2000, approximately $183.5 million and $188.0 million, respectively, of residential real estate loans had interest rate caps.

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

     LEASES

     The Company leases certain of its branches and equipment under various noncancelable operating leases. Rental expense for premises and equipment was $357 thousand, $345 thousand, and $243 thousand for the years ended March 31, 2001, 2000 and 1999, respectively. The future minimum payments by year and in the aggregate under all significant noncancelable operating leases with initial or remaining terms of one year or more as of March 31, 2001 are as follows:

                    (In thousands)
                    ---------------------------------------------------------
                    Years ending March 31,
                    2002                                               $  405
                    2003                                                  390
                    2004                                                  345
                    2005                                                  299
                    2006                                                  268
                    Thereafter                                          3,112
                    ---------------------------------------------------------
                    Total                                              $4,819
                    =========================================================


     SERVICED LOANS

     The total amount of loans serviced by the Company for unrelated third parties was approximately $58.1 million and $41.4 million at March 31, 2001 and 2000, respectively.

     RESERVE REQUIREMENT

     The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $324 thousand and $263 thousand at March 31, 2001 and 2000, respectively.

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

     Short-Term Financial Instruments
     --------------------------------

     The fair value of certain financial instruments is estimated to approximate their carrying value because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days. Such financial instruments include cash and cash equivalents, accrued interest receivable, securities sold under agreements to repurchase, short-term FHLB advances maturing 90 days or less and accrued interest payable.

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

     Loans and Loans Held for Sale
     -----------------------------

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type including residential real estate, commercial real estate, other commercial loans and consumer loans. The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio. The estimated fair value of loans held for sale is determined based on quoted market prices, or, in the case where a firm commitment has been made to sell the loans, the firm committed price.

     Estimated fair value for nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

     Deposit Liabilities and Borrowings
     ----------------------------------

     The estimated fair value of deposits with no stated maturity, such as savings, N.O.W., money market, noninterest-bearing accounts and mortgagors' escrow deposits, is regarded to be the amount payable on demand. The estimated fair value of time deposit accounts, short-term FHLB advances maturing in more than 90 days and long-term FHLB borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits or available for borrowings with similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared with the cost of borrowing funds in the market.

     Management has made estimates of fair value using discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

     The carrying values and estimated fair values of financial assets and liabilities as of March 31 were as follows:

                                                                            2001                      2000
       --------------------------------------------------------------------------------------------------------------
                                                                                 Estimated                 Estimated
                                                                    Carrying       Fair        Carrying      Fair
                                                                     Value         Value        Value        Value
       --------------------------------------------------------------------------------------------------------------
       (In thousands)
       Financial assets:
       Cash and cash equivalents                                $     38,638    $  38,638    $    16,612   $   16,612
       Loans held for sale                                            15,108       15,236             --           --
       Securities available for sale                                 213,886      213,886        236,980      236,980
       Securities held to maturity                                     3,602        3,659         11,144       11,065
       Federal Home Loan Bank of New York stock                       12,070       12,070          7,425        7,425

       Loans                                                         881,412      881,842        823,855      809,750
       Allowance for loan losses                                     (22,325)          --        (19,608)          --
       --------------------------------------------------------------------------------------------------------------
       Net loans                                                $    859,087    $ 881,842    $   804,247   $  809,750
       --------------------------------------------------------------------------------------------------------------

       Accrued interest receivable                                     6,614        6,614          6,470        6,470

       Financial liabilities:
       Deposits:
          Savings, N.O.W., money market and noninterest-
             bearing accounts                                        368,517      368,517        355,601      355,601
          Time deposit accounts                                      381,635      384,577        392,962      394,503
       Securities sold under agreements to repurchase                 10,201       10,201          4,214        4,214
       Short-term FHLB advances                                       82,000       82,081        116,450      116,450
       Long-term FHLB borrowings                                     112,900      116,173         30,600       30,065
       Mortgagors' escrow deposits                                     5,889        5,889          5,500        5,500
       Accrued interest payable                                        1,786        1,786            658          658

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

(15) Condensed Financial Information of the Parent Company
     -----------------------------------------------------

     The Parent Company began operations on July 1, 1998, in conjunction with the Bank's mutual-to-stock conversion and the Company's initial public offering of its common stock. The following represents the Parent Company's balance sheets as of March 31, 2001 and 2000, and its income statements and statements of cash flows for the years ended March 31, 2001 and 2000 and the period July 1, 1998 through March 31, 1999.

           Balance Sheets                                                                 March 31,
                                                                           -------------------------------------
           (In thousands)                                                        2001                   2000
           -----------------------------------------------------------------------------------------------------
           Assets
           Interest-bearing deposit with subsidiary bank                    $         255          $         603
           Securities purchased under agreements
              to resell to subsidiary bank                                         16,605                 18,517
           -----------------------------------------------------------------------------------------------------
           Cash and cash equivalents                                               16,860                 19,120
           -----------------------------------------------------------------------------------------------------
           Securities available for sale                                              720                  1,457
           Loan to ESOP                                                            15,050                 16,278
           Other assets                                                            21,793                 21,678
           Investment in equity of subsidiary bank                                162,955                143,082
           -----------------------------------------------------------------------------------------------------
           Total assets                                                     $     217,378          $     201,615
           =====================================================================================================

           Liabilities and Shareholders' Equity
           Other liabilities                                                $       1,245          $         892
           Total shareholders' equity                                             216,133                200,723
           -----------------------------------------------------------------------------------------------------
           Total liabilities and shareholders' equity                       $     217,378          $     201,615
           =====================================================================================================

                                                             For the Year      For the Year          For the Period
           Income Statements                                    Ended             Ended           July 1, 1998 through
           (In thousands)                                   March 31, 2001    March 31, 2000         March 31, 1999
           ---------------------------------------------------------------------------------------------------------
           Interest income
           Interest-bearing deposit with subsidiary bank     $           12    $           11         $           4
           Securities purchased under agreements
              to resell to subsidiary bank                              942             2,052                 2,577
           Securities available for sale                                 40                38                    12
           Loan to ESOP                                               1,320             1,399                 1,118
           --------------------------------------------------------------------------------------------------------
           Total interest income                                      2,314             3,500                 3,711
           --------------------------------------------------------------------------------------------------------

           Other operating income                                     1,603               312                   111
           --------------------------------------------------------------------------------------------------------

           Other operating expenses
           Compensation and benefits                                    486               549                   143
           Legal and other professional fees                            954               174                   106
           Postage and item transportation                               63                32                    15
           Charitable foundation contribution                            --                --                 5,200
           Goodwill and other intangibles amortization                  480               542                    80
           Other expenses                                               743               683                   261
           --------------------------------------------------------------------------------------------------------
           Total other operating expenses                             2,726             1,980                 5,805
           --------------------------------------------------------------------------------------------------------

           Income (loss) before tax expense (benefit)
              and equity in undistributed earnings of
              subsidiary bank                                         1,191             1,832                (1,983)
           Tax expense (benefit)                                        337               621                  (812)
           Equity in undistributed earnings of
              subsidiary bank                                        10,814             8,315                 3,992
           --------------------------------------------------------------------------------------------------------
           Net income                                        $       11,668    $        9,526         $       2,821
           ========================================================================================================

                                                        For the Year       For the Year       For the Period
Statements of Cash Flows                                  Ended               Ended        July 1, 1998 through
(In thousands)                                         March 31, 2001      March 31, 2000      March 31, 1999
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                $ 11,668           $   9,526           $   2,821
Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Charitable foundation contribution                        --                  --               5,200
      Goodwill and other intangibles amortization              480                 542                  80
      Amortization of restricted stock awards                  757                 943                 217
      ESOP stock released for allocation                     1,504               1,456               1,134
      Net securities transactions                             (771)                 --                  --
      Net increase in other assets                            (705)             (1,218)             (6,000)
      Net increase in other liabilities                        353                 802                  90
      Equity in undistributed earnings of subsidiary bank  (10,814)             (8,315)             (3,992)
----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities          2,472               3,736                (450)
----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
Increase in investment in equity of subsidiary bank         (1,474)             (1,355)            (67,626)
Purchases of securities available for sale                    (115)               (503)             (1,160)
Proceeds from sales of securities available for sale         1,998                  --                  --
Net decrease (increase) in loan to ESOP                      1,228                 922             (17,200)
Purchase of bank-owned life insurance                           --             (15,000)                 --
----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities          1,637             (15,936)            (85,986)
----------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
Net proceeds from stock offering                                --                  --             169,967
Dividends paid                                              (3,111)             (1,844)                 --
Purchases of treasury stock                                 (3,258)            (21,841)            (10,098)
Acquisition of common stock by ESOP                             --                  --             (18,428)
----------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities         (6,369)            (23,685)            141,441
----------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents        (2,260)            (35,885)             55,005
Cash and cash equivalents at beginning of period            19,120              55,005                  --
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                $ 16,860           $  19,120           $  55,005
==========================================================================================================

Supplemental disclosures of non-cash investing
  and financing activities
Recognition of subsidiary bank's total equity on date
   of Parent Company's investment in equity of
   subsidiary bank                                        $     --           $      --           $  69,365
Adjustment of securities available for sale to fair
   value, net of tax                                      $    224           $    (147)          $      23
Adjustment of subsidiary bank's securities available
   for sale to fair value, net of tax                     $  7,585           $  (6,711)          $    (860)
==========================================================================================================

       Hudson River Bancorp, Inc.
=================================
CORPORATE INFORMATION

HUDSON RIVER BANCORP, INC. AND
HUDSON RIVER BANK & TRUST COMPANY

BOARD OF DIRECTORS

Carl A. Florio, CPA                 President and
                                    Chief Executive Officer

Earl Schram, Jr.                    Chairman of the Board
                                    Attorney and President,
                                    Connor, Curran & Schram, P.C.

Stanley Bardwell, M.D.              Retired Physician

William E. Collins                  Retired President and
                                    Chief Executive Officer,
                                    Hudson City Savings Institution

Marilyn A. Herrington               Real Estate Developer

Joseph W. Phelan                    President,
                                    Taconic Farms, Inc.

William H. (Tony) Jones             President and Publisher,
                                    Roe Jan Independent Publishing Co., Inc.

M. Bruce Cohen                      Retired Managing Partner,
                                    PricewaterhouseCoopers LLP

Joseph Giaquinto                    Required President and
                                    Chief Executive Officer
                                    SFS Bancorp, Inc.

Harry L. Robinson                   Retired President and
                                    Chief Executive Officer,
                                    Cohoes Bancorp, Inc.

DIRECTOR EMERITI
Morton A. Ginsberg                  Chairman of the Board,
                                    Ginsberg's Foods, Inc.

John E. Kelly                       Retired President,
                                    Berkshire Telephone Company

EXECUTIVE OFFICERS

Carl A. Florio, CPA                 President and
                                    Chief Executive Officer

Sidney D. Richter                   Executive Vice President, Senior Lending
                                    Officer

Timothy E. Blow, CPA                Chief Financial Officer

Carol J. Dube                       Senior Vice President, Operations

James F. Mackerer                   Senior Vice President, Retail Banking


HUDSON RIVER BANK & TRUST COMPANY

VICE PRESIDENTS

Daniel F. Cheeseman                  Commercial Lending
Susan M. Hollister                   Human Resources
Lawrence J. Longo, Jr.               Mortgage Originations
Michael J. Mackay                    Loan Servicing
Richard J. Warren                    Information Technology
Paul Sherman                         Commercial Lending

ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of Hudson River Bancorp, Inc. will be held at 3:00 pm on August 16, 2001, in the theatre arts building of Columbia-Greene Community College, Hudson, NY.

STOCK TRANSFER AGENT & REGISTRAR
Shareholders wishing to change name, address, or ownership of stock, or to report lost certificates and/or consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly at:

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948

ANNUAL REPORT ON FORM 10-K
For the 2001 fiscal year, Hudson River Bancorp, Inc. will file an Annual Report on Form 10-K. Shareholders wishing a copy may obtain one free of charge by writing:

Holly E. Rapplayea
Corporate Secretary
Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534

STOCK LISTING
The common stock of Hudson River Bancorp, Inc. trades on the Nasdaq Stock Market under the symbol HRBT. As of June 14, 2001, there were 5,072 registered holders of Hudson River Bancorp, Inc. common stock.

STOCK PRICE
The table below shows the reported high, low and closing prices of Hudson River Bancorp, Inc. common stock during the periods indicated during the years ended March 31, 2001 and 2000.

Quarter Ending              High     Low     Close
--------------------------------------------------
June 30, 1999             $11.75  $ 9.88    $11.13
September 30, 1999         12.13   10.75     11.06
December 31, 1999          11.25    9.75     10.06
March 31, 2000             10.56    9.50     10.00

Quarter Ending              High     Low     Close
--------------------------------------------------
June 30, 2000             $12.50  $ 8.75    $11.88
September 30, 2000         13.38   10.63     13.06
December 31, 2000          15.38   11.56     12.69
March 31, 2001             14.81   12.63     13.94

HUDSON RIVER BANCORP, INC.
ONE HUDSON CITY CENTRE
HUDSON, NY 12534
(800) 724-2476
(518) 828-4600 (local)

www.hudsonriverbank.com

[Graphic of map showing branch location]