Form 10-K, Exhibit 13
period 2002-03-31
HUDSON RIVER BANCORP INC
filed 2002-06-28
CIK 1057007

EXHIBIT 13

                       2002 ANNUAL REPORT TO SHAREHOLDERS

                                     [LOGO]

                           Hudson River Bancorp, Inc.
                               Annual Report 2002

                           Branch Locations by County

                                 [MAP OMITTED]

                                     Fulton
                                    Saratoga
                                   Montgomery
                                   Schenectady
                                   Rensselaer
                                    Schoharie
                                     Albany
                                     Greene
                                    Columbia
                                    Dutchess

Contents

Letter to Shareholders                                                         1

Five Year Selected Financial Data                                              6

Management's Discussion
& Analysis of Financial Condition
and Results of Operations                                                      7

Management's Statement
of Responsibility                                                             22

Independent Auditors' Report                                                  22

Consolidated Balance Sheets                                                   23

Consolidated Income Statements                                                24

Consolidated Statements of
Changes in Shareholders' Equity                                               25

Consolidated Statements of
Cash Flows                                                                    26

Notes to Consolidated
Financial Statements                                                          27

Board of Directors,
Executive Officers &
Corporate Information                                                        IBC

                                                          [GRAPHIC-PHOTO]
                                                          One Hudson City Centre
                                                          Hudson, NY

[CAPTION]
Headquartered in Hudson, New York, HRBT maintains the #1 market share in Columbia County with 58% of total deposits.

--------------------------------------------------------------------------------
                              Financial Highlights
--------------------------------------------------------------------------------

(Dollars in thousands, except per share data)          3/31/2002      3/31/2001
--------------------------------------------------------------------------------

For the Year Ended
Net income                                            $   19,529     $   11,668
Basic earnings per share                                    1.42           0.86
Diluted earnings per share                                  1.38           0.85
--------------------------------------------------------------------------------

At Year End
Total assets                                          $2,508,807     $1,208,973
Loans                                                  1,904,204        881,412
Deposits                                               1,768,363        750,152
Shareholders' equity                                     230,917        216,133
Book value at year end                                     16.66          15.78
Tangible book value at year end                            11.64          14.95
--------------------------------------------------------------------------------

Significant Ratios
Return on average assets                                    1.03%          1.00%
Return on average equity                                    8.68           5.68
Return on average tangible equity                          10.62           6.01
Dividend payout ratio                                      25.38          26.66
Net interest margin                                         4.29           4.58
Net interest spread                                         3.74           3.68
Efficiency ratio                                           51.81          51.94
--------------------------------------------------------------------------------

Asset Quality Ratios
Nonperforming loans to total loans                          0.94%          0.97%
Nonperforming assets to total assets                        0.77           0.77
Allowance for loans losses to:
   Total loans                                              1.92           2.53
   Nonperforming loans                                    203.51         259.96
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              To Our Shareholders
--------------------------------------------------------------------------------

As we look back at the year ended March 31, 2002, we could quote Charles
Dickens and state that last year was "the best of times"; it was also "the worst of times". Despite the tumultuous events which created significant uncertainties in the financial world, the Company enjoyed record earnings for 2002. Net income of $19.5 million in 2002 was up 67% from 2001. Diluted earnings per share of $1.38 in 2002 was up 62% over the prior year. Our return on average tangible equity of 10.62% in 2002 was up 77% over 2001. These improved financial results were not an accident. Since our initial public offering in fiscal 1999, net income has increased an average of over 72% annually. Return on average tangible equity has improved more than 5 times the 2.06% realized in fiscal 1999. While we don't expect this rate of earnings growth to continue at these levels, we believe that the Ambanc acquisition will again make 2003 a record year for the Company. Not surprisingly, our earnings growth has been reflected in the growth in the market price of the Company's stock. Since our initial public offering on July 1, 1998, the total return on our stock has exceeded that of both the S&P 500 and the NASDAQ Bank Index. Our stock price at March 31, 2002 was $24.13, up 73% from $13.94 at March 31, 2001.


                                        1
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

[CAPTION]
HRBT ranks 5th in deposit market share of Albany County, the largest market we serve, improving from a rank of 14th.

[GRAPHIC-PHOTO]
State Capitol Building
Albany, NY

[CAPTION]
      The capital of New York State, Albany is 153 miles north of New York City and lies along the Hudson River. With a vast history dating back to the American Revolution, Albany County continues to prosper serving as upstate New York's government, educational, medical, cultural and financial center. As a port of entry on the Hudson River for ocean-going vessels, the area is also serviced by truck and rail as well, as the Albany International Airport which is located 10 miles from the City of Albany.

[GRAPHIC-PHOTO]
Charter Day Celebration
Albany, NY

Total Assets and Total Loans (in thousands)

[THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                                          2000            2001          2002
--------------------------------------------------------------------------------
Total Assets                           $1,149,547      $1,208,973     $2,508,807
--------------------------------------------------------------------------------
Total Loans                            $  823,855      $  881,412     $1,904,204
--------------------------------------------------------------------------------

Other Income as a Percentage of Total Revenues

[THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
2000                    3.28%
--------------------------------------------------------------------------------
2001                    4.97%
--------------------------------------------------------------------------------
2002                    7.84%
--------------------------------------------------------------------------------

The Company's financial success since 1999 has been built upon the Board's and management's commitment to growing the Company through accretive acquisitions, the introduction of new products and services, and the expansion of our market presence. During fiscal 2002, we completed two significant acquisitions, our second and third in less than 31 months. These transactions have not only been accretive to earnings, they enabled the Company to expand its "footprint" throughout the Capital District of New York, expanding its branch network from 13 branches in 1999 to 51 branches today. We enjoy the #1 deposit market share in two counties we serve, and are in the top 5 in four additional counties. Our strategic acquisition of C.W. Bostwick, Inc., and its separate acquisitions of several small insurance agencies, has seen our revenue from insurance commissions grow from nothing in 2000 to $3.1 million in 2002. This has been a significant contributor to our bottom line by more than doubling noninterest income as a percentage of total revenues from 3.3% in 2000, to 7.8% in 2002.

The Company's success in the last year was achieved during the "worst of times" around the world; in our nation;


                                        2
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

[CAPTION]
With the largest increase in market share in Montgomery County, HRBT ranks 1st with 43.6% of total deposits.

in our own backyard. The horrific events of September 11 took away several friends of the Company - friends that are dearly missed and who will not be forgotten. The recession prior to 9/11, as well as the economic retraction after that date, affected the Company and its customers in many ways. Rate reductions by the Federal Reserve, combined with the impact of our acquisition of Cohoes Bancorp, Inc. in April 2001, served to squeeze our interest rate margin, down to 4.29% in 2002 from 4.58% in 2001. We anticipate our margin will further decline as the impact of our acquisition of Ambanc Holding Co., Inc. in March 2002 is fully realized in 2003. Our success in 2002 was achieved in spite of these challenges.

As we move into 2003, our goals for the Company are to continue along the path we have set for ourselves. We will continue integrating Ambanc into the Company and look forward to achieving additional cost savings from this transaction by mid-year. We will continue to focus on expanding noninterest revenue sources, particularly in insurance, brokerage and trust services. We will look to expand our presence both inside and outside our market area, either through de novo branches or through

Diluted Earnings and Dividends Per Share

[THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                                          2000            2001          2002
--------------------------------------------------------------------------------
Diluted Earnings Per Share               $0.65           $0.85          $1.38
--------------------------------------------------------------------------------
Dividends                                $0.12           $0.22          $0.35
--------------------------------------------------------------------------------

Nonperforming Loans as a Percentage of Total Loans

[THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
1998                    3.10%
--------------------------------------------------------------------------------
1999                    1.72%
--------------------------------------------------------------------------------
2000                    1.25%
--------------------------------------------------------------------------------
2001                    0.97%
--------------------------------------------------------------------------------
2002                    0.94%
--------------------------------------------------------------------------------

[GRAPHIC-PHOTO]
Fort Johnson
Amsterdam, NY

[CAPTION]
Montgomery County is located approximately 40 miles west of Albany in the Mohawk Valley region, between the Catskill and Adirondack Mountain ranges. Montgomery County's largest single industry is farming, although healthcare, manufacturing, printing and the public sectors are the largest employers in the county.

[GRAPHIC-PHOTO]
Great Sacandaga Lake
Amsterdam, NY


                                        3
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

[CAPTION]
HRBT had the largest increase in deposit market share in Saratoga County, the fastest growing and most attractive market in the Capital District region.

[GRAPHIC-PHOTO]
Saratoga Race Course
Saratoga Springs, NY

[CAPTION]
      Saratoga County is considered one of the most popular counties in upstate New York. The rich tradition of the Thoroughbred Track and cultural events held at Saratoga Performing Arts Center enables Saratoga to enjoy a positive economic climate that is well balanced between residents and tourists. Saratoga has been voted the inaugural recipient of the "Great American Place" award by American Heritage Magazine and was selected as one of Sports Illustrated's Top 10 Sports Venues in the World. A progressive community with a growing population, the area is served by several major retail, healthcare and recreational centers.

[GRAPHIC-PHOTO]
Saratoga Spa State Park
Saratoga Springs, NY

Comparative Stock Performance

[THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                                                  Value of that
                           $100 investment         investment
                              on 7/1/98            on 3/31/02

                                 7/98                3/02
--------------------------------------------------------------------------------
HRBT                             100.00              241.30
S&P 500                          100.00               99.90
NASDAQ Bank Index                100.00              109.49
--------------------------------------------------------------------------------

Return on Equity and Tangible Equity

[THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                                        1998     1999    2000     2001    2002
--------------------------------------------------------------------------------
Return on Equity                        4.18%    2.05%   4.58%   5.68%    8.68%
--------------------------------------------------------------------------------
Return on Tangible Equity               4.21%    2.06%   4.77%   6.01%   10.62%
--------------------------------------------------------------------------------

acquisition if appropriate opportunities present themselves. Any transaction we undertake going forward will probably not have the same accretive effect that our past transactions have demonstrated, but should have a positive impact on both long- and short-term shareholder value. We will also focus on continuing to deliver high quality service to our customers. Finally, as the Ambanc transaction is fully integrated, we will continue on a program of expense control and improved efficiency, keeping conscious of our goals to provide high quality customer service and allow for future expansion.

Before concluding, I would like to note the retirement of several long-time Board members during 2002. Directors William Collins, Stanley Bardwell, and Marcia Race, as well as Directors Emeriti Morton Ginsberg and John Kelly, retired during 2002. These individuals served the Company and Hudson River Bank & Trust Company for over 135 years, collectively. The commitment they demonstrated in leading the Company through the years and the critical decisions they took part in were invaluable in making this Company what it is today. It is with heartfelt appreciation that I bid them farewell and wish them continued success in the future. As we say goodbye, we must also


                                        4
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

[CAPTION]
HRBT improved its deposit market share in Schenectady County by 25%, maintaining its #3 rank.

welcome Directors Bruce Cohen, Harry Robinson and Ronald Tecler. These individuals were elected to the Board during 2002 and will no doubt be instrumental in leading the Company into the future.

I would also like to personally thank each of the Company's employees for all of their commitment and hard work during 2002. The success of the Company is due in large part to the efforts and diligence that our employees have continuously demonstrated, and I'm sure, will continue to demonstrate in 2003 and beyond. Finally, I would like to thank you, our shareholders, for your continuing support of Hudson River Bancorp, Inc. I look forward to the challenges of 2003.

/s/ Carl A. Florio
Carl A. Florio
President & Chief Executive Officer
June 7, 2002

[GRAPHIC-PHOTO]
Carl A. Florio
President & Chief Executive Officer

[GRAPHIC-PHOTO]
Proctor's Theatre
Schenectady, NY

[CAPTION]
Hudson River Bank & Trust Company's deposit base continues to grow in Schenectady County. Schenectady is one of the oldest cities in the United States. An industrial leader of the past, new technologies and innovations continue to enable Schenectady County to prosper. With $190 million in new commercial construction projects, Schenectady County's home values are equally as strong.

[GRAPHIC-PHOTO]
City Hall Tower
Schenectady, NY


                                        5
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

---------------------------------------------------------------------------------------------------------------------------------
                                              Five Year Selected Financial Data
---------------------------------------------------------------------------------------------------------------------------------

(In thousands, except for share and per share data)
At or for the Years Ended March 31,                            2002            2001            2000            1999          1998
---------------------------------------------------------------------------------------------------------------------------------
Earnings
Interest income                                         $   134,128     $    91,499     $    76,423     $    63,526     $  55,387
Interest expense                                             57,361          40,842          30,509          26,000        25,977
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                          76,767          50,657          45,914          37,526        29,410
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                     5,675           5,100           6,200           7,341         8,491
Other operating income                                       11,406           4,790           2,588           2,418         2,845
Other operating expense                                      49,179          31,709          27,788          26,612        19,030
---------------------------------------------------------------------------------------------------------------------------------
Income before tax expense                                    33,319          18,638          14,514           5,991         4,734
Tax expense                                                  13,790           6,970           4,988           2,184         1,903
---------------------------------------------------------------------------------------------------------------------------------
Net income                                              $    19,529     $    11,668     $     9,526     $     3,807     $   2,831
=================================================================================================================================

Per Share Data
Basic earnings per share                                $      1.42     $      0.86     $      0.65     $      0.17            (1)
Diluted earnings per share                                     1.38            0.85            0.65            0.17            (1)
Book value at year end                                        16.66           15.78           14.50           14.02            (1)
Book value at year end, including
  unallocated ESOP shares and
  unvested RRP shares                                         15.20           14.15           12.85           12.39            (1)
Tangible book value at year end                               11.64           14.95           13.66           13.81            (1)
Tangible book value, including
  unallocated ESOP shares and
  unvested RRP shares                                         10.61           13.40           12.11           12.21            (1)
Closing market price                                          24.13           13.94           10.00           10.94            (1)
=================================================================================================================================

Average Balances and Shares
Total assets                                            $ 1,901,888     $ 1,167,944     $   996,448     $   809,385     $ 659,984
Earning assets                                            1,790,232       1,105,473         950,380         778,691       628,747
Loans                                                     1,490,547         849,283         698,403         522,974       507,293
Securities available for sale                               181,549         230,736         231,931         156,405        39,357
Securities held to maturity                                      --           5,570          14,899          47,738        71,966
Deposits                                                  1,275,763         737,509         682,029         608,936       577,721
Borrowings                                                  359,865         200,538          85,824           2,993         3,699
Shareholders' equity                                        225,002         205,336         207,953         185,770        67,780
Shares outstanding:
  Basic                                                  13,708,024      13,572,814      14,556,648      16,302,268            (1)
  Diluted                                                14,110,792      13,699,741      14,577,742      16,302,268            (1)
=================================================================================================================================

Financial Ratios
Return on average assets                                       1.03%           1.00%           0.96%           0.47%         0.43%
Return on average equity                                       8.68            5.68            4.58            2.05          4.18
Return on average tangible equity                             10.62            6.01            4.77            2.06          4.21
Dividend payout ratio                                         25.38           26.66           19.36              --            --
Net interest margin                                            4.29            4.58            4.83            4.82          4.68
Efficiency ratio(2)                                           51.81           51.94           52.61           50.48         56.78
Expense ratio(2)                                               2.40            2.44            2.56            2.49          2.77
Equity to assets at year end                                   9.20           17.88           17.46           24.89         10.18
Tangible equity to tangible assets at year end                 6.61           17.10           16.62           24.62         10.10
Allowance to nonperforming loans                             203.51          259.96          190.50          143.77         52.32
Allowance to total loans                                       1.92            2.53            2.38            2.47          1.62
=================================================================================================================================

(1) Per share and share data only applies to periods since the Company's initial public offering on July 1, 1998.
(2) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions, net loan sale transactions, and goodwill and other intangibles amortization for each period. The 2001 ratio excludes pre-tax nonrecurring merger expenses and other nonrecurring expenses. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.


                                        6
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

General
--------------------------------------------------------------------------------

The financial review which follows focuses on the factors affecting the consolidated financial condition and results of operations of Hudson River Bancorp, Inc. and its subsidiaries, Hudson River Bank & Trust Company (the "Bank") and C.W. Bostwick, Inc. ("Bostwick") (combined, the "Company"), during the year ended March 31, 2002 and the preceding two years. The consolidated financial statements and related notes as of March 31, 2002 and 2001, and for each of the years in the three year period ended March 31, 2002 should be read in conjunction with this review.

The Company's primary market area, with 51 full-service branches as of March 31, 2002, is the Capital District region of New York state. The Company has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. The Company's principal business is attracting deposits from customers within its market area and investing those funds in primarily loans, and to a lesser extent, in marketable securities. The financial condition and operating results of the Company are dependent on its net interest income, which is the difference between the interest income earned on its assets, and the interest expense paid on its liabilities, primarily consisting of deposits and borrowings. Net income of the Company is also affected by provisions for loan losses and other operating income, such as fees on deposit related services and insurance commissions; it is also impacted by other operating expenses, such as compensation and benefits, occupancy and equipment expenses, and federal and state income taxes.

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

Critical Accounting Policies
--------------------------------------------------------------------------------

Being a profitable and successful company within the financial services industry requires the ability to respond to changes quickly, understand complicated issues and deal with a variety of external factors including legal, regulatory and economic influences. To afford users of the Company's consolidated financial statements assurance that the financial results included are appropriate and can be relied upon, management must select and apply the accounting policies and methodologies that are the most appropriate choices for the Company's circumstances. The choices management makes are very important to users of the Company's consolidated financial statements, but some of these choices are more significant than others. Of particular importance, and considered critical, are those accounting policies or methodologies which apply to areas of greater importance, or which involve a greater degree of subjectivity in the decision-making process on the part of management.

Management of the Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the inherent subjectivity and uncertainty in estimating the levels of the allowance required to cover probable credit losses inherent in the loan portfolio and the material effect that such judgments can have on the results of operations. The Company's policy relating to the allowance for loan losses is disclosed in note 1 to the consolidated financial statements which begins on page 27. All accounting policies are important, and as such, the Company encourages the reader to review each of its policies included in note 1 to obtain a greater understanding of how the Company's financial performance is recorded and reported.


                                        7
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Merger and Acquisition Activity
--------------------------------------------------------------------------------

On March 8, 2002, the Company completed its acquisition of Ambanc Holding Co., Inc. ("Ambanc") paying $21.50 per share in cash for each share of Ambanc common stock outstanding (the "Ambanc Acquisition"). The total consideration of approximately $100.5 million was funded primarily through the usage of the Company's Federal funds sold. Goodwill associated with this transaction approximated $23.2 million. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, goodwill acquired after June 30, 2001 is not amortized but will instead be evaluated at least annually for impairment. The Company also recorded a core deposit intangible associated with the transaction of $6.8 million. The core deposit intangible is being amortized over its estimated useful life of approximately ten years on an accelerated basis. Ambanc had total assets of $654.1 million and total deposits of $480.9 million as of March 8, 2002. Its 14 branches located in the Capital District area of New York state were added to the Bank's branch network.

On April 25, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cohoes Bancorp, Inc. ("Cohoes") to provide for a merger of equals between the Company and Cohoes. At a special meeting of shareholders held by Cohoes on August 17, 2000, the merger was not approved by the requisite vote of Cohoes shareholders. On September 28, 2000, the Company terminated the Merger Agreement with Cohoes. On November 24, 2000, the Company entered into a new agreement to acquire Cohoes for $19.50 in cash for each share of Cohoes common stock outstanding (the "Cohoes Acquisition"). On April 20, 2001, the Company completed the Cohoes Acquisition. The total consideration of approximately $151.0 million was funded through the sale of securities and loans held for sale, and by long-term FHLB borrowings. Goodwill associated with this transaction approximated $31.0 million and was being amortized over twenty years on a straight line basis through March 31, 2002. Upon the Company's adoption of SFAS No. 142 as of April 1, 2002, this goodwill is no longer being amortized but will instead be evaluated at least annually for impairment. Cohoes had total assets of $705.4 million and total deposits of $502.1 million as of April 20, 2001. Its 20 branches located in the Capital District area of New York state were added to the Bank's branch network.

During January 2002 and 2001, the Company acquired additional equity interests in Bostwick, an insurance agency in which the Company had originally made an equity investment during September 1999. The Company's total investment in the equity of Bostwick exceeded 50% with the January 2001 investment, and as a result, the results of Bostwick's operations have been consolidated with those of the Company since January 1, 2001.

On September 3, 1999, the Company completed its acquisition of SFS Bancorp, Inc. ("SFS") paying $25.10 in cash for each share of SFS common stock outstanding (the "SFS Acquisition"). The total consideration of approximately $32 million was funded primarily by long-term borrowings. The transaction was accounted for under the purchase method of accounting and goodwill associated with this transaction totaling $9.1 million was recorded and was being amortized over fifteen years on a straight line basis through March 31, 2002. Upon the Company's adoption of SFAS No. 142 as of April 1, 2002, this goodwill is no longer being amortized but will instead be evaluated at least annually for impairment. SFS had total assets of $176.9 million and total deposits of $150.4 million as of September 3, 1999. Its four branches located in Schenectady County were added to the Bank's branch network.

Overview
--------------------------------------------------------------------------------

The Company earned net income for the year ended March 31, 2002, amounting to $19.5 million, or $1.38 diluted earnings per share, compared with the $11.7 million earned during the year ended March 31, 2001 and $9.5 million for the year ended March 31, 2000. Net income for 2002 as compared to the year ended March 31, 2001 was enhanced primarily by the Cohoes Acquisition in April 2001 and partly by the Ambanc Acquisition in March 2002. The acquired companies' results of operations were included in the Company's results from the date of acquisition forward. Net income for 2001 was negatively impacted by $959 thousand ($566 thousand, net of tax) in non-recurring merger related expenses associated with the Company's initial attempt to merge with Cohoes. The increase in 2002 net income over the prior year results was a result of higher net interest income and other operating income, partially offset by a higher provision for loan losses, higher other operating expenses and higher tax expense. For the year ended March 31, 2002, the Company's return on average assets was 1.03%, up from 1.00% in 2001. The Company's return on average equity for the year ended March 31, 2002 was 8.68%, up from 5.68% in 2001. The Company's return on average tangible equity for the year ended March 31, 2002 was 10.62%, up from 6.01% in 2001.


                                        8
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Asset/Liability Management
--------------------------------------------------------------------------------

The Company attempts to maximize net interest income, and net income, while actively managing its liquidity and interest rate sensitivity through the mix of various core deposits and other sources of funds, which in turn, fund an appropriate mix of earning assets. The changes in the Company's asset mix and sources of funds, and the resultant impact on net interest income are discussed below.

Average Balances, Interest and Yields

Years Ended March 31,                                        2002                             2001                           2000
----------------------------------------------------------------------------------------------------------------------------------
                                                            Average                          Average                        Average
                                        Average              Yield/      Average              Yield/    Average              Yield/
(Dollars in thousands)                  Balance    Interest   Rate       Balance    Interest   Rate     Balance   Interest   Rate
----------------------------------------------------------------------------------------------------------------------------------
Earning assets
Federal funds sold                    $   98,377   $  2,347    2.39%   $      136    $     7    5.15%   $    218   $    12    5.50%
Loans held for sale                        1,321         89    6.74         9,627        648    6.73          --        --      --
Securities available for sale(1)         181,549     11,368    6.26       230,736     15,802    6.85     231,931    15,432    6.65
Securities held to maturity                   --         --      --         5,570        380    6.82      14,899       982    6.59
Federal Home Loan Bank
  of New York stock                       18,438        926    5.02        10,121        732    7.23       4,929       337    6.84
Loans(2)                               1,490,547    119,398    8.01       849,283     73,930    8.70     698,403    59,660    8.54
----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                   1,790,232    134,128    7.49     1,105,473     91,499    8.28     950,380    76,423    8.04
----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                   28,171                           15,973                         13,612
Allowance for loan losses                (29,732)                         (20,871)                       (17,052)
Other nonearning assets                  113,217                           67,369                         49,508
------------------------------------------------                       ----------                       --------
Total assets                          $1,901,888                       $1,167,944                       $996,448
================================================                       ==========                       ========

Interest-bearing liabilities
Savings accounts                      $  337,999   $  7,986    2.36%   $  174,022    $ 4,422    2.54%   $167,145   $ 4,507    2.70%
N.O.W. and money
  market accounts                        201,755      3,775    1.87       127,319      3,169    2.49     115,037     2,968    2.58
Time deposit accounts                    617,509     28,604    4.63       379,281     20,501    5.41     353,723    18,007    5.09
Mortgagors' escrow deposits               11,203        280    2.50         7,228        154    2.13       5,990       131    2.19
Securities sold under
  agreements to repurchase                17,088        477    2.79         4,157        206    4.96       1,896        84    4.43
Short-term FHLB advances                  23,234        991    4.27       146,391      9,470    6.47      65,542     3,700    5.65
Long-term FHLB borrowings                319,543     15,248    4.77        49,990      2,920    5.84      18,386     1,112    6.05
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities     1,528,331     57,361    3.75       888,388     40,842    4.60     727,719    30,509    4.19
----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits             118,500                           56,887                         46,124
Other noninterest-bearing
  liabilities                             30,055                           17,333                         14,652
Shareholders' equity                     225,002                          205,336                        207,953
------------------------------------------------                       ----------                       --------
Total liabilities and
  shareholders' equity                $1,901,888                       $1,167,944                       $996,448
================================================                       ==========                       ========
Net interest income                                $ 76,767                          $50,657                       $45,914
===========================================================                          =======                       =======
Net interest spread                                            3.74%                            3.68%                         3.85%
==================================================================================================================================
Net interest margin                                            4.29%                            4.58%                         4.83%
==================================================================================================================================

(1)   Average balances include fair value adjustment.
(2)   Average balances include nonaccrual loans.


                                        9
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Earning Assets

Total average earning assets increased to $1.8 billion for the year ended March 31, 2002, up from $1.1 billion in 2001. This increase was primarily a result of the completion of the Cohoes Acquisition in April 2001 and to a lesser extent a result of the Ambanc Acquisition in March 2002. Interest income for the year ended March 31, 2002 was $134.1 million, up $42.6 million from 2001. The increase in average balances was the primary reason for the higher income, slightly offset by lower yields on those assets. The yield on earning assets declined from 8.28% for the year ended March 31, 2001, to 7.49% in 2002. The decline in the yield on earning assets was primarily due to the declining rate environment in the marketplace and the larger amount of lower yielding Federal funds sold held during 2002.

Average earning assets for the year ended March 31, 2001 were $155.1 million higher than the average for the previous year. This increase was due to the growth in loans, substantially from the acquisition of SFS Bancorp, Inc. in September 1999. Primarily as a result of this increase in average earning assets, interest income increased $15.1 million in 2001 from 2000. The yield on earning assets rose from 8.04% in 2000 to 8.28% in 2001, resulting from changes in the composition of the Company's asset mix.

Volume and Rate Analysis

                                                                                 2002 vs 2001                          2001 vs 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Due To      Due To          Net       Due To      Due To          Net
(In thousands)                                                Volume        Rate       Change       Volume        Rate       Change
-----------------------------------------------------------------------------------------------------------------------------------
Interest income
Federal funds sold                                          $  2,346     $    (6)    $  2,340     $     (4)    $    (1)    $     (5)
Loans held for sale                                             (560)          1         (559)         648          --          648
Securities available for sale                                 (3,163)     (1,271)      (4,434)         (80)        450          370
Securities held to maturity                                     (380)         --         (380)        (635)         33         (602)
Federal Home Loan Bank of New York stock                         468        (274)         194          374          21          395
Loans                                                         51,793      (6,325)      45,468       13,114       1,156       14,270
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                                       $ 50,504     $(7,875)    $ 42,629     $ 13,417     $ 1,659     $ 15,076
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense
Savings accounts                                            $  3,895     $  (331)    $  3,564     $    181     $  (266)    $    (85)
N.O.W. and money market accounts                               1,530        (924)         606          308        (107)         201
Time deposit accounts                                         11,377      (3,274)       8,103        1,344       1,150        2,494
Mortgagors' escrow deposits                                       96          30          126           26          (3)          23
Securities sold under agreements to repurchase                   395        (124)         271          111          11          122
Short-term FHLB advances                                      (6,035)     (2,444)      (8,479)       5,160         610        5,770
Long-term FHLB borrowings                                     12,957        (629)      12,328        1,847         (39)       1,808
-----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                      $ 24,215     $(7,696)    $ 16,519     $  8,977     $ 1,356     $ 10,333
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                         $ 26,289     $  (179)    $ 26,110     $  4,440     $   303     $  4,743
====================================================================================================================================

Note: Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                       10
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                   Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Loans

The average balance of loans increased to $1.5 billion for the year ended March 31, 2002, up $641.3 million from the $849.3 million average for 2001. The yield on loans for the year decreased 69 basis points, from 8.70% in 2001 to 8.01% in 2002. The decrease in yield is attributed to lower yielding loans acquired in the Cohoes Acquisition and decreases in market interest rates during the current year. Interest income on loans for the year ended March 31, 2002 increased to $119.4 million from $73.9 million in 2001. The increase in average balances for the year resulted in a $51.8 million increase in interest income, which was offset slightly by a $6.3 million decrease in interest income due to lower rates. An increase of $150.9 million in the average balance of loans in 2001 from 2000 and an increase in rates from 8.54% in 2000 to 8.70% in 2001 resulted in an increase of $14.3 million in interest earned on loans for the year ended March 31, 2001 as compared to 2000.

Total loans were $1.9 billion at March 31, 2002, up $1.0 billion from $881.4 million at March 31, 2001. Loans secured by residential real estate increased from $515.6 million, or 58.4% of total loans at March 31, 2001, to $1.2 billion, or 63.2% of total loans at March 31, 2002. Commercial real estate loans increased $262.3 million to $429.7 million at March 31, 2002, from $167.3 million at March 31, 2001. Commercial loans increased to $109.1 million at March 31, 2002, from $60.3 million at March 31, 2001. These increases, which are largely attributable to the Cohoes and Ambanc Acquisitions, were partially offset by a decrease of $7.6 million in manufactured housing loans and a decrease of $7.5 million in financed insurance premium loans. Management intends to continue to reduce the portfolio of manufactured housing loans gradually through normal paydown activity while it continues its focus on commercial real estate and commercial lending, as well as residential lending. Prepayments as a result of the lower rate environment of other loan types, particularly in residential loans, also reduced loans during the year ended March 31, 2002.

During the years ended March 31, 2002 and 2001, the Company transferred $6.9 million and $40.4 million, respectively, of fixed rate performing residential mortgage loans from loans into the loans held for sale category. These transfers were part of management's continuing efforts to manage interest rate risk and liquidity thresholds, and to partially fund a portion of the purchase price for the Company's acquisition of Cohoes.

Loan Portfolio Analysis

March 31,                                       2002                2001               2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                       Amount        %      Amount       %     Amount       %      Amount       %     Amount       %
----------------------------------------------------------------------------------------------------------------------------------
Loans secured by real estate:
    Residential                  $1,203,866     63.2%   $515,584    58.4%  $491,811    59.7%   $295,466    51.1%  $269,435    53.2%
    Commercial                      429,692     22.6     167,344    19.0    138,891    16.9      91,480    15.8     76,570    15.1
    Construction                     18,378      1.0       9,306     1.1      9,144     1.1       3,401     0.6      4,621     0.9
----------------------------------------------------------------------------------------------------------------------------------
Total loans secured
  by real estate                  1,651,936     86.8     692,234    78.5    639,846    77.7     390,347    67.5    350,626    69.2
----------------------------------------------------------------------------------------------------------------------------------
Other loans:
    Manufactured housing             67,660      3.6      75,287     8.6     81,542     9.9      90,354    15.6     97,426    19.2
    Commercial                      109,083      5.7      60,311     6.9     37,167     4.5      29,024     5.0     18,484     3.7
    Financed insurance
      premiums                       30,727      1.6      38,216     4.3     51,796     6.3      57,901    10.0     27,976     5.5
    Consumer                         38,416      2.0      17,943     2.0     15,536     1.9      12,440     2.2     11,857     2.3
----------------------------------------------------------------------------------------------------------------------------------
Total other loans                   245,886     12.9     191,757    21.8    186,041    22.6     189,719    32.8    155,743    30.7
----------------------------------------------------------------------------------------------------------------------------------
Unearned discount, net
  deferred loan origination
  fees and costs, and
  purchase accounting
  adjustments                         6,382      0.3      (2,579)   (0.3)    (2,032)   (0.3)     (1,967)   (0.3)       609     0.1
----------------------------------------------------------------------------------------------------------------------------------
Total loans                      $1,904,204    100.0%   $881,412   100.0%  $823,855   100.0%   $578,099   100.0%  $506,978   100.0%
Allowance for loan losses           (36,572)             (22,325)           (19,608)            (14,296)            (8,227)
----------------------------------------------------------------------------------------------------------------------------------
Net loans                        $1,867,632             $859,087           $804,247            $563,803           $498,751
====================================================================================================================================

Securities

The average balance of securities available for sale and securities held to maturity (collectively "securities") decreased $54.8 million to $181.5 million for the year ended March 31, 2002, down from $236.3 million for the year ended March 31, 2001. This decrease is primarily the result of sales of securities used to partially fund the Cohoes Acquisition, as well as the Company's continued efforts to change the asset mix from lower yielding securities to higher yielding loans. Interest income earned on securities of $11.4 million for the year ended March 31, 2002 was down $4.8 million from the $16.2 million earned in 2001 primarily as a result of lower average balances, as well as decreases in average rates.


                                       11
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Average securities for the year ended March 31, 2001 were $10.5 million lower than the average balance of securities in 2000. This decrease was also attributed to the Company's continued efforts to change the asset mix from lower yielding securities to higher yielding loans. Lower average balances partially offset by an increase in average rates earned resulted in a reduction of $232 thousand in interest on securities in 2001 from 2000.

Securities at March 31, 2002 were $223.5 million, up $6.0 million from the $217.5 million held as of March 31, 2001. The increase was due to the Cohoes and Ambanc Acquisitions, offset by sales, maturities, calls and paydowns of securities during the year ended March 31, 2002. The Company adopted the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," on April 1, 2001. As allowed by SFAS No. 133, the Company elected to reclassify its securities held to maturity as securities available for sale. Management anticipates that any new purchases of securities will be directed to the securities available for sale classification.

Federal Funds Sold

The average balance of Federal funds sold of $98.4 million for the year ended March 31, 2002 generated $2.3 million in interest income for the year. The Company had limited Federal funds sold during the years ended March 31, 2001 and 2000, as these asset categories were reinvested in the higher yielding loan and securities portfolios during the latter stages of the year ended March 31, 1999. At March 31, 2002, the Company had $176.8 million in Federal funds, up $162.1 million from the $14.7 million at March 31, 2001. The Company is currently utilizing Federal funds for short-term liquidity and for asset/liability management purposes. The balance of Federal funds may decrease in the future as management responds to any changes in the current interest rate environment and as loan demand increases.

Funding Sources

The Company utilizes traditional deposit products such as time, savings, N.O.W. and money market deposits as its primary source for funding. Other sources such as short-term FHLB advances and long-term FHLB borrowings, however, are utilized as necessary to support the Company's growth in assets and to achieve interest rate sensitivity objectives. The average balance of interest-bearing liabilities increased to $1.5 billion for the year ended March 31, 2002, from $888.4 million for the year ended March 31, 2001. This increase in average balances is attributed primarily to the completion of the Cohoes Acquisition and to a lesser extent the completion of the Ambanc Acquisition. Interest expense for the year ended March 31, 2002 was $57.4 million, up $16.5 million from the previous year. The increase in volume, offset somewhat by a decrease in the average rate paid from 4.60% to 3.75%, resulted in the overall increase in interest expense for the year. Average interest-bearing liabilities for the year ended March 31, 2001 were $160.7 million higher than 2000. This increase in volume, primarily attributed to the SFS Acquisition, was accompanied by an increase in the average rates paid, resulting in an increase of $10.3 million in interest expense between the two years.

Interest-bearing liabilities at March 31, 2002 were $2.1 billion, up from $898.6 million at March 31, 2001. This increase was primarily the result of the Cohoes and Ambanc Acquisitions completed during the year.

Deposits

The average balance of savings accounts increased $164.0 million to $338.0 million for the year ended March 31, 2002, up from $174.0 million for the previous year. This increase is primarily due to the impact of the Cohoes and Ambanc Acquisitions during the year ended March 31, 2002. Interest expense on savings accounts increased from $4.4 million for the year ended March 31, 2001 to $8.0 million in 2002 as the increase in average balances more than offset the decrease in rates paid, from 2.54% to 2.36%. Rates paid on savings accounts declined due to market competition from 2.70% in 2000 to 2.54% in 2001. This decline in rates more than offset the increase in the average balance of savings accounts from $167.1 million in 2000 to $174.0 million in 2001, resulting in an overall decrease in interest expense during 2001 of $85 thousand.

The average balance of N.O.W. and money market accounts increased to $201.8 million for the year ended March 31, 2002, up from $127.3 million in 2001. This increase was primarily the result of the impact of the Cohoes Acquisition, and to a lesser extent the Ambanc Acquisition, during the year ended March 31, 2002. Interest expense on N.O.W. and money market accounts increased from $3.2 million in 2001 to $3.8 million in the year ended March 31, 2002, as a decrease in average rates paid from 2.49% to 1.87% somewhat offset the effect of the higher average balances. Rates paid on N.O.W. and money market accounts declined due to market competition from 2.58% in 2000 to 2.49% in 2001. This decline in rates partially offset the increase in higher average balances resulting in an increase of interest expense of $201 thousand from 2000 to 2001.

Interest expense on time deposits increased during the year ended March 31, 2002 to $28.6 million, compared with $20.5 million in 2001. The average balance of time deposits increased from $379.3 million for the year ended March 31, 2001 to $617.5 million for the year ended March 31, 2002, primarily due to the Cohoes and Ambanc Acquisitions.


                                       12
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

The higher average balance in 2002 resulted in the increase in interest expense on time deposits, somewhat offset by lower average rates paid on time deposits of 4.63% for the year ended March 31, 2002 down from 5.41% in 2001. For the year ended March 31, 2001, the increase in average rates paid from 5.09% in 2000 to 5.41% in 2001, along with a $25.6 million increase in average balances during 2001 resulted in an increase of interest expense of $2.5 million from 2000 to 2001.

Total deposits, including $175.0 million of noninterest-bearing deposits, were $1.8 billion at March 31, 2002, up from $750.2 million ($62.5 million of noninterest-bearing deposits) at March 31, 2001. The increase in noninterest-bearing deposits reflects the Company's continued focus on commercial services, including commercial deposits, and the completion of the Cohoes and Ambanc Acquisitions.

Short-term FHLB Advances and Long-term FHLB Borrowings

The average balance of short-term FHLB advances decreased to $23.2 million for the year ended March 31, 2002, from $146.4 million in 2001 and $65.5 million in 2000. Interest expense on these borrowings decreased $8.5 million for the year ended March 31, 2002 when compared with 2001. This decrease is primarily attributed to the decrease in volume coupled with lower average rates paid on borrowings.

The average balance of long-term FHLB borrowings was $319.5 million for the year ended March 31, 2002, an increase of $269.6 million from the $50.0 million for the year ended March 31, 2001. The Company had an average balance of $18.4 million in long-term FHLB borrowings during the year ended March 31, 2000. The Company had no short-term FHLB advances at March 31, 2002, down from $82.0 million at March 31, 2001. This decrease is primarily the result of the Company taking advantage of opportunities to enhance its interest rate risk profile by shifting some shorter-term FHLB advances into long-term funding, at generally lower rates than were available in the local time deposit market. Long-term FHLB borrowings increased to $450.7 million at March 31, 2002, from $112.9 million at March 31, 2001. The increase in this category was primarily attributed to the movement of short-term advances into long-term borrowings at generally lower rates, the need to fund the Cohoes Acquisition, and management's continued monitoring of the Company's interest rate risk profile. Additionally, the Company acquired $63.8 million of long-term borrowings from the Cohoes Acquisition and $101.0 million from the Ambanc Acquisition. The interest rates on the long-term FHLB borrowings are generally fixed with remaining maturities ranging from five months to ten years, with call options ranging from one month to three years. See further information on borrowings in note 7 to the consolidated financial statements.

Net Interest Income

Net interest income for the year ended March 31, 2002 was $76.8 million, up from $50.7 million in 2001 and $45.9 million in 2000. These increases were the result of increases in average earning assets in each year, lower rates paid on interest-bearing liabilities during 2002, offset in part by higher average balances of interest-bearing liabilities in each year and lower rates earned on earning assets in 2002. As a result of these volume and rate fluctuations, the Company's net interest margin for the year ended March 31, 2002 was 4.29%, down from 4.58% in 2001 and 4.83% in 2000. The Company expects that its interest rate margins will continue to decline in the near future due to recent reductions in short-term interest rates, as well as the impact of the Ambanc Acquisition.

Noninterest Sensitive Assets and Liabilities

Noninterest sensitive assets include accrued interest receivable, premises and equipment, other real estate owned and repossessed property, goodwill and other intangibles, and other assets. Premises and equipment amounted to $29.2 million at March 31, 2002, up from $19.1 million at March 31, 2001. Goodwill and other intangibles increased from $11.3 million at March 31, 2001 to $69.6 million at March 31, 2002. Accrued interest receivable increased $4.9 million from $6.6 million at March 31, 2001 to $11.5 million in 2002. Other assets were $62.8 million at March 31, 2002, up from $28.7 million at March 31, 2001. These increases are all primarily attributed to the Cohoes and Ambanc Acquisitions in April 2001 and March 2002, respectively. In addition, $10.0 million of the increase in other assets is a result of an additional investment in bank-owned life insurance.

Noninterest sensitive liabilities include noninterest-bearing deposits (primarily checking accounts) and other liabilities. Noninterest-bearing deposits increased from $62.5 million at March 31, 2001 to $175.0 million at March 31, 2002. This increase is associated with the Cohoes and Ambanc Acquisitions as well as the growth in the Company's commercial accounts, which are generally noninterest-bearing. Other liabilities increased slightly from $31.7 million at March 31, 2001 to $32.1 million at March 31, 2002. Other liabilities at March 31, 2002 included $2.0 million of amounts due to insurance companies in relation to finance insurance premium loans, down $19.0 million from 2001 as a result of the lower volume of these loans originated in 2002. This decline was more than offset by an increase in other liabilities in 2002 as a result of the Cohoes and Ambanc Acquisitions.


                                       13
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Risk Management
--------------------------------------------------------------------------------

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

Nonperforming Assets

Nonperforming assets include nonperforming loans (loans in a nonaccrual status, loans that have been restructured in a troubled debt restructuring, and loans past due 90 days or more and still accruing interest) and assets which have been foreclosed or repossessed. Foreclosed assets typically represent residential or commercial properties, while repossessed property is primarily manufactured homes abandoned by their owners or repossessed by the Company.

Total nonperforming assets at March 31, 2002 were $19.2 million or 0.77% of total assets, compared with $9.4 million or 0.77% at March 31, 2001. The $9.9 million increase in total nonperforming assets is the result of a $9.4 million increase in nonaccrual loans and a $476 thousand increase in foreclosed and repossessed property. Nonaccrual residential real estate loans increased $5.4 million from March 31, 2001, with commercial real estate increasing an additional $3.1 million. These increases were primarily a result of the completion of the acquisitions of Cohoes and Ambanc in April 2001 and March 2002, respectively.

The $476 thousand increase in foreclosed and repossessed property was made up of a $406 thousand increase in repossessed manufactured homes, with the remainder attributable to slightly higher foreclosed commercial properties.

As of March 31, 2002, there were $36.2 million of other loans not included in the category of nonperforming loans where known information about the possible credit or other problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms. These loans have been considered by management in conjunction with the analysis of the adequacy of the allowance for loan losses.

Nonperforming Assets

(In thousands)                               March 31,         2002            2001            2000            1999            1998
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccruing loans
Residential real estate                                     $ 7,431         $ 2,050         $ 3,199         $ 2,253         $ 4,512
Commercial real estate                                        3,905             849           2,536           2,669           5,253
Commercial loans                                                751              --             137              --              --
Manufactured housing                                          2,880           3,169           1,911           2,315           3,060
Financed insurance premiums                                   2,445           2,439           2,453           2,549           2,768
Consumer                                                        559              81              57             158             114
------------------------------------------------------------------------------------------------------------------------------------
Total nonaccruing loans                                      17,971           8,588          10,293           9,944          15,707
------------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more
  and still accruing interest                                    --              --              --              --              16
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                   $17,971         $ 8,588         $10,293         $ 9,944         $15,723
====================================================================================================================================

Foreclosed and repossessed property
Residential real estate                                     $    96         $   161         $    85         $   258         $   145
Commercial real estate                                          135              --             377             474             299
Repossessed property                                          1,021             615           1,179           1,776           1,088
------------------------------------------------------------------------------------------------------------------------------------
Total foreclosed and repossessed property                   $ 1,252         $   776         $ 1,641         $ 2,508         $ 1,532
====================================================================================================================================
Total nonperforming assets                                  $19,223         $ 9,364         $11,934         $12,452         $17,255
====================================================================================================================================
Allowance for loan losses                                   $36,572         $22,325         $19,608         $14,296         $ 8,227
====================================================================================================================================

Allowance to nonperforming loans                             203.51%         259.96%         190.50%         143.77%          52.32%
Nonperforming assets to total assets                           0.77            0.77            1.04            1.41            2.57
Nonperforming loans to total loans                             0.94            0.97            1.25            1.72            3.10
====================================================================================================================================


                                       14
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                   Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Allowance and Provision for Loan Losses

The allowance for loan losses at March 31, 2002 was $36.6 million, up from $22.3 million at March 31, 2001. The allowance as a percentage of nonperforming loans decreased from 260.0% at March 31, 2001 to 203.5% at March 31, 2002. The adequacy of the allowance for loan losses is evaluated quarterly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention, as well as an analysis of the higher risk elements of the Company's loan portfolio and growth in the loan portfolio. Net charge-offs for the year ended March 31, 2002 were $3.1 million, up from $2.4 million in 2001. The increase in net charge-offs in 2002 is primarily the result of an increase in financed insurance premium charge-offs of $701 thousand largely attributed to one large broker relationship. Gross charge-offs of $4.4 million for 2002 were up from $3.5 million for the year ended March 31, 2001.

As a result of management's analysis of the risk characteristics of the loan portfolio, as well as the trends and levels of nonperforming and other delinquent loans and loan charge-offs, a provision for loan losses of $5.7 million was recorded for the year ended March 31, 2002. The $5.7 million provision is up $575 thousand from the $5.1 million provision recorded in 2001. In addition, a $5.8 million and $5.9 million allowance was acquired from the Cohoes and Ambanc Acquisitions, respectively. The provision as a percentage of average loans declined from 0.60% in 2001 to 0.38% in 2002. This decline is primarily a result of the increase in average balances of loans outstanding from $849.3 million for the year ended March 31, 2001 to $1.5 billion for 2002, as well as continued declines in the level of nonperforming loans to total loans and net charge-offs to average loans. The increase in loans was a result of the Cohoes and Ambanc acquisitions.

The Company continues to maintain certain portfolios of loans with higher credit risk, such as manufactured housing loans, commercial loans and financed insurance premium loans. The growth in loan balances, net charge-offs, risk elements of the Company's loan portfolio, economic conditions in the Company's market area and nonperforming loan balances are the primary factors which are considered in determining the levels of the Company's provision for loan losses. Management currently anticipates that the level of provision will continue at approximately the same levels for 2003 as experienced in 2002.

Loan Loss Experience

(In thousands)                  Years Ended March 31,             2002           2001           2000           1999           1998
----------------------------------------------------------------------------------------------------------------------------------
Loans at end of year                                       $ 1,904,204      $ 881,412      $ 823,855      $ 578,099      $ 506,978
==================================================================================================================================
Average loans during year                                  $ 1,490,547      $ 849,283      $ 698,403      $ 522,974      $ 507,293
==================================================================================================================================

Allowance for loan loss at beginning of year               $    22,325      $  19,608      $  14,296      $   8,227      $   5,872
Loan charge-offs:
   Residential real estate                                        (457)          (312)          (282)          (251)          (440)
   Commercial real estate                                         (395)          (643)           (14)           (95)        (1,298)
   Commercial loans                                                (34)            --           (150)          (136)        (2,309)
   Manufactured housing                                         (1,553)        (1,494)        (1,283)        (1,331)          (480)
   Consumer                                                       (383)          (166)          (228)          (139)          (112)
   Financed insurance premiums                                  (1,566)          (865)          (586)        (1,239)        (2,091)
----------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                               (4,388)        (3,480)        (2,543)        (3,191)        (6,730)
----------------------------------------------------------------------------------------------------------------------------------

Loan recoveries:
   Residential real estate                                         198            188             54            341              8
   Commercial real estate                                           85            187            184            777             17
   Commercial loans                                                 --             10              4             17             10
   Manufactured housing                                            113            125             86             73            105
   Consumer                                                         75             59             38             25             38
   Financed insurance premiums                                     804            528            281            686            416
----------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                 1,275          1,097            647          1,919            594
----------------------------------------------------------------------------------------------------------------------------------
Loan charge-offs, net of recoveries                             (3,113)        (2,383)        (1,896)        (1,272)        (6,136)
Provision charged to operations                                  5,675          5,100          6,200          7,341          8,491
Allowance acquired                                              11,685             --          1,008             --             --
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                   $    36,572      $  22,325      $  19,608      $  14,296      $   8,227
==================================================================================================================================
Ratio of net charge-offs to average loans during year             0.21%          0.28%          0.27%          0.24%          1.21%
==================================================================================================================================
Provision to average loans during year                            0.38%          0.60%          0.89%          1.40%          1.67%
==================================================================================================================================
Allowance to loans at end of year                                 1.92%          2.53%          2.38%          2.47%          1.62%
==================================================================================================================================


                                       15
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                   Financial Condition & Results of Operations
--------------------------------------------------------------------------------

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

In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest income. The Company's results of operations and net portfolio values remain vulnerable to changes in interest rates and to fluctuations in the difference between long- and short-term interest rates.

Interest rate risk analyses performed by the Company indicate that the Company is asset sensitive as of March 31, 2002. As a result, rising interest rates projected over a 12 month horizon would have a positive impact on net interest income; conversely, falling interest rates projected over the same 12 month horizon are estimated to have a negative impact on net interest income. Consistent with the asset/liability management philosophy described above, the Company has taken steps to manage its interest rate risk by attempting to match the repricing periods of its earning assets to its interest-bearing liabilities, while still allowing for maximization of net interest income. The Company's purchases of securities, retention or sale of fixed rate loan products, utilization of longer term borrowings, and emphasis on lower cost, more stable non-certificate deposit accounts are methods the Company has utilized to manage its interest rate risk. Management continuously evaluates various alternatives to address interest rate risk including, but not limited to, the purchase of interest rate swaps, caps, and floors, leveraging scenarios, and changes in asset or funding mix.

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


                                       16
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

The following table summarizes the percentage change in interest income and interest expense by major earning asset and interest-bearing liability categories as of March 31, 2002 in the rising and declining rate scenarios described above, compared to the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is projected to fall slightly from the flat rate scenario, declining by 0.63% over a 12 month period. Under the rising rate scenario, net interest income is projected to increase by 2.55% from the flat rate scenario over a 12 month period. This level of variability places the Company's interest rate risk profile well within acceptable Company guidelines.

Percentage Change in Net Interest Income Compared to Flat Rate Scenario               Declining Rate Scenario  Rising Rate Scenario
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities (includes securities available for sale and Federal funds sold)                   (6.55)%               13.58%
Total loans                                                                                             (2.18)                 2.60
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                                   (2.64)                 3.78
-----------------------------------------------------------------------------------------------------------------------------------
Core deposits                                                                                          (14.30)                14.30
Time deposits                                                                                           (3.63)                 3.63
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                          (7.32)                 7.32
Borrowings                                                                                              (2.40)                 2.32
-----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                                  (5.60)                 5.57
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                     (0.63)%                2.55%
===================================================================================================================================

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, the Company cannot make assurances as to the predicative nature of these assumptions including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will differ due to: prepayment/ refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that management might take in responding to or anticipating changes in interest rates.

Liquidity Risk

Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals or make new loans or investments.

The Company's cash inflows result primarily from loan repayments; sales, maturities, principal payments and calls of securities; new deposits; and borrowings from the Federal Home Loan Bank of New York. The Company's cash outflows consist of new loan originations; security purchases; deposit withdrawals; operating expenses and treasury stock purchases. The Cohoes and Ambanc Acquisitions also resulted in a significant cash outflow during the year ended March 31, 2002. The timing of cash inflows and outflows are closely monitored by management although changes in interest rates, economic conditions, and competitive forces strongly impact the predictability of these cash flows. The Company attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network, and through the use of borrowings. Management believes that the level of the Company's liquid assets and available credit lines combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of depositors, and meet all other daily obligations of the Company.

Capital Resources
--------------------------------------------------------------------------------

Consistent with its goal to operate a sound and profitable financial organization, the Company actively seeks to maintain a "well-capitalized" institution in accordance with regulatory standards. Total equity was $230.9 million at March 31, 2002, or 9.20% of total assets on that date. As of March 31, 2001, total equity was $216.1 million, or 17.88% of total assets. Ratios of tangible equity to tangible assets were 6.61% and 17.10% as of March 31, 2002 and 2001, respectively. These reductions in the equity to assets ratios are a result of the Cohoes and Ambanc Acquisitions and are reflective of management's objectives to leverage its capital through asset growth, mergers and acquisitions, and share repurchases. As of March 31, 2002, the Company and the Bank exceeded all of their regulatory capital requirements, however, as a result of the impact of the Ambanc Acquisition, the Bank's total risk-based capital ratio declined to 8.87%, less than the 10.0% required to be categorized as well-capitalized, but exceeding the minimum capital requirements. Management expects that the Bank will return to the well-capitalized category within twelve months.


                                       17
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Other Operating Income and Expenses
--------------------------------------------------------------------------------

Total other operating income was $11.4 million for the year ended March 31, 2002, up from the $4.8 million earned in 2001. Other operating income is composed primarily of service charges on deposit accounts, net securities transactions, insurance commissions, trust and investment services income, and other income. Income from service charges on deposit accounts increased from $2.0 million in 2001 to $4.6 million in 2002, primarily as a result of the growth in transaction accounts from the Cohoes Acquisition. Net securities transactions resulted in a gain of $30 thousand for the year ended March 31, 2002, down from $771 thousand for the year ended March 31, 2001. This decrease from the previous year was primarily a result of a gain on the Company's equity investment in a financial institution that was acquired for cash during the year ended March 31, 2001. Income from insurance commissions from the Company's insurance agency subsidiary (Bostwick) increased $2.5 million to $3.1 million for the year ended March 31, 2002 from the $599 thousand earned in 2001. Bostwick results have only been consolidated with the Company's since January 2001, which is the primary reason for the increase in insurance commissions. Income from trust and investment services increased from $181 thousand in 2001 to $534 thousand in 2002, primarily as a result of the Company's brokerage subsidiary acquired as part of the Cohoes Acquisition. Other income increased $1.6 million to $2.8 million for the year ended March 31, 2002, from $1.2 million in 2001. These increases are primarily the result of earnings from the Company's investment in Homestead Funding, a mortgage banking company, as well as higher broker fees realized from the Company's own mortgage brokerage subsidiary. Total other operating income in 2001 was $2.2 million more than the $2.6 million in 2000. This increase was due primarily to increases in service charges on deposit accounts, higher earnings on bank-owned life insurance, and the net securities transactions and insurance commissions discussed previously.

Total other operating expenses were $49.2 million for the year ended March 31, 2002, up $17.5 million from 2001. This increase was due to higher expenses in compensation and benefits, occupancy, equipment, goodwill and other intangibles amortization, and other expenses, partially offset by a reduction in expenses on other real estate owned and repossessed property, legal and other professional fees, and directors' expense. Total other operating expenses increased $3.9 million in 2001 from 2000. This increase was due substantially to increases in compensation and benefits, occupancy, equipment, legal and other professional fees, director's expense, and other expenses, partially offset by a reduction in other real estate owned and repossessed property. Additionally, the Company incurred $959 thousand in nonrecurring expenses during the year ended March 31, 2001 associated with the Company's terminated merger with Cohoes.

Compensation and benefits increased $9.2 million to $23.4 million for the year ended March 31, 2002 from $14.3 million in 2001. This increase is substantially the result of the Cohoes Acquisition with the addition of 20 branches in April 2001. The Ambanc Acquisition in March 2002 did not have a significant impact on 2002 expenses. In addition, expenses relating to the Company's ESOP increased $871 thousand from the year ended March 31, 2001, due to the Company's higher stock price. Management believes that compensation and benefits may fluctuate in future periods, as costs related to the Company's ESOP are dependent on the Company's average stock price. Compensation and benefits increased $500 thousand in 2001 from 2000, primarily as a result of a branch opening just after the beginning of the fiscal year ending March 31, 2001, a full year's impact of the SFS Acquisition, as well as larger expenses in 2001 related to the Company's insurance agency subsidiary and ESOP.

Occupancy expenses were $3.9 million for the year ended March 31, 2002, up $1.8 million from 2001. Equipment expenses for the year ended March 31, 2002 were $4.9 million, up from $3.0 million in 2001. These increases are attributed to the growth in the Company's branch network resulting from the Cohoes Acquisition, and to a lesser degree, the Ambanc Acquisition.

Expenses on other real estate owned and repossessed property were $434 thousand in 2002, $723 thousand in 2001, and $1.2 million in 2000. These expenses are the result of management's continued efforts to reduce the level of problem assets. The decrease during the year 2002 was a result of gains recognized by the Company relating to several properties that were sold during the year. A lower average level of other real estate owned and repossessed property held during this period also resulted in decreased maintenance expenses associated with these assets during 2002 as compared with 2001 and 2000.

Legal and other professional fees decreased to $1.4 million for the year ended March 31, 2002, down from $2.0 million in 2001. This decrease is attributed to expenses incurred in the year ended March 31, 2001 associated with the Company's defense of a hostile takeover attempt and the Company's terminated merger with Cohoes.


                                       18
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Goodwill and other intangibles amortization was $3.2 million in 2002 and $1.1 million in 2001 and 2000. The increase from 2001 to 2002 is primarily attributed to goodwill from the Cohoes Acquisition, as well as the core deposit intangible from the Ambanc Acquisition and the Company's additional equity investments in Bostwick, an insurance agency. See further discussion of goodwill and other intangibles amortization within the discussion of the "Impact of New Accounting Standards" on page 20.

Directors' expense for the year ended March 31, 2002 was $671 thousand, down from $1.1 million in 2001. This decrease is attributed to a reduction in expenses associated with the retirement of directors during the year.

Other expenses were $9.9 million for the year ended March 31, 2002 up from $6.2 million during 2001 and $5.0 million in 2000. The increase is the result of general increases associated with the continued growth of the Company through branch openings, acquisitions and loan growth.

Tax Expense
--------------------------------------------------------------------------------

Tax expense increased from $5.0 million for 2000 and $7.0 million for 2001 to $13.8 million for 2002. The increase in 2002 and 2001 is primarily the result of higher income before tax expense. The Company's effective tax rate has increased during 2002 primarily as a result of the increase in nondeductible goodwill amortization from the Cohoes Acquisition. The Company's effective tax rate is expected to decrease in 2003 as a result of the Company's adoption of SFAS No. 142 which requires that the Company's goodwill no longer be amortized but instead be evaluated annually for impairment.

Quarterly Financial Results

(In thousands, except per share data)
Three Months Ended                        June 30, 2001   September 30, 2001   December 31, 2001    March 31, 2002      YTD 2002
--------------------------------------------------------------------------------------------------------------------------------
Interest income                                 $32,221              $34,657             $33,287           $33,963      $134,128
Interest expense                                 13,701               15,374              14,424            13,862        57,361
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                              18,520               19,283              18,863            20,101        76,767
--------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                         1,400                1,425               1,425             1,425         5,675
Other operating income                            2,597                2,668               2,945             3,196        11,406
Other operating expenses                         11,668               12,310              11,946            13,255        49,179
--------------------------------------------------------------------------------------------------------------------------------
Income before tax expense                         8,049                8,216               8,437             8,617        33,319
Tax expense                                       3,345                3,419               3,492             3,534        13,790
--------------------------------------------------------------------------------------------------------------------------------
Net income                                      $ 4,704              $ 4,797             $ 4,945           $ 5,083      $ 19,529
================================================================================================================================
Basic earnings per share                        $  0.34              $  0.35             $  0.36           $  0.37      $   1.42
Diluted earnings per share                         0.33                 0.34                0.35              0.36          1.38
Cash dividends per share                           0.07                 0.09                0.09              0.10          0.35
================================================================================================================================

(In thousands, except per share data)
Three Months Ended                        June 30, 2000   September 30, 2000   December 31, 2000    March 31, 2001      YTD 2001
--------------------------------------------------------------------------------------------------------------------------------
Interest income                                 $22,142              $22,773             $23,333           $23,251       $91,499
Interest expense                                  9,673               10,257              10,678            10,234        40,842
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                              12,469               12,516              12,655            13,017        50,657
--------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                         1,425                1,275               1,200             1,200         5,100
Other operating income                              694                  834               1,025             2,237         4,790
Other operating expenses                          7,580                7,706               7,597             8,826        31,709
--------------------------------------------------------------------------------------------------------------------------------
Income before tax expense                         4,158                4,369               4,883             5,228        18,638
Tax expense                                       1,515                1,624               1,818             2,013         6,970
--------------------------------------------------------------------------------------------------------------------------------
Net income                                      $ 2,643              $ 2,745             $ 3,065           $ 3,215       $11,668
================================================================================================================================
Basic earnings per share                        $  0.19              $  0.20             $  0.23           $  0.24       $  0.86
Diluted earnings per share                         0.19                 0.20                0.22              0.23          0.85
Cash dividends per share                           0.05                 0.05                0.05              0.07          0.22
================================================================================================================================


                                       19
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

Impact of Inflation and Changing Prices
--------------------------------------------------------------------------------

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent, as the price of goods and services.

Impact of New Accounting Standards
--------------------------------------------------------------------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company adopted SFAS No. 133, as amended, as of April 1, 2001. The adoption of this Statement did not have a material impact on the Company's consolidated financial statements, as the Company did not have any derivative instruments at the time of adoption or subsequently, and has not identified any derivative instruments embedded in other contracts. As allowed under the provisions of SFAS No. 133, as of April 1, 2001, the Company transferred securities with an amortized cost of $3.6 million (fair value of $3.7 million) from held to maturity to available for sale.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. Acquired intangible assets (other than goodwill) with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

The Company adopted the provisions of SFAS No. 141 immediately and SFAS No. 142 effective April 1, 2002. SFAS No. 142 required that goodwill and intangible assets acquired in business combinations completed before July 1, 2001 (such as SFS and Cohoes) continued to be amortized through the date of adoption. For business combinations completed subsequent to June 30, 2001, such as the Company's Ambanc Acquisition, goodwill would not be amortized, although intangibles with definite useful lives (such as the core deposit intangible) would be amortized.

In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill was impaired as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated income statement for the year ending March 31, 2003.

As of March 31, 2002, the Company had unamortized goodwill in the amount of $62.4 million, which will be subject to the transition provisions of SFAS No. 142, and approximately $7.2 million in unamortized core deposit and other intangibles. Amortization expense related to goodwill and other intangibles was $3.2 million for the year ended March 31, 2002. The Company will not amortize goodwill in fiscal 2003. Amortization expense relating to core deposit and other intangible assets is expected to approximate $1.3 million for the year ended March 31, 2003. Because of the extensive effort needed to comply with adopting SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting this Statement on the Company's consolidated financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.


                                       20
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis of
                  Financial Condition & Results of Operations
--------------------------------------------------------------------------------

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The new standard takes effect for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses the accounting for obligations associated with the retirement of tangible long-lived assets and requires a liability to be recognized for the fair value of these obligations in the period they are incurred. Related costs are capitalized as part of the carrying amounts of the assets to be retired and amortized over the assets' useful lives. The Company will adopt SFAS No. 143 as of April 1, 2003. The Company does not expect that SFAS No. 143 will have a material impact on its consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The new standard maintains the previous accounting for the impairment or disposal of long-lived assets, but also establishes more restrictive criteria that have to be met to classify such an asset as "held for sale." SFAS No. 144 also increases the range of dispositions that qualify for reporting as discontinued operations, and changes the manner in which expected future operating losses from such operations are to be reported. The Company adopted SFAS No. 144 as of April 1, 2002. There was no material impact on the Company's consolidated financial statements from adopting this statement.

Forward-Looking Statements
--------------------------------------------------------------------------------

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


                                       21
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                    Management's Statement of Responsibility
--------------------------------------------------------------------------------

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


/s/ Carl A. Florio                               /s/ Timothy E. Blow

Carl A. Florio                                   Timothy E. Blow
President and Chief Executive Officer            Chief Financial Officer

--------------------------------------------------------------------------------
                          Independent Auditors' Report
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors
Hudson River Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiaries (the Company) as of March 31, 2002 and 2001, and the related consolidated income statements, statements of changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson River Bancorp, Inc. and subsidiaries as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Albany, New York
May 3, 2002


                                       22
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

----------------------------------------------------------------------------------------------------------
                                    Consolidated Balance Statements
----------------------------------------------------------------------------------------------------------
(In thousands, except share and per share data)                 March 31,           2002              2001
----------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                      $    43,738       $    23,938
Federal funds sold                                                               176,759            14,700
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                        220,497            38,638
----------------------------------------------------------------------------------------------------------

Loans held for sale                                                                   --            15,108
Securities available for sale, at fair value                                     223,450           213,886
Securities held to maturity (fair value of $0 and $3,659)                             --             3,602
Federal Home Loan Bank of New York (FHLB) stock, at cost                          22,788            12,070

Loans                                                                          1,904,204           881,412
Allowance for loan losses                                                        (36,572)          (22,325)
----------------------------------------------------------------------------------------------------------
Net loans                                                                      1,867,632           859,087
----------------------------------------------------------------------------------------------------------

Accrued interest receivable                                                       11,537             6,614
Premises and equipment, net                                                       29,215            19,125
Other real estate owned (OREO) and repossessed property                            1,252               776
Goodwill and other intangibles, net                                               69,647            11,346
Other assets                                                                      62,789            28,721
----------------------------------------------------------------------------------------------------------
Total assets                                                                 $ 2,508,807       $ 1,208,973
==========================================================================================================

Liabilities and Shareholders' Equity
Liabilities:
   Deposits                                                                  $ 1,768,363       $   750,152

   Securities sold under agreements to repurchase                                 16,972            10,201
   Short-term FHLB advances                                                           --            82,000
----------------------------------------------------------------------------------------------------------
   Total short-term borrowings                                                    16,972            92,201
----------------------------------------------------------------------------------------------------------

   Long-term FHLB borrowings                                                     450,656           112,900
   Mortgagors' escrow deposits                                                     9,787             5,889
   Other liabilities                                                              32,112            31,698
----------------------------------------------------------------------------------------------------------
Total liabilities                                                              2,277,890           992,840
----------------------------------------------------------------------------------------------------------

Shareholders' Equity:
   Preferred stock, $.01 par value, Authorized 5,000,000 shares                       --                --
   Common stock, $.01 par value, Authorized 40,000,000 shares;
    Issued 17,853,750 shares                                                         179               179
   Additional paid-in capital                                                    175,828           174,732
   Unallocated common stock held by ESOP                                         (12,552)          (14,037)
   Unvested restricted stock awards                                               (3,999)           (5,447)
   Treasury stock, at cost (2,661,091 and 2,575,545 shares)                      (28,751)          (27,591)
   Retained earnings, substantially restricted                                   101,713            88,112
   Accumulated other comprehensive (loss) income                                  (1,501)              185
----------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                       230,917           216,133
----------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                   $ 2,508,807       $ 1,208,973
==========================================================================================================

See accompanying notes to consolidated financial statements.


                                       23
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

-----------------------------------------------------------------------------------------------------------------
                                            Consolidated Income Statements
-----------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)              Years Ended March 31,         2002          2001          2000
-----------------------------------------------------------------------------------------------------------------
Interest income
Loans, including fees                                                        $119,398      $ 73,930       $59,660
Securities available for sale                                                  11,368        15,802        15,432
Securities held to maturity                                                        --           380           982
Federal funds sold                                                              2,347             7            12
Loans held for sale                                                                89           648            --
Federal Home Loan Bank of New York stock                                          926           732           337
-----------------------------------------------------------------------------------------------------------------
Total interest income                                                         134,128        91,499        76,423
-----------------------------------------------------------------------------------------------------------------

Interest expense
Deposits                                                                       40,645        28,246        25,613
Securities sold under agreements to repurchase                                    477           206            84
Short-term FHLB advances                                                          991         9,470         3,700
Long-term FHLB borrowings                                                      15,248         2,920         1,112
-----------------------------------------------------------------------------------------------------------------
Total interest expense                                                         57,361        40,842        30,509
-----------------------------------------------------------------------------------------------------------------
Net interest income                                                            76,767        50,657        45,914
Provision for loan losses                                                       5,675         5,100         6,200
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                            71,092        45,557        39,714
-----------------------------------------------------------------------------------------------------------------

Other operating income
Service charges on deposit accounts                                             4,576         1,987         1,519
Loan servicing income                                                             199           123           142
Net securities transactions                                                        30           771            83
Net gain (loss) on sales of loans held for sale                                   141           (84)           --
Insurance commissions                                                           3,144           599            --
Trust and investment services income                                              534           181            91
Other income                                                                    2,782         1,213           753
-----------------------------------------------------------------------------------------------------------------
Total other operating income                                                   11,406         4,790         2,588
-----------------------------------------------------------------------------------------------------------------

Other operating expenses
Compensation and benefits                                                      23,424        14,263        13,763
Occupancy                                                                       3,898         2,132         1,805
Equipment                                                                       4,928         2,951         2,453
OREO and repossessed property                                                     434           723         1,228
Advertising                                                                     1,341         1,196           922
Legal and other professional fees                                               1,416         2,031           791
Goodwill and other intangibles amortization                                     3,153         1,137         1,087
Directors' expense                                                                671         1,072           728
Other expenses                                                                  9,914         6,204         5,011
-----------------------------------------------------------------------------------------------------------------
Total other operating expenses                                                 49,179        31,709        27,788
-----------------------------------------------------------------------------------------------------------------

Income before tax expense                                                      33,319        18,638        14,514
Tax expense                                                                    13,790         6,970         4,988
-----------------------------------------------------------------------------------------------------------------
Net income                                                                   $ 19,529      $ 11,668       $ 9,526
=================================================================================================================
Basic earnings per share                                                     $   1.42      $   0.86       $  0.65
=================================================================================================================
Diluted earnings per share                                                   $   1.38      $   0.85       $  0.65
=================================================================================================================

See accompanying notes to consolidated financial statements.


                                       24
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

-------------------------------------------------------------------------------------------------------------------------------
                                Consolidated Statements of Changes in Shareholders' Equity
-------------------------------------------------------------------------------------------------------------------------------

(In thousands, except share and per share data)
Years Ended March 31,                                                   2002                 2001                  2000
-------------------------------------------------------------------------------------------------------------------------------
Common stock
Balance at beginning and end of year                           $    179               $    179              $    179
-------------------------------------------------------------------------------------------------------------------------------

Additional paid-in capital
Balance at beginning of year                                   $174,732               $174,733              $174,894
Tax effect of restricted stock award vesting                        236                     41                    --
Adjustment for ESOP shares released for allocation                  860                    (42)                 (161)
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $175,828               $174,732              $174,733
-------------------------------------------------------------------------------------------------------------------------------

Unallocated common stock held by ESOP
Balance at beginning of year                                   $(14,037)              $(15,583)             $(17,200)
Shares of ESOP stock released for allocation
  (115,103; 119,808; and 124,718 shares)                          1,485                  1,546                 1,617
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $(12,552)              $(14,037)             $(15,583)
-------------------------------------------------------------------------------------------------------------------------------

Unvested restricted stock awards
Balance at beginning of year                                   $ (5,447)              $ (6,289)             $ (7,996)
Grant of restricted stock awards
  (3,925; 0; and 19,071 shares)                                     (59)                    --                  (188)
Amortization of restricted stock awards                             714                    757                   943
Forfeiture of restricted stock awards
  (68,922; 7,855; and 82,765 shares)                                793                     85                   952
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $ (3,999)              $ (5,447)             $ (6,289)
-------------------------------------------------------------------------------------------------------------------------------

Treasury stock
Balance at beginning of year                                   $(27,591)              $(24,248)             $ (1,663)
Purchase of common stock
  (147,749; 332,500; and 2,013,996 shares)                       (3,005)                (3,258)              (21,841)
Exercise of stock options (127,200 shares)                        2,579                     --                    --
Grant of restricted stock awards                                     59                     --                   208
Forfeiture of restricted stock awards                              (793)                   (85)                 (952)
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $(28,751)              $(27,591)             $(24,248)
-------------------------------------------------------------------------------------------------------------------------------

Retained earnings
Balance at beginning of year                                   $ 88,112               $ 79,555              $ 71,893
Net income                                                       19,529     $19,529     11,668    $11,668      9,526    $ 9,526
Cash dividends declared
  ($0.35; $0.22; and $0.12 per share)                            (4,957)                (3,111)               (1,844)
Adjustment for grant of restricted stock awards                      --                     --                   (20)
Exercise of stock options                                          (971)                    --                    --
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $101,713               $ 88,112              $ 79,555
-------------------------------------------------------------------------------------------------------------------------------

Accumulated other comprehensive income (loss)
Balance at beginning of year                                   $    185               $ (7,624)             $   (766)
  Unrealized net holding (losses) gains on
    securities available for sale arising during the
    year (pre-tax ($2,781); $13,787; and ($11,432))                          (1,668)                8,272                (6,811)
  Reclassification adjustment for net gains on
    securities available for sale realized in net
    income (pre-tax ($30); ($771); and ($79))                                   (18)                 (463)                  (47)
                                                                            -------                ------               -------
Other comprehensive (loss) income                                (1,686)     (1,686)     7,809      7,809     (6,858)    (6,858)
-------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                      $17,843               $19,477               $ 2,668
                                                                            =======               =======               =======
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $ (1,501)              $    185              $ (7,624)
-------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity at March 31                         $230,917               $216,133              $200,723
===============================================================================================================================

See accompanying notes to consolidated financial statements.


                                       25
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

----------------------------------------------------------------------------------------------------------------------------------
                                              Consolidated Statements of Cash Flows
----------------------------------------------------------------------------------------------------------------------------------

(In thousands)                                             Years Ended March 31,              2002            2001            2000
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                             $    19,529       $  11,668       $   9,526
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                             3,825           2,213           2,002
    Goodwill and other intangibles amortization                                              3,153           1,137           1,087
    Provision for loan losses                                                                5,675           5,100           6,200
    Deferred tax expense (benefit)                                                             115            (648)         (1,844)
    Amortization of restricted stock awards                                                    714             757             943
    ESOP stock released for allocation                                                       2,345           1,504           1,456
    Net securities transactions                                                                (30)           (771)            (83)
    Net (gain) loss on sales of loans held for sale                                           (141)             84              --
    Proceeds from sales of loans held for sale                                              22,168          25,226              --
    Net loss on sales and disposals of premises and equipment                                  233             573             262
    Adjustments of OREO and repossessed property to fair value                               1,371             797           1,057
    Net gain on sales of OREO and repossessed property                                      (1,654)         (1,511)           (986)
    Net decrease (increase) in accrued interest receivable                                     918            (144)            315
    Net decrease (increase) in other assets                                                 10,028             586          (3,336)
    Net (decrease) increase in other liabilities                                           (13,340)        (11,799)          2,439
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                   54,909          34,772          19,038
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
Net cash used in acquisition activities                                                   (125,741)             --         (27,975)
Proceeds from sales of securities available for sale                                        56,934           5,356           3,009
Proceeds from maturities, calls and paydowns of securities available for sale               59,583          35,150          35,176
Purchases of securities available for sale                                                 (17,674)         (3,624)        (16,708)
Proceeds from maturities, calls and paydowns of securities held to maturity                     --           7,542          11,901
Purchase of FHLB of New York stock                                                          (3,483)         (4,645)         (2,660)
Redemption of FHLB of New York stock                                                         4,034              --              --
Net loans repaid by (made to) customers                                                     54,260        (103,502)       (108,404)
Proceeds from sales of and payments received on OREO and repossessed property                4,221           4,723           3,979
Proceeds from sales of premises and equipment                                                  333              --              --
Purchase of bank-owned life insurance                                                      (10,000)             --         (15,000)
Purchases of premises and equipment                                                         (3,781)         (3,192)         (2,320)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                                         18,686         (62,192)       (119,002)
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
Net increase in deposits                                                                    32,805           1,589           6,126
Net (decrease) increase in short-term borrowings                                           (94,734)        (28,463)         92,119
Issuance of long-term FHLB borrowings                                                      220,000          92,500          30,000
Repayments of long-term FHLB borrowings                                                    (41,294)        (10,200)             --
Net (decrease) increase in mortgagors' escrow deposits                                      (2,159)            389            (706)
Net proceeds from exercises of stock options                                                 1,608              --              --
Purchases of treasury stock                                                                 (3,005)         (3,258)        (21,841)
Dividends paid                                                                              (4,957)         (3,111)         (1,844)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                  108,264          49,446         103,854
----------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                  181,859          22,026           3,890
Cash and cash equivalents at beginning of year                                              38,638          16,612          12,722
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                               $   220,497       $  38,638       $  16,612
==================================================================================================================================

Supplemental cash flow information
Interest paid                                                                          $    56,009       $  39,714       $  29,973
Income taxes paid                                                                      $    13,505       $   6,512       $   8,188
==================================================================================================================================

Supplemental disclosures of noncash investing and financing activities
Loans transferred to OREO and repossessed property                                     $     3,495       $   3,144       $   3,085
Adjustment of securities available for sale to fair value, net of tax                  $    (1,686)      $   7,809       $  (6,858)
Loans transferred to loans held for sale                                               $     6,919       $  40,418       $      --
Securities held to maturity transferred to securities available for sale               $     3,602       $      --       $      --
Acquisition activity:
    Fair value of noncash assets acquired                                              $ 1,248,538       $      --       $ 175,959
    Fair value of liabilities assumed                                                  $ 1,183,772       $      --       $ 157,048
==================================================================================================================================

See accompanying notes to consolidated financial statements.


                                       26
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

The accounting and reporting policies of Hudson River Bancorp, Inc. ("Parent Company") and its subsidiaries (referred to together as the "Company") conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant policies are described below.

Organization

The Company is a bank-based financial services company. The Parent Company's primary subsidiary, Hudson River Bank & Trust Company (the "Bank"), provides a wide range of banking, financing, fiduciary, brokerage and other financial services to corporate, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company is regulated by the Office of Thrift Supervision as a unitary savings and loan ("thrift") holding company. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department.

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

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, securities purchased under agreements to resell, and federal funds sold.

Securities Financing Arrangements

Securities purchased under agreements to resell ("resale agreements") and securities sold under agreements to repurchase ("repurchase agreements") are carried as short-term investments and borrowings, respectively, at the amounts at which the securities were initially acquired or sold. These transactions are usually overnight, fixed-coupon agreements and require collateral to be delivered to the Company's custodial account (resale agreements) or segregated at the Company's third party custodian (repurchase agreements). In the case of resale agreements, the Company requires that the fair value of the underlying securities received exceed the amount of the agreement at all times.

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using an effective interest method. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss. As a member of the Federal Home Loan Bank of New York (the "FHLB"), the Company is required to hold FHLB stock which is carried at cost since there is no readily available market value. At March 31, 2002 and 2001, the Company did not hold any securities considered to be trading securities.

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

Loans

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


                                       27
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

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

The impairment of a loan is measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of expected cash flows or collateral value is specifically reserved for or is charged to the allowance for loan losses. The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

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

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans. Historical loss rates are applied to existing loans with similar characteristics. The loss rates used to establish the allowance may be adjusted to reflect management's current assessment of various factors. The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as loan loss experience, changes in experience, ability and depth of lending management and staff, changes in the composition and volume of the loan portfolio, trends in the volume of past due, nonaccrual and other loans, and management's assessment of the risks inherent in the loan portfolio, as well as other external factors, such as competition, legal developments and regulatory guidelines.

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

Other Real Estate Owned and Repossessed Property

Other real estate owned, comprised of real estate acquired through foreclosure and in-substance foreclosures, and repossessed property are recorded at the lower of the recorded investment in the loan or the fair value of the asset acquired, less estimated disposal costs. A loan is categorized as an in-substance foreclosure when the Company has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure or repossession, or when foreclosure occurs in-substance, the excess, if any, of the recorded investment in the loan over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of foreclosed and repossessed property and net operating expenses are charged directly to other operating expenses. Properties are reappraised, as considered necessary by management, and written down to the fair value less the estimated cost to sell the property, if necessary. Repossessed property consists primarily of manufactured homes abandoned by their owners or repossessed by the Company.


                                       28
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase price over the fair value of net assets acquired for transactions accounted for using purchase accounting. Other intangibles represent primarily the net present value of the future economic benefits to be derived from the purchase of core deposits ("core deposit intangible"). For purchase transactions completed before July 1, 2001, goodwill was amortized using the straight-line method over the estimated period of benefit, not to exceed twenty years. For purchase transactions completed after June 30, 2001, goodwill is not amortized. Core deposit intangibles are amortized on an accelerated basis over approximately ten years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangibles may be impaired. Impairment is measured using estimates of future cash flows or earnings potential of the operations acquired.

Bank-Owned Life Insurance

Bank-owned life insurance is carried at the cash surrender value of the underlying insurance polices. Income (loss) is recorded based on increases (decreases) in the cash surrender value.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected "to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Insurance Commissions

Insurance commissions income is recognized when billed to the customer, net of commissions paid to the producing agent. In addition, certain contingent commissions may be received by the Company, from underwriting companies, based on its ability to meet sales goals and loss experience targets. These contingent commissions are recognized as income when received.

Employee Benefit Costs

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

Stock-Based Compensation

For fixed stock option awards, compensation expense is not recognized for awards to employees and directors under the Company's stock option plan since the exercise price of the option is equal to the fair value of the underlying stock at the grant date. The pro forma effects of stock-based compensation arrangements are based on the estimated grant date fair value of stock options that are expected to vest calculated pursuant to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Pro forma compensation expense, net of applicable income tax effect, is recognized over the vesting period.

The fair value of the shares awarded under the Company's Recognition and Retention Plan ("RRP"), measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense as the shares become vested. Shares awarded under the RRP are transferred from treasury stock at cost with any excess of the cost basis of the treasury shares over the fair market value of the shares on the grant date recorded as a reduction of retained earnings.

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


                                       29
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

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

Segment Reporting

The Company's operations are primarily in the financial services industry and include providing to its customers traditional banking services. The Company operates primarily in the Capital District region of New York. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

(2) Business Combinations
--------------------------------------------------------------------------------

On April 20, 2001, the Company completed the merger of Cohoes Bancorp, Inc. ("Cohoes"), a bank holding company headquartered in Cohoes, New York, with and into Hudson River Bank & Trust Company, the Company's principal bank subsidiary. Cohoes operated 20 branches in the Capital District region of New York State. The Company paid $140.0 million in cash in exchange for the Cohoes shares outstanding at the time of acquisition. In addition, based on the terms of the merger agreement, the Company paid $11.0 million in cash for the outstanding restricted stock and unexercised stock options granted by Cohoes.

Acquired assets, loans and deposits of Cohoes on April 20, 2001 totaled approximately $705.4 million, $623.4 million and $502.1 million, respectively. The transaction has been accounted for using the purchase method of accounting and, accordingly, operations acquired from Cohoes have been included in the Company's financial results since the acquisition date. In connection with the acquisition, the Company recorded approximately $31.0 million of goodwill. Through March 31, 2002, the goodwill was being amortized over twenty years using the straight-line method. Subsequent to March 31, 2002, the goodwill will not be amortized, but will instead be evaluated at least annually for impairment.

On March 8, 2002, the Company completed the merger of Ambanc Holding Co, Inc. ("Ambanc"), a bank holding company headquartered in Amsterdam, New York, with and into Hudson River Bank & Trust Company. Ambanc operated 14 branches in the Capital District region of New York State. The Company paid $96.7 million in cash in exchange for the Ambanc shares outstanding at the time of acquisition. In addition, based on the terms of the merger agreement, the Company paid $3.8 million in cash for the outstanding and unexercised stock options granted by Ambanc.

The transaction has been accounted for using the purchase method of accounting and, accordingly, operations acquired from Ambanc have been included in the Company's financial results since the acquisition date. In connection with the acquisition, the Company recorded approximately $23.2 million of nondeductible goodwill, and $6.8 million of core deposit intangible. The goodwill was not and will not be amortized, but will instead be evaluated at least annually for impairment. The core deposit intangible is being amortized over approximately ten years using an accelerated method and is not deductible for taxes.


                                       30
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the Ambanc acquisition.

At March 8, 2002 (dollars in thousands)
--------------------------------------------------------------------------------
Loans                                                                   $455,459
Other financial assets                                                   175,462
Goodwill                                                                  23,161
Core deposit intangible                                                    6,781
Other nonfinancial assets                                                 23,202
--------------------------------------------------------------------------------
Total assets acquired                                                    684,065
--------------------------------------------------------------------------------
Deposits                                                                 480,871
Long-term FHLB borrowings                                                102,088
Other liabilities                                                          4,438
--------------------------------------------------------------------------------
Total liabilities assumed                                                587,397
--------------------------------------------------------------------------------
Net assets acquired                                                     $ 96,668
================================================================================

Presented herein is certain unaudited pro forma information for the year ended March 31, 2002, as if Ambanc had been acquired on April 1, 2001. Pro forma information as if Cohoes had been acquired on April 1, 2001 is not presented since such pro forma results would not have been materially different from the Company's actual results. In addition, unaudited pro forma information for the year ended March 31, 2001, as if Ambanc and Cohoes had been acquired on April 1, 2000 is also presented. These results combine the historical results of Ambanc (for both 2002 and 2001) and Cohoes (for 2001) into the Company's consolidated income statements; and, while certain adjustments were made for the estimated impact of purchase accounting adjustments and other acquisition-related activity, they are not necessarily indicative of what would have occurred had the acquisitions actually taken place at that time. In particular, the Company expects to achieve operating cost savings as a result of the mergers, which are not reflected in the pro forma amounts presented.

(Pro forma amounts in thousands, except per share data)       For the Years Ended March 31,       2002         2001
-------------------------------------------------------------------------------------------------------------------
Net interest income                                                                            $92,576      $89,870
Other operating income                                                                          14,760       11,003
Net income                                                                                      20,430       14,473
Basic earnings per share                                                                       $  1.49      $  1.07
Diluted earnings per share                                                                        1.45         1.06
===================================================================================================================

During the years ended March 31, 2002 and 2001, the Company made additional equity investments in C.W. Bostwick, Inc. ("Bostwick"), an insurance brokerage agency. Since January 2001, the financial results of Bostwick have been consolidated with those of the Company. Goodwill and other intangibles recorded as a result of these additional investments were not significant.

(3) Securities
--------------------------------------------------------------------------------

The amortized cost, gross unrealized gains and losses and approximate fair value of securities at March 31, 2002 and 2001 are as follows:

                                                                                             2002
-------------------------------------------------------------------------------------------------
                                                             Gross           Gross    Approximate
                                          Amortized     Unrealized      Unrealized           Fair
(In thousands)                                 Cost          Gains          Losses          Value
-------------------------------------------------------------------------------------------------
Securities Available for Sale
U.S. Government and Agency securities      $ 28,038         $   15         $(1,018)      $ 27,035
Corporate debt securities                    58,043            529          (2,439)        56,133
Tax-exempt securities                        16,022             15            (314)        15,723
Collateralized mortgage obligations          57,304            670            (345)        57,629
Mortgage-backed securities                   60,758            490            (415)        60,833
Equity securities                             5,287            340             (30)         5,597
Other securities                                500             --              --            500
-------------------------------------------------------------------------------------------------
Total securities available for sale        $225,952         $2,059         $(4,561)      $223,450
=================================================================================================


                                       31
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                                               2001
---------------------------------------------------------------------------------------------------
                                                            Gross           Gross       Approximate
                                          Amortized    Unrealized      Unrealized              Fair
(In thousands)                                 Cost         Gains          Losses             Value
---------------------------------------------------------------------------------------------------
Securities Available for Sale
U.S. Government and Agency securities      $ 37,388        $  222         $  (142)         $ 37,468
Corporate debt securities                    60,720           570          (1,321)           59,969
Tax-exempt securities                        15,285            34             (39)           15,280
Collateralized mortgage obligations          74,314           668            (106)           74,876
Mortgage-backed securities                   24,624           313             (58)           24,879
Equity securities                               560           179             (11)              728
Other securities                                686            --              --               686
---------------------------------------------------------------------------------------------------
Total securities available for sale        $213,577        $1,986         $(1,677)         $213,886
===================================================================================================

Securities Held to Maturity
Corporate debt securities                  $  1,995        $   22         $    --          $  2,017
Tax-exempt securities                            10            --              --                10
Collateralized mortgage obligations             376            --              --               376
Mortgage-backed securities                    1,221            36              (1)            1,256
---------------------------------------------------------------------------------------------------
Total securities held to maturity          $  3,602        $   58         $    (1)         $  3,659
===================================================================================================

As allowed under the provisions of SFAS No. 133, as of April 1, 2001, the Company transferred securities with an amortized cost of $3.6 million (fair value of $3.7 million) from held to maturity to available for sale.

During the years ended March 31, 2002 and 2001, the Company realized no gross gains or losses related to the calls of securities. During the year ended March 31, 2000, the Company realized gross gains of $19 thousand, related to calls of securities, and realized no gross losses. The Company received $56.9 million in proceeds from the sale of securities available for sale during the year ended March 31, 2002, realizing gross gains of $194 thousand and gross losses of $164 thousand. During the years ended March 31, 2001 and 2000, the Company received $5.4 million and $3.0 million in proceeds from the sale of securities available for sale, realizing gross gains of $771 thousand and $64 thousand, respectively, and no gross losses.

Securities available for sale (exclusive of equity securities) by remaining contractual maturity as of March 31, 2002 are presented below. Expected maturities will differ from contractual maturities as a result of prepayments and calls.

Securities Available for Sale                          Amortized     Approximate
(In thousands)                                              Cost      Fair Value
--------------------------------------------------------------------------------
Due in one year or less                                 $ 11,369        $ 11,463
Due after one through five years                          11,769          12,137
Due after five through ten years                           5,809           5,674
Due after ten years                                      191,718         188,579
--------------------------------------------------------------------------------
Total                                                   $220,665        $217,853
================================================================================

The carrying value of securities pledged as required by law and for other purposes amounted to $142.1 million and $57.9 million at March 31, 2002 and 2001, respectively. Included in these amounts are $33.7 million and $20.4 million at March 31, 2002 and 2001, respectively, representing amounts pledged to secure securities sold under agreements to repurchase.


                                       32
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(4) Net Loans
--------------------------------------------------------------------------------

A summary of net loans as of March 31 is as follows:

(In thousands)                                                              2002            2001
------------------------------------------------------------------------------------------------
Loans secured by real estate
Residential one-to-four family                                       $ 1,203,866       $ 515,584
Commercial                                                               429,692         167,344
Construction                                                              18,378           9,306
------------------------------------------------------------------------------------------------
Total loans secured by real estate                                     1,651,936         692,234
------------------------------------------------------------------------------------------------

Other loans
Manufactured housing                                                      67,660          75,287
Commercial                                                               109,083          60,311
Financed insurance premiums                                               30,727          38,216
Consumer                                                                  38,416          17,943
------------------------------------------------------------------------------------------------
Total other loans                                                        245,886         191,757
------------------------------------------------------------------------------------------------
Unearned discount, net deferred loan origination fees and costs
  and purchase accounting adjustments                                      6,382          (2,579)
------------------------------------------------------------------------------------------------
Total loans                                                            1,904,204         881,412
Allowance for loan losses                                                (36,572)        (22,325)
------------------------------------------------------------------------------------------------
Net loans                                                            $ 1,867,632       $ 859,087
================================================================================================

Changes in the allowance for loan losses during the years ended March 31 were as follows:

(In thousands)                                                2002           2001           2000
------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year            $ 22,325       $ 19,608       $ 14,296
Provision charged to operations                              5,675          5,100          6,200
Loans charged-off                                           (4,388)        (3,480)        (2,543)
Recoveries on loans charged-off                              1,275          1,097            647
Allowance acquired                                          11,685             --          1,008
------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                  $ 36,572       $ 22,325       $ 19,608
================================================================================================

Total nonperforming loans at March 31, 2002, 2001 and 2000 consisted solely of loans in nonaccrual status and amounted to $18.0 million, $8.6 million and $10.3 million, respectively. At March 31, 2002, 2001 and 2000, there were no loans past due 90 days or more and still accruing interest, troubled debt restructurings or material commitments to extend further credit to borrowers with nonperforming loans.

Accumulated interest on nonaccrual loans, as shown above, of approximately $634 thousand, $349 thousand and $517 thousand, was not recognized in interest income during the years ended March 31, 2002, 2001 and 2000, respectively. Approximately $652 thousand, $491 thousand and $466 thousand of interest on nonaccrual loans, as shown above, was collected and recognized in interest income during the years ended March 31, 2002, 2001, and 2000, respectively.

At March 31, 2002 and 2001, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $4.7 million and $849 thousand, respectively, for which the related allowance for loan losses was $1.4 million at March 31, 2002 and $198 thousand at March 31, 2001. As of March 31, 2002 and 2001, there were no impaired loans which did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the years ended March 31, 2002, 2001 and 2000 was $3.7 million, $1.0 million and $2.4 million, respectively. The interest income accrued on those impaired loans or recognized using the cash basis of income recognition was not significant for the years ended March 31, 2002, 2001 and 2000.

Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 1% of total shareholders' equity at both March 31, 2002 and 2001.

The Company has an unconsolidated equity investment in Homestead Funding Corp., a mortgage-banking company. The Company has a $20.0 million warehouse line of credit relationship with Homestead which was made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. There was $7.3 million and $8.0 million outstanding on this line as of March 31, 2002 and 2001, respectively.


                                       33
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(5) Premises and Equipment
--------------------------------------------------------------------------------

A summary of premises and equipment at March 31 is as follows:

(In thousands)                                            2002             2001
-------------------------------------------------------------------------------
Buildings and land                                    $ 29,514         $ 18,154
Furniture and equipment                                 18,807           10,531
Leasehold improvements                                   3,942            1,378
-------------------------------------------------------------------------------
Total                                                   52,263           30,063
Accumulated depreciation and amortization              (23,048)         (10,938)
-------------------------------------------------------------------------------
Premises and equipment, net                           $ 29,215         $ 19,125
===============================================================================

Depreciation and amortization expense was approximately $3.8 million, $2.2 million and $2.0 million, for the years ended March 31, 2002, 2001 and 2000, respectively.

(6) Deposits
--------------------------------------------------------------------------------

Deposit account balances at March 31 are summarized as follows:

(In thousands)                                          2002                2001
--------------------------------------------------------------------------------
Savings                                           $  505,252            $173,301
N.O.W. and money market                              284,851             132,697
Time deposits                                        803,283             381,635
Noninterest-bearing                                  174,977              62,519
--------------------------------------------------------------------------------
Total deposits                                    $1,768,363            $750,152
================================================================================

The aggregate amount of time deposit accounts with a balance of $100 thousand or greater was $123.7 million and $55.1 million at March 31, 2002 and 2001, respectively.

The approximate amounts of contractual maturities of time deposits at March 31, 2002 are as follows:

(In thousands)
--------------------------------------------------------------------------------
Years ending March 31,
2003                                                                    $625,123
2004                                                                     111,125
2005                                                                      29,202
2006                                                                      24,918
2007                                                                      11,610
Thereafter                                                                 1,305
--------------------------------------------------------------------------------
Total time deposits                                                     $803,283
================================================================================

(7) Borrowings
--------------------------------------------------------------------------------

Securities Sold Under Agreements to Repurchase

The Company enters into repurchase agreements with certain commercial banking clients. The agreements to repurchase assets correspond with the sale of the Company's securities, which are treated as financings for financial statement purposes. The securities subject to repurchase agreements are segregated from the portfolio of securities maintained by a third party until maturity of the agreements. At March 31, 2002, the balance of securities sold under agreements to repurchase was $17.0 million with a weighted-average rate of 1.85%. At March 31, 2001, the balance of securities sold under agreements to repurchase was $10.2 million with a weighted-average rate of 3.50%. The balance as of both dates was due within 30 days.


                                       34
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Short-term FHLB Advances

The Bank has a line of credit with the FHLB totaling $100.0 million. This short-term borrowing program is based upon either an overnight or thirty-day borrowing period with interest based generally upon a spread above the current Federal funds rate. In addition, short-term advances with an original maturity of less than one year are classified in this category. The rates on these borrowings can be either fixed or floating.

(In thousands)                      As of March 31,         2002           2001
--------------------------------------------------------------------------------
Amount outstanding:
  Line of credit advances                               $     --       $     --
  Short-term advances                                         --         82,000
--------------------------------------------------------------------------------
Total short-term FHLB advances                          $     --       $ 82,000
================================================================================
Weighted-average interest rate                                --%          5.47%
================================================================================

For the Year Ended March 31,                 2002           2001           2000
--------------------------------------------------------------------------------
Highest amount at month-end              $123,600       $171,600       $119,589
Average amount outstanding                 23,234        146,391         65,542
Weighted-average interest rate               4.27%          6.47%          5.65%
================================================================================

Short-term FHLB advances are collateralized by FHLB stock and a blanket lien on residential real estate loans.

Long-term FHLB Borrowings

Certain long-term FHLB borrowings are callable by the FHLB at pre-determined dates. Scheduled repayments of long-term FHLB borrowings and a schedule of callable borrowings by the first call date as of March 31, 2002 are as follows:

                                                            Scheduled    Weighted-Average     Callable   Weighted-Average
(In thousands)                                               Payments       Interest Rate      Amounts      Interest Rate
-------------------------------------------------------------------------------------------------------------------------
Maturing or callable in the year ending March 31,
2003                                                         $ 30,768                3.43%    $165,000               4.38%
2004                                                           25,100                3.52       47,500               5.36
2005                                                           55,137                4.28        5,000               4.49
2006                                                           78,531                4.88           --                 --
2007                                                          114,634                4.20           --                 --
2008 and years after                                          146,486                5.48           --                 --
-------------------------------------------------------------------------------------------------------------------------
Total long-term FHLB borrowings                              $450,656                4.65%    $217,500               4.60%
=========================================================================================================================

Long-term FHLB borrowings are collateralized by $96.0 million in securities available for sale and a blanket lien on residential real estate loans.

(8) Regulatory Capital
--------------------------------------------------------------------------------

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

As of March 31, 2002 and 2001, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. As a result of the Company's acquisition of Ambanc Holding Co., Inc. in March 2002, the Bank's total risk-based capital ratio declined to 8.87%, which is less than the 10.0% required to be categorized as well-capitalized, but which exceeds the minimum capital requirements. Management expects that the Bank will return to the well-capitalized category within twelve months.


                                       35
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The following is a summary of actual capital amounts and ratios as of March 31, 2002 and 2001 for the Bank, compared to the requirements for minimum capital adequacy and for classification as well-capitalized. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, the Company's consolidated regulatory capital amounts and ratios as of March 31, 2002 and 2001 are also presented.

                                                                                                                 2002
---------------------------------------------------------------------------------------------------------------------
                                                          Actual Capital                    Required Ratios
---------------------------------------------------------------------------------------------------------------------
                                                                                Minimum Capital     Classification as
(Dollars in thousands)                                Amount           Ratio          Adequacy       Well-Capitalized
---------------------------------------------------------------------------------------------------------------------
Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company                   $116,097            5.88%            4.00%                   5.00%
Hudson River Bancorp, Inc. (consolidated)            163,483            8.17

Tier 1 Risk-Based Capital
Hudson River Bank & Trust Company                    116,097            7.60             4.00                    6.00
Hudson River Bancorp, Inc. (consolidated)            163,483           10.57

Total Risk-Based Capital
Hudson River Bank & Trust Company                    135,395            8.87             8.00                   10.00
Hudson River Bancorp, Inc. (consolidated)            183,038           11.83
=====================================================================================================================

                                                                                                                 2001
---------------------------------------------------------------------------------------------------------------------
                                                          Actual Capital                    Required Ratios
---------------------------------------------------------------------------------------------------------------------
                                                                                Minimum Capital     Classification as
(Dollars in thousands)                                Amount           Ratio          Adequacy       Well-Capitalized
---------------------------------------------------------------------------------------------------------------------
Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company                   $154,937           13.28%            4.00%                   5.00%
Hudson River Bancorp, Inc. (consolidated)            205,467           17.33

Tier 1 Risk-Based Capital
Hudson River Bank & Trust Company                    154,937           19.65             4.00                    6.00
Hudson River Bancorp, Inc. (consolidated)            205,467           25.42

Total Risk-Based Capital
Hudson River Bank & Trust Company                    164,917           20.91             8.00                   10.00
Hudson River Bancorp, Inc. (consolidated)            215,726           26.69
=====================================================================================================================

(9) Stock-Based Compensation Plans
--------------------------------------------------------------------------------

Employee Stock Ownership Plan

The Company established an ESOP on July 1, 1998 to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $18.4 million from the Company and used the funds to purchase 1,428,300 shares of the common stock of the Company in the open market. The loan has been and will continue to be repaid principally from the Bank's discretionary contributions to the ESOP with annual principal payments due through March 31, 2014. Dividends on the unallocated shares in the ESOP are utilized to reduce the Company's principal payments. At March 31, 2002, the loan had an outstanding balance of $13.8 million and an interest rate of 8.00%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares are released for allocation among participants based on the total principal and interest payments made during the year as a percentage of all remaining principal and interest payments, including the current year payments. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

Unallocated ESOP shares are pledged as collateral for the loan and are reported as a reduction of shareholders' equity. The Company reports compensation expense during the year based on the average market price of the shares to be released at year end. The Company recorded approximately $2.3 million, $1.5 million and $1.4 million of compensation expense under the ESOP in the years ended March 31, 2002, 2001 and 2000, respectively.


                                       36
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Shares held by the ESOP as of March 31, 2002 were as follows:

--------------------------------------------------------------------------------
Allocated shares                                                         317,976
Shares released for allocation                                           115,103
Unallocated shares                                                       972,828
--------------------------------------------------------------------------------
Total shares held by the ESOP                                          1,405,907
--------------------------------------------------------------------------------
Market value of unallocated shares at March 31, 2002 (In thousands)   $   23,474
================================================================================

Stock Option Plan

On January 5, 1999, the Company's shareholders approved the Hudson River Bancorp, Inc. 1998 Stock Option and Incentive Plan ("Stock Option Plan"), which was subsequently amended on August 17, 2000 to increase the number of shares in the plan. The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

Under the Stock Option Plan, 1,930,241 shares of authorized but unissued common stock are reserved for issuance upon option exercises. At March 31, 2002, the Company had 914,711 shares available for future grant. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. Options expire ten years following the date of grant. The options granted vest over a period of one to five years from the grant date.

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

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended March 31, 2002 and 2000: dividend yield of 1.85% and 1.22%; expected volatility of 31.88% and 16.86%; risk-free interest rates of 4.92% and 6.42%; and expected lives of 5 years. The weighted-average fair value at the grant date for the options granted during 2002 and 2000 was $4.62 and $2.37, respectively. There were no options granted during the year ended March 31, 2001.

Pro forma disclosures for the Company for the years ended March 31, 2002, 2001 and 2000 utilizing the estimated fair value of all options granted since plan inception and an assumed 5% forfeiture rate (adjusted for actual forfeitures) are as follows:

(In thousands, except per share data)   For the Years Ended March 31,      2002         2001        2000
--------------------------------------------------------------------------------------------------------
Net income:
   As reported                                                          $19,529      $11,668      $9,526
   Pro forma                                                             19,204       11,149       9,029
Basic earnings per share:
   As reported                                                             1.42         0.86        0.65
   Pro forma                                                               1.40         0.82        0.62
Diluted earnings per share:
   As reported                                                             1.38         0.85        0.65
   Pro forma                                                               1.36         0.81        0.62
========================================================================================================

Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing model, in management's opinion, does not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended March 31, 2002, 2001 and 2000 may not be representative of the pro forma effects on reported net income or earnings per share for future years.

Recognition and Retention Plan

The Company's shareholders approved the Hudson River Bancorp, Inc. Recognition and Retention Plan on January 5, 1999, which was subsequently amended on August 17, 2000 to increase the number of shares in the plan. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors. Under the RRP, 918,324 shares of authorized but unissued common stock are reserved for issuance under the plan. As of March 31, 2002, the Company had 340,720 shares available for future grant. The Company also has the alternative to fund the RRP with treasury stock.


                                       37
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Employees who were awarded shares (restricted stock) under the RRP vest in those shares over periods of one to ten years commencing one year from the date of grant. The fair market value of the shares awarded under the plan at the grant date is amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares. Compensation expense of $714 thousand, $757 thousand and $943 thousand was recorded in the years ended March 31, 2002, 2001 and 2000, respectively. The remaining unearned compensation cost of $4.0 million and $5.4 million was a reduction of shareholders' equity at March 31, 2002 and 2001, respectively.

The following is a summary of the Company's Stock Option Plan and Recognition and Retention Plan activity for the years ended March 31:

                                                               2002                         2001                         2000
-----------------------------------------------------------------------------------------------------------------------------
                                                          Weighted-                    Weighted-                    Weighted-
                                                            Average                      Average                      Average
                                                Shares     Price(1)          Shares     Price(1)          Shares     Price(1)
-----------------------------------------------------------------------------------------------------------------------------
Stock Option Plan
Options outstanding, beginning of year       1,096,257       $11.45       1,301,437       $11.42       1,248,383       $11.50
Granted                                          9,200        15.16              --           --          64,686         9.88
Exercised                                     (127,200)       11.41              --           --              --           --
Forfeited or expired                           (89,927)       11.50        (205,180)       11.27         (11,632)       11.50
-----------------------------------------------------------------------------------------------------------------------------
Options outstanding, end of year               888,330       $11.48       1,096,257       $11.45       1,301,437       $11.42
=============================================================================================================================

Recognition and Retention Plan
Unvested shares, beginning of year             492,011       $11.45         566,145       $11.45         714,150       $11.50
Granted                                          3,925        15.16              --           --          19,071         9.88
Vested                                         (64,586)       11.68         (66,279)       11.46         (84,311)       11.50
Forfeited                                      (68,922)       11.50          (7,855)       10.76         (82,765)       11.50
-----------------------------------------------------------------------------------------------------------------------------
Unvested shares, end of year                   362,428       $11.45         492,011       $11.45         566,145       $11.45
=============================================================================================================================

(1) The weighted-average price for stock options is the weighted-average exercise price of the options, and for RRP shares (restricted stock), the weighted-average fair value of the stock at the date of grant.

The following table summarizes information about stock options at March 31, 2002:

                                                             Options Outstanding                Options Exercisable
--------------------------------------------------------------------------------       ----------------------------
                                                Weighted-       Weighted-Average                          Weighted-
                                  Options   Average Price              Remaining           Options    Average Price
Range of Exercise Prices      Outstanding      Per Option           Life (Years)       Exercisable       Per Option
--------------------------------------------------------------------------------       ----------------------------
$ 9.88                             29,062          $ 9.88                   7.78            11,064           $ 9.88
 11.50                            850,068           11.50                   6.77           500,392            11.50
 15.16                              9,200           15.16                   9.06             9,200            15.16
--------------------------------------------------------------------------------       ----------------------------
$ 9.88-15.16                      888,330          $11.48                   6.83           520,656           $11.53
================================================================================       ============================

(10) Employee Benefit Plans
--------------------------------------------------------------------------------

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

During the year ended March 31, 2002, the Company completed the Cohoes and Ambanc Acquisitions. The terms of these acquisitions provided that employees of Cohoes and Ambanc retained by the Company after the acquisitions will not be entered into the Plan as participants until April 1, 2002 for Cohoes employees, and until April 1, 2003 for Ambanc employees. Employees of both Cohoes and Ambanc will receive credit for their years of service as it relates to eligibility and vesting, but not for the accrual of retirement benefits under the Plan. Prior to the acquisition, Ambanc maintained a noncontributory pension plan ("the Ambanc Plan") which had been frozen as of November 30, 2000, with no further benefit accruals or participants entered into the plan after that date.


                                       38
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at March 31:

(In thousands)                                              2002           2001
-------------------------------------------------------------------------------

Reconciliation of projected benefit obligation
Obligation at beginning of year                         $ 12,921       $ 11,289
Service cost                                                 500            404
Interest cost                                                946            882
Actuarial loss                                               350            887
Business combination                                       4,906             --
Benefits paid                                               (610)          (541)
-------------------------------------------------------------------------------
Obligation at end of year                               $ 19,013       $ 12,921
===============================================================================

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year          $ 14,564       $ 14,462
Actual (loss) return on plan assets                         (526)           643
Business combination                                       6,938             --
Benefits paid                                               (610)          (541)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                $ 20,366       $ 14,564
===============================================================================

Reconciliation of funded status
Funded status at end of year                            $  1,353       $  1,643
Unrecognized net actuarial loss (gain)                       728           (693)
Unrecognized prior service cost                               20             29
-------------------------------------------------------------------------------
Prepaid pension cost at end of year                     $  2,101       $    979
===============================================================================

Net periodic pension cost included in the Company's consolidated income statements for the years ended March 31 included the following components:

(In thousands)                                 2002           2001         2000
--------------------------------------------------------------------------------
Service cost                                $   500        $   404        $ 472
Interest cost                                   946            882          663
Expected return on plan assets               (1,267)        (1,136)        (880)
Net amortization and deferral                     8            (59)           9
--------------------------------------------------------------------------------
Net periodic pension cost                   $   187        $    91        $ 264
================================================================================

The actuarial assumptions used in determining the actuarial present value of the projected benefit obligation as of March 31 were as follows:

                                               2002          2001          2000
--------------------------------------------------------------------------------
Weighted-average assumptions:
  Discount rate                                7.00%         7.25%         8.00%
  Rate of compensation increase                4.25          4.75          5.50
  Expected return on plan assets               8.50          8.50          8.00
================================================================================

Postretirement Benefits

The Company provides certain postretirement benefits to substantially all employees and retirees. Active employees are eligible for retiree medical and life insurance coverage upon reaching age 55 with 10 years of service. The medical portion of the plan is contributory, with retiree contributions based on years of service and their retirement date. The Company's contributions for employees retiring on or after September 1, 1995 are limited to 150% of the premium rates in effect at the time of retirement. The life insurance portion of the plan is noncontributory, with the preretirement benefit equal to two times annual earnings. The postretirement life insurance benefit is reduced based on the retiree's age and the length of time since retirement, with a maximum retiree benefit of $50,000. Postretirement dental coverage is in effect for a closed group of retirees. The dental portion of the plan is noncontributory. The funding policy of the plan is to pay claims and/or insurance premiums as they come due. Employees of both Cohoes and Ambanc retained by the Company after the acquisitions receive credit for accrual purposes beginning with the respective acquisition dates.


                                       39
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The following table presents the amounts recognized in the Company's consolidated financial statements at March 31:

(In thousands)                                                          2002          2001
------------------------------------------------------------------------------------------
Reconciliation of accumulated postretirement benefit obligation
Obligation at beginning of year                                      $ 2,501       $ 2,270
Service cost                                                             109            77
Interest cost                                                            246           179
Actuarial loss                                                           114            50
Benefits paid                                                           (114)          (75)
Business combinations                                                  1,954            --
------------------------------------------------------------------------------------------
Obligation at end of year                                            $ 4,810       $ 2,501
==========================================================================================

Reconciliation of funded status
Unfunded postretirement benefit obligation at end of year            $(4,810)      $(2,501)
Unrecognized net actuarial gain                                         (366)         (489)
Unrecognized transition obligation                                     1,536         1,654
Unrecognized prior service cost (credit)                                 466          (181)
------------------------------------------------------------------------------------------
Accrued postretirement benefit liability                             $(3,174)      $(1,517)
==========================================================================================

Net periodic postretirement benefit cost included in the Company's consolidated income statements for the years ended March 31 included the following components:

(In thousands)                                                2002        2001        2000
------------------------------------------------------------------------------------------
Service cost                                                 $ 109       $  77       $  87
Interest cost                                                  246         179         185
Amortization of transition obligation                          118         118         118
Amortization of prior service credit                           (25)        (25)        (25)
Amortization of unrecognized (gain) loss                        (8)        (23)          4
------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                     $ 440       $ 326       $ 369
==========================================================================================

The discount rate used in determining the accumulated postretirement benefit obligation was 7.00%, 7.25% and 8.00% at March 31, 2002, 2001 and 2000,
respectively.

For measurement purposes, a 9.00% annual rate of increase in the per capita cost of covered health benefits was assumed for medical coverage for the year ended March 31, 2002. This rate was assumed to decrease uniformly to 4.50% by 2007 and remain at that level thereafter. The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 2002 by $569 thousand (11.8%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2002 by $41 thousand (11.5%). Decreasing the assumed health care cost trend rate one percentage point in each year would decrease the accumulated postretirement benefit obligation as of March 31, 2002 by $464 thousand (9.6%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2002 by $32 thousand (9.0%).

401(k) Savings Plan

The Company also sponsors a defined contribution 401(k) Savings Plan covering substantially all employees meeting certain eligibility requirements. The Company matches 50% of employee pre-tax contributions up to a maximum contribution by the Company of 3% of the employee's annual salary. The amount of 401(k) contribution expense was $185 thousand, $127 thousand and $145 thousand for the years ended March 31, 2002, 2001 and 2000, respectively.

Benefit Restoration Plan

The Company has a Benefit Restoration Plan for certain executive officers primarily to restore benefits cutback in certain employee benefit plans due to Internal Revenue Service regulations. The benefits under this plan are unfunded. As of March 31, 2002 and 2001, the projected benefit obligation for benefits cutback in the Company's defined benefit plan was $670 thousand and $113 thousand, respectively. The accrued benefits under this plan related to the defined benefit plan amounted to $221 thousand and $69 thousand at March 31, 2002 and 2001, respectively. Accrued benefits under this plan related to the Company's defined contribution plans amounted to $653 thousand and $251 thousand at March 31, 2002 and 2001, respectively. The Company recorded an expense of $554 thousand, $200 thousand and $41 thousand relating to this plan during the years ended March 31, 2002, 2001 and 2000 respectively.


                                       40
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Supplemental Retirement Plan

The Company maintains a Supplemental Retirement Plan for one individual. As of March 31, 2002 and 2001, the projected benefit obligation under this plan was $737 thousand and $746 thousand, respectively. The Company recorded an expense of $52 thousand, $54 thousand and $14 thousand during the years ended March 31, 2002, 2001 and 2000 relating to this plan.

(11) Earnings Per Share
--------------------------------------------------------------------------------

The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the years ended March 31, 2002, 2001 and 2000.

(In thousands, except for share and per share data)        Years Ended March 31,           2002             2001             2000
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          $    19,529      $    11,668      $     9,526
=================================================================================================================================

Weighted average common shares outstanding                                           13,708,024       13,572,814       14,556,648
Dilutive effect of potential common shares outstanding:
   Stock options                                                                        280,529           75,866            1,865
   Restricted stock awards                                                              122,239           51,061           19,229
---------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares and potential common shares outstanding               14,110,792       13,699,741       14,577,742
=================================================================================================================================

Earnings per share amounts:
   Basic earnings per share                                                         $      1.42      $      0.86      $      0.65
=================================================================================================================================
   Diluted earnings per share                                                       $      1.38      $      0.85      $      0.65
=================================================================================================================================

(12) Income Taxes
--------------------------------------------------------------------------------

The components of tax expense for the years ended March 31 are as follows:

(In thousands)                                                                             2002             2001             2000
---------------------------------------------------------------------------------------------------------------------------------
Current tax expense:
   Federal                                                                          $    12,426      $     6,684      $     6,137
   State                                                                                  1,249              934              695
Deferred tax expense (benefit)                                                              115             (648)          (1,844)
---------------------------------------------------------------------------------------------------------------------------------
Tax expense                                                                         $    13,790      $     6,970      $     4,988
=================================================================================================================================

The following is a reconciliation of the expected tax expense and the actual tax expense for the years ended March 31. The expected tax expense has been computed by applying the statutory Federal tax rate to income before tax expense:

(In thousands)                                                                             2002             2001             2000
---------------------------------------------------------------------------------------------------------------------------------
Income tax at applicable federal statutory rate                                     $    11,662      $     6,523      $     4,935
Increase (decrease) in tax expense resulting from:
   Tax-exempt income                                                                       (678)            (505)            (312)
   State income taxes, net of Federal tax benefit                                         1,065              595              229
   Nondeductible goodwill and other intangibles amortization                                971              381              313
   Nondeductible portion of ESOP compensation expense                                       301               --               --
   Decrease in deferred tax asset valuation allowance                                        --               --             (141)
   Other                                                                                    469              (24)             (36)
---------------------------------------------------------------------------------------------------------------------------------
Tax expense                                                                         $    13,790      $     6,970      $     4,988
=================================================================================================================================


                                       41
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

(In thousands)                                                  2002       2001
-------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                                 $15,101    $ 9,092
   Other real estate owned and repossessed property              646        542
   Accrued postretirement benefits                             1,410        697
   Deferred compensation                                       1,759      1,182
   Net unrealized loss on securities available for sale        1,001         --
   Other                                                         416        322
-------------------------------------------------------------------------------
Total deferred tax assets                                     20,333     11,835
-------------------------------------------------------------------------------

Deferred tax liabilities:
   Depreciation                                                 (209)      (214)
   Purchase accounting adjustments, net                         (696)        --
   Prepaid pension                                              (745)      (256)
   Net unrealized gain on securities available for sale           --       (124)
   State income taxes                                         (1,121)      (689)
   Other                                                        (221)      (144)
-------------------------------------------------------------------------------
Total deferred tax liabilities                                (2,992)    (1,427)
-------------------------------------------------------------------------------
Net deferred tax asset at end of year                        $17,341    $10,408
===============================================================================

During the year ended March 31, 2002, the Company recorded net deferred tax assets amounting to $5.9 million as a result of the Cohoes and Ambanc Acquisitions.

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

In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $16.5 million and "supplemental" reserve (as defined) of $15.4 million at March 31, 2002, and the New York State base-year reserve of $77.6 million at March 31, 2002, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemption of the Bank's stock or certain excess distributions by the Bank to the Parent Company, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Federal base-year reserve and supplemental reserve were $5.8 million and $5.4 million, respectively, at March 31, 2002. The unrecognized deferred tax liability with respect to the New York State base-year reserve was $4.0 million (net of Federal benefit) at March 31, 2002.

(13) Commitments and Contingent Liabilities
--------------------------------------------------------------------------------

Off-Balance Sheet Financing and Concentrations of Credit

The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Company's commitments to extend credit and unused lines of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and unused lines of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.


                                       42
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Unless otherwise noted, the Company does not require collateral or other security to support off-balance sheet financial instruments with credit risk.

Contract amounts of financial instruments that represent credit risk as of March 31 are as follows:

(In thousands)                                           2002               2001
--------------------------------------------------------------------------------
Commitments to extend credit                         $ 65,060           $ 39,621
Unused lines of credit                                143,938             79,091
Standby letters of credit                              11,036              6,666
--------------------------------------------------------------------------------
Total                                                $220,034           $125,378
================================================================================

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer.

Commitments to extend credit and unused lines of credit may be written on a fixed-rate basis exposing the Company to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

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

Certain mortgage loans are written on an adjustable-rate basis and include interest rate caps, which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable-rate mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. As of March 31, 2002 and 2001, approximately $301.2 million and $183.5 million, respectively, of residential real estate loans had interest rate caps.

Concentrations of Credit

The Company originates residential loans (including home equity and construction loans) and commercial-related loans primarily to customers located in the Capital District region of New York. Manufactured home loans are originated primarily in New York State and in states contiguous to New York. Financed insurance premiums are originated primarily in New York, New Jersey and Pennsylvania. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in these areas.

Leases

The Company leases certain of its branches and equipment under various noncancelable operating leases. Rental expense for premises and equipment was $1.0 million, $357 thousand and $345 thousand for the years ended March 31, 2002, 2001 and 2000, respectively. The future minimum payments by year and in the aggregate under all significant noncancelable operating leases with initial or remaining terms of one year or more as of March 31, 2002 are as follows:

(In thousands)
--------------------------------------------------------------------------------
Years ending March 31,
2003                                                                     $ 1,318
2004                                                                       1,232
2005                                                                       1,043
2006                                                                         843
2007                                                                         658
Thereafter                                                                 6,300
--------------------------------------------------------------------------------
Total                                                                    $11,394
================================================================================

Serviced Loans

The total amount of loans serviced by the Company for unrelated third parties was approximately $184.2 million and $58.1 million at March 31, 2002 and 2001, respectively.


                                       43
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Reserve Requirement

The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $7.4 million and $324 thousand at March 31, 2002 and 2001, respectively.

Contingent Liabilities

In the ordinary course of business, there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company's consolidated financial statements.

(14) Fair Value of Financial Instruments
--------------------------------------------------------------------------------

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

Short-Term Financial Instruments

The fair value of certain financial instruments is estimated to approximate their carrying value because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days. Such financial instruments include cash and cash equivalents, accrued interest receivable, securities sold under agreements to repurchase, short-term FHLB advances maturing in 90 days or less and accrued interest payable.

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


                                       44
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Management has made estimates of fair value using discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

The carrying values and estimated fair values of financial assets and liabilities as of March 31 were as follows:

                                                                            2002                          2001
--------------------------------------------------------------------------------------------------------------
                                                       Carrying        Estimated       Carrying      Estimated
(In thousands)                                            Value       Fair Value          Value     Fair Value
--------------------------------------------------------------------------------------------------------------
Financial assets:
Cash and cash equivalents                           $   220,497       $  220,497      $  38,638       $ 38,638
Loans held for sale                                          --               --         15,108         15,236
Securities available for sale                           223,450          223,450        213,886        213,886
Securities held to maturity                                  --               --          3,602          3,659
Federal Home Loan Bank of New York stock                 22,788           22,788         12,070         12,070

Loans                                                 1,904,204        1,907,847        881,412        881,842
Allowance for loan losses                               (36,572)              --        (22,325)            --
--------------------------------------------------------------------------------------------------------------
Net loans                                           $ 1,867,632       $1,907,847      $ 859,087       $881,842
--------------------------------------------------------------------------------------------------------------

Accrued interest receivable                              11,537           11,537          6,614          6,614

Financial liabilities:
Deposits:
   Savings, N.O.W., money market and
      noninterest-bearing accounts                      965,080          965,080        368,517        368,517
   Time deposit accounts                                803,283          810,183        381,635        384,577
Securities sold under agreements to repurchase           16,972           16,972         10,201         10,201
Short-term FHLB advances                                     --               --         82,000         82,081
Long-term FHLB borrowings                               450,656          435,572        112,900        116,173
Mortgagors' escrow deposits                               9,787            9,787          5,889          5,889
Accrued interest payable                                  3,138            3,138          1,786          1,786
==============================================================================================================

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

(15) Condensed Financial Information of the Parent Company
--------------------------------------------------------------------------------

The following represents the Parent Company's balance sheets as of March 31, 2002 and 2001, and its income statements and statements of cash flows for the years ended March 31, 2002, 2001 and 2000. These statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Balance Sheets

(In thousands)                                                       March 31,              2002          2001
--------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing deposit with subsidiary bank                                           $    187      $    255
Securities purchased under agreements to resell to subsidiary bank                         6,832        16,605
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                  7,019        16,860
--------------------------------------------------------------------------------------------------------------
Securities available for sale, at fair value                                                 846           720
Loan to ESOP                                                                              13,821        15,050
Other assets                                                                              31,384        21,793
Investment in equity of subsidiary bank                                                  179,540       162,955
--------------------------------------------------------------------------------------------------------------
Total assets                                                                            $232,610      $217,378
==============================================================================================================

Liabilities and Shareholders' Equity
Other liabilities                                                                       $  1,693      $  1,245
Total shareholders' equity                                                               230,917       216,133
--------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                              $232,610      $217,378
==============================================================================================================


                                       45
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Income Statements

(In thousands)                               For the Year Ended March 31,             2002           2001           2000
------------------------------------------------------------------------------------------------------------------------
Interest and dividend income
Dividends from subsidiary bank                                                    $  2,502       $     --       $     --
Interest-bearing deposit with subsidiary bank                                            9             12             11
Securities purchased under agreements to resell to subsidiary bank                     340            942          2,052
Securities available for sale                                                           25             40             38
Loan to ESOP                                                                         1,221          1,320          1,399
------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                4,097          2,314          3,500
------------------------------------------------------------------------------------------------------------------------

Other operating income                                                               1,696          1,679            312
------------------------------------------------------------------------------------------------------------------------

Other operating expenses
Compensation and benefits                                                              545            486            549
Legal and other professional fees                                                      168            954            174
Goodwill and other intangibles amortization                                            495            480            542
Other expenses                                                                         540            882            715
------------------------------------------------------------------------------------------------------------------------
Total other operating expenses                                                       1,748          2,802          1,980
------------------------------------------------------------------------------------------------------------------------

Income before tax expense and equity in undistributed earnings
  of subsidiary bank                                                                 4,045          1,191          1,832
Tax expense                                                                           (501)          (337)          (621)
Equity in undistributed earnings of subsidiary bank                                 15,985         10,814          8,315
------------------------------------------------------------------------------------------------------------------------
Net income                                                                        $ 19,529       $ 11,668       $  9,526
========================================================================================================================

Statements of Cash Flows

(In thousands)                               For the Year Ended March 31,             2002           2001           2000
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                        $ 19,529       $ 11,668       $  9,526
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Goodwill and other intangibles amortization                                        495            480            542
    Amortization of restricted stock awards                                            714            757            943
    ESOP stock released for allocation                                               2,345          1,504          1,456
    Net securities transactions                                                        (87)          (771)            --
    Net decrease (increase) in other assets                                            111           (705)        (1,218)
    Net increase in other liabilities                                                  448            353            802
    Equity in undistributed earnings of subsidiary bank                            (15,985)       (10,814)        (8,315)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                            7,570          2,472          3,736
------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
Increase in investment in equity of subsidiary bank                                 (2,345)        (1,474)        (1,355)
Purchases of securities available for sale                                            (592)          (115)          (503)
Proceeds from sales of securities available for sale                                   651          1,998             --
Net decrease in loan to ESOP                                                         1,229          1,228            922
Purchase of bank-owned life insurance                                              (10,000)            --        (15,000)
------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                                (11,057)         1,637        (15,936)
------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
Dividends paid                                                                      (4,957)        (3,111)        (1,844)
Purchases of treasury stock                                                         (3,005)        (3,258)       (21,841)
Net proceeds from exercise of stock options                                          1,608             --             --
------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                               (6,354)        (6,369)       (23,685)
------------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                           (9,841)        (2,260)       (35,885)
Cash and cash equivalents at beginning of year                                      16,860         19,120         55,005
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $  7,019       $ 16,860       $ 19,120
========================================================================================================================

Supplemental disclosures of non-cash investing and financing activities
Adjustment of securities available for sale to fair value, net of tax             $     59       $    224       $   (147)
Adjustment of subsidiary bank's securities available for sale to fair value,
  net of tax                                                                      $ (1,745)      $  7,585       $ (6,711)
========================================================================================================================


                                       46
--------------------------------------------------------------------------------
                           Hudson River Bancorp, Inc.

--------------------------------------------------------------------------------
                              Corporate Information
        Hudson River Bancorp, Inc. and Hudson River Bank & Trust Company
--------------------------------------------------------------------------------

Board of Directors

Carl A. Florio, CPA
President & Chief Executive Officer

Earl Schram, Jr.
Chairman of the Board
Attorney & President, Connor, Curran & Schram, P.C.

Ronald S. Tecler, DMD
Dentist

Marilyn A. Herrington
Real Estate Developer

Joseph W. Phelan
President, Taconic Farms, Inc.

William H. (Tony) Jones
Former President & Publisher, Roe Jan Independent Publishing Co., Inc.

M. Bruce Cohen, CPA
Retired Managing Partner, PricewaterhouseCoopers LLP

Joseph Giaquinto
Retired President & Chief Executive Officer, SFS Bancorp, Inc.

Harry L. Robinson
Retired President & Chief Executive Officer, Cohoes Bancorp, Inc.

Executive Officers

Carl A. Florio, CPA
President & Chief Executive Officer

Sidney D. Richter
Executive Vice President, Senior Lending Officer

Timothy E. Blow, CPA
Chief Financial Officer

Carol J. Dube
Senior Vice President, Operations

James F. Mackerer
Senior Vice President, Retail Banking

Hudson River Bank & Trust Company

Vice Presidents

James J. Alescio, CPA         Finance
Daniel F. Cheeseman           Commercial Lending
Susan M. Hollister            Human Resources
Robert Kelly                  General Counsel
Lawrence J. Longo, Jr.        Mortgage Originations
Michael J. Mackay             Loan Servicing
Paul Sherman                  Commercial Lending
Benjamin W. Ziskin            Commercial Lending

Annual Meeting of Shareholders

The annual meeting of Hudson River Bancorp, Inc. will be held at 2:00 p.m. on August 15, 2002, in the theatre arts building of Columbia-Greene Community College, Hudson, NY.

Stock Transfer Agent & Registrar

Shareholders wishing to change name, address, or ownership of stock, or to report lost certificates and/or consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly at:

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948

Annual Report on Form 10-K

For the 2002 fiscal year, Hudson River Bancorp, Inc. will file an Annual Report on Form 10-K. Shareholders wishing a copy may obtain one free of charge by writing:

Holly E. Rappleyea
Corporate Secretary
Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534

Stock Listing

The common stock of Hudson River Bancorp, Inc. trades on the Nasdaq Stock Market under the symbol HRBT. As of June 19, 2002, there were 4,714 registered holders of Hudson River Bancorp, Inc. common stock.

Stock Price

The table below shows the reported high, low and closing prices of Hudson River Bancorp, Inc. common stock during the periods indicated for the years ended March 31, 2002 and 2001.

Quarter Ending                                      High        Low        Close
--------------------------------------------------------------------------------
June 30, 2001                                     $20.50      $13.63      $18.10
September 30, 2001                                 24.95       16.60       20.01
December 31, 2001                                  24.05       18.91       21.90
March 31, 2002                                     24.95       21.40       24.13

Quarter Ending                                     High        Low         Close
--------------------------------------------------------------------------------
June 30, 2000                                     $12.50      $ 8.75      $11.88
September 30, 2000                                 13.38       10.63       13.06
December 31, 2000                                  15.38       11.56       12.69
March 31, 2001                                     14.81       12.63       13.94

[LOGO]

Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534
800.724.2476
518.828.4600 (local)

www.hudsonriverbank.com

[LOGO]
Equal Housing Lender

Member FDIC