Form 10-K, Exhibit 13
period 2003-03-31
HUDSON RIVER BANCORP INC
filed 2003-06-30
CIK 1057007

Exhibit 13
2003 Annual Report to Shareholders

Who is
HRBT today?

HUDSON RIVER BANCORP, INC.
2003
ANNUAL REPORT

Hudson River Bancorp, Inc.’s corporate objectives are to build company value by strengthening the franchise; providing a variety of relationship banking services predicated on high levels of customer convenience and satisfaction; targeting strategic opportunities for growth in allied financial services fields; staying technologically responsive; producing a strong record of effective management and significant financial returns; and maintaining the highest standards of corporate conduct, disclosure and citizenship.

Financial Highlights

(In thousands, except per share data)	3/31/2003	3/31/2002

For the Year Ended
Net income	$27,854	$19,529
Basic earnings per share	2.01	1.42
Diluted earnings per share	1.95	1.38

At Year End
Total assets	$2,494,912	$2,508,807
Loans	1,649,086	1,904,204
Deposits	1,798,373	1,768,363
Shareholders’ equity	258,243	230,917
Book value at year end	18.43	16.66
Tangible book value at year end	13.34	11.44

Selected Operating Ratios
Return on average assets	1.12%	1.03%
Return on average equity	11.33	8.68
Return on average tangible equity	16.00	10.62
Dividend payout ratio	24.04	25.38
Net interest margin	4.09	4.29
Net interest spread	3.73	3.74
Efficiency ratio	53.05	51.81

Asset Quality Ratios
Nonperforming loans to total loans	1.22%	0.94%
Nonperforming assets to total assets	0.84	0.77
Allowance for loans losses to:
Total loans	2.32	1.92
Nonperforming loans	189.95	203.51

Branch Locations

Albany County

Albany

Bethlehem*

Cohoes 787

Colonie*

Delmar

Guilderland

Latham

Latham*

Loudonville

Cohoes-Mohawk Street

University at Albany

Voorheesville

Westgate*

Columbia County

Chatham

Copake

Germantown

Greenport

Greenport*

Hillsdale*

Hudson

Valatie

Dutchess County

Millerton

Fulton County

Gloversville

Greene County

Catskill*

Montgomery County

Amsterdam-Church Street

Amsterdam-Division Street

Amsterdam-Maple Avenue

Amsterdam-Sanford Farms*

Palatine Bridge

Rensselaer County

Brunswick*

East Greenbush

Lansingburgh

Nassau

North Greenbush

Schaghticoke

Saratoga County

Ballston Spa

Clifton Park

Halfmoon

Malta*

Milton (opening late 2003)

Saratoga Springs

Clifton Park-Vischers Ferry

Schenectady County

Bellevue

Eastern Parkway

Glenville

Glenville*

Rotterdam

Rotterdam*

Schenectady-State Street

Schenectady-Union Street

Schoharie County

Cobleskill*

*Supermarket Branch

To Our Shareholders

During 2002, we were honored to place 53rd on Fortune Magazine’s 2002 100 Fastest Growing Companies list. Among other criteria, this recognition was a result of our continued growth in earnings per share of at least 25% for three consecutive years. While honored, we were also daunted with the task of continuing the growth in earnings going forward, particularly in light of the many challenges facing the financial services industry today. Primarily as a result of our Ambanc Holding Co., Inc. acquisition in March 2002, I am very pleased to say, “We did it again!” Net income was a record $27.9 million for fiscal 2003, with diluted earnings per share increasing 41% to $1.95. Our return on equity improved from 8.68% to 11.33%. Our return on average tangible equity also improved substantially, up from 10.62% in 2002 to 16.00% in 2003. This improvement in our financial results was the reflection of the tremendous efforts the Board, management, and the Company’s employees put forth during fiscal 2002 and 2003 to make our acquisitions of Cohoes Bancorp and Ambanc so successful. The integration of these two companies into our own, without sacrificing customer service or profitability, is indicative of the dedication our employees put forth each day. Cost savings from the transactions were achieved very quickly, helping to ensure immediate accretion to earnings – a goal for each of our acquisitions.

It would be easy for me to focus only on our financial results, but we have taken other significant steps this year to provide for the Company’s continued success. In April 2002, we began a relationship with Essex Corp., a broker dealer, to provide third party brokerage services to our banking customers. In the first year of our relationship, commission revenue from brokerage services increased 24% to $399 thousand. We feel this is a tremendous achievement, particularly considering the turmoil and unrest in the capital markets during this time period. We anticipate even better results in the coming year as the markets recover and customers gain confidence in our capabilities.

High quality customer service has been, and will continue to be, a primary focus of every employee in this Company. To this end, in conjunction with the rollout of our new communications network in the fall of 2002, we initiated a customer call center to assist customers in basic customer service needs. We approached the idea of a call center with caution, as we did not want to leave customers with the sense that we had gotten “too big” and lost our focus on their needs. With an intentionally slow implementation, the call center is today handling all calls made to our main office in Hudson, N.Y., with tentative plans to direct branch phone traffic to the call center in fiscal 2004. Based on our customer surveys and market research, we believe that our customers appreciate the improved service the call center provides.

In November 2002, we “opened the doors” on a new commercial bank subsidiary, Hudson River Commercial Bank (“HRCB”). New York State is the only state in the nation that does not allow a savings bank, such as Hudson River Bank & Trust Company (“HRBT”), to accept deposits from municipalities. By chartering HRCB, which is a subsidiary of HRBT, we are now able to open deposit accounts for municipalities, including schools, fire companies, towns, villages, and counties. Although municipal deposits are traditionally competitively bid, we look to these accounts as an alternative source of funds that, until now, were not available to us.

In March 2003, after a careful evaluation process, we reached an agreement with Digital Insights, a leading provider of internet banking services, to provide new and enhanced services to the Company’s internet banking customers. These new services include electronic statements, account aggregation capability, online viewing of check images, and an improved bill payment system. With more than 16,500 customers currently using the Company’s internet banking module, we hope to grow this number with the enhanced capabilities Digital Insights provides us.

While we believe the initiatives above have been very successful, they will not, on their own, provide the Company with the ability to continue improving on the financial results we achieved in fiscal 2003. The pressure of a continuously compressed net interest margin, with no end in sight, provides us with an increasingly difficult road to traverse as we strive to make the Company even more successful. We anticipate that our net interest margin, which was 4.09% in 2003, down from 4.29% in 2002, will continue to contract and continue to challenge us in fiscal 2004. As a result, our strategic direction this year is primarily focused on reducing noninterest expenses and increasing noninterest revenue. These have always been strategies of the Company, but this year they become even more critical to our continued success. We will be closing several branches in the coming year in areas that are already served by other branches in our network. The cost savings from these moves will enable us to expand our presence into areas we do not currently serve, providing a foundation for continued growth in the future. Alternative revenue sources, including expansion of investment services and insurance services, will be looked at to provide support for the sagging net interest margin, and stabilization of our revenue base. We continue to anticipate growth in net earnings for fiscal 2004; however, it will be more modest in nature, and a reflection of the success of our strategic initiatives this year.

[PHOTO]

Carl A. Florio
President &
Chief Executive Officer

The Board of Directors has been critical in the guidance and direction it has set for this Company, as well as for the success the Company has achieved. To this end, I would like to welcome Richard Koskey and Anthony Mashuta, who were elected to the Board during fiscal 2003. In addition, I extend my congratulations to Tony Jones for his election as our new Chairman of the Board. Tony has served HRBT and the Company since 1991 and has proven to be very instrumental in assisting the Company in identifying, and achieving, its strategic goals. I look forward to working closely with Tony as we face the challenges of the future.

Before concluding, on behalf of the Board and the employees of the Company, I would like to express my deepest sorrow over the passing of Earl Schram, Jr., our former Chairman of the Board. Earl was a great leader and guiding light for both the Company and myself over the years, and is as much the reason for its current success as any other possible answer. Earl fought a gallant fight against cancer the last few years, and passed away on April 5, 2003. At its meeting on May 15, 2003, the Board of Directors formally dedicated the Boardroom in Hudson, N.Y. in his honor for the years of service and dedication he provided to the Company.

And finally, as is my custom, I would like to thank you, our shareholders, for your continuing support of Hudson River Bancorp, Inc. With the successes of 2003 firmly behind us, we will prepare for the challenges in front of us, and take advantage of the opportunities they present.

Carl A. Florio
President & Chief Executive Officer
June 5, 2003

Dear Fellow Shareholders:

Despite the challenging business environment ahead, I am confident that you will continue to see strong performances from Hudson River.

I share with you what I see as the Company’s four great strengths:

–  An active, experienced Board of Directors committed to the highest standards of corporate governance, and to clarity and accuracy in financial reporting;

–  An excellent management team under the leadership of CEO Florio, who has visibly established himself as an exceptionally savvy and successful banker;

–  An outstanding group of employees, notable both for their esprit de corps and their recognition that great customer service is key to the Company’s success; and

–  A strong and growing franchise in an area poised for substantial long-term economic growth.

You have my commitment that we will do everything in our power to lever these strengths into a continuing record of financial success.

William H. (Tony) Jones
Chairman of the Board
June 5, 2003

HRBT is . . .

. . . trust & investment services

In the turbulent waters of today’s investment world, diverse products, personal service, and expert advice are critical to provide investors with the comfort level they desire. Hudson River Bancorp, Inc. offers a wide range of trust and investment services through the convenience of our extensive branch network. HRBT’s licensed investment professionals make Wall Street easier to understand for thousands of individual and business customers every day. From basic investments, to complex trust needs, to the confidentiality and convenience of private banking services, HRBT can meet the needs of its customers in a warm, friendly environment.

The primary goal of the Company’s investment management services is to provide its clients with maximum investment return while employing prudent, time-tested investment strategies. Individualized stock and bond portfolios are designed and managed for each of its customers. The Company’s licensed professionals help their clients make appropriate investment selections offering a full menu of choices, including stocks, bonds, mutual funds, annuities, and fee-based asset management accounts.

Through the Company’s trust department, estate settlement and trust administration services are offered. As part of estate settlement, trust officers will administer client estates and take them through the complexities of probate. Trust administration services involve the management of client assets in the manner set forth by the client and their attorney.

Revenues from trust and investment services grew to $623 thousand in fiscal 2003, up 244% in just two years. As the capital markets rebound, the Company anticipates that this noninterest revenue source will continue to grow.

. . . insurance services

Selecting an insurance agent you can trust isn’t as simple as opening the yellow pages. For over 150 years, C.W. Bostwick Inc., a subsidiary of Hudson River Bancorp, Inc., has been the trusted insurance agent for thousands of customers. Insurance for home, auto, business, and personal needs is conveniently accessible through any one of HRBT’s branch offices. With access to over 20 major carriers, Bostwick delivers the top quality products, and service, that HRBT customers have come to expect, and deserve.

Comprehensive personal insurance programs are designed to fully protect a customer’s lifestyle. Insurance for life, home and property are perhaps the most obvious insurance needs, but equally important is the consideration of personal liability, long-term care, individual disability and annuities for retirement. Commercial lines include property and casualty, commercial umbrella, professional liability, directors and officers, as well as employee benefit insurance programs and much more.

Insurance commissions were $4.1 million in fiscal 2003, up from $3.1 million in fiscal 2002. The growth of this line of business is attributed to the successful consolidation of several smaller insurance agencies that either the Company, or its insurance agency subsidiary, has acquired in the last two years. The Company’s philosophy, which differs from many other financial institutions, is to leave the operations and management of its insurance agency subsidiary separate from that of its subsidiary bank. Day-to-day management decisions are made by insurance agency management, therefore avoiding the pitfalls that other institutions have encountered in less successful acquisitions. The Company continues to explore opportunities to further grow this revenue source.

. . . commercial services

In today’s rough and tumble business environment, Hudson River remains firmly committed to building long-term customer relationships. The commercial services professionals at HRBT, averaging more than twenty years of banking experience, have ridden more than a few business cycles up . . . and down. And when the road gets rough, business customers depend upon our knowledge and personal advice to see things through. This hard-working, customer-driven philosophy has enabled HRBT’s commercial loan portfolio to more than quadruple since 1999.

Business customers require a bank with a full range of financial services available, the technology to deliver them quickly and reliably, and experienced professionals whom understand the challenges of their business. The Company offers competitive rates and fee structures on both deposit and loan services. Its small business checking account is specifically structured to accommodate the backbone of the nation’s economy, the small business owner. The Company offers an accounts receivable financing program that is designed to assist businesses in managing their liquidity and working capital. A leasing program offers businesses an alternative to traditional financing for their capital expenditures. The Company’s recent agreement with Digital Insights will provide even more internet banking services to its business customers.

The Company also boasts an experienced staff of support personnel who provide exceptional credit administration and service to its over $500 million in commercial real estate and business loans. Many of the key individuals who make up the commercial services staff have come from larger regional financial institutions. It’s these individuals who make it possible for the Company to compete effectively in today’s environment. The Company expects to continue to grow this lending category and demonstrate to its customers the superior alternative it provides for building a complete financial relationship.

. . . electronic banking

Through the introduction of telephone banking during the 1990’s, to our new agreement with Digital Insights to provide new and improved internet banking services in 2003, HRBT has always been committed to delivering high quality products, without diminished service. HRBT offers a full range of electronic banking access to its customers, including an extensive ATM network, debit cards, and internet banking capabilities, such as online viewing of check images, electronic statements, and electronic payment presentation. Our new “state of the art” telephone network enables our customers to utilize the Bank’s services at a time that is convenient for them.

The number of the Company’s internet banking customers has grown each year since its introduction in fiscal 2000, topping 15,000 users in fiscal 2003, with 1,441 customers using the bill pay feature. Transactions initiated via internet banking during the month of March 2003 exceeded 26,000. The Company anticipates that with the improvement in its online banking capabilities that Digital Insights will provide, this growth will continue. The availability of online check images and electronic statements will benefit customers, but should also make the Company more efficient, and reduce costs in the future.

Through an arrangement with Key Bank, the Company provides its customers with the ability to utilize Key automated teller machines almost anywhere in the United States with only a small transaction fee. This expands the convenience of our own ATM network to the over 2,200 Key ATM’s throughout the country.

The Company remains committed to keeping pace with technological innovations that make sense and will satisfy the changing needs of its customers. As customers become more familiar and more comfortable with the advantages of electronic banking, the Company will strive to remain technologically responsive.

. . . and much more.

Retail Lending

A full range of lending products suited to meet the needs of our customers are offered at HRBT. Mortgage loan professionals are available to meet with customers either at their home, office, or at our office at times around the clock. Auto loans, home equity lines, unsecured loans, and lines of credit are available at any one of our branch offices.

Municipal Banking

Through Hudson River Commercial Bank, customers such as schools, villages, towns and fire departments now have access to a wide array of checking and certificate of deposit accounts, including all the electronic services available to HRBT’s retail and commercial customers.

Branch Network

Through 51 offices in 10 counties, HRBT offers access to all of its products and services. From offices located in supermarkets, where convenience and expanded hours suit the needs of these branch customers, to free standing branches with multi-lane drive ups, HRBT offers attractive locations, comfortable environments, and convenient hours for customers to do business.

Checking Products

From no-fee, interest bearing community checking for not-for-profit groups, to relationship accounts that offer additional savings on other HRBT products, to Generations Gold checking accounts that provide savings at dozens of local and national retailers, HRBT offers checking account products designed to meet the needs of all its customers.

School Banking

School banking is an area the Company prides itself on. The Company has created a program with over 135 schools in which students can open accounts, make deposits, and learn about saving at a very young age. With the assistance of parent and teacher volunteers, a “school banking” day is designated at each of the member schools. Total deposits related to this program exceed $23 million. More importantly, a savings discipline is taught and a banking relationship is developed, a relationship that we hope will grow as the student grows.

PrivacashTM

Through a program sponsored by Privacash, MasterCard® prepaid gift cards are offered at each of our branch locations. In denominations of $25, $50 and $100, once the gift cards are activated, they can be used anywhere MasterCard is accepted. They are perfect for Christmas, birthdays, college students, and as graduation presents.

Contents of Financial Section

13	Five Year Selected Financial Data

14	Management’s Discussion & Analysis of Financial Condition and Results of Operations

29	Management’s Statement of Responsibility

30	Independent Auditors’ Report

31	Consolidated Balance Sheets

32	Consolidated Income Statements

33	Consolidated Statements of Changes in Shareholders’ Equity

34	Consolidated Statements of Cash Flows

35	Notes to Consolidated Financial Statements

Five Year Selected Financial Data
Hudson River Bancorp, Inc.

(In thousands, except for share and per share data) At or for the Years Ended March 31,	2003	2002	2001	2000	1999

Earnings
Interest income	$150,950	$134,128	$91,499	$76,423	$63,526
Interest expense	56,366	57,361	40,842	30,509	26,000

Net interest income	94,584	76,767	50,657	45,914	37,526

Provision for loan losses	6,000	5,675	5,100	6,200	7,341
Other operating income	17,256	11,406	4,790	2,588	2,418
Other operating expense	60,883	49,179	31,709	27,788	26,612

Income before tax expense	44,957	33,319	18,638	14,514	5,991
Tax expense	17,103	13,790	6,970	4,988	2,184

Net income	$27,854	$19,529	$11,668	$9,526	$3,807

Per Share Data
Basic earnings per share	$2.01	$1.42	$0.86	$0.65	$0.17
Diluted earnings per share	1.95	1.38	0.85	0.65	0.17
Book value at year end	18.43	16.66	15.78	14.50	14.02
Book value at year end, including unallocated ESOP shares and unvested RRP shares	17.02	15.20	14.15	12.85	12.39
Tangible book value at year end	13.34	11.44	14.95	13.66	13.81
Tangible book value, including unallocated ESOP shares and unvested RRP shares	12.32	10.44	13.40	12.11	12.21
Closing market price	22.98	24.13	13.94	10.00	10.94

Average Balances and Shares
Total assets	$2,476,371	$1,901,888	$1,167,944	$996,448	$809,385
Earning assets	2,313,965	1,790,232	1,105,473	950,380	778,691
Loans	1,803,606	1,490,547	849,283	698,403	522,974
Securities available for sale	227,300	181,549	230,736	231,931	156,405
Securities held to maturity	—	—	5,570	14,899	47,738
Deposits	1,764,235	1,275,763	737,509	682,029	608,936
Borrowings	428,599	359,865	200,538	85,824	2,993
Shareholders’ equity	245,860	225,002	205,336	207,953	185,770
Shares outstanding:
Basic	13,855,353	13,708,024	13,572,814	14,556,648	16,302,268
Diluted	14,311,224	14,110,792	13,699,741	14,577,742	16,302,268

Financial Ratios
Return on average assets	1.12%	1.03%	1.00%	0.96%	0.47%
Return on average equity	11.33	8.68	5.68	4.58	2.05
Return on average tangible equity	16.00	10.62	6.01	4.77	2.06
Dividend payout ratio	24.04	25.38	26.66	19.36	—
Net interest margin	4.09	4.29	4.58	4.83	4.82
Efficiency ratio(1)	53.05	51.81	51.94	52.61	50.48
Expense ratio(1)	2.40	2.40	2.44	2.56	2.49
Equity to assets at year end	10.35	9.20	17.88	17.46	24.89
Tangible equity to tangible assets at year end	7.71	6.51	17.10	16.62	24.62
Allowance to nonperforming loans	189.95	203.51	259.96	190.50	143.77
Allowance to total loans	2.32	1.92	2.53	2.38	2.47

(1)

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

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

General

The financial review which follows focuses on the factors affecting the consolidated financial condition and results of operations of Hudson River Bancorp, Inc. and its subsidiaries, Hudson River Bank & Trust Company (the “Bank”) and C. W. Bostwick, Inc. (“Bostwick”) (combined, the “Company”), during the year ended March 31, 2003 and the preceding two years. The consolidated financial statements and related notes as of March 31, 2003 and 2002, and for each of the years in the three year period ended March 31, 2003, should be read in conjunction with this review.

The Company’s primary market area, with 51 full-service branches as of March 31, 2003, is the Capital District region of New York state. The Company has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. The Company’s principal business is attracting deposits from customers within its market area and investing those funds in primarily loans, and to a lesser extent, in marketable securities. The financial condition and operating results of the Company are dependent on its net interest income, which is the difference between the interest income earned on its assets, and the interest expense paid on its liabilities, primarily consisting of deposits and borrowings. Net income of the Company is also affected by provisions for loan losses and other operating income, such as fees on deposit related services and insurance commissions; it is also impacted by other operating expenses, such as compensation and benefits, occupancy and equipment expenses, and federal and state income taxes.

The Company’s results of operations are significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies. Future changes in applicable laws, regulations or government policies may have a material impact on the Company. Lending activities are substantially influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. The ability to gather deposits and the cost of funds are influenced by prevailing market interest rates, fees and terms on deposit products, as well as the availability of alternative investments, including mutual funds and stocks.

Critical Accounting Policies

To afford users of the Company’s consolidated financial statements assurance that the financial results included are appropriate and can be relied upon, management must select and apply the accounting policies and methodologies that are the most appropriate choices for the Company’s circumstances. The choices management makes are very important to users of the Company’s consolidated financial statements, but some of these choices are more significant than others. Of particular importance, and considered critical, are those accounting policies or methodologies which apply to areas of greater importance, or which involve a greater degree of subjectivity in the decision-making process on the part of management.

Management of the Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the inherent subjectivity and uncertainty in estimating the levels of the allowance required to cover probable credit losses inherent in the loan portfolio and the material effect that such judgments can have on the results of operations.

The methodology utilized by management to determine the appropriate level of the allowance for loan losses for commercial and commercial real estate (“CRE”) loans differs from that utilized for other loan types. All commercial and CRE loans are risk rated based upon management’s assessment of the credit quality of each loan. The Company utilizes a risk rating scale from 1 through 7. Loans that are assessed a rating from 1–3 are considered “pass” rated loans, while loans rated 4–7 are considered adversely rated loans with increasing levels of severity. In assessing the risk rating of a particular loan, factors specific to each borrower are evaluated, including debt capacity and cash flows; past, current, and projected earnings; the size of the loan; the sources of repayment; management strength; and the nature of the borrower’s industry. These factors are based upon available historical information, as well as management’s subjective assessment. Emphasis on a particular factor over another could impact the ultimate risk rating assigned to a loan. Loans that are adversely rated are further evaluated to determine if a specific reserve is necessary. A specific reserve for adversely rated loans that are impaired is based on discounted cash flows using the loan’s effective interest rate, or the fair value of the collateral for collateral-dependent loans, or the observable market price of the impaired loan. Changes in the timing of cash flows or in the fair value of the collateral, could have an adverse impact on the specific reserves estimated by management, and ultimately, on the allowance for loan losses as a whole. For adversely rated commercial and CRE loans for which a specific reserve is not deemed necessary, a general reserve is determined based upon judgment established by management. A general reserve is also determined for other non-commercial loan types that are delinquent. The amount of the judgmentally determined general reserve varies based upon the severity of the delinquency or the loan type. For instance, a general reserve on a delinquent unsecured consumer loan is higher than that of a delinquent residential real estate loan.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

For “pass” rated commercial and CRE loans, as well as other loan types that are not delinquent, management estimates general reserves based upon both historical loss experience as well as other specific qualitative factors. Management currently utilizes loss history for the previous 48 months to determine historical loss factors. Changes in the number of months utilized, or if the number of months utilized isn’t considered a complete economic cycle, could adversely impact the level of reserves estimated by management. General reserves based on other specific qualitative factors include trends in delinquencies and nonaccruals; trends in loan volume and terms; local, regional, and national economic trends; loan concentrations; and changes in loan policies or lending staff. Management judgment is involved at many levels of evaluating these trends. The change in a trend, or the emphasis of one particular trend, could have an adverse impact on the amount of allowance estimated by management.

The remainder of the allowance for loan losses that is not allocated to any particular loan type represents management’s opinion that given the complexities of the loan portfolio, the judgment involved in management’s assessment process, and potential adverse economic considerations concerning a particular loan or group of loans of which management is unaware, there are estimable losses that have incurred but not yet been specifically identified, and as a result, are not fully provided for in the allocated portion of the allowance. Although the unallocated portion of the reserve is provided to absorb losses in excess of the amounts allocated to specific loan types, both the allocated and unallocated components are available to absorb losses in any loan type.

The Company’s policy relating to the allowance for loan losses is disclosed in note 1 to the consolidated financial statements which begins on page 35. All accounting policies are important, and as such, the Company encourages the reader to review each of its policies included in note 1 to obtain a greater understanding of how the Company’s financial performance is recorded and reported.

Merger and Acquisition Activity

On March 8, 2002, the Company completed its acquisition of Ambanc Holding Co., Inc. (“Ambanc”) paying $21.50 per share in cash for each share of Ambanc common stock outstanding (the “Ambanc Acquisition”). The total consideration of approximately $100.5 million was funded primarily through the usage of the Company’s Federal funds sold. Goodwill associated with this transaction approximated $25.9 million. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill acquired after June 30, 2001 is not amortized but is instead evaluated at least annually for impairment. The Company also recorded a core deposit intangible associated with the transaction of $6.8 million. The core deposit intangible is being amortized over its estimated useful life of approximately ten years on an accelerated basis. Ambanc had total assets of $654.1 million and total deposits of $480.9 million as of March 8, 2002. Its 14 branches, all of which are located in the Capital District area of New York state, were added to the Bank’s branch network.

On April 25, 2000, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cohoes Bancorp, Inc. (“Cohoes”) to provide for a merger of equals between the Company and Cohoes. At a special meeting of shareholders held by Cohoes on August 17, 2000, the merger was not approved by the requisite vote of Cohoes shareholders. On September 28, 2000, the Company terminated the Merger Agreement with Cohoes. On November 24, 2000, the Company entered into a new agreement to acquire Cohoes for $19.50 in cash for each share of Cohoes common stock outstanding (the “Cohoes Acquisition”). On April 20, 2001, the Company completed the Cohoes Acquisition. The total consideration of approximately $151.0 million was funded through the sale of securities and loans held for sale, and by long-term FHLB borrowings. Goodwill associated with this transaction approximated $31.0 million and was being amortized over twenty years on a straight line basis through March 31, 2002. Upon the Company’s adoption of SFAS No. 142 as of April 1, 2002, this goodwill is no longer amortized but is instead evaluated at least annually for impairment. Cohoes had total assets of $705.4 million and total deposits of $502.1 million as of April 20, 2001. Its 20 branches, all of which are located in the Capital District area of New York state, were added to the Bank’s branch network.

Overview

The Company earned net income for the year ended March 31, 2003, amounting to $27.9 million, or $1.95 diluted earnings per share, compared with the $19.5 million earned during the year ended March 31, 2002 and $11.7 million for the year ended March 31, 2001. Net income for 2003 as compared to the year ended March 31, 2002 was enhanced primarily by the Company’s Ambanc Acquisition in March 2002. Net income for 2002 was enhanced primarily by the Cohoes Acquisition in April 2001 and partly by the Ambanc Acquisition. The acquired companies’ results of operations were included in the Company’s results from the date of acquisition forward. Net income for 2001 was negatively impacted by $959 thousand ($566 thousand, net of tax) in non-recurring merger related expenses associated with the Company’s initial attempt to merge with Cohoes. The increase in 2003 net income over the prior year results was a result of higher net interest income and other operating income, partially offset by a higher provision for loan losses, higher other operating expenses and higher tax expense. For the year ended March 31, 2003, the Company’s return on average assets was 1.12%, up from 1.03% in 2002. The Company’s return on average equity for the year ended March 31, 2003 was 11.33%, up from 8.68% in 2002. The Company’s return on average tangible equity for the year ended March 31, 2003 was 16.00%, up from 10.62% in 2002.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Asset/Liability Management

The Company attempts to maximize net interest income, and net income, while actively managing its liquidity and interest rate sensitivity through the mix of various core deposits and other sources of funds, which in turn, fund an appropriate mix of earning assets. The changes in the Company’s asset mix and sources of funds, and the resultant impact on net interest income are discussed below.

Average Balances, Interest and Yields

Years Ended March 31,			2003			2002			2001

(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Earning assets
Federal funds sold	$261,920	$4,012	1.53%	$98,377	$2,347	2.39%	$136	$7	5.15%
Loans held for sale	—	—	—	1,321	89	6.74	9,627	648	6.73
Securities available for sale(1)	227,300	11,718	5.16	181,549	11,368	6.26	230,736	15,802	6.85
Securities held to maturity	—	—	—	—	—	—	5,570	380	6.82
Federal Home Loan Bank of New York stock	21,139	982	4.65	18,438	926	5.02	10,121	732	7.23
Loans(2)	1,803,606	134,238	7.44	1,490,547	119,398	8.01	849,283	73,930	8.70

Total earning assets	2,313,965	150,950	6.52	1,790,232	134,128	7.49	1,105,473	91,499	8.28

Cash and due from banks	43,737			28,171			15,973
Allowance for loan losses	(37,404)			(29,732)			(20,871)
Other nonearning assets	156,073			113,217			67,369

Total assets	$2,476,371			$1,901,888			$1,167,944

Interest-bearing liabilities
Savings accounts	$540,103	$9,839	1.82%	$337,999	$7,986	2.36%	$174,022	$4,422	2.54%
N.O.W. and money market accounts	315,213	4,171	1.32	201,755	3,775	1.87	127,319	3,169	2.49
Time deposit accounts	728,404	22,670	3.11	617,509	28,604	4.63	379,281	20,501	5.41
Mortgagors’ escrow deposits	10,774	250	2.32	11,203	280	2.50	7,228	154	2.13
Securities sold under agreements to repurchase	19,770	317	1.60	17,088	477	2.79	4,157	206	4.96
Short-term FHLB advances	411	8	1.95	23,234	991	4.27	146,391	9,470	6.47
Long-term FHLB borrowings	408,418	19,111	4.68	319,543	15,248	4.77	49,990	2,920	5.84

Total interest-bearing liabilities	2,023,093	56,366	2.79	1,528,331	57,361	3.75	888,388	40,842	4.60

Noninterest-bearing deposits	180,515			118,500			56,887
Other noninterest-bearing liabilities	26,903			30,055			17,333
Shareholders’ equity	245,860			225,002			205,336

Total liabilities and shareholders’ equity	$2,476,371			$1,901,888			$1,167,944

Net interest income		$94,584			$76,767			$50,657

Net interest spread			3.73%			3.74%			3.68%

Net interest margin			4.09%			4.29%			4.58%

(1)

Average balances include fair value adjustment.

(2)

Average balances include nonaccrual loans.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Earning Assets

Total average earning assets increased to $2.3 billion for the year ended March 31, 2003, up from $1.8 billion in 2002. This increase was primarily a result of the completion of the Ambanc Acquisition in March 2002. Interest income for the year ended March 31, 2003 was $151.0 million, up $16.8 million from 2002. The increase in average balances was the primary reason for the higher income, offset in part by lower yields on those assets. The yield on earning assets declined from 7.49% for the year ended March 31, 2002, to 6.52% in 2003. The decline in the yield on earning assets was primarily due to the declining rate environment in the marketplace and the higher balances of lower yielding Federal funds sold held during 2003.

Average earning assets for the year ended March 31, 2002 were $684.8 million higher than the average for the previous year. This increase was due primarily to the completion of the Cohoes Acquisition in April 2001, and to a lesser extent a result of the Ambanc Acquisition in March 2002. Primarily as a result of this increase in average earning assets, interest income increased $42.6 million in 2002 from 2001. The yield on earning assets dropped from 8.28% in 2001 to 7.49% in 2002, resulting from the declining rate environment in the marketplace and the larger amount of lower yielding Federal funds sold held during 2002.

Volume and Rate Analysis

	2003 vs 2002			2002 vs 2001

(In thousands)	Due To Volume	Due To Rate	Net Change	Due To Volume	Due To Rate	Net Change

Interest income
Federal funds sold	$2,753	$(1,088)	$1,665	$2,346	$(6)	$2,340
Loans held for sale	(89)	—	(89)	(560)	1	(559)
Securities available for sale	2,567	(2,217)	350	(3,163)	(1,271)	(4,434)
Securities held to maturity	—	—	—	(380)	—	(380)
Federal Home Loan Bank of New York stock	129	(73)	56	468	(274)	194
Loans	23,748	(8,908)	14,840	51,793	(6,325)	45,468

Total interest income	$29,108	$(12,286)	$16,822	$50,504	$(7,875)	$42,629

Interest expense
Savings accounts	$3,985	$(2,132)	$1,853	$3,895	$(331)	$3,564
N.O.W. and money market accounts	1,714	(1,318)	396	1,530	(924)	606
Time deposit accounts	4,541	(10,475)	(5,934)	11,377	(3,274)	8,103
Mortgagors’ escrow deposits	(10)	(20)	(30)	96	30	126
Securities sold under agreements to repurchase	66	(226)	(160)	395	(124)	271
Short-term FHLB advances	(633)	(350)	(983)	(6,035)	(2,444)	(8,479)
Long-term FHLB borrowings	4,164	(301)	3,863	12,957	(629)	12,328

Total interest expense	$13,827	$(14,822)	$(995)	$24,215	$(7,696)	$16,519

Net interest income	$15,281	$2,536	$17,817	$26,289	$(179)	$26,110

Note: Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Loans

The average balance of loans increased to $1.8 billion for the year ended March 31, 2003, up $313.1 million from the $1.5 billion average for 2002. The yield on loans for the year decreased 57 basis points, from 8.01% in 2002 to 7.44% in 2003. The decrease in yield is attributed to the impact of adding loans, which were generally originated at lower rates relative to the average yield on the Company’s existing loan portfolio, as a result of the Ambanc Acquisition, and decreases in market interest rates over the past twelve months. Interest income on loans for the year ended March 31, 2003 increased to $134.2 million from $119.4 million in 2002. The increase in average balances for the year resulted in a $23.7 million increase in interest income, which was offset in part by a $8.9 million decrease in interest income due to lower rates. An increase of $641.3 million in the average balance of loans in 2002 from 2001, slightly offset by a decrease in rates earned from 8.70% in 2001 to 8.01% in 2002 resulted in an increase of $45.5 million in interest earned on loans for the year ended March 31, 2002 as compared to 2001.

Total loans were $1.6 billion at March 31, 2003, down $255.1 million from $1.9 billion at March 31, 2002. Loans secured by residential real estate decreased from $1.2 billion, or 63.2% of total loans at March 31, 2002, to $968.9 million, or 58.8% of total loans at March 31, 2003. Commercial real estate loans decreased $19.1 million to $410.6 million at March 31, 2003 from $429.7 million at March 31, 2002. The decreases in residential and commercial real estate loans are generally due to prepayments as a result of the lower rate environment. Management expects the prepayment trend to continue as long as rates remain at these historically low levels. While the Company does retain many refinanced mortgages, other mortgages are refinanced at other institutions if the Company’s loan rates are not as low as the then current market. Many lenders in the Company’s market area have been and continue to be very aggressive in pricing residential and commercial real estate loans. Manufactured housing loans decreased $7.1 million to $60.6 million at March 31, 2003 from $67.7 million at March 31, 2002. Management intends to continue to reduce the portfolio of manufactured housing loans gradually through normal paydown activity while it continues its focus on commercial real estate and commercial lending, as well as residential lending. These decreases were offset in part by an increase in commercial loans to $112.9 million at March 31, 2003 from $109.1 million at March 31, 2002. Financed insurance premiums increased $10.4 million to $41.2 million at March 31, 2003 from $30.7 million at March 31, 2002.

During the years ended March 31, 2002 and 2001, the Company transferred $6.9 million and $40.4 million, respectively, of fixed rate performing residential mortgage loans from loans into the loans held for sale category. These transfers were part of management’s continuing efforts to manage interest rate risk and liquidity thresholds, and to partially fund a portion of the purchase price for the Company’s acquisition of Cohoes.

Loan Portfolio Analysis

March 31,	2003		2002		2001		2000		1999

(In thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Loans secured by real estate:
Residential	$968,923	58.8%	$1,203,866	63.2%	$515,584	58.4%	$491,811	59.7%	$295,466	51.1%
Commercial	410,604	24.9	429,692	22.6	167,344	19.0	138,891	16.9	91,480	15.8
Construction	21,615	1.3	18,378	1.0	9,306	1.1	9,144	1.1	3,401	0.6

Total loans secured by real estate	1,401,142	85.0	1,651,936	86.8	692,234	78.5	639,846	77.7	390,347	67.5

Other loans:
Manufactured housing	60,610	3.7	67,660	3.6	75,287	8.6	81,542	9.9	90,354	15.6
Commercial	112,905	6.8	109,083	5.7	60,311	6.9	37,167	4.5	29,024	5.0
Financed insurance premiums	41,159	2.5	30,727	1.6	38,216	4.3	51,796	6.3	57,901	10.0
Consumer	29,114	1.8	38,416	2.0	17,943	2.0	15,536	1.9	12,440	2.2

Total other loans	243,788	14.8	245,886	12.9	191,757	21.8	186,041	22.6	189,719	32.8

Unearned discount, net deferred loan origination fees and costs, and purchase accounting adjustments	4,156	0.2	6,382	0.3	(2,579)	(0.3)	(2,032)	(0.3)	(1,967)	(0.3)

Total loans	$1,649,086	100.0%	$1,904,204	100.0%	$881,412	100.0%	$823,855	100.0%	$578,099	100.0%
Allowance for loan losses	(38,276)		(36,572)		(22,325)		(19,608)		(14,296)

Net loans	$1,610,810		$1,867,632		$859,087		$804,247		$563,803

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Securities

The average balance of securities available for sale (“securities”) increased $45.8 million to $227.3 million for the year ended March 31, 2003, up from $181.5 million for the year ended March 31, 2002. This increase is attributed primarily to the Ambanc Acquisition, as well as the reinvestment of Federal funds sold into securities. Interest income earned on securities of $11.7 million for the year ended March 31, 2003 was up slightly from the $11.4 million earned in 2002. The increase in average balance for the year resulted in a $2.6 million increase in interest income earned on securities that was almost entirely offset by a $2.2 million decrease in interest income earned due to lower rates. Average securities for the year ended March 31, 2002 were $49.2 million lower than the average balance of securities in 2001. This decrease was primarily the result of sales of securities used to partially fund the Cohoes Acquisition, as well as the Company’s continued efforts to change the asset mix from lower yielding securities to higher yielding loans. Lower average balances as well as a decrease in average rates earned resulted in a reduction of $4.4 million in interest on securities in 2002 from 2001.

Securities at March 31, 2003 were $341.5 million, up $118.1 million from the $223.5 million held as of March 31, 2002. The increase was due to the aforementioned reinvestment of Federal funds sold into securities, offset slightly by sales, maturities, calls and paydowns of securities during the year ended March 31, 2003. Management anticipates further increases in securities as the level of Federal funds sold is reduced and reinvested.

Federal Funds Sold

The average balance of Federal funds sold of $261.9 million for the year ended March 31, 2003 generated $4.0 million in interest income for the year. The average balance in 2003 was an increase of $163.5 million from 2002 and resulted in a $2.8 million increase in interest earned due to higher average balances, partially offset by a decrease of $1.1 million due to lower rates. At March 31, 2003, the Company had $303.3 million in Federal funds, up $126.5 million from the $176.8 million at March 31, 2002. The Company is currently utilizing Federal funds for short-term liquidity and for asset/liability management purposes, including the locking in of favorable interest rates on long-term borrowings. The increases in Federal funds sold are a result of loan prepayments, offset by purchases of securities. As noted above, the balance of Federal funds should decrease as management redeploys some Federal funds sold into higher yielding securities and as loan demand increases and prepayment activity declines.

Funding Sources

The Company utilizes traditional deposit products such as time, savings, N.O.W. and money market deposits as its primary source for funding. Other sources such as short-term FHLB advances and long-term FHLB borrowings, however, are utilized as necessary to support the Company’s growth in assets and to achieve interest rate sensitivity objectives. The average balance of interest-bearing liabilities increased to $2.0 billion for the year ended March 31, 2003, from $1.5 billion for the year ended March 31, 2002. This increase in average balances is attributed primarily to the completion of the Ambanc Acquisition. Interest expense for the year ended March 31, 2003 was $56.4 million, down $995 thousand from the previous year. The increase in volume, which was more than offset by a decrease in the average rate paid from 3.75% to 2.79%, resulted in the overall decrease in interest expense for the year. Average interest-bearing liabilities for the year ended March 31, 2002 were $639.9 million higher than 2001. This increase in volume, attributed primarily to the Cohoes Acquisition and to a lesser extent the Ambanc Acquisition, slightly offset by a decrease in the average rates paid, resulted in an overall increase of $16.5 million in interest expense between the two years. Interest-bearing liabilities at March 31, 2003 declined $51.4 million to $2.0 billion from $2.1 billion at March 31, 2002.

Deposits

The average balance of savings accounts increased $202.1 million to $540.1 million for the year ended March 31, 2003, up from $338.0 million for the previous year. This increase is primarily due to the impact of the Ambanc Acquisition during March 2002. Interest expense on savings accounts increased from $8.0 million for the year ended March 31, 2002 to $9.8 million in 2003 as a result of the increase in average balances, offset in part by the decrease in rates paid from 2.36% to 1.82%. Average rates paid on savings accounts declined due to market competition from 2.54% in 2001 to 2.36% in 2002. This decline in rates was more than outweighed by the increase in the average balance of savings accounts, from $174.0 million in 2001 to $338.0 million in 2002, as a result of the Cohoes and Ambanc Acquisitions during the year ended March 31, 2002, resulting in an overall increase in interest expense during 2002 of $3.6 million.

The average balance of N.O.W. and money market accounts increased to $315.2 million for the year ended March 31, 2003, up from $201.8 million in 2002. This increase was primarily the result of the impact of the Ambanc Acquisition during March 2002. Interest expense on N.O.W. and money market accounts increased from $3.8 million in 2002 to $4.2 million in the year ended March 31, 2003, as a decrease in average rates paid from 1.87% to 1.32% somewhat offset the effect of the higher average balances. Average rates paid on N.O.W. and money market accounts declined due to market competition from 2.49% in 2001 to 1.87% in 2002. This decline in rates partially offset the increase in higher average balances resulting in an increase of interest expense of $606 thousand from 2001 to 2002.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

The average balance of time deposits increased from $617.5 million for the year ended March 31, 2002 to $728.4 million for the year ended March 31, 2003, primarily due to the Ambanc Acquisition. Interest expense on time deposits decreased a total of $5.9 million for the year ended March 31, 2003 from the comparable period in 2002. Average rates paid on time deposits of 3.11% for the year ended March 31, 2003 were down 152 basis points from 4.63% in 2002, which more than offset the effect of the higher average balances and resulted in the decrease in interest expense on time deposits in 2003. For the year ended March 31, 2002, the increase in average balance of $238.2 million from 2001 more than offset the decrease in average rates paid from 5.41% in 2001 to 4.63% in 2002 for an increase in interest expense of $8.1 million.

Total deposits were $1.8 billion at both March 31, 2003 and 2002. Noninterest-bearing deposits increased during the same time period from $175.0 million at March 31, 2002 to $190.3 million at March 31, 2003. Increases were generally the result of the Company’s continued focus on commercial services, including commercial deposits, and general economic conditions which resulted in more customers moving funds from time deposits to demand accounts and other savings products. Additionally, the Company established a commercial bank subsidiary, Hudson River Commercial Bank, which began accepting municipal deposits in November 2002. At March 31, 2003, municipal deposits were $11.1 million.

Short-term FHLB Advances and Long-term FHLB Borrowings

The average balance of short-term FHLB advances decreased to $411 thousand for the year ended March 31, 2003, from $23.2 million in 2002 and $146.4 million in 2001. Interest expense on these borrowings decreased $983 thousand for the year ended March 31, 2003 when compared to 2002. This decrease is primarily the result of the Company taking advantage of opportunities to enhance its interest rate risk profile by shifting shorter-term FHLB advances into long-term funding, at generally lower rates than were available in the local time deposit market.

The average balance of long-term FHLB borrowings was $408.4 million for the year ended March 31, 2003, an increase of $88.9 million from the $319.5 million for the year ended March 31, 2002. The Company had an average balance of $50.0 million in long-term FHLB borrowings during the year ended March 31, 2001. The increase in this category was primarily attributed to the movement of short-term advances into long-term borrowings at generally lower rates, the need to fund the Cohoes Acquisition, and management’s continued monitoring of the Company’s interest rate risk profile. Additionally, the Company acquired $63.8 million of long-term borrowings from the Cohoes Acquisition and $101.0 million from the Ambanc Acquisition.

The Company had no short-term FHLB advances at March 31, 2003 or 2002. Long-term FHLB borrowings decreased to $386.6 million at March 31, 2003, from $450.7 million at March 31, 2002. The decrease in this category was primarily attributed to the calls, maturities and scheduled repayment of borrowings. The interest rates on the long-term FHLB borrowings are generally fixed with remaining maturities ranging from four months to ten years, with call options ranging from four months to four years. See further information on borrowings in note 7 to the consolidated financial statements.

Net Interest Income

Net interest income for the year ended March 31, 2003 was $94.6 million, up from $76.8 million in 2002 and $50.7 million in 2001. These increases were the result of increases in average earning assets and lower rates paid on interest-bearing liabilities, offset in part by higher average balances of interest-bearing liabilities and lower rates earned on earning assets. As a result of these volume and rate fluctuations, the Company’s net interest margin for the year ended March 31, 2003 was 4.09%, down from 4.29% in 2002 and 4.58% in 2001. The Company expects that its interest rate margin will continue to decline in the near future due to its asset sensitivity, current market interest rates, and its mix of assets and liabilities.

Noninterest Sensitive Assets and Liabilities

Noninterest sensitive assets include accrued interest receivable, premises and equipment, other real estate owned and repossessed property, goodwill, other intangible assets, and other assets. Premises and equipment amounted to $28.4 million at March 31, 2003, down from $29.2 million at March 31, 2002. Accrued interest receivable decreased $1.9 million from $11.5 million at March 31, 2002 to $9.6 million at March 31, 2003. Other intangible assets decreased from $7.2 million at March 31, 2002 to $6.0 million at March 31, 2003. Other assets were $44.8 million at March 31, 2003, down from $60.1 million at March 31, 2002. These decreases can be attributed to depreciation and amortization on fixed assets and other intangible assets, respectively, a decrease in the loan portfolio and average rates during fiscal 2003 resulting in lower accrued interest receivable, a $10.5 million surrender of a bank-owned life insurance policy acquired in the Ambanc Acquisition, as well as a $6.3 million decrease in the level of the Company’s net taxes receivable primarily due to the fluctuation in timing and amount of income tax payments made.

Noninterest sensitive liabilities include noninterest-bearing deposits (primarily checking accounts) and other liabilities. Noninterest-bearing deposits increased from $175.0 million at March 31, 2002 to $190.3 million at March 31, 2003. This increase is primarily a result of the growth in the Company’s commercial accounts, which are generally noninterest-bearing. Other liabilities decreased from $32.1 million at March 31, 2002 to $27.0 million at March 31, 2003. The decrease is primarily attributed to the continued redemption of Ambanc Holding Co., Inc. shares in connection with the Ambanc Acquisition.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Risk Management

Credit Risk

Credit risk is managed through the interrelationship of loan officer lending authorities, Board of Director oversight, loan policies, a credit administration department, an internal loan review function, and a problem loan committee. These components of the Company’s underwriting and monitoring functions are critical to the timely identification, classification and resolution of problem credits.

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

Total nonperforming assets at March 31, 2003 were $21.0 million or 0.84% of total assets, compared with $19.2 million or 0.77% at March 31, 2002. The $1.8 million increase in total nonperforming assets is the result of a $2.2 million increase in nonaccrual loans and a $418 thousand decrease in foreclosed and repossessed property. Nonaccrual commercial real estate loans increased $3.7 million from March 31, 2002, with finance insurance premiums increasing an additional $1.6 million, partially offset by decreases in residential real estate and manufactured housing nonaccruals of $1.6 million and $948 thousand from March 31, 2002, respectively. The increase in commercial real estate nonaccruals is primarily attributed to one loan totaling $2.6 million which became greater than 90 days past due during the third quarter. The loan was considered in the evaluation of the level of the allowance for loan losses. Management believes that adequate reserves for any anticipated losses relative to this loan are maintained. The increase in financed insurance premium nonaccruals is directly related to the increase in the outstanding balance of these loans.

The $418 thousand decrease in foreclosed and repossessed property was made up of a $351 thousand decrease in repossessed manufactured homes and a $135 thousand reduction in foreclosed commercial real estate properties, partially offset by a increase in foreclosed residential real estate properties from $96 thousand at March 31, 2002 to $164 thousand at March 31, 2003.

As of March 31, 2003, there were $32.5 million of other loans not included in the category of nonperforming loans where known information about the possible credit or other problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms. These loans have been considered by management in conjunction with the analysis of the adequacy of the allowance for loan losses.

Nonperforming Assets
(In thousands)	March 31,	2003	2002	2001	2000	1999

Nonaccruing loans
Residential real estate		$5,836	$7,431	$2,050	$3,199	$2,253
Commercial real estate		7,572	3,905	849	2,536	2,669
Commercial loans		309	751	—	137	—
Manufactured housing		1,932	2,880	3,169	1,911	2,315
Financed insurance premiums		4,057	2,445	2,439	2,453	2,549
Consumer		445	559	81	57	158

Total nonaccruing loans		$20,151	$17,971	$8,588	$10,293	$9,944

Foreclosed and repossessed property
Residential real estate		$164	$96	$161	$85	$258
Commercial real estate		—	135	—	377	474
Repossessed property		670	1,021	615	1,179	1,776

Total foreclosed and repossessed property		$834	$1,252	$776	$1,641	$2,508

Total nonperforming assets		$20,985	$19,223	9,364	$11,934	$12,452

Allowance for loan losses		$38,276	$36,572	$22,325	$19,608	$14,296

Allowance to nonperforming loans		189.95%	203.51%	259.96%	190.50%	143.77%
Nonperforming assets to total assets		0.84	0.77	0.77	1.04	1.41
Nonperforming loans to total loans		1.22	0.94	0.97	1.25	1.72

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Allowance and Provision for Loan Losses

The allowance for loan losses at March 31, 2003 was $38.3 million, up from $36.6 million at March 31, 2002. The allowance as a percentage of nonperforming loans decreased from 203.5% at March 31, 2002 to 190.0% at March 31, 2003. The adequacy of the allowance for loan losses is evaluated quarterly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention, as well as an analysis of the higher risk elements of the Company’s loan portfolio and growth in the loan portfolio. Increases in adversely rated and nonaccrual commercial and commercial real estate loans during the year ended March 31, 2003, generally due to loans acquired as part of the Ambanc Acquisition, resulted in higher reserves allocated to these loan categories by management. Decreases in the outstanding balances of residential loans, manufactured housing loans, and consumer loans resulted in reduced amounts of general reserves allocated to these loan types. These reductions in reserves were offset in some instances by management’s assessment of other general economic trends that tended to offset in part the allowance allocated to these loan types. The increase in outstanding finance insurance premiums, as well as higher amounts of nonaccruals in this loan type, resulted in higher amounts of allowance allocated to financed insurance premiums. As a result of management’s continuing uncertainty concerning economic trends, and the ultimate impact on the repayment ability of the Company’s customers, the unallocated portion of the allowance for loan losses grew during the year ended March 31, 2003. At March 31, 2003, the balance of the allowance for loan losses is management’s best estimate of probable loan losses existing in the loan portfolio. Net charge-offs for the year ended March 31, 2003 were $4.3 million, up from $3.1 million in 2002. Gross charge-offs of $6.1 million for 2003 were up from $4.4 million for the year ended March 31, 2002. The increase in charge-offs can be attributed to the increase in the average balance of the loan portfolio resulting from the Ambanc Acquisition. The Company received a $588 thousand partial recovery during the third quarter on a loan that had been charged off during 1997.

As a result of management’s analysis of the risk characteristics of the loan portfolio, as well as the trends and levels of nonperforming and other delinquent loans and loan charge-offs, a provision for loan losses of $6.0 million was recorded for the year ended March 31, 2003. The $6.0 million provision is up $325 thousand from the $5.7 million provision recorded in 2002. The provision as a percentage of average loans declined from 0.38% in 2002 to 0.33% in 2003. This decline is primarily a result of the increase in average balances of loans outstanding from $1.5 billion for the year ended March 31, 2002 to $1.8 billion for 2003, slightly offset by the increase in the provision. The increase in average loans was a result of the Ambanc Acquisition. The Company continues to maintain certain portfolios of loans with higher credit risk, such as manufactured housing loans, commercial loans and financed insurance premium loans. The growth in loan balances, net charge-offs, risk elements of the Company’s loan portfolio, economic conditions in the Company’s market area and nonperforming loan balances are the primary factors which are considered in determining the levels of the Company’s provision for loan losses.

Loan Loss Experience

(In thousands) Years Ended March 31,	2003	2002	2001	2000	1999

Loans at end of year	$1,649,086	$1,904,204	$881,412	$823,855	$578,099

Average loans during year	$1,803,606	$1,490,547	$849,283	$698,403	$522,974

Allowance for loan loss at beginning of year	$36,572	$22,325	$19,608	$14,296	$8,227
Loan charge-offs:
Residential real estate	(310)	(457)	(312)	(282)	(251)
Commercial real estate	(1,400)	(395)	(643)	(14)	(95)
Commercial loans	(1,418)	(34)	—	(150)	(136)
Manufactured housing	(1,448)	(1,553)	(1,494)	(1,283)	(1,331)
Consumer	(490)	(383)	(166)	(228)	(139)
Financed insurance premiums	(1,052)	(1,566)	(865)	(586)	(1,239)

Total charge-offs	(6,118)	(4,388)	(3,480)	(2,543)	(3,191)

Loan recoveries:
Residential real estate	37	198	188	54	341
Commercial real estate	801	85	187	184	777
Commercial loans	330	—	10	4	17
Manufactured housing	145	113	125	86	73
Consumer	118	75	59	38	25
Financed insurance premiums	391	804	528	281	686

Total recoveries	1,822	1,275	1,097	647	1,919

Loan charge-offs, net of recoveries	(4,296)	(3,113)	(2,383)	(1,896)	(1,272)
Provision charged to operations	6,000	5,675	5,100	6,200	7,341
Allowance acquired	—	11,685	—	1,008	—

Allowance for loan losses at end of year	$38,276	$36,572	$22,325	$19,608	$14,296

Ratio of net charge-offs to average loans during year	0.24%	0.21%	0.28%	0.27%	0.24%

Provision to average loans during year	0.33%	0.38%	0.60%	0.89%	1.40%

Allowance to loans at end of year	2.32%	1.92%	2.53%	2.38%	2.47%

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Market Risk

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company’s business activities.

Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on the Company’s net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than earning assets. When interest-bearing liabilities mature or reprice more quickly than earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

In an attempt to manage its exposure to changes in interest rates, management monitors the Company’s interest rate risk. Management’s asset/liability committee meets monthly to review the Company’s interest rate risk position and profitability, and to recommend strategies for consideration by the Board of Directors. Management also reviews loan and deposit pricing, the Company’s securities portfolio, formulates investment and funding strategies, and oversees the timing and implementation of transactions to assure attainment of the Board’s objectives in the most effective manner. Notwithstanding the Company’s interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

In adjusting the Company’s asset/liability position, the Board and management attempt to manage the Company’s interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company’s interest rate risk position somewhat in order to increase its net interest income. The Company’s results of operations and net portfolio values remain vulnerable to changes in interest rates and to fluctuations in the difference between long- and short-term interest rates.

The primary tool utilized by management to measure interest rate risk is a balance sheet/income statement simulation model. The model is used to execute simulations of the Company’s net interest income performance based upon potential changes in interest rates over a selected period of time. The model’s input data includes earning assets and interest-bearing liabilities, their associated cash flow characteristics, repricing opportunities, maturities and current rates. In addition, management makes certain assumptions in relation to prepayment speeds for all assets and liabilities that possess optionality, including loans, mortgage-backed securities and collateralized mortgage obligations. These assumptions are based on industry standards for prepayments. The sensitivity of certain assets and liabilities to any change in rates is based on assumptions made by management. For instance, management anticipates that as market rates change, deposit rates will not increase or decrease to the same degree.

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

Interest rate risk analyses performed by the Company indicate that the Company is asset sensitive as of March 31, 2003. As a result, rising interest rates projected over a 12 month horizon would have a positive impact on net interest income; conversely, falling interest rates projected over the same 12 month horizon are estimated to have a negative impact on net interest income. Consistent with the asset/liability management philosophy described above, the Company has taken steps to manage its interest rate risk by attempting to match the repricing periods of its earning assets to its interest-bearing liabilities, while still allowing for maximization of net interest income. The Company’s purchases of securities, retention or sale of fixed rate loan products, utilization of longer term borrowings, and emphasis on lower cost, more stable non-certificate deposit accounts are methods the Company has utilized to manage its interest rate risk. Management continuously evaluates various alternatives to address interest rate risk including, but not limited to, the purchase of interest rate swaps, caps, and floors, leveraging scenarios, and changes in asset or funding mix.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

The following table summarizes the percentage change in interest income and interest expense by major earning asset and interest-bearing liability categories as of March 31, 2003 in the rising and declining rate scenarios described above, compared to the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is projected to fall from the flat rate scenario, declining by 0.97% over a 12 month period. Under the rising rate scenario, net interest income is projected to increase by 3.21% from the flat rate scenario over a 12 month period. This level of variability places the Company’s interest rate risk profile well within acceptable Company guidelines.

Percentage Change in Net Interest Income Compared to Flat Rate Scenario

	Declining Rate Scenario	Rising Rate Scenario

Investment securities (includes securities available for sale and Federal funds sold)	(9.03)%	21.84%
Total loans	(2.23)	2.07

Total interest income	(3.14)	4.73

Core deposits	(20.92)	20.92
Time deposits	(4.00)	4.01

Total deposits	(10.88)	10.88
Borrowings	(0.68)	1.77

Total interest expense	(6.96)	7.39

Net interest income	(.97)%	3.21%

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, the Company cannot make assurances as to the predicative nature of these assumptions including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that management might take in responding to or anticipating changes in interest rates.

Liquidity Risk

Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company’s liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals or make new loans or investments.

The Company’s cash inflows result primarily from loan repayments; sales, maturities, principal payments and calls of securities; new deposits; and borrowings from the Federal Home Loan Bank of New York. The Company’s cash outflows consist of new loan originations; security purchases; deposit withdrawals; repayments of borrowings; operating expenses and treasury stock purchases. Net cash inflows from investing activities, primarily consisting of repayments of loans by customers and maturities and calls of securities available for sale offset by purchases of securities, were $149.4 million in the year ended March 31, 2003, up from $18.7 million in 2002. Net cash used in financing activities, primarily consisting of net repayments of borrowings offset in part by increases in deposits, was $44.2 million in 2003. In 2002, financing activities provided net cash amounting to $108.3 million. Management closely monitors the timing of cash inflows and outflows although changes in interest rates, economic conditions, and competitive forces strongly impact the predictability of these cash flows. The Company attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network, and through the use of borrowings. Management believes that the level of the Company’s liquid assets and available credit lines combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of depositors, and meet all other daily obligations of the Company.

Management prepares monthly calculations of both short-term and long-term liquidity. The Company defines short-term liquidity as the ability to meet its cash requirements over a 30-day period. Factors considered in assessing short-term liquidity are maturities of long-term borrowings and time deposits, repayment of short-term borrowings, funding of outstanding loan commitments, and estimated customer deposit withdrawals; offset by short-term investments held by the Company, estimated loan repayments by customers and estimated cash flows from securities available for sale. Long-term liquidity includes all of the factors used in short-term liquidity, as well as additional cash flows from the sale of securities available for sale and funds available from outstanding borrowing lines of credit and other funding sources. The excess of the estimated sources of funds in the short-term or long-term over the estimated uses of funds over the same time periods represents the Company’s liquidity. As a result of the level of the Company’s Federal funds sold as of March 31, 2003, and continued expectations of customer loan repayments, the Company’s short-term and long-term liquidity ratios are higher than the required levels outlined in the Company’s liquidity policy.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Capital Resources

Consistent with its goal to operate a sound and profitable financial organization, the Company continues to maintain a “well-capitalized” institution in accordance with regulatory standards. Total equity was $258.2 million at March 31, 2003, or 10.35% of total assets on that date. As of March 31, 2002, total equity was $230.9 million, or 9.20% of total assets. Ratios of tangible equity to tangible assets were 7.71% and 6.51% as of March 31, 2003 and 2002, respectively. As of March 31, 2003, the Company and the Bank exceeded all of their regulatory capital requirements and the Bank was classified as a well-capitalized institution.

Other Operating Income and Expenses

Total other operating income was $17.3 million for the year ended March 31, 2003, up from the $11.4 million earned in 2002. Other operating income is composed primarily of service charges on deposit accounts, insurance commissions, trust and investment services income, and other income. Income from service charges on deposit accounts increased from $4.6 million in 2002 to $7.3 million in 2003, primarily as a result of the growth in transaction accounts from the Ambanc Acquisition. Income from insurance commissions from the Company’s insurance agency subsidiary (Bostwick) increased $946 thousand to $4.1 million for the year ended March 31, 2003 from the $3.1 million earned in 2002. This increase can be attributed to the expansion of the Company’s market area and customer base. Other income increased $2.3 million to $5.1 million for the year ended March 31, 2003, from $2.8 million in 2002. This increase was primarily the result of a higher level of equity method earnings from the Company’s investment in Homestead Funding, a mortgage banking company, as well as higher broker fees realized from the Company’s own mortgage brokerage subsidiary. Total other operating income in 2002 was $6.6 million more than the $4.8 million earned in 2001. This increase was due primarily to increases in service charges on deposit accounts, insurance commissions, and trust and investment services income.

Total other operating expenses were $60.9 million for the year ended March 31, 2003, up $11.7 million from 2002. This increase was due to higher expenses in compensation and benefits, occupancy and equipment, other intangible assets amortization, and other expenses, partially offset by a reduction in goodwill amortization. Total other operating expenses increased $17.5 million in 2002 from 2001. This increase was due substantially to increases in compensation and benefits, occupancy and equipment, goodwill amortization, and other expenses, partially offset by a reduction in legal and other professional fees and directors’ expense.

Compensation and benefits increased $8.6 million to $32.0 million for the year ended March 31, 2003 from $23.4 million in 2002. This increase is substantially the result of the Ambanc Acquisition with the addition of 14 branches in March 2002. In addition, expenses relating to the Company’s ESOP increased $382 thousand from the year ended March 31, 2002, due to the Company’s higher stock price. Management believes that compensation and benefits may fluctuate in future periods, as costs related to the Company’s ESOP are dependent on the Company’s average stock price. Compensation and benefits increased $9.2 million in 2002 from 2001, primarily as a result of the Cohoes Acquisition in April 2001, as well as larger expenses in 2002 related to the Company’s ESOP.

Occupancy and equipment expenses were $11.7 million for the year ended March 31, 2003, up $2.9 million from 2002. For the year ended March 31, 2001, occupancy and equipment expenses were $5.1 million. These increases are attributed to the growth in the Company’s branch network over the past two years resulting from the Cohoes and Ambanc Acquisitions.

There was no goodwill amortization expense for the year ended 2003, as compared to the $2.9 million and $1.1 million for the years ended 2002 and 2001, respectively. This decline is a result of the Company’s adoption of SFAS No. 142 on April 1, 2002 as discussed previously. The increase in 2002 from 2001 is attributed to the Cohoes Acquisition in April 2001. Other intangible assets amortization was $1.3 million in 2003, $252 thousand in 2002 and $47 thousand in 2001. The increase from 2002 to 2003 is primarily attributed to the Company’s recognition and amortization of the core deposit intangible from the Ambanc Acquisition.

Other expenses were $11.7 million for the year ended March 31, 2003, up from $9.9 million during 2002 and $6.2 million in 2001. The increase in 2003 is the result of general increases associated with the Ambanc Acquisition, and the increase in 2002 from 2001 was due primarily to the Cohoes Acquisition.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Tax Expense

Tax expense increased from $7.0 million for 2001 and $13.8 million for 2002 to $17.1 million for 2003. The increases in 2003 and 2002 are primarily the result of higher income before tax expense. The increase in 2003 is partially offset by a reduction in the Company’s effective tax rate as a result of the adoption of SFAS No. 142 which requires that the Company’s goodwill no longer be amortized but instead be evaluated annually for impairment. The Company’s goodwill is nondeductible.

Quarterly Financial Results

(In thousands, except per share data) Three Months Ended	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	YTD 2003

Interest income	$39,651	$39,238	$36,964	$35,097	$150,950
Interest expense	15,676	14,826	13,506	12,358	56,366

Net interest income	23,975	24,412	23,458	22,739	94,584

Provision for loan losses	1,500	1,500	1,500	1,500	6,000
Other operating income	3,538	3,972	4,572	5,174	17,256
Other operating expenses	15,310	15,276	14,860	15,437	60,883

Income before tax expense	10,703	11,608	11,670	10,976	44,957
Tax expense	4,262	4,542	4,497	3,802	17,103

Net income	$6,441	$7,066	$7,173	$7,174	$27,854

Basic earnings per share	$0.46	$0.51	$0.52	$0.52	$2.01
Diluted earnings per share	0.45	0.49	0.50	0.50	1.95
Cash dividends per share	0.10	0.12	0.12	0.13	0.47

(In thousands, except per share data) Three Months Ended	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002	YTD 2002

Interest income	$32,221	$34,657	$33,287	$33,963	$134,128
Interest expense	13,701	15,374	14,424	13,862	57,361

Net interest income	18,520	19,283	18,863	20,101	76,767

Provision for loan losses	1,400	1,425	1,425	1,425	5,675
Other operating income	2,597	2,668	2,945	3,196	11,406
Other operating expenses	11,668	12,310	11,946	13,255	49,179

Income before tax expense	8,049	8,216	8,437	8,617	33,319
Tax expense	3,345	3,419	3,492	3,534	13,790

Net income	$4,704	$4,797	$4,945	$5,083	$19,529

Basic earnings per share	$0.34	$0.35	$0.36	$0.37	$1.42
Diluted earnings per share	0.33	0.34	0.35	0.36	1.38
Cash dividends per share	0.07	0.09	0.09	0.10	0.35

Impact of Inflation and Changing Prices

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company’s operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent, as the price of goods and services.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Impact of New Accounting Standards

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” The new standard takes effect for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses the accounting for obligations associated with the retirement of tangible long-lived assets and requires a liability to be recognized for the fair value of these obligations in the period they are incurred. Related costs are capitalized as part of the carrying amounts of the assets to be retired and amortized over the assets’ useful lives. The Company adopted SFAS No. 143 as of April 1, 2003. The Company does not expect that SFAS No. 143 will have a material impact on its consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 amends SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and FASB Interpretation (“FIN”) No. 9, “Applying APB Opinions Nos. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method.” SFAS No. 147 removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of SFAS No. 72 and FASB Interpretation No. 9. SFAS No. 147 also amends the provisions of SFAS No. 144 to apply to long-term customer-relationship intangible assets recognized in the acquisition of a financial institution, such as a core deposit intangible. The provisions of SFAS No. 147 were effective as of October 1, 2002. There was no material impact on the Company’s consolidated financial statements as a result of the adoption of SFAS No. 147.

In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others; an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” FIN No. 45 requires certain new disclosures and potential liability recognition for the fair value at issuance of guarantees that fall within its scope. Under FIN No. 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. The Company adopted the disclosure requirements of FIN No. 45 in its March 31, 2003 consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends FASB Statement No. 123, “Accounting for Stock-Based Compensation.” Statement No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Company adopted the new disclosure requirements of SFAS No. 148 in its March 31, 2003 consolidated financial statements. The Company does not expect that SFAS No. 148 will have a material impact on its consolidated financial statements, as the Company does not currently intend on changing its method of accounting for stock-based employee compensation unless mandated by the FASB.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” The objective of this interpretation is to provide guidance on how to identify variable interest entities and how to determine whether or not those entities should be consolidated. The interpretation requires the primary beneficiaries of variable interest entities to consolidate the variable interest entities if they are subject to a majority of the risk of loss or are entitled to receive a majority of the residual returns. It also requires that both the primary beneficiary and all other enterprises with a significant variable interest in a variable interest entity make certain disclosures. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The provisions of FIN No. 46 are not expected to have a material impact on the Company’s consolidated financial statements.

Management’s Discussion & Analysis of Financial Condition and Results of Operations
Hudson River Bancorp, Inc.

Forward-Looking Statements

When used in this annual report or future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “are expected to”, “should continue”, “is anticipated”, “estimate”, “project”, “believe”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company’s business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

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

d.

Changes in competition;

e.

Changes in consumer preferences; and

f.

The Company’s ability to successfully integrate acquired companies.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including those described above, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligations, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Management’s Statement of Responsibility
Hudson River Bancorp, Inc.

The management of Hudson River Bancorp, Inc. is responsible for the preparation, content and integrity of the consolidated financial statements included in this annual report. The consolidated financial statements and related notes have been prepared in conformity with accounting principles generally accepted in the United States of America and, in the judgment of management, present fairly Hudson River Bancorp, Inc.’s financial position, results of operations and cash flows. Management also believes that financial information presented elsewhere in this annual report is consistent with that in the consolidated financial statements.

Management is also responsible for establishing and maintaining internal controls designed to provide reasonable assurance of the accountability and safeguarding of the Company’s assets and, therefore, the integrity of the consolidated financial statements. These corporate-wide controls include self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. There are inherent limitations in the effectiveness of any internal controls, including the possibility of human error and the circumvention or overriding of controls. Management believes that the Company’s internal controls provide reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

The Board of Directors discharges its responsibility for the Company’s consolidated financial statements through its Audit Committee. The Company’s Audit Committee, comprised exclusively of outside directors, also has responsibility for appointing the independent auditors. The Audit Committee meets regularly with both the independent auditors and the internal auditors to review the scope of their audits and audit reports and to discuss action to be taken.

Carl A. Florio President and Chief Executive Officer	Timothy E. Blow Chief Financial Officer

Independent Auditors’ Report

To the Shareholders and Board of Directors
Hudson River Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiaries (the Company) as of March 31, 2003 and 2002, and the related consolidated income statements, statements of changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson River Bancorp, Inc. and subsidiaries as of March 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of April 1, 2002, and as a result ceased amortizing goodwill.

Albany, New York May 2, 2003

Consolidated Balance Sheets
Hudson River Bancorp, Inc.

(In thousands, except share and per share data)	March 31,	2003	2002

Assets
Cash and due from banks		$64,869	$43,738
Federal funds sold		303,300	176,759

Cash and cash equivalents		368,169	220,497

Securities available for sale, at fair value		341,524	223,450
Federal Home Loan Bank of New York (FHLB) stock, at cost		19,332	22,788

Loans		1,649,086	1,904,204
Allowance for loan losses		(38,276)	(36,572)

Net loans		1,610,810	1,867,632

Accrued interest receivable		9,634	11,537
Premises and equipment, net		28,447	29,215
Other real estate owned (OREO) and repossessed property		834	1,252
Goodwill		65,304	65,127
Other intangible assets, net		6,021	7,233
Other assets		44,837	60,076

Total assets		$2,494,912	$2,508,807

Liabilities And Shareholders’ Equity
Liabilities:
Deposits		$1,798,373	$1,768,363
Securities sold under agreements to repurchase		18,357	16,972
Long-term FHLB borrowings		386,628	450,656
Mortgagors’ escrow deposits		6,306	9,787
Other liabilities		27,005	32,112

Total liabilities		2,236,669	2,277,890

Shareholders’ Equity:
Preferred stock, $.01 par value, Authorized 5,000,000 shares		—	—
Common stock, $.01 par value, Authorized 40,000,000 shares; Issued 17,853,750 shares		179	179
Additional paid-in capital		177,467	175,828
Unallocated common stock held by ESOP		(11,128)	(12,552)
Unvested restricted stock awards		(3,495)	(3,999)
Treasury stock, at cost (2,684,621 and 2,661,091 shares)		(29,399)	(28,751)
Retained earnings, substantially restricted		122,630	101,713
Accumulated other comprehensive income (loss)		1,989	(1,501)

Total shareholders’ equity		258,243	230,917

Total liabilities and shareholders’ equity		$2,494,912	$2,508,807

See accompanying notes to consolidated financial statements.

Consolidated Income Statements
Hudson River Bancorp, Inc.

(In thousands, except per share data)	Years Ended March 31,	2003	2002	2001

Interest income
Loans, including fees		$134,238	$119,398	$73,930
Securities available for sale		11,718	11,368	15,802
Securities held to maturity		—	—	380
Federal funds sold		4,012	2,347	7
Loans held for sale		—	89	648
Federal Home Loan Bank of New York stock		982	926	732

Total interest income		150,950	134,128	91,499

Interest expense
Deposits		36,930	40,645	28,246
Securities sold under agreements to repurchase		317	477	206
Short-term FHLB advances		8	991	9,470
Long-term FHLB borrowings		19,111	15,248	2,920

Total interest expense		56,366	57,361	40,842

Net interest income		94,584	76,767	50,657
Provision for loan losses		6,000	5,675	5,100

Net interest income after provision for loan losses		88,584	71,092	45,557

Other operating income
Service charges on deposit accounts		7,329	4,576	1,987
Loan servicing income		128	199	123
Net securities transactions		—	30	771
Net gain (loss) on sales of loans held for sale		—	141	(84)
Insurance commissions		4,090	3,144	599
Trust and investment services income		623	534	181
Other income		5,086	2,782	1,213

Total other operating income		17,256	11,406	4,790

Other operating expenses
Compensation and benefits		32,039	23,424	14,263
Occupancy and equipment		11,718	8,826	5,083
OREO and repossessed property		286	434	723
Advertising		1,611	1,341	1,196
Legal and other professional fees		1,607	1,416	2,031
Goodwill amortization		—	2,901	1,090
Other intangible assets amortization		1,269	252	47
Directors’ expense		663	671	1,072
Other expenses		11,690	9,914	6,204

Total other operating expenses		60,883	49,179	31,709

Income before tax expense		44,957	33,319	18,638
Tax expense		17,103	13,790	6,970

Net income		$27,854	$19,529	$11,668

Basic earnings per share		$2.01	$1.42	$0.86

Diluted earnings per share		$1.95	$1.38	$0.85

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity
Hudson River Bancorp, Inc.

(In thousands, except share and per share data) Years Ended March 31,	2003		2002		2001

Common stock
Balance at beginning and end of year	$179		$179		$179

Additional paid-in capital
Balance at beginning of year	$175,828		$174,732		$174,733
Tax effect of restricted stock award vesting	336		236		41
Adjustment for ESOP shares released for allocation	1,303		860		(42)

Balance at end of year	$177,467		$175,828		$174,732

Unallocated common stock held by ESOP
Balance at beginning of year	$(12,552)		$(14,037)		$(15,583)
Shares of ESOP stock released for allocation (110,416; 115,103; and 119,808 shares)	1,424		1,485		1,546

Balance at end of year	$(11,128)		$(12,552)		$(14,037)

Unvested restricted stock awards
Balance at beginning of year	$(3,999)		$(5,447)		$(6,289)
Grant of restricted stock awards (24,092; 3,925; and 0 shares)	(572)		(59)		—
Amortization of restricted stock awards	972		714		757
Forfeiture of restricted stock awards (10,143; 68,922; and 7,855 shares)	104		793		85

Balance at end of year	$(3,495)		$(3,999)		$(5,447)

Treasury stock
Balance at beginning of year	$(28,751)		$(27,591)		$(24,248)
Purchase of common stock (98,284; 147,749; and 332,500 shares)	(2,278)		(3,005)		(3,258)
Exercise of stock options (60,805; 127,200; and 0 shares)	1,473		2,579		—
Grant of restricted stock awards	261		59		—
Forfeiture of restricted stock awards	(104)		(793)		(85)

Balance at end of year	$(29,399)		$(28,751)		$(27,591)

Retained earnings
Balance at beginning of year	$101,713		$88,112		$79,555
Net income	27,854	$27,854	19,529	$19,529	11,668	$11,668
Cash dividends declared ($0.47; $0.35; and $0.22 per share)	(6,695)		(4,957)		(3,111)
Adjustment for grant of restricted stock awards	311		—		—
Exercise of stock options	(553)		(971)		—

Balance at end of year	$122,630		$101,713		$88,112

Accumulated other comprehensive income (loss)
Balance at beginning of year	$(1,501)		$185		$(7,624)
Unrealized net holding gains (losses) on securities available for sale arising during the year (pre-tax $5,817; ($2,781); and $13,787)		3,490		(1,668)		8,272
Reclassification adjustment for net gains on securities available for sale realized in net income (pre-tax $0; ($30); and ($771))		—		(18)		(463)

Other comprehensive income (loss)	3,490	3,490	(1,686)	(1,686)	7,809	7,809

Comprehensive income		$31,344		$17,843		$19,477

Balance at end of year	$1,989		$(1,501)		$185

Total shareholders’ equity at March 31	$258,243		$230,917		$216,133

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Hudson River Bancorp, Inc.

(In thousands) Years Ended March 31,	2003	2002	2001

Cash flows from operating activities
Net income	$27,854	$19,529	$11,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,799	3,825	2,213
Goodwill and other intangible assets amortization	1,269	3,153	1,137
Provision for loan losses	6,000	5,675	5,100
Deferred tax expense (benefit)	1,642	115	(648)
Amortization of restricted stock awards	972	714	757
ESOP stock released for allocation	2,727	2,345	1,504
Net securities transactions	—	(30)	(771)
Net (gain) loss on sales of loans held for sale	—	(141)	84
Proceeds from sales of loans held for sale	—	22,168	25,226
Net loss on sales and disposals of premises and equipment	337	233	573
Adjustments of OREO and repossessed property to fair value	749	1,371	797
Net gain on sales of OREO and repossessed property	(1,895)	(1,654)	(1,511)
Net decrease (increase) in accrued interest receivable	1,903	918	(144)
Net decrease in other assets	1,180	10,028	586
Net decrease in other liabilities	(5,107)	(13,340)	(11,799)

Net cash provided by operating activities	42,430	54,909	34,772

Cash flows from investing activities
Net cash used in acquisition activities	(327)	(125,741)	—
Proceeds from sales of securities available for sale	—	56,934	5,356
Proceeds from maturities, calls and paydowns of securities available for sale	132,913	59,583	35,150
Purchases of securities available for sale	(245,171)	(17,674)	(3,624)
Proceeds from maturities, calls and paydowns of securities held to maturity	—	—	7,542
Purchase of FHLB stock	(986)	(3,483)	(4,645)
Redemption of FHLB stock	4,442	4,034	—
Net loans repaid by (made to) customers	248,565	54,260	(103,502)
Proceeds from sales of and payments received on OREO and repossessed property	3,821	4,221	4,723
Proceeds from sales of premises and equipment	359	333	—
Surrender (purchase) of bank-owned life insurance	10,520	(10,000)	—
Purchases of premises and equipment	(4,727)	(3,781)	(3,192)

Net cash provided by (used in) investing activities	149,409	18,686	(62,192)

Cash flows from financing activities
Net increase in deposits	30,010	32,805	1,589
Net increase (decrease) in short-term borrowings	1,385	(94,734)	(28,463)
Issuance of long-term FHLB borrowings	75,000	220,000	92,500
Repayments of long-term FHLB borrowings	(139,028)	(41,294)	(10,200)
Net (decrease) increase in mortgagors’ escrow deposits	(3,481)	(2,159)	389
Net proceeds from exercises of stock options	920	1,608	—
Purchases of treasury stock	(2,278)	(3,005)	(3,258)
Dividends paid	(6,695)	(4,957)	(3,111)

Net cash (used in) provided by financing activities	(44,167)	108,264	49,446

Net increase in cash and cash equivalents	147,672	181,859	22,026
Cash and cash equivalents at beginning of year	220,497	38,638	16,612

Cash and cash equivalents at end of year	$368,169	$220,497	$38,638

Supplemental cash flow information
Interest paid	$56,973	$56,009	$39,714
Income taxes paid	15,385	13,505	6,512

Supplemental disclosures of noncash investing and financing activities
Loans transferred to OREO and repossessed property	$2,257	$3,495	$3,144
Adjustment of securities available for sale to fair value, net of tax	3,490	(1,686)	7,809
Loans transferred to loans held for sale	—	6,919	40,418
Securities held to maturity transferred to securities available for sale	—	3,602	—
Acquisition activity:
Fair value of noncash assets acquired	—	1,245,825	—
Fair value of liabilities assumed	—	1,183,772	—

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

(1)  Summary of Significant Accounting Policies

The accounting and reporting policies of Hudson River Bancorp, Inc. (“Parent Company”) and its subsidiaries (referred to together as the “Company”) conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant policies are described below.

Organization

The Company is a bank-based financial services company. The Parent Company’s primary subsidiary, Hudson River Bank & Trust Company (the “Bank”), provides a wide range of banking, financing, fiduciary, brokerage and other financial services to corporate, municipal, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company is regulated by the Office of Thrift Supervision as a unitary savings and loan (“thrift”) holding company. The Bank is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the New York State Banking Department.

Basis of Presentation

The consolidated financial statements include the accounts of Hudson River Bancorp, Inc. and its subsidiaries. All material intercompany accounts and transactions have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes. Amounts in the prior years’ consolidated financial statements have been reclassified whenever necessary to conform with the current year’s presentation.

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

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, and federal funds sold.

Securities Financing Arrangements

Securities purchased under agreements to resell (“resale agreements”) and securities sold under agreements to repurchase (“repurchase agreements”) are carried as short-term investments and borrowings, respectively, at the amounts at which the securities were initially acquired or sold. These transactions are usually overnight, fixed-coupon agreements and require collateral to be delivered to the Company’s custodial account (resale agreements) or segregated at the Company’s third party custodian (repurchase agreements). In the case of resale agreements, the Company requires that the fair value of the underlying securities received exceed the amount of the agreement at all times.

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using an effective interest method. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss. As a member of the Federal Home Loan Bank of New York (the “FHLB”), the Company is required to hold FHLB stock which is carried at cost since there is no readily available market value. At March 31, 2003 and 2002, the Company did not hold any securities considered to be trading securities.

Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities reflecting a decline in value which is other than temporary, if any, are charged to income and reported as a component of “net securities transactions” in the consolidated income statements.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

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

The impairment of a loan is measured based on the present value of the expected future cash flows, discounted at the loan’s effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan’s carrying value in excess of expected cash flows or collateral value is specifically reserved for or is charged to the allowance for loan losses. The Company’s impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

Allowance for Loan Losses

The allowance for loan losses is a reserve established for probable losses inherent in the loan portfolio. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans. Historical loss rates are applied to existing loans with similar characteristics. The loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of various factors. The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as loan loss experience, changes in experience, ability and depth of lending management and staff, changes in the composition and volume of the loan portfolio, trends in the volume of past due, nonaccrual and other loans, and management’s assessment of the risks inherent in the loan portfolio, as well as other external factors, such as competition, legal developments and regulatory guidelines.

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

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets (up to fifty years for buildings and generally three to seven years for furniture and equipment). Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related leases, including any probable renewals, or the estimated useful lives of the assets.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

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

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase price over the fair value of net assets acquired for transactions accounted for using the purchase method of accounting. Other intangibles represent primarily the net present value of the future economic benefits to be derived from the purchase of core deposits (“core deposit intangible”), which are being amortized on an accelerated basis over their estimated useful lives of approximately ten years. Effective July 1, 2001, the Company adopted certain provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. For all business combinations completed after June 30, 2001, such as the Ambanc Acquisition (see note 2), goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment tests. The Company had no indefinite-lived intangible assets at March 31, 2003.

The Company adopted the remaining provisions of SFAS No. 142 on April 1, 2002. Under these rules, all goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with the provisions of SFAS No. 142. Other intangible assets continue to be amortized over their estimated useful lives. In addition, SFAS No. 142 required that the Company complete an initial transitional impairment assessment on all goodwill recognized in its consolidated financial statements within six months of the statement’s adoption to determine if a transitional impairment charge was needed. Management completed the initial impairment assessment during the year ended March 31, 2003, and determined that no impairment charge was required.

Bank-Owned Life Insurance

Bank-owned life insurance is carried at the cash surrender value of the underlying insurance polices. Income (loss) is recorded based on increases (decreases) in the cash surrender value.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management’s judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Insurance Commissions

Insurance commissions income is recognized when billed to the customer, net of commissions paid to the producing agent. In addition, certain contingent commissions may be received by the Company, from underwriting companies, based on its ability to meet sales goals and loss experience targets. These contingent commissions are recognized as income when received.

Employee Benefit Costs

The Company maintains a noncontributory retirement pension plan covering substantially all employees, as well as a benefit restoration plan covering certain executives. The costs of these plans, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. The Company also provides certain postretirement medical benefits to employees and retirees meeting certain age and time of service requirements, as well as dental benefits to a closed group of retirees. The cost of postretirement benefits other than pensions is recognized on an accrual basis as employees perform services to earn the benefits.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Stock-Based Compensation

The fair value of the shares awarded under the Company’s Recognition and Retention Plan (“RRP”), measured as of the grant date, is recognized as unearned compensation (a component of shareholders’ equity) and amortized to compensation expense as the shares become vested. Shares awarded under the RRP are transferred from treasury stock at cost with any difference between the cost basis of the treasury shares and the fair market value of the shares on the grant date recorded to retained earnings.

Compensation expense recognized for the Company’s Employee Stock Ownership Plan (“ESOP”) is equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of the shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to shareholders’ equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is reflected as a reduction of shareholders’ equity.

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its Stock Option Plan. For fixed stock option awards, compensation expense is not recognized for awards to employees and directors since the exercise price of the option is equal to the fair value of the underlying stock at the grant date. SFAS No. 123, “Accounting for Stock-Based Compensation,” requires companies not using a fair value based method of accounting for stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The pro forma effects of stock-based compensation arrangements are based on the estimated grant date fair value of stock options that are expected to vest calculated pursuant to the provisions of SFAS No. 123. Pro forma compensation expense, net of applicable income tax effect, is recognized over the vesting period.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended March 31, 2003 and 2002: dividend yield of 1.69% and 1.85%; expected volatility of 44.07% and 31.88%; risk-free interest rates of 5.12% and 4.92%; and expected lives of 5 years. The weighted-average fair value at the grant date for the options granted during 2003 and 2002 was $9.39 and $4.62, respectively. There were no options granted during the year ended March 31, 2001.

Pro forma disclosures for the Company for the years ended March 31, 2003, 2002 and 2001 utilizing the estimated fair value of all options granted since plan inception and an assumed 5% forfeiture rate (adjusted for actual forfeitures) are as follows:

(In thousands, except per share data)	For the Years Ended March 31,	2003	2002	2001

Net income:
As reported		$27,854	$19,529	$11,668
Add: Stock-based compensation expense related to restricted stock awards, included in reported net income, net of related tax effects		583	428	455
Deduct: Pro forma stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects		(1,098)	(850)	(974)

Pro forma		$27,339	$19,107	$11,149

Basic earnings per share:
As reported		$2.01	$1.42	$0.86
Pro forma		1.97	1.39	0.82
Diluted earnings per share:
As reported		1.95	1.38	0.85
Pro forma		1.91	1.35	0.81

Because the Company’s stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing model, in management’s opinion, does not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended March 31, 2003, 2002 and 2001 may not be representative of the pro forma effects on reported net income or earnings per share for future years.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

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

Financial Instruments

In the normal course of business, the Company is a party to certain financial instruments with off-balance sheet risk such as commitments to extend credit, unused lines of credit and standby letters of credit. The Company’s policy is to record such instruments when funded.

Trust Assets

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated balance sheets since these items are not assets of the Company.

Comprehensive Income

Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported directly in shareholders’ equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale. Accumulated other comprehensive income or loss, which is a component of shareholders’ equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

Segment Reporting

The Company’s operations are primarily in the financial services industry and include providing to its customers traditional banking services. The Company operates primarily in the Capital District region of New York. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company’s only reportable segment.

(2)  Business Combinations

On April 20, 2001, the Company completed the merger of Cohoes Bancorp, Inc. (“Cohoes”), a bank holding company headquartered in Cohoes, New York, with and into Hudson River Bank & Trust Company, the Company’s principal bank subsidiary. Cohoes operated 20 branches in the Capital District region of New York State. The Company paid $140.0 million in cash in exchange for the Cohoes shares outstanding at the time of acquisition. In addition, based on the terms of the merger agreement, the Company paid $11.0 million in cash for the outstanding restricted stock and unexercised stock options granted by Cohoes.

Acquired assets, loans and deposits of Cohoes on April 20, 2001 totaled approximately $705.4 million, $623.4 million and $502.1 million, respectively. The transaction has been accounted for using the purchase method of accounting and, accordingly, operations acquired from Cohoes have been included in the Company’s financial results since the acquisition date. In connection with the acquisition, the Company recorded approximately $31.0 million of goodwill. Through March 31, 2002, the goodwill was being amortized over twenty years using the straight-line method. Subsequent to March 31, 2002, the goodwill was not amortized, but is instead evaluated for impairment on at least an annual basis.

On March 8, 2002, the Company completed the merger of Ambanc Holding Co, Inc. (“Ambanc”), a bank holding company headquartered in Amsterdam, New York, with and into Hudson River Bank & Trust Company. Ambanc operated 14 branches in the Capital District region of New York State. The Company paid $96.7 million in cash in exchange for the Ambanc shares outstanding at the time of acquisition. In addition, based on the terms of the merger agreement, the Company paid $3.8 million in cash for the outstanding and unexercised stock options granted by Ambanc.

The transaction has been accounted for using the purchase method of accounting and, accordingly, operations acquired from Ambanc have been included in the Company’s financial results since the acquisition date. In connection with the acquisition, the Company recorded approximately $25.9 million of nondeductible goodwill, and $6.8 million of core deposit intangible. The goodwill was not and will not be amortized, but is instead evaluated at least annually for impairment. The core deposit intangible is being amortized over approximately ten years using an accelerated method.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

During the years ended March 31, 2002 and 2001, the Company made additional equity investments in C.W. Bostwick, Inc. (“Bostwick”), an insurance brokerage agency. Since January 2001, the financial results of Bostwick have been consolidated with those of the Company. Goodwill and other intangibles recorded as a result of these additional investments were not significant. During the year ended March 31, 2003, Bostwick acquired the businesses of two small insurance agencies. The assets acquired and liabilities assumed were not significant, however, intangibles amounting to $150 thousand were acquired and are being amortized over their estimated useful lives of three years. Bostwick recorded goodwill amounting to $177 thousand as a result of these transactions. The goodwill will be evaluated at least annually for impairment and will not be amortized.

(3) Securities Available for Sale

The amortized cost, gross unrealized gains and losses and approximate fair value of securities at March 31, 2003 and 2002 are as follows:

				2003

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

U.S. Government and Agency securities	$123,520	$749	$(21)	$124,248
Corporate debt securities	64,438	3,411	(2,312)	65,537
Tax-exempt securities	20,631	480	—	21,111
Collateralized mortgage obligations	83,775	429	(346)	83,858
Mortgage-backed securities	36,783	1,011	(244)	37,550
Equity securities	8,643	564	(406)	8,801
Other securities	419	—	—	419

Total securities available for sale	$338,209	$6,644	$(3,329)	$341,524

				2002

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

U.S. Government and Agency securities	$28,038	$15	$(1,018)	$27,035
Corporate debt securities	58,043	529	(2,439)	56,133
Tax-exempt securities	16,022	15	(314)	15,723
Collateralized mortgage obligations	57,304	670	(345)	57,629
Mortgage-backed securities	60,758	490	(415)	60,833
Equity securities	5,287	340	(30)	5,597
Other securities	500	—	—	500

Total securities available for sale	$225,952	$2,059	$(4,561)	$223,450

During the years ended March 31, 2003, 2002 and 2001, the Company realized no gains or losses related to the calls of securities. The Company realized no gains or losses from the sale of securities available for sale during the year ended March 31, 2003. The Company received $56.9 million in proceeds from the sale of securities available for sale during the year ended March 31, 2002, realizing gross gains of $194 thousand and gross losses of $164 thousand. During the year ended March 31, 2001, the Company received $5.4 million in proceeds from the sale of securities available for sale, realizing gross gains of $771 thousand and no gross losses.

Securities available for sale (exclusive of equity securities) by remaining contractual maturity as of March 31, 2003 are presented below. Expected maturities will differ from contractual maturities as a result of prepayments and calls.

(In thousands)	Amortized Cost	Approximate Fair Value

Due in one year or less	$4,006	$4,018
Due after one through five years	144,622	146,203
Due after five through ten years	24,473	24,736
Due after ten years	156,465	157,766

Total	$329,566	$332,723

The carrying value of securities pledged as required by law and for other purposes amounted to $94.0 million and $142.1 million at March 31, 2003 and 2002, respectively. Included in these amounts are $18.7 million and $33.7 million at March 31, 2003 and 2002, respectively, representing amounts pledged to secure securities sold under agreements to repurchase.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

(4) Net Loans

A summary of net loans as of March 31 is as follows:

(In thousands)	2003	2002

Loans secured by real estate
Residential one-to-four family	$968,923	$1,203,866
Commercial	410,604	429,692
Construction	21,615	18,378

Total loans secured by real estate	1,401,142	1,651,936

Other loans
Manufactured housing	60,610	67,660
Commercial	112,905	109,083
Financed insurance premiums	41,159	30,727
Consumer	29,114	38,416

Total other loans	243,788	245,886

Unearned discount, net deferred loan origination fees and costs and purchase accounting adjustments	4,156	6,382

Total loans	1,649,086	1,904,204
Allowance for loan losses	(38,276)	(36,572)

Net loans	$1,610,810	$1,867,632

Changes in the allowance for loan losses during the years ended March 31 were as follows:

(In thousands)	2003	2002	2001

Allowance for loan losses at beginning of year	$36,572	$22,325	$19,608
Provision charged to operations	6,000	5,675	5,100
Loans charged-off	(6,118)	(4,388)	(3,480)
Recoveries on loans charged-off	1,822	1,275	1,097
Allowance acquired	—	11,685	—

Allowance for loan losses at end of year	$38,276	$36,572	$22,325

Total nonperforming loans at March 31, 2003, 2002 and 2001 consisted solely of loans in nonaccrual status and amounted to $20.2 million, $18.0 million and $8.6 million, respectively. At March 31, 2003, 2002 and 2001, there were no loans past due 90 days or more and still accruing interest, troubled debt restructurings or material commitments to extend further credit to borrowers with nonperforming loans.

Accumulated interest on nonaccrual loans, as shown above, of approximately $759 thousand, $634 thousand and $349 thousand, was not recognized in interest income during the years ended March 31, 2003, 2002 and 2001, respectively. Approximately $972 thousand, $652 thousand and $491 thousand of interest on nonaccrual loans, as shown above, was collected and recognized in interest income during the years ended March 31, 2003, 2002 and 2001, respectively.

At March 31, 2003 and 2002, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $7.9 million and $4.7 million, respectively, for which the related allowance for loan losses was $1.8 million at March 31, 2003 and $1.4 million at March 31, 2002. As of March 31, 2003 and 2002, there were no impaired loans which did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the years ended March 31, 2003, 2002 and 2001 was $6.0 million, $3.7 million and $1.0 million, respectively. The interest income accrued on those impaired loans or recognized using the cash basis of income recognition was not significant for the years ended March 31, 2003, 2002 and 2001.

Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company’s normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 1% of total shareholders’ equity at both March 31, 2003 and 2002.

The Company has an unconsolidated equity investment in Homestead Funding Corp., a mortgage-banking company. The Company has a $20.0 million warehouse line of credit relationship with Homestead which was made in the ordinary course of business at the Company’s normal credit terms, including interest rate and collateralization. There was $16.6 million and $7.3 million outstanding on this line as of March 31, 2003 and 2002, respectively.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

(5) Premises and Equipment

A summary of premises and equipment at March 31 is as follows:

(In thousands)	2003	2002

Buildings and land	$31,035	$29,514
Furniture and equipment	13,280	18,807
Leasehold improvements	2,769	3,942

Total	47,084	52,263
Accumulated depreciation and amortization	(18,637)	(23,048)

Premises and equipment, net	$28,447	$29,215

Depreciation and amortization expense was approximately $4.8 million, $3.8 million and $2.2 million, for the years ended March 31, 2003, 2002 and 2001, respectively.

(6) Goodwill and Other Intangible Assets

As of April 1, 2002, the Company had unamortized goodwill in the amount of $65.1 million, which was subject to the transition provisions of SFAS No. 142. During the year ended March 31, 2003, the Company completed its evaluation of whether any transitional impairment losses were required to be recognized as the cumulative effect of a change in accounting principle and determined that there were no transitional impairment losses.

The following table reconciles reported net income to adjusted net income, as if the provisions of SFAS No. 142 for the non-amortization of goodwill had been in effect during the years ended March 31, 2002 and 2001:

(In thousands, except per share data)	For the Years Ended March 31,	2003	2002	2001

Reported net income		$27,854	$19,529	$11,668
Add: Goodwill amortization (not tax-deductible)		—	2,901	1,090

Net income, as adjusted		$27,854	$22,430	$12,758

Reported basic earnings per share		$2.01	$1.42	$0.86
Add: Goodwill amortization		—	0.22	0.08

Basic earnings per share, as adjusted		$2.01	$1.64	$0.94

Reported diluted earnings per share		$1.95	$1.38	$0.85
Add: Goodwill amortization		—	0.21	0.08

Diluted earnings per share, as adjusted		$1.95	$1.59	$0.93

The following table shows the gross carrying amount and accumulated amortization of other intangible assets that are subject to amortization:

			At March 31, 2003

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Core deposit intangible	$6,781	$1,153	$5,628
Other intangible assets	627	234	393

Total	$7,408	$1,387	$6,021

			At March 31, 2002

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Core deposit intangible	$6,781	$—	$6,781
Other intangible assets	570	118	452

Total	$7,351	$118	$7,233

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Estimated amortization expense related to intangible assets for each of the next five years is as follows:

(In thousands)

Years ending March 31,
2004	$1,032
2005	856
2006	701
2007	587
2008	577

During the year ended March 31, 2003, no goodwill impairment charges were recorded. Goodwill of $177 thousand was recognized during 2003 in connection with the acquisition of two small insurance agencies.

(7) Deposits

Deposit account balances at March 31 are summarized as follows:

(In thousands)	2003	2002

Savings	$577,259	$505,252
N.O.W. and money market	353,257	284,851
Time deposits	677,605	803,283
Noninterest-bearing	190,252	174,977

Total deposits	$1,798,373	$1,768,363

The aggregate amount of time deposit accounts with a balance of $100 thousand or greater was $96.8 million and $123.7 million at March 31, 2003 and 2002, respectively.

The approximate amounts of contractual maturities of time deposits at March 31, 2003 are as follows:

(In thousands)

Years ending March 31,
2004	$448,616
2005	93,592
2006	62,457
2007	26,944
2008	45,535
Thereafter	461

Total time deposits	$677,605

(8) Borrowings

Securities Sold Under Agreements to Repurchase

The Company enters into repurchase agreements with certain commercial banking clients. The agreements to repurchase assets correspond with the sale of the Company’s securities, which are treated as financings for financial statement purposes. The securities subject to repurchase agreements are segregated from the portfolio of securities maintained by a third party until maturity of the agreements. At March 31, 2003, the balance of securities sold under agreements to repurchase was $18.4 million with a weighted-average rate of 1.28%. At March 31, 2002, the balance of securities sold under agreements to repurchase was $17.0 million with a weighted-average rate of 1.85%. The balance as of both dates was due within 30 days.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Short-term FHLB Advances

The Bank has a line of credit with the FHLB totaling $100.0 million. This short-term borrowing program is based upon either an overnight or thirty-day borrowing period with interest based generally upon a spread above the current Federal funds rate. In addition, short-term advances with an original maturity of less than one year are classified in this category. The rates on these borrowings can be either fixed or floating. As of March 31, 2003 and 2002, there were no short-term FHLB advances outstanding. Information regarding short-term FHLB advances during the years ended March 31, 2003, 2002 and 2001 is as follows:

(Dollars in thousands)	For the Years Ended March 31,	2003	2002	2001

Highest amount at month-end		$10,000	$123,600	$171,600
Average amount outstanding		411	23,234	146,391
Weighted-average interest rate		1.95%	4.27%	6.47%

Short-term FHLB advances are collateralized by FHLB stock and a blanket lien on residential real estate loans.

Long-term FHLB Borrowings

Certain long-term FHLB borrowings are callable by the FHLB at pre-determined dates. Scheduled repayments of long-term FHLB borrowings and a schedule of callable borrowings by the first call date as of March 31, 2003 are as follows:

(Dollars in thousands)	Scheduled Payments	Weighted-Average Interest Rate	Callable Amounts	Weighted-Average Interest Rate

Maturing or callable in the year ending March 31,
2004	$25,100	3.18%	$47,500	5.36%
2005	79,726	4.09	5,000	4.49
2006	77,560	4.85	25,000	4.00
2007	10,000	4.44	25,000	4.35
2008	3,801	5.83	—	—
2009 and years after	190,441	5.09	—	—

Total long-term FHLB borrowings	$386,628	4.70%	$102,500	4.74%

Long-term FHLB borrowings are collateralized by $53.7 million in securities available for sale and a blanket lien on residential real estate loans.

(9)  Regulatory Capital

Regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted quarterly average assets of 4.0%, and minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Under their prompt corrective action regulations, regulatory authorities are required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution’s financial statements. The regulations establish a framework for the classification of banks into five categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well-capitalized if it has a Tier 1 capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.

As of March 31, 2003 and 2002, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. As a result of the Company’s acquisition of Ambanc Holding Co., Inc. in March 2002, the Bank’s total risk-based capital ratio declined to 8.87% at March 31, 2002, which was less than the 10.0% required to be categorized as well-capitalized, but which exceeded the minimum capital requirements. This ratio was 12.87% on March 31, 2003, which categorized the Bank as well-capitalized at that date.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

The following is a summary of actual capital amounts and ratios as of March 31, 2003 and 2002 for the Bank, compared to the requirements for minimum capital adequacy and for classification as well-capitalized. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, the Company’s consolidated regulatory capital amounts and ratios as of March 31, 2003 and 2002 are also presented.

				2003

	Actual Capital		Required Ratios

(Dollars in thousands)	Amount	Ratio	Minimum Capital Adequacy	Classification as Well-Capitalized

Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company	$170,789	7.12%	4.00%	5.00%
Hudson River Bancorp, Inc. (consolidated)	187,841	7.84
Tier 1 Risk-Based Capital
Hudson River Bank & Trust Company	170,789	11.60	4.00	6.00
Hudson River Bancorp, Inc. (consolidated)	187,841	12.79
Total Risk-Based Capital
Hudson River Bank & Trust Company	189,436	12.87	8.00	10.00
Hudson River Bancorp, Inc. (consolidated)	206,444	14.06

				2002

	Actual Capital		Required Ratios

(Dollars in thousands)	Amount	Ratio	Minimum Capital Adequacy	Classification as Well-Capitalized

Tier 1 (Leverage) Capital
Hudson River Bank & Trust Company	$116,097	5.88%	4.00%	5.00%
Hudson River Bancorp, Inc. (consolidated)	163,483	8.17
Tier 1 Risk-Based Capital
Hudson River Bank & Trust Company	116,097	7.60	4.00	6.00
Hudson River Bancorp, Inc. (consolidated)	163,483	10.57
Total Risk-Based Capital
Hudson River Bank & Trust Company	135,395	8.87	8.00	10.00
Hudson River Bancorp, Inc. (consolidated)	183,038	11.83

(10)  Stock-Based Compensation Plans

Employee Stock Ownership Plan

The Company established an ESOP on July 1, 1998 to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $18.4 million from the Company and used the funds to purchase 1,428,300 shares of the common stock of the Company in the open market. The loan has been and will continue to be repaid principally from the Bank’s discretionary contributions to the ESOP with annual principal payments due through March 31, 2014. Dividends on the unallocated shares in the ESOP are utilized to reduce the Company’s principal payments. At March 31, 2003, the loan had an outstanding balance of $12.6 million and an interest rate of 8.00%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares are released for allocation among participants based on the total principal and interest payments made during the year as a percentage of all remaining principal and interest payments, including the current year payments. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

Unallocated ESOP shares are pledged as collateral for the loan and are reported as a reduction of shareholders’ equity. The Company reports compensation expense during the year based on the average market price of the shares to be released at year end. The Company recorded approximately $2.7 million, $2.3 million and $1.5 million of compensation expense under the ESOP in the years ended March 31, 2003, 2002 and 2001, respectively.

Shares held by the ESOP as of March 31, 2003 were as follows:

Allocated shares	415,592
Shares released for allocation	110,416
Unallocated shares	862,412

Total shares held by the ESOP	1,388,420

Market value of unallocated shares at March 31, 2003 (In thousands)	$19,818

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Stock Option Plan

On January 5, 1999, the Company’s shareholders approved the Hudson River Bancorp, Inc. 1998 Stock Option and Incentive Plan (“Stock Option Plan”), which was subsequently amended on August 17, 2000 to increase the number of shares in the plan. The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

Under the Stock Option Plan, 1,930,241 shares of authorized but unissued common stock are reserved for issuance upon option exercises. At March 31, 2003, the Company had 874,001 shares available for future grant. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. Options expire ten years following the date of grant. The options granted vest over a period of one to five years from the grant date.

Recognition and Retention Plan

The Company’s shareholders approved the Hudson River Bancorp, Inc. Recognition and Retention Plan on January 5, 1999, which was subsequently amended on August 17, 2000 to increase the number of shares in the plan. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors. Under the RRP, 918,324 shares of authorized but unissued common stock are reserved for issuance under the plan. As of March 31, 2003, the Company had 326,771 shares available for future grant. The Company also has the alternative to fund the RRP with treasury stock.

Employees who were awarded shares (restricted stock) under the RRP vest in those shares over periods of one to ten years commencing one year from the date of grant. The fair market value of the shares awarded under the plan at the grant date is amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares. Compensation expense of $972 thousand, $714 thousand and $757 thousand was recorded in the years ended March 31, 2003, 2002 and 2001, respectively. The remaining unearned compensation cost of $3.5 million and $4.0 million was a reduction of shareholders’ equity at March 31, 2003 and 2002, respectively.

The following is a summary of the Company’s Stock Option Plan and Recognition and Retention Plan activity for the years ended March 31:

		2003		2002		2001

	Shares	Weighted- Average Price(1)	Shares	Weighted- Average Price(1)	Shares	Weighted- Average Price(1)

Stock Option Plan
Options outstanding, beginning of year	888,330	$11.48	1,096,257	$11.45	1,301,437	$11.42
Granted	51,772	23.71	9,200	15.16	—	—
Exercised	(60,805)	11.21	(127,200)	11.41	—	—
Forfeited or expired	(11,062)	10.01	(89,927)	11.50	(205,180)	11.27

Options outstanding, end of year	868,235	$12.25	888,330	$11.48	1,096,257	$11.45

Recognition and Retention Plan
Unvested shares, beginning of year	362,428	$11.45	492,011	$11.45	566,145	$11.45
Granted	24,092	23.71	3,925	15.16	—	—
Vested	(79,588)	12.35	(64,586)	11.68	(66,279)	11.46
Forfeited	(10,143)	10.22	(68,922)	11.50	(7,855)	10.76

Unvested shares, end of year	296,789	$12.24	362,428	$11.45	492,011	$11.45

(1)

The weighted-average price for stock options is the weighted-average exercise price of the options, and for RRP shares, the weighted-average fair value of the stock at the date of grant.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

The following table summarizes information about stock options at March 31, 2003:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Options Outstanding	Weighted- Average Price Per Option	Weighted-Average Remaining Life (Years)	Options Exercisable	Weighted- Average Price Per Option

$ 9.88	3,279	$9.88	6.78	1,407	$9.88
11.50	806,184	11.50	5.77	644,790	11.50
15.16	7,000	15.16	8.06	7,000	15.16
23.71	51,772	23.71	9.01	23,652	23.71

$ 9.88-23.71	868,235	$12.25	5.99	676,849	$11.96

(11)  Employee Benefit Plans

Pension Plan

The Company maintains a noncontributory pension plan (“the Plan”) covering substantially all of its employees meeting certain eligibility requirements. The benefits are computed as a percentage of the highest three-year average annual earnings, as defined by the Plan, multiplied by years of credited service. The Plan limits credited service for benefit calculations to a maximum of thirty years. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. Plan assets consist primarily of investments in fixed-income and equity mutual funds.

During the year ended March 31, 2002, the Company completed the Cohoes and Ambanc Acquisitions. The terms of these acquisitions provided that employees of Cohoes and Ambanc retained by the Company after the acquisitions will not be entered into the Plan as participants until April 1, 2002 for Cohoes employees, and until April 1, 2003 for Ambanc employees. Employees of both Cohoes and Ambanc will receive credit for their years of service as it relates to eligibility and vesting, but not for the accrual of retirement benefits under the Plan. Prior to the acquisition, Ambanc maintained a noncontributory pension plan (“the Ambanc Plan”) which had been frozen as of November 30, 2000, with no further benefit accruals or participants entered into the plan after that date.

The following table sets forth the Plan’s and the Ambanc Plan’s combined funded status and amounts recognized in the Company’s consolidated financial statements at March 31, using a December 31 measurement date:

(In thousands)	2003	2002

Reconciliation of projected benefit obligation
Obligation at beginning of year	$19,013	$12,921
Service cost	625	500
Interest cost	1,301	946
Actuarial loss	271	350
Business combination	—	4,906
Changes in assumptions	1,542	—
Benefits paid	(911)	(610)

Obligation at end of year	$21,841	$19,013

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year	$20,366	$14,564
Actual loss on plan assets	(3,192)	(526)
Employer contributions	4,230	—
Business combination	—	6,938
Benefits paid	(911)	(610)

Fair value of plan assets at end of year	$20,493	$20,366

Reconciliation of funded status
(Unfunded) funded status at end of year	$(1,348)	$1,353
Unrecognized net actuarial loss	7,590	728
Unrecognized prior service cost	11	20

Prepaid pension cost at end of year	$6,253	$2,101

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Net periodic pension cost included in the Company’s consolidated income statements for the years ended March 31 included the following components:

(In thousands)	2003	2002	2001

Service cost	$625	$500	$404
Interest cost	1,301	946	882
Expected return on plan assets	(1,856)	(1,267)	(1,136)
Net amortization and deferral	8	8	(59)

Net periodic pension cost	$78	$187	$91

The actuarial assumptions used in determining the actuarial present value of the projected benefit obligation as of March 31 and the net periodic pension cost for the years ended March 31 were as follows:

	2003	2002	2001

Weighted-average assumptions:
Discount rate	6.50%	7.00%	7.25%
Rate of compensation increase	4.25	4.25	4.75
Expected return on plan assets	8.50	8.50	8.50

Postretirement Benefits

The Company provides certain postretirement benefits to employees and retirees meeting certain age and time of service requirements. Active employees are eligible for retiree medical coverage upon reaching age 55 with 10 years of service. The medical portion of the plan is contributory, with retiree contributions based on years of service and their retirement date. Effective January 1, 2003, the Company’s postretirement benefits plan was amended such that retiree contribution percentages will be increased by 10% annually until the retiree is responsible for 100% of the insurance premium. The plan amendment resulted in an unrecognized prior service credit which will be amortized over the average future service period of those participants expected to receive benefits. Postretirement dental coverage is in effect for a closed group of retirees. The dental portion of the plan is noncontributory. The funding policy of the plan is to pay claims and/or insurance premiums as they come due. Employees of both Cohoes and Ambanc retained by the Company after the acquisitions receive credit for accrual purposes beginning with the respective acquisition dates.

The following table presents the amounts recognized in the Company’s consolidated financial statements at March 31, using a December 31 measurement date:

(In thousands)	2003	2002

Reconciliation of accumulated postretirement benefit obligation
Obligation at beginning of year	$4,810	$2,501
Service cost	127	109
Interest cost	326	246
Actuarial loss	418	114
Benefits paid	(204)	(114)
Plan amendments	(4,978)	—
Business combinations	—	1,954

Obligation at end of year	$499	$4,810

Reconciliation of funded status
Unfunded postretirement benefit obligation at end of year	$(499)	$(4,810)
Unrecognized net actuarial loss (gain)	6	(366)
Unrecognized transition obligation	—	1,536
Unrecognized prior service (credit) cost	(3,029)	466

Accrued postretirement benefit liability	$(3,522)	$(3,174)

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Net periodic postretirement benefit cost included in the Company’s consolidated income statements for the years ended March 31 included the following components:

(In thousands)	2003	2002	2001

Service cost	$127	$109	$77
Interest cost	326	246	179
Amortization of transition obligation	118	118	118
Amortization of prior service cost (credit)	33	(25)	(25)
Amortization of unrecognized gain	—	(8)	(23)

Net periodic postretirement benefit cost	$604	$440	$326

The discount rate used in determining the accumulated postretirement benefit obligation was 6.50%, 7.00% and 7.25% at March 31, 2003, 2002 and 2001, respectively.

For measurement purposes, a 9.00% annual rate of increase in the per capita cost of covered health benefits was assumed for medical coverage for the year ended March 31, 2003. This rate was assumed to decrease uniformly to 4.50% by 2007 and remain at that level thereafter. The health care cost trend rate assumptions can have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 2003 by $22 thousand (4.4%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2003 by $65 thousand (14.3%). Decreasing the assumed health care cost trend rate one percentage point in each year would decrease the accumulated postretirement benefit obligation as of March 31, 2003 by $21 thousand (4.3%) and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended March 31, 2003 by $56 thousand (12.5%).

401(k) Savings Plan

The Company also sponsors a defined contribution 401(k) Savings Plan covering substantially all employees meeting certain eligibility requirements. The Company matches 50% of employee pre-tax contributions up to a maximum contribution by the Company of 3% of the employee’s annual salary. The amount of 401(k) contribution expense was $323 thousand, $185 thousand and $127 thousand for the years ended March 31, 2003, 2002 and 2001, respectively.

Benefit Restoration Plan

The Company has a Benefit Restoration Plan for certain executive officers primarily to restore benefits cutback in certain employee benefit plans due to Internal Revenue Service regulations. The benefits under this plan are unfunded. As of March 31, 2003 and 2002, the projected benefit obligation for benefits cutback in the Company’s defined benefit plan was $865 thousand and $670 thousand, respectively. The accrued benefits under this plan related to the defined benefit plan amounted to $388 thousand and $221 thousand at March 31, 2003 and 2002, respectively. The accrued benefits under this plan related to the Company’s defined contribution plans amounted to $895 thousand and $653 thousand at March 31, 2003 and 2002, respectively. The Company recorded an expense of $429 thousand, $554 thousand and $200 thousand relating to this plan during the years ended March 31, 2003, 2002 and 2001, respectively.

Supplemental Retirement Plan

The Company maintains a Supplemental Retirement Plan for one individual. As of March 31, 2003 and 2002, the projected benefit obligation under this plan was $778 thousand and $737 thousand, respectively. The Company recorded an expense of $51 thousand, $52 thousand and $54 thousand during the years ended March 31, 2003, 2002 and 2001, respectively, relating to this plan.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

(12)  Earnings Per Share

The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the years ended March 31, 2003, 2002 and 2001.

(In thousands, except for share and per share data) Years Ended March 31,	2003	2002	2001

Net income	$27,854	$19,529	$11,668

Weighted average common shares outstanding	13,855,353	13,708,024	13,572,814
Dilutive effect of potential common shares outstanding:
Stock options	324,610	280,529	75,866
Restricted stock awards	131,261	122,239	51,061

Weighted average common shares and potential common shares outstanding	14,311,224	14,110,792	13,699,741

Earnings per share amounts:
Basic earnings per share	$2.01	$1.42	$0.86

Diluted earnings per share	$1.95	$1.38	$0.85

(13)  Income Taxes

The components of tax expense for the years ended March 31 are as follows:

(In thousands)	2003	2002	2001

Current tax expense:
Federal	$14,006	$12,426	$6,684
State	1,455	1,249	934
Deferred tax expense (benefit)	1,642	115	(648)

Tax expense	$17,103	$13,790	$6,970

The following is a reconciliation of the expected tax expense and the actual tax expense for the years ended March 31. The expected tax expense has been computed by applying the statutory Federal tax rate to income before tax expense:

(In thousands)	2003	2002	2001

Income tax at applicable federal statutory rate	$15,735	$11,662	$6,523
Increase (decrease) in tax expense resulting from:
Tax-exempt income	(732)	(678)	(505)
State income taxes, net of Federal tax benefit	1,225	1,065	595
Nondeductible goodwill and other intangibles amortization	—	971	381
Nondeductible portion of ESOP compensation expense	456	301	—
Other	419	469	(24)

Tax expense	$17,103	$13,790	$6,970

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

(In thousands)	2003	2002

Deferred tax assets:
Allowance for loan losses	$15,823	$15,101
Other real estate owned and repossessed property	600	646
Accrued postretirement benefits	1,592	1,410
Deferred compensation	2,120	1,759
Net unrealized loss on securities available for sale	—	1,001
Other	509	416

Total deferred tax assets	20,644	20,333

Deferred tax liabilities:
Depreciation	(204)	(209)
Purchase accounting adjustments, net	(4,287)	(3,578)
Prepaid pension	(2,507)	(745)
Net unrealized gain on securities available for sale	(1,326)	—
State income taxes	(788)	(943)
Other	(864)	(221)

Total deferred tax liabilities	(9,976)	(5,696)

Net deferred tax asset at end of year	$10,668	$14,637

During the year ended March 31, 2002, the Company recorded net deferred tax assets amounting to $3.2 million as a result of the Cohoes and Ambanc Acquisitions. Based on recent historical and anticipated future taxable income, management believes it is more likely than not that the Company will realize its net deferred tax assets.

As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts (“excess reserves”) accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or “recaptured”) in the foreseeable future.

In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $14.9 million and “supplemental” reserve (as defined) of $15.4 million at March 31, 2003, and the New York State base-year reserve of $79.2 million at March 31, 2003, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemption of the Bank’s stock or certain excess distributions by the Bank to the Parent Company, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Federal base-year reserve and supplemental reserve were $5.2 million and $5.4 million, respectively, at March 31, 2003. The unrecognized deferred tax liability with respect to the New York State base-year reserve was $3.9 million (net of Federal benefit) at March 31, 2003.

(14)  Commitments and Contingent Liabilities

Off-Balance Sheet Financing and Concentrations of Credit

The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Company’s commitments to extend credit and unused lines of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and unused lines of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support off-balance sheet financial instruments with credit risk.

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Contract amounts of financial instruments that represent credit risk as of March 31 are as follows:

(In thousands)	2003	2002

Commitments to extend credit	$77,755	$65,060
Unused lines of credit	123,096	143,938
Standby letters of credit	12,761	11,036

Total	$213,612	$220,034

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management’s credit evaluation of the customer.

Commitments to extend credit and unused lines of credit may be written on a fixed-rate basis exposing the Company to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. Standby letters of credit generally arise in connection with lending relationships. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Contingent obligations under the standby letters of credit represent the maximum potential future payments the Company could be required to make. Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension. Loan-to-value ratios will generally range from 50% for movable assets, such as inventory, to 100% for liquid assets, such as bank certificates of deposit. The fair value of the Company’s standby letters of credit at March 31, 2003 was insignificant.

Certain mortgage loans are written on an adjustable-rate basis and include interest rate caps, which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable-rate mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. As of March 31, 2003 and 2002, approximately $216.7 million and $301.2 million, respectively, of residential real estate loans had interest rate caps.

Concentrations of Credit

The Company originates residential loans (including home equity and construction loans) and commercial-related loans primarily to customers located in the Capital District region of New York. Manufactured home loans are originated primarily in New York State and in states contiguous to New York. Financed insurance premiums are originated primarily in New York, New Jersey and Pennsylvania. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in these areas.

Leases

The Company leases certain of its branches and equipment under various non-cancelable operating leases. Rental expense for premises and equipment was $1.5 million, $1.0 million, and $357 thousand for the years ended March 31, 2003, 2002 and 2001, respectively. The future minimum payments by year and in the aggregate under all significant noncancelable operating leases with initial or remaining terms of one year or more as of March 31, 2003 are as follows:

(In thousands)

Years ending March 31,
2004	$1,345
2005	1,162
2006	889
2007	729
2008	654
Thereafter	7,158

Total	$11,937

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Serviced Loans

The total amount of loans serviced by the Company for unrelated third parties was approximately $125.6 million and $184.2 million at March 31, 2003 and 2002, respectively.

Reserve Requirement

The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $400 thousand and $7.4 million at March 31, 2003 and 2002, respectively.

Contingent Liabilities

In the ordinary course of business, there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company’s consolidated financial statements.

(15)  Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company disclose estimated fair values for its financial instruments. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company’s consolidated balance sheets, as well as certain off-balance sheet items.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

Securities

Securities available for sale are financial instruments which are usually traded in broad markets. Fair values are generally based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics. The estimated fair value of stock in the Federal Home Loan Bank of New York equals the carrying value since the stock is nonmarketable but redeemable at its par value.

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

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Deposit Liabilities and Borrowings

The estimated fair value of deposits with no stated maturity, such as savings, N.O.W., money market, noninterest-bearing accounts and mortgagors’ escrow deposits, is regarded to be the amount payable on demand. The estimated fair value of time deposit accounts, short-term FHLB advances maturing in more than 90 days and long-term FHLB borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits or available for borrowings with similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared with the cost of borrowing funds in the market.

Management has made estimates of fair value using discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

The carrying values and estimated fair values of financial assets and liabilities as of March 31 were as follows:

	2003		2002

(In thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$368,169	$368,169	$220,497	$220,497
Securities available for sale	341,524	341,524	223,450	223,450
Federal Home Loan Bank of New York stock	19,332	19,332	22,788	22,788
Loans	1,649,086	1,676,452	1,904,204	1,907,847
Allowance for loan losses	(38,276)	—	(36,572)	—

Net loans	$1,610,810	$1,676,452	$1,867,632	$1,907,847

Accrued interest receivable	9,634	9,634	11,537	11,537
Financial liabilities:
Deposits:
Savings, N.O.W., money market and noninterest-bearing accounts	1,120,768	1,120,768	965,080	965,080
Time deposit accounts	677,605	687,327	803,283	810,183
Securities sold under agreements to repurchase	18,357	18,357	16,972	16,972
Long-term FHLB borrowings	386,628	407,631	450,656	435,572
Mortgagors’ escrow deposits	6,306	6,306	9,787	9,787
Accrued interest payable	2,531	2,531	3,138	3,138

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

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

(16)  Condensed Financial Information of the Parent Company

The following represents the Parent Company’s balance sheets as of March 31, 2003 and 2002, and its income statements and statements of cash flows for the years ended March 31, 2003, 2002 and 2001. These statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

Balance Sheets

(In thousands)	March 31,	2003	2002

Assets
Interest-bearing deposit with subsidiary bank		$4,903	$187
Securities purchased under agreements to resell to subsidiary bank		569	6,832

Cash and cash equivalents		5,472	7,019

Securities available for sale, at fair value		929	846
Loan to ESOP		12,593	13,821
Other assets		7,655	31,384
Investment in equity of subsidiary bank		237,024	179,540

Total assets		$263,673	$232,610

Liabilities and Shareholders’ Equity
Other liabilities		$5,430	$1,693
Total shareholders’ equity		258,243	230,917

Total liabilities and shareholders’ equity		$263,673	$232,610

Income Statements

(In thousands)	For the Year Ended March 31,	2003	2002	2001

Interest and dividend income
Dividends from subsidiary bank		$1,990	$2,502	$—
Interest-bearing deposit with subsidiary bank		22	9	12
Securities purchased under agreements to resell to subsidiary bank		53	340	942
Securities available for sale		32	25	40
Loan to ESOP		1,121	1,221	1,320

Total interest income		3,218	4,097	2,314

Other operating income		1,738	1,696	1,679

Other operating expenses
Compensation and benefits		618	545	486
Legal and other professional fees		39	168	954
Goodwill and other intangibles amortization		—	495	480
Other expenses		604	540	882

Total other operating expenses		1,261	1,748	2,802

Income before tax expense and equity in undistributed earnings of subsidiary bank		3,695	4,045	1,191

Tax expense		164	501	337
Net income before equity in undistributed earnings of subsidiary bank		3,531	3,544	854
Equity in undistributed earnings of subsidiary bank		24,323	15,985	10,814

Net income		$27,854	$19,529	$11,668

Notes to Consolidated Financial Statements
Hudson River Bancorp, Inc.

Statements of Cash Flows

(In thousands)	For the Year Ended March 31,	2003	2002	2001

Cash flows from operating activities:
Net income		$27,854	$19,529	$11,668
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill and other intangibles amortization		—	495	480
Amortization of restricted stock awards		972	714	757
ESOP stock released for allocation		2,727	2,345	1,504
Net securities transactions		—	(87)	(771)
Net (increase) decrease in other assets		(2,962)	111	(705)
Net increase in other liabilities		3,737	448	353
Equity in undistributed earnings of subsidiary bank		(24,323)	(15,985)	(10,814)

Net cash provided by operating activities		8,005	7,570	2,472

Cash flows from investing activities:
Increase in investment in equity of subsidiary bank		(2,727)	(2,345)	(1,474)
Purchases of securities available for sale		—	(592)	(115)
Proceeds from sales of securities available for sale		—	651	1,998
Net decrease in loan to ESOP		1,228	1,229	1,228
Purchase of bank-owned life insurance		—	(10,000)	—

Net cash (used in) provided by investing activities		(1,499)	(11,057)	1,637

Cash flows from financing activities:
Dividends paid		(6,695)	(4,957)	(3,111)
Purchases of treasury stock		(2,278)	(3,005)	(3,258)
Net proceeds from exercise of stock options		920	1,608	—

Net cash used in financing activities		(8,053)	(6,354)	(6,369)

Net decrease in cash and cash equivalents		(1,547)	(9,841)	(2,260)
Cash and cash equivalents at beginning of year		7,019	16,860	19,120

Cash and cash equivalents at end of year		$5,472	$7,019	$16,860

Supplemental disclosures of non-cash investing and financing activities
Adjustment of securities available for sale to fair value, net of tax		$50	$59	$224
Adjustment of subsidiary bank’s securities available for sale to fair value, net of tax		3,441	(1,745)	7,585
Transfer of bank-owned life insurance to subsidiary bank		26,993	—	—

Corporate Information
Hudson River Bancorp, Inc. and Hudson River Bank &Trust Company

Board of Directors

Carl A. Florio, CPA
President and Chief Executive Officer

William H. (Tony) Jones
Chairman of the Board
President, Roe Jan Independent Publishing Co., Inc.

M. Bruce Cohen, CPA
Retired Managing Partner, PricewaterhouseCoopers LLP

Marilyn A. Herrington
Real Estate Developer

Richard P. Koskey, CPA
Managing Partner, Pattison, Koskey & Rath, PC

Anthony J. Mashuta
President and Director, Cool Insuring Agency, Inc.

Joseph W. Phelan
Chairman, Taconic Farms, Inc.

Harry L. Robinson
Retired President and Chief Executive Officer, Cohoes Bancorp, Inc.

Ronald S. Tecler, DMD
Dentist

Executive Officers

Carl A. Florio, CPA
President and Chief Executive Officer

Sidney D. Richter
Executive Vice President, Senior Lending Officer

Timothy E. Blow, CPA
Chief Financial Officer

Michael J. Mackay
Senior Vice President, Operations

James F. Mackerer
Senior Vice President, Retail Banking

Hudson River Bank & Trust Company
Vice Presidents

James J. Alescio, CPA	Finance
Daniel F. Cheeseman	Commercial Lending
Susan M. Hollister	Human Resources
Robert Kelly	General Counsel
John M. Lisicki	Financial Services
Lawrence J. Longo, Jr.	Mortgage Originations
Nancy A. Reinhart	Operations
Paul Sherman	Commercial Lending
Benjamin W. Ziskin	Commercial Lending

Annual Meeting of Shareholders

The annual meeting of Hudson River Bancorp, Inc. will be held at 1:30 p.m. on August 21, 2003, in the theatre arts building of Columbia-Greene Community College, Hudson, NY.

Stock Transfer Agent & Registrar

Shareholders wishing to change name, address, or ownership of stock, or to report lost certificates and/or consolidate accounts are asked to contact the Company’s stock registrar and transfer agent directly at:

American Stock & Transfer Company
59 Maiden Lane
New York, NY10038
(800) 937-5449

Annual Report on Form 10-K

For the 2003 fiscal year, Hudson River Bancorp, Inc. will file an Annual Report on Form 10-K. Shareholders wishing a copy may obtain one via our website at www.hudsonriverbank.com or by writing:

Holly E. Rappleyea
Corporate Secretary
Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534

Stock Listing

The common stock of Hudson River Bancorp, Inc. trades on the Nasdaq Stock Market under the symbol HRBT. As of June 18, 2003, there were 4,563 registered holders of Hudson River Bancorp, Inc. common stock.

Stock Price

The table below shows the reported high, low and closing prices of Hudson River Bancorp, Inc. common stock during the periods indicated for the years ended March 31, 2003 and 2002.

Quarter Ending	High	Low	Close

June 30, 2002	$27.05	$23.06	$26.99
September 30, 2002	27.50	22.45	24.15
December 31, 2002	26.55	20.65	24.75
March 31, 2003	25.17	22.68	22.98

Quarter Ending	High	Low	Close

June 30, 2001	$20.50	$13.63	$18.10
September 30, 2001	24.95	16.60	20.01
December 31, 2001	24.05	18.91	21.90
March 31, 2002	24.95	21.40	24.13

Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534
800.724.2476
518.828.4600 (local)

www.hudsonriverbank.com

Equal Housing Lender

Member FDIC